                                       Filed pursuant to Rule 424(b)(1) of the
                                            Securities Act of 1933, as amended
                                                   (Registration No. 33-65139)

                                  $225,000,000

                          TEEKAY SHIPPING CORPORATION
         8.32% FIRST PREFERRED SHIP MORTGAGE NOTES DUE FEBRUARY 1, 2008
                             ---------------------

     Interest on the Notes will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 1996. The Notes will be senior obligations of Teekay Shipping Corporation, a Liberian corporation ("Teekay"), are guaranteed by certain subsidiaries of Teekay (the "Guarantors") and are secured by first preferred ship mortgages on seven double-hull Aframax tankers (the "Mortgaged Vessels") owned by the Guarantors and by certain other property and contract rights (collectively, the "Collateral"). The Notes will rank pari passu with all existing and future senior indebtedness of Teekay and the guarantees of the Guarantors will rank pari passu with all existing and future senior indebtedness of each Guarantor. Notes may be redeemed, at 100% of their principal amount, plus accrued interest to the redemption date, upon the occurrence of an Event of Loss with respect to a Mortgaged Vessel. Notes will also be redeemed, at 100% of their principal amount plus accrued interest to the redemption date, pursuant to a sinking fund, which will retire up to $45 million principal amount of Notes on each February 1, commencing February 1, 2004.

     Upon the occurrence of a Change of Control Triggering Event, holders of the Notes may require Teekay to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued interest to the date of purchase. See "Description of the Notes."

     Upon the Notes achieving Investment Grade Status and subject to certain other conditions, the guarantees of the Guarantors will terminate, all of the Collateral securing the obligations of Teekay and the Guarantors under the Indenture and the Security Documents will be released (whereupon the Notes will become general unsecured obligations of Teekay) and certain covenants under the Indenture will no longer be applicable to Teekay and the Restricted Subsidiaries. See "Description of the Notes--Fall-away Event," "--Certain Restrictive Covenants" and "--Covenants After Fall-away Event."

     The Notes will settle initially in immediately available funds, and settlement of any secondary market trading in the Notes will be made in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment."

     SEE "RISK FACTORS" BEGINNING AT PAGE 14 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.
                             ---------------------


                                                 INITIAL PUBLIC     UNDERWRITING      PROCEEDS TO
                                               OFFERING PRICE(1)    DISCOUNT(2)       TEEKAY(1)(3)
                                               ------------------------------------------------------
Per Note.....................................         100%             1.875%           98.125%
Total........................................     $225,000,000       $4,218,750       $220,781,250

---------------

(1) Plus accrued interest, if any, from January 29, 1996.

(2) Teekay has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting estimated expenses of $625,000 payable by Teekay.
                             ---------------------

     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, New York on or about January 29, 1996, against payment therefore in immediately available funds.

GOLDMAN, SACHS & CO.
                            MORGAN STANLEY & CO.
                                       INCORPORATED

                                                               SMITH BARNEY INC.
                             ---------------------
                The date of this Prospectus is January 19, 1996.

                              [WORLDWIDE OFFICES]

                                     [MAP]

                [HIGH QUALITY TANKER OPERATIONS FOR THE NEW ERA]

                                    [PHOTOS]

                         [TEEKAY SHIPPING CORPORATION]

                                    [PHOTOS]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AND TEEKAY'S 9 5/8% FIRST PREFERRED SHIP MORTGAGE NOTES DUE 2003 AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE (WITH RESPECT TO THE NOTES OFFERED HEREBY) OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Teekay and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form F-3 (the "Registration Statement", which term shall encompass all amendments and exhibits thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth or incorporated by reference in the Registration Statement, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

     Teekay is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. All such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at the locations referred to above. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange Teekay's common stock is listed.

     The indenture pursuant to which the Notes will be issued (the "Indenture") contains a covenant which requires Teekay to provide to each holder of record of the Notes, upon request, and to the Trustee under the Indenture, annual reports containing audited financial statements and a report thereon expressed by independent chartered accountants, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Teekay with the Commission are hereby incorporated by reference in this Prospectus: (a) Annual Report of Teekay on Form 20-F for the fiscal year ended March 31, 1995, as amended, and (b) Reports of Teekay on Form 6-K, dated August 11, 1995 and November 9, 1995, relating to the fiscal quarters ended June 30, 1995 and September 30, 1995, respectively.

     In addition, all documents filed by Teekay with the Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, including any Report on Form 6-K which so provides, after the date hereof and prior to the termination of the offering of the Notes, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof commencing on the respective dates on which such documents are filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Teekay will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies may be directed to Teekay Shipping Corporation, 200 Burrard Street, Suite 2100, Vancouver, B.C., Canada V6C 3L6. Telephone requests may be directed to (604) 683-3529.

     ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS

     Teekay and most of its subsidiaries are incorporated in Liberia, and certain other of its subsidiaries are incorporated in The Bahamas (where four of the seven Guarantors are incorporated), Japan, Singapore, Australia and Panama. Most of the directors and executive officers of Teekay and its subsidiaries are residents of countries other than the United States. Substantially all of the assets of Teekay and its subsidiaries and a substantial portion of the assets of such directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Teekay, its subsidiaries or such directors and officers or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of Teekay, its subsidiaries or such directors and officers under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, because of a lack of precedent, investors should not assume that courts of Liberia, The Bahamas or Panama, or in the countries where directors or officers reside or in which the assets of Teekay, its subsidiaries or such directors and officers are located (i) would enforce judgments of United States courts obtained in actions against Teekay, its subsidiaries or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against Teekay, its subsidiaries or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, "Teekay" refers to Teekay Shipping Corporation (formerly named Viking Star Shipping Inc.), a Liberian corporation, and "Company" refers to Teekay and its consolidated subsidiaries. Certain shipping industry terms used in this Prospectus are defined in Exhibit A to this Prospectus, "Definitions of Shipping Terms." Unless otherwise specifically noted or the context otherwise requires, the term "tankers" refers to tankers and oil/bulk/ore carriers.

     Certain statistical and graphical information contained in this Prospectus is drawn or calculated from the Clarkson Research Studies Ltd. ("Clarkson") database, the Drewry Shipping Consultants Ltd. ("Drewry") database and other sources. While the Company has no reason to believe that such information is inaccurate in any material respect, readers of this Prospectus are advised that some information in such databases is based on estimates or subjective judgments.

                                  THE COMPANY

     The Company is a leading provider of international crude oil and petroleum product transportation services through the world's largest fleet of medium size oil tankers. The Company's modern fleet provides such transportation services to major oil companies, major oil traders and government agencies, principally in the region spanning from the Red Sea to the U.S. West Coast (the "Indo-Pacific Basin"). The Company believes that in each of the last four years it has transported more crude oil and petroleum products via Aframax tankers in the Indo-Pacific Basin than any other shipping company and estimates it has approximately a one quarter share of the Indo-Pacific Basin Aframax market.

     The Company pursues an intensively customer- and operations-oriented business strategy, emphasizing market concentration and service quality to achieve superior operating results. The Company believes that it has four key competitive advantages: (i) geographic market concentration in the Indo-Pacific Basin, which facilitates comprehensive coverage of charterer requirements, (ii) a uniform-size fleet of Aframax tankers containing many sister ships, which affords scheduling flexibility and permits greater capacity utilization, (iii) a modern, well-maintained fleet that operates with high fuel efficiency and low maintenance costs and affords greater acceptance among charterers with high quality standards, and (iv) a full-service ship management and chartering capability which affords a focused marketing effort, tight cost controls, and effective operational and safety monitoring. As a result of its business strategy, the Company has achieved consistently higher operating cash flow per ship per day than other public bulk shipping companies. Although the Company's business strategy has been, and in the foreseeable future will be, primarily focused on providing services via Aframax tankers in the Indo-Pacific Basin, management intends to closely monitor the evolution of the shipping industry and to adapt its strategy according to changing market dynamics. The Company intends to continue to consider strategic opportunities that may arise from time to time, including joint ventures and business acquisitions.

     The Company's fleet consists of 41 tankers: 36 Aframax (75,000-115,000 dwt) oil tankers and oil/bulk/ore carriers ("O/B/Os"), two smaller oil tankers, one Very Large Crude Carrier ("VLCC") and, through a joint venture, a 50% interest in two additional Aframax oil tankers. The Company's vessels are all of Liberian or Bahamian registry. The Company's fleet has a total cargo capacity of approximately 4.1 million tons and its Aframax vessels represent approximately 7.0% of the total tonnage of the world Aframax fleet. While its fleet modernization program is effectively complete, the Company intends to continue selective purchases of modern, predominantly second-hand, high-quality tankers should such vessels become available.

     The Company's fleet is one of the most modern fleets in the world, having an average age of approximately 6.9 years, compared to an average age for the world oil tanker fleet of approximately 14.1 years and for the world Aframax tanker fleet of approximately 12.3 years. A substantial portion of the world tanker fleet will reach 20 years of age in the next three years, including approximately 31% of Aframax tankers; none of the Company's Aframax tankers is more than 16 years of age. In addition, the

Company has been recognized by customers and rating services for safety, quality and service. In each of the last five years, Tanker Advisory Center, Inc. (New
York) has rated the Company's fleet a "meritorious tanker fleet," a designation which, in the latest publication (March 1995), placed it in the top quarter of fleets containing 10 or more tankers. Given the age profile of the world tanker fleet, the increasing emphasis among customers on quality as a result of stringent environmental regulations, and heightened concerns about liability for oil pollution, the Company believes that its modern fleet and its emphasis on quality and safety provide it with a favorable competitive profile. See "Risk Factors--Competition" and "--Environmental and Other Regulation" and "Business--The International Tanker Market--Supply and Demand."

     The Company's operating results in fiscal 1995 (year ended March 31, 1995) were adversely affected by a weakened charter market caused by low tanker demand, which resulted from a shift in crude oil distribution patterns. Historically, incremental oil demand growth has been satisfied principally from oil produced in the Arabian Gulf; however, in calendar 1994, incremental global oil demand was primarily met by oil production in the North Sea and Caribbean regions. Because of the relative proximity of the North Sea and Caribbean to discharge points, increased production in these regions resulted in a reduction in the average length of tanker voyages, thus adversely affecting tanker demand. In spite of adverse charter market conditions, in fiscal 1995 the Company generated income from vessel operations of $50.8 million and EBITDA of $146.8 million, and reduced debt by $102.6 million from internally generated cash.

     Management believes that the Company's operating performance is exhibiting near-term improvement. During the first half of fiscal 1996, despite a smaller fleet size, the Company's income from vessel operations rose to $34.2 million and EBITDA rose to $79.0 million, improvements of 34.6% and 7.0%, respectively, over the first half of fiscal 1995. Based on current estimates, income from vessel operations and EBITDA for the third quarter fiscal 1996 are anticipated to show continued improvement in the Company's operating performance, stemming from stronger Aframax charter rates in the Indo-Pacific Basin and, in particular, better market conditions in the Company's core Aframax trade routes to Australia, Japan, and the United States West Coast.

     In addition, management believes that tanker supply/demand fundamentals are improving through a combination of tanker scrapping in excess of deliveries, and an anticipated resumption of tanker demand growth. According to Clarkson, the worldwide tanker fleet declined by 2.5% from December 31, 1993 to November 30, 1995, with calendar 1994 marking the first annual decline in tanker fleet size since 1986. The International Energy Agency forecasts that global oil consumption will grow 2.3% in 1996. Management believes that longer term, due to the expected deceleration of North Sea oil production growth, a larger percentage of future oil demand growth will be met by Arabian Gulf oil producers, thereby increasing tanker demand. Maritime Strategies Inc. forecasts that tanker demand will grow 2.4% in 1996 and 3.3% in 1997. A continuation of these trends should result in an increase in tanker charter rates which would have a positive impact on the Company's operating results.

     During the first half of fiscal 1996, the Company took steps to improve its financial condition and flexibility. In May 1995, the Company entered into a $243 million eight-year secured reducing revolving credit agreement (the "Revolver") which increased liquidity, extended its debt repayment schedule, and reduced its cost of borrowing. In July 1995, the Company completed an initial public offering of 6.9 million shares of common stock, resulting in net cash proceeds of $137.6 million, of which $135.0 million was used to reduce amounts outstanding under the Revolver. As a result of these transactions, as well as improved operating performance, as of September 30, 1995, the Company's total liquidity, as measured by the aggregate of its cash, marketable securities and availability under the Revolver, increased to $244.3 million from $85.7 at fiscal 1995 year-end; and the Company's ratio of net debt to capitalization had declined to 52% from 63% over the same period.

                                  THE OFFERING


SECURITIES OFFERED..................     $225,000,000 principal amount of 8.32%
                                         First Preferred Ship Mortgage Notes due
                                         2008.



MATURITY............................     February 1, 2008.



INTEREST PAYMENT DATES..............     February 1 and August 1 of each year,
                                         commencing August 1, 1996.



INTEREST RATE.......................     8.32% per annum.


SECURITY AND GUARANTEES.............     The Notes will be (i) secured by first
                                         preferred ship mortgages (the
                                         "Mortgages") on seven double-hull
                                         Aframax tankers with an average age of
                                         31 months owned by subsidiaries of
                                         Teekay (the "Mortgaged Vessels") and
                                         certain other related collateral and
                                         (ii) guaranteed by the subsidiaries of
                                         Teekay that own the Mortgaged Vessels
                                         (each referred to as a "Guarantor" and,
                                         collectively, as the "Guarantors"). See
                                         "The Subsidiary Guarantees" and "The
                                         Mortgaged Vessels." Upon the occurrence
                                         of the Fall-away Event (as defined
                                         herein), the guarantees of the
                                         Guarantors (the "Subsidiary
                                         Guarantees") will terminate and all of
                                         the Collateral securing the obligations
                                         of Teekay and the Guarantors under the
                                         Indenture and the Security Documents
                                         (as defined herein) will be released,
                                         whereupon the Notes will become general
                                         senior unsecured obligations of Teekay.
                                         See "Description of the
                                         Notes--Fall-away Event."

LOAN TO VALUE RATIO.................     At the closing of the Offering, Teekay
                                         will deliver appraisals by two
                                         independent shipbrokers of the values
                                         of the Mortgaged Vessels, which values
                                         will show that such brokers' aggregate
                                         appraised values of such vessels, as of
                                         December 13, 1995, were $308.5 million
                                         and $305.5 million, respectively,
                                         resulting in ratios of the initial
                                         aggregate principal amount of Notes
                                         outstanding to the aggregate appraised
                                         value of the Mortgaged Vessels of
                                         approximately 0.73 to 1 and 0.74 to 1,
                                         respectively. See "The Mortgaged
                                         Vessels." In order to release a
                                         Mortgaged Vessel from the Collateral
                                         securing the Notes following a
                                         redemption or other retirement of
                                         Notes, the Loan to Value Ratio (as
                                         defined herein) must not exceed 0.75 to
                                         1. See "Description of the
                                         Notes--Release of Mortgaged Vessels."

RANKING.............................     The Notes will be senior secured
                                         indebtedness of Teekay ranking pari
                                         passu with all other existing and
                                         future senior indebtedness of Teekay,
                                         and senior to any subordinated
                                         indebtedness of Teekay. Prior to the
                                         occurrence of the Fall-away Event, the
                                         Subsidiary Guarantees will be senior
                                         secured indebtedness of each Guarantor,
                                         ranking pari passu
                                         with all other existing and future
                                         senior indebtedness of such Guarantor.

SINKING FUND........................     The Notes will be subject to a sinking
                                         fund, which will retire $45 million
                                         principal amount of the Notes, subject
                                         to adjustment upon certain redemption
                                         events or cancellations of Notes, on
                                         each February 1, commencing February 1,
                                         2004, at a redemption price equal to
                                         100% of their principal amount, plus
                                         accrued interest to the redemption
                                         date. See "Description of the
                                         Notes--Redemptions--Sinking Fund."


SALES OF MORTGAGED VESSELS..........     A Guarantor may sell a Mortgaged Vessel
                                         or Teekay may sell all of the capital
                                         stock of a Guarantor at any time
                                         provided that (i) no Event of Default
                                         (as defined herein) shall have occurred
                                         and be continuing, (ii) the sale is to
                                         a person that is not an "affiliate" (as
                                         defined in Rule 405 under the
                                         Securities Act) of Teekay, (iii) the
                                         sale is effected in a commercially
                                         reasonable manner, (iv) the Net Cash
                                         Proceeds (as defined herein) from such
                                         sale are not less than the Appraised
                                         Value (as defined herein) of the
                                         relevant Mortgaged Vessel as of the
                                         date of such sale (the "Sale Date") and
                                         (v) Teekay shall deposit with the
                                         Trustee funds in an amount (the "Sale
                                         Redemption Amount") equal to the Vessel
                                         Percentage (as defined herein)
                                         applicable to the Mortgaged Vessel sold
                                         multiplied by the principal amount of
                                         Notes outstanding on the Sale Date. See
                                         "Description of the Notes--Certain
                                         Restrictive Covenants--Limitation on
                                         Asset Sales."

MANDATORY REDEMPTION UPON SALE OF A
  MORTGAGED VESSEL..................     If a Mortgaged Vessel or the capital
                                         stock of a Guarantor is sold in
                                         accordance with the terms of the
                                         Indenture, Teekay must: (a) (i) redeem
                                         Notes in an aggregate principal amount
                                         equal to the Sale Redemption Amount at
                                         a redemption price equal to the greater
                                         of (1) 100% of the principal amount of
                                         such Notes and (2) the sum of the
                                         present values of the remaining
                                         scheduled payments of principal and
                                         interest thereon discounted to the
                                         redemption date on a semiannual basis
                                         (assuming a 360-day year consisting of
                                         twelve 30-day months) at the Treasury
                                         Rate (as defined herein) plus 50 basis
                                         points, plus accrued interest thereon
                                         to the date of redemption and (ii)
                                         treat any net proceeds from such sale
                                         in excess of the aggregate principal
                                         amount of the Notes redeemed as Sale
                                         Excess Proceeds (as defined herein); or
                                         (b) (i) substitute a Qualified
                                         Substitute Vessel (as defined herein)
                                         for the Mortgaged Vessel sold within
                                         180 days of the Sale Date, provided
                                         that no Event of Default shall have
                                         occurred and be continuing and (ii)
                                         apply the proceeds from such sale to
                                         repay certain indebtedness, to invest
                                         in certain assets or to fund working
                                         capital and treat such proceeds, to the
                                         extent not so applied, as Sale Excess
                                         Proceeds. See "Description of the
                                         Notes--Redemptions-- Mandatory
                                         Redemption Upon Sale of a Mortgaged
                                         Vessel." If the amount of Sale Excess
                                         Proceeds exceeds $10 million in any
                                         period of 12 consecutive months, Teekay
                                         must make an offer to purchase Notes at
                                         a purchase price at least equal to 101%
                                         of their principal amount, plus accrued
                                         interest. See "Description of the
                                         Notes--Certain Restrictive
                                         Covenants--Excess Proceeds Offers."

                                         The requirement for mandatory
                                         redemption or the substitution of a
                                         Qualified Substitute Vessel upon the
                                         sale of a Mortgaged Vessel will not
                                         apply after the occurrence of the
                                         Fall-away Event. See "Description of
                                         the Notes--Fall-away Event."

MANDATORY REDEMPTION UPON LOSS OF A
  MORTGAGED VESSEL..................     If an Event of Loss (as defined herein)
                                         occurs with respect to a Mortgaged
                                         Vessel, Teekay must: (a) (i) redeem the
                                         Notes at 100% of their principal
                                         amount, plus accrued interest thereon
                                         to the date of redemption, in an
                                         aggregate principal amount (the "Loss
                                         Redemption Amount") equal to the Vessel
                                         Percentage applicable to the Mortgaged
                                         Vessel lost multiplied by the principal
                                         amount of Notes outstanding on the date
                                         such Event of Loss was deemed to have
                                         occurred (the "Loss Date") and (ii)
                                         treat any net proceeds from such Event
                                         of Loss in excess of the Loss
                                         Redemption Amount as Loss Excess
                                         Proceeds (as defined herein); or (b)
                                         (i) substitute a Qualified Substitute
                                         Vessel for the Mortgaged Vessel lost
                                         within 180 days of the Loss Date,
                                         provided that no Event of Default shall
                                         have occurred and be continuing and
                                         (ii) apply the proceeds from such Event
                                         of Loss to repay certain indebtedness,
                                         to invest in certain assets or to fund
                                         working capital and treat such
                                         proceeds, to the extent not so applied,
                                         as Loss Excess Proceeds. See
                                         "Description of the
                                         Notes--Redemptions-- Mandatory
                                         Redemption Upon Loss of a Mortgaged
                                         Vessel." If the amount of Loss Excess
                                         Proceeds exceeds $10 million in any
                                         period of 12 consecutive months, Teekay
                                         must make an offer to purchase the
                                         Notes at a purchase price at least
                                         equal to 100% of their principal
                                         amount, plus accrued interest. See
                                         "Description of the Notes--Certain
                                         Restrictive Covenants--Excess Proceeds
                                         Offers."

                                         The requirement for mandatory
                                         redemption or the substitution of a
                                         Qualified Substitute Vessel upon the
                                         loss of a Mortgaged Vessel will not
                                         apply after the occurrence of the
                                         Fall-away Event. See "Description of
                                         the Notes--Fall-away Event."

COVENANTS...........................     The Indenture limits, among other
                                         things, (i) the incurrence of
                                         additional indebtedness, (ii) the
                                         making of restricted payments, (iii)
                                         the incurrence of liens, (iv) the use
                                         of proceeds from certain asset sales,
                                         (v) the issuance of subsidiary stock,
                                         (vi) transactions with affiliates and
                                         (vii) mergers, consolidations and sales
                                         of substantially all assets. See
                                         "Description of the Notes--Certain
                                         Restrictive Covenants." Upon the
                                         occurrence of the Fall-away Event, the
                                         Company will be released from its
                                         obligation to comply with certain
                                         restrictive covenants and will become
                                         subject to certain other less
                                         restrictive covenants. See "Description
                                         of the Notes--Fall-away Event,"
                                         "--Certain Restrictive Covenants" and
                                         "--Covenants After Fall-away Event."

RELEASE OF MORTGAGED VESSELS........     To the extent that Teekay acquires or
                                         cancels Notes in accordance with the
                                         terms of the Indenture in an aggregate
                                         principal amount in excess of $10
                                         million, Teekay may request the Trustee
                                         to release a Mortgaged Vessel from the
                                         Lien (as defined herein) of the
                                         Indenture and related Security
                                         Documents, provided that (i) no Event
                                         of Default shall have occurred and be
                                         continuing, (ii) appropriate
                                         documentation is delivered to the
                                         Trustee, (iii) the Appraised Value of
                                         such Mortgaged Vessel at the time of
                                         such release does not exceed 133% (the
                                         reciprocal of the Maximum Loan To Value
                                         Ratio) of the aggregate principal
                                         amount of the Notes so acquired or
                                         cancelled and (iv) the Loan To Value
                                         Ratio after giving effect to such
                                         release shall not exceed the Maximum
                                         Loan To Value Ratio, using the
                                         appraised values of the remaining
                                         Mortgaged Vessels at the time of, and
                                         after giving effect to, such release to
                                         calculate such Loan To Value Ratio. See
                                         "Description of the Notes--Certain
                                         Restrictive Covenants--Release of
                                         Mortgaged Vessels."

CHANGE OF CONTROL...................     Upon the occurrence of a Change of
                                         Control Triggering Event (as defined
                                         herein), each holder of the Notes will
                                         have the right (unless Teekay elects to
                                         redeem the Notes) to require Teekay to
                                         purchase such Holder's Notes at 101% of
                                         their principal amount, plus accrued
                                         interest to the date of purchase. See
                                         "Description of the Notes--Certain
                                         Restrictive Covenants--Repurchase of
                                         Notes upon a Change of Control
                                         Triggering Event."

TERMINATION OF GUARANTEES, RELEASE
OF
  ALL COLLATERAL AND COVENANTS
  AFTER FALL-AWAY EVENT.............     Upon the occurrence of the Fall-away
                                         Event, the Subsidiary Guarantees will
                                         terminate and Teekay may request the
                                         Trustee to release all of the
                                         Collateral and the Liens of the
                                         Indenture and the Security Documents,
                                         whereupon the Notes will become general
                                         senior unsecured obligations of Teekay.
                                         In addition, the Company will no longer
                                         be obligated to comply with certain
                                         covenants as described in the first
                                         paragraph under "Description of the
                                         Notes--Certain Restrictive Covenants."
                                         While Teekay will remain obligated to
                                         comply with the provisions described
                                         under "Description of the
                                         Notes--Covenants After Fall-away
                                         Event," the effect of the modifications
                                         described above will be to make the
                                         Notes general senior unsecured
                                         obligations of Teekay and to reduce
                                         substantially the level of covenant
                                         protection benefitting Holders of the
                                         Notes. See "Description of the
                                         Notes--Fall-away Event."

SAME-DAY SETTLEMENT AND PAYMENT.....     The Notes will settle initially in
                                         immediately available funds, and
                                         settlement of any secondary market
                                         trading in the Notes will be made in
                                         immediately available funds. See
                                         "Description of the Notes--Same-Day
                                         Settlement and Payment."

RISK FACTORS........................     Holders of Notes should carefully
                                         consider the matters set forth in this
                                         Prospectus under the caption "Risk
                                         Factors."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary consolidated financial and other data were derived from more detailed information and financial statements appearing elsewhere in this Prospectus and should be read in conjunction therewith. For a discussion of the Company's recent operating results, see "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Company changed its fiscal year end from April 30 to March 31, effective March 31, 1994, in order to facilitate comparison of the Company's operating results to those of other companies within the transportation industry on a calendar quarter basis.

                                  SIX MONTHS ENDED        FISCAL YEAR       11 MONTH
                                    SEPTEMBER 30,            ENDED        PERIOD ENDED          FISCAL YEAR ENDED APRIL 30,
                               -----------------------     MARCH 31,       MARCH 31,      ---------------------------------------
                                 1995          1994          1995           1994(1)          1993           1992          1991
                               ---------     ---------    -----------     ------------    -----------     ---------     ---------
                               (UNAUDITED)
                                                (U.S. DOLLARS IN THOUSANDS, EXCEPT PER DAY DATA AND RATIOS)
STATEMENT OF INCOME DATA:
Voyage revenues..............  $ 160,944     $ 162,771    $  319,966      $   317,742     $   336,994     $ 414,104     $ 396,542
Voyage expenses..............     43,452        42,515        84,957           81,052         108,805       118,678       138,954
Net voyage revenues..........    117,492       120,256       235,009          236,690         228,189       295,426       257,588
Income from vessel
 operations..................     34,228        25,426        50,833           59,128          36,915       123,354       115,992
Interest expense.............    (31,230)      (31,364)      (64,321 )        (48,064 )       (47,374)      (39,015)      (41,021)
Interest income..............      3,182         2,903         5,904            2,904           1,156         2,369         3,982
Other income (loss)..........      4,364           979        11,848           11,777          37,862         9,981          (564)
Income (loss) from continuing
 operations before foreign
 exchange gain (loss)........     10,544        (2,056)        4,264           25,745          28,559        96,689        78,389
Foreign exchange gain
 (loss)(2)...................       (513)           39           991           (1,532 )       (77,917)       (7,026)      (28,581)
Net income (loss) from
 continuing operations.......     10,031        (2,017)        5,255           24,213         (49,358)       89,663        49,808
Net income from discontinued
 operations..................         --            --            --            5,945           1,890         1,323         1,014
Net income (loss)............     10,031        (2,017)        6,368           30,158         (47,468)       90,986        50,822
BALANCE SHEET DATA (AT END OF
 PERIOD):
Cash and marketable
 securities..................  $ 109,267     $  96,079    $   85,739      $   107,246     $    48,770     $  26,239     $  41,864
Total assets.................  1,365,916     1,356,054     1,306,474        1,405,147       1,368,966     1,237,942     1,073,530
Total debt...................    755,784       894,797       842,874          945,611         884,813       756,454       679,032
Total stockholders' equity...    587,048       431,163       439,066          433,180         403,022       442,990       345,004
OTHER FINANCIAL DATA:
EBITDA(3)....................  $  79,002     $  73,848    $  146,756      $   151,364     $   136,123     $ 214,196     $ 189,968
Cash earnings(4).............     51,500        46,182       100,699          115,647         126,170       183,164       149,934
Cash earnings to net
 debt(1)(4)(5)...............       15.9%         11.6%         13.3 %           14.7 %          15.1%         25.1%         23.5%
EBITDA to interest
 expense(3)(6)...............       2.52x         2.35x         2.28 x           3.04 x          2.59x         4.70x         4.04x
Pro forma EBITDA to interest
 expense(3)(6)(7)............       2.65            --          2.47               --              --            --            --
Total debt to EBITDA(1)(3)...       4.78          6.06          5.74             5.83            6.50          3.53          3.57
Net debt to
 EBITDA(1)(3)(5).............       4.09          5.41          5.16             5.17            6.14          3.41          3.35
Ratio of earnings to fixed
 charges(8)..................       1.33            --          1.09             1.45              --          2.81          1.94
Total debt to
 capitalization..............       56.3%         67.5%         65.7 %           68.6 %          68.7%         63.1%         66.3%
Net debt to
 capitalization(5)...........       52.4          64.9          63.3             65.9            67.5          62.2          64.9
Capital expenditures:
 Vessel purchases, gross.....  $  92,077     $   4,273    $    7,465      $   163,509     $   334,733     $ 373,501     $ 303,262
 Drydocking..................      4,193         7,121        11,917           13,296          16,440         6,240        33,934
FLEET DATA:
Average number of ships(9)...         39            43            42               45              50            46            41
Average age of Company's
 Aframax fleet (in
 years)(10)..................        6.9           7.8           6.7              7.4             8.0           7.7           7.5
TCE per ship per
 day(9)(11)..................  $  17,828     $  16,575    $   16,552      $    17,431     $    13,722     $  19,270     $  19,083
Vessel operating expenses per
 ship per day(9)(12).........      4,731         4,886         4,748            4,879           4,276         4,245         3,859
Operating cash flow per ship
 per day(13).................     10,030         8,732         8,944            9,133           6,511        10,999        11,159

(Footnotes on following page)

(Footnotes for previous page)

(1) For the 12 months ended March 31, 1994, voyage revenues were $345.0 million; income from vessel operations was $62.7 million; net income was $32.0 million; EBITDA was $162.3 million; and cash earnings were $123.2 million. For periods presented that are less than 12 months, EBITDA and cash earnings were annualized for purposes of computing total debt to EBITDA, net debt to EBITDA, and cash earnings to net debt, in order to facilitate comparisons to other periods. See "Change in fiscal year end" in
     Note 1 to the Consolidated Financial Statements.

(2) Prior to fiscal 1993, a significant portion of the Company's debt was denominated in Japanese Yen. In fiscal 1993, the Company experienced a foreign exchange translation loss of $77.9 million. Because all of the Company's Yen-denominated debt has been converted to U.S. Dollar-denominated debt, and because a large portion of the Company's revenues and costs are denominated in U.S. Dollars, the Company's foreign exchange rate risk has been substantially eliminated. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Foreign Exchange Rate Fluctuation."

(3) EBITDA represents net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest, and gains or losses arising from foreign exchange translation and disposal of assets. EBITDA is included because such data is used by certain investors to measure a company's financial performance. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

(4) Cash earnings represents income from continuing operations before foreign exchange gain (loss) and before depreciation and amortization expense. Cash earnings is included because it is used by certain investors to measure a company's financial performance as compared to other companies in the shipping industry. Cash earnings is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

(5)  Net debt represents total debt less cash and marketable securities.

(6) For purposes of computing EBITDA to interest expense and pro forma EBITDA to interest expense, interest expense includes capitalized interest.

(7) Pro forma EBITDA to interest expense reflects the incremental net interest expense resulting from the Offering (using an assumed interest rate of 8.5%) and the interest savings resulting from the Company's initial public offering of common stock in July 1995, as if both transactions had occurred on April 1, 1994. Pro forma interest expense is calculated as follows:

                                                           SIX MONTHS ENDED       FISCAL YEAR ENDED
                                                          SEPTEMBER 30, 1995       MARCH 31, 1995
                                                          ------------------      -----------------
     Interest expense................................          $ 31,230               $  64,321
     Interest expense for the period on the Notes....             9,563                  19,125
     Interest savings from loan repayments resulting
       from:
       Notes offered hereby..........................            (7,921)                (14,565)
       Initial public offering of common stock.......            (3,135)                 (9,526)
                                                          ------------------      -----------------
     Pro forma interest expense......................          $ 29,737               $  59,355
                                                          ================        ==============

(8) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before interest expense, amortization of capitalized interest and amortization of deferred financing costs. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs. Earnings for the six months ended September 30, 1994 and for the fiscal year ended April 30, 1993 were insufficient to cover fixed charges. The amounts of the coverage deficiencies were $1.5 million and $53.9 million, respectively. The deficiency in fiscal 1993 resulted from a foreign exchange translation loss. (See footnote 2). The ratio of earnings to fixed charges before taking into account such loss for fiscal 1993 would have been 1.45 x.

(Footnotes continue on following page)

(Footnotes continued from previous page)

(9)  Excludes vessels of discontinued operations and the joint venture.

(10) Average age of Company's Aframax fleet is the average age, at the end of the relevant period, of the Aframax tankers and O/B/Os owned or leased by the Company (including joint venture vessels).

(11) TCE (or "time charter equivalent") is a measure of the revenue performance of a vessel, which, on a per voyage basis, is generally determined by Clarkson and other industry data sources by subtracting voyage expenses (except commissions) incurred in transporting cargo (primarily bunker fuel, canal tolls and port fees) from gross revenue per voyage and dividing the remaining revenue by the total number of days required for the round-trip voyage. For purposes of calculating the Company's average TCE for the year, TCE has been calculated consistent with Clarkson's method, by deducting total voyage expenses (except commissions) from total voyage revenues and dividing the remaining sum by the Company's total voyage days in the year. See "Exhibit A--Definitions of Shipping Terms."

(12) Vessel operating expenses consist of all expenses relating to the operation of vessels (other than voyage expenses), including crewing, repairs and maintenance, insurance, stores and lubes, and miscellaneous expenses, including communications. Ship days are calculated on the basis of a 365-day year multiplied by the average number of vessels in the Company's fleet for the respective year.

(13) Operating cash flow represents income from vessel operations, plus depreciation and amortization expense, less drydock expense. Ship days are calculated on the basis of a 365-day year multiplied by the average number of vessels in the Company's fleet for the respective year. Operating cash flow is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes.

INDEBTEDNESS OF THE COMPANY AND RESTRICTIONS IN DEBT AGREEMENTS

     To finance its fleet expansion program during the period 1988-1993, the Company incurred substantial indebtedness. As a result, a substantial portion of cash flow from operations must be dedicated to the payment of principal of and interest on such indebtedness, thereby limiting the amount of funds available for working capital, capital expenditures and other purposes. The Company's existing financing agreements impose operating and financial restrictions on the Company that affect, and in many respects significantly limit or prohibit, the ability of the Company to, among other things, incur additional indebtedness, create liens, sell capital stock of subsidiaries or other assets, make certain investments, engage in mergers and acquisitions, make certain capital expenditures or pay dividends. Several of the Company's existing financing agreements impose restrictions on changes of control of Teekay and/or its ship-owning subsidiaries, including a requirement for prior consent, and a requirement that the Company make an offer to redeem certain indebtedness. Additionally, certain of the financing arrangements between subsidiaries of Teekay that are not Guarantors and their respective lenders contain restrictions on dividends by and distributions from such subsidiaries to Teekay. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     A failure to comply with any of the covenants in the Company's existing financing agreements could result in a default thereunder or under other agreements containing cross-default provisions, which would permit lenders to accelerate the maturity of the indebtedness under such agreements and to foreclose upon any collateral securing such indebtedness. Under any of these circumstances, there can be no assurance that the Company would have sufficient funds or other resources to satisfy all of its obligations, including its obligations under the Notes. In addition, the secured nature of the Notes and certain other indebtedness of the Company, together with the limitations imposed by the Indenture and the Company's other financing agreements on its ability to incur additional indebtedness and to take certain other actions, might significantly impair the Company's ability to obtain other financing. See "Description of Certain Indebtedness" and "Description of the Notes."

POTENTIAL INSUFFICIENCY OF COLLATERAL

     In the event that Teekay and the Guarantors default on their obligations to make payments in respect of the Notes, Holders of the Notes should be entitled to payment out of the proceeds from the sale of the Collateral, prior in right to any general unsecured creditors of the Guarantors or Teekay. In the event that the assets and cash flow of the Guarantors are insufficient to satisfy the Obligations under the Notes, the Holders' claims against Teekay will be effectively against the shares of stock of subsidiaries other than the Guarantors and any other assets owned by Teekay, and not direct claims against the assets of such subsidiaries. Therefore, such claims would have value only to the extent that the shares of stock of such subsidiaries have value after the payment of the claims of the creditors of such subsidiaries or to the extent that Teekay has other assets.

MARKET VALUE OF VESSELS

     The market value of tankers can be expected to fluctuate, depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. See "Business--The International Tanker Market." Furthermore, as vessels become older, they can be expected to decline significantly in value. Declining vessel values could affect the collateral value of the Mortgaged Vessels as well as the Company's ability to raise cash by refinancing vessels and, thereby, adversely impact the Company's liquidity. See "Management's Discussion and Analysis of Results of Operations and Financial

Condition--Liquidity and Capital Resources." In addition, declining vessel values could result in a breach of certain loan covenants, which could give rise to events of default under the relevant financing agreements. There can be no assurance that the market value of the Mortgaged Vessels or the remainder of the Company's fleet will not decline. See "Business--The International Tanker Market--Supply and Demand."

CYCLICAL NATURE OF THE TANKER INDUSTRY; DEPENDENCE ON OIL MARKETS

     Historically, the tanker industry has been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of, and demand for, tanker capacity. The supply of tanker capacity is a function of the number of new vessels built and older vessels scrapped, converted and lost. The demand for tanker capacity is influenced by global and regional economic conditions, increases and decreases in industrial production and demand for crude oil and petroleum products, developments in international trade and changes in seaborne and other transportation patterns. In particular, because the Company is primarily engaged in transporting crude oil and petroleum products, demand for the Company's vessels and its services in transporting crude oil and petroleum products has been dependent upon world and regional oil markets. Any decrease in shipments of crude oil in those markets could have a material adverse effect on the Company. Historically, those markets have been volatile as a result of the many conditions and events that affect the price, production and transport of oil, as well as competition from alternative energy sources. Because many of the factors influencing the supply of, and demand for, vessel capacity are unpredictable, the nature, timing and degree of changes in tanker industry conditions are also unpredictable.

RISK OF LOSS AND INSURANCE

     The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters and property losses, caused by adverse weather conditions, mechanical failures, human error, war, terrorism, piracy, labor stoppages and other circumstances or events. In addition, the transportation of crude oil is subject to the risk of crude oil spills, and business interruptions due to political action. Any such event may result in loss of revenues or increased costs.

     The Company carries insurance to protect against most of the accident-related risks involved in the conduct of its business and it maintains environmental damage and pollution insurance coverage. There can be no assurance, however, that all risks are adequately insured against, that any particular claim will be paid or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution. See "Business--Risk of Loss and Insurance" and "--Regulation."

ENVIRONMENTAL AND OTHER REGULATION

     The operations of the Company are affected by changing environmental protection laws and other regulations, compliance with which has entailed significant expenses, including expenses for ship modifications and changes in operating procedures. In particular, the United States Oil Pollution Act of 1990, as amended ("OPA 90"), provides for the phase-in of the exclusive use of certain double-hull tankers at United States ports, as well as potentially unlimited liability for owners, operators and demise or bareboat charterers for certain oil pollution accidents in the United States and in U.S. waters. In complying with OPA 90, tanker owners generally will incur additional costs in meeting additional maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage as required by OPA 90. OPA 90 expands the pre-existing financial responsibility requirements for vessels operating in United States waters and requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of insurance or of qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90.

     Following the example of OPA 90, the International Maritime Organization (the United Nations' agency for maritime safety, referred to herein as the "IMO") has adopted new regulations for tanker design and inspection which will be phased in on a schedule depending upon vessel age. In addition, certain U.S. states, the European Community (the "EC") and other countries are considering stricter technical and operational requirements for tankers and legislation that will affect the liability of tanker owners and operators for oil pollution. Additional laws and regulations may be adopted which could limit the ability of the Company to do business or increase the cost of its doing business and which may have a material adverse affect on the operations of the Company. See "Business--Regulation." The Company currently maintains $700 million in insurance coverage for liability for pollution, spillage or leakage of oil for each of its vessels. See "Business--Risk of Loss and Insurance."

DEPENDENCE ON SPOT OIL VOYAGES

     During the first half of fiscal 1996, the Company derived approximately 75% of its net voyage revenue (voyage revenues minus voyage expenses) from spot voyages. Although dependence on the spot charter market is typical in the Aframax segment of the tanker industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations based upon tanker and oil supply and demand. In addition, an oversupply of tankers relative to demand has heightened price competition and adversely affected charter rates and profitability for the tanker industry in general. Although the Company's focus on the spot charter market may enable it to benefit from strengthened tanker industry conditions should they occur, to do so the Company must consistently procure spot voyage business. There can be no assurance that future spot charters will be available at rates that will be sufficient to enable the Company's vessels to be operated profitably. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--General" and "Business--The International Tanker Market."

COMPETITION

     The Company obtains employment for its vessels in a highly competitive market. Competition arises primarily from other Aframax tanker owners (including major oil companies as well as independent companies) and, to a lesser extent, owners of other size tankers. The Company's market share is insufficient to enforce any degree of pricing discipline in the markets in which the Company competes. There can be no assurance that the Company's competitive position will not erode in the future. See "Business--Competition" and "--Business Strategy."

OPERATION OF SECOND-HAND AND AGING VESSELS

     The Company's fleet, as at November 30, 1995, included 9 tankers over 10 years of age, all of which were acquired second-hand. The economic lives of properly maintained tankers are estimated by the Company to be approximately 20 years. In general, expenditures necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Due to improvements in engine technology, older vessels are typically less fuel efficient than more recently constructed vessels. In addition, changes in governmental regulations, safety or other equipment standards may require expenditures for alterations, or the addition of new equipment, to the Company's vessels and may restrict the trades in which the vessels may engage. Cargo insurance rates may increase with the age of a vessel, making older vessels less desirable to charterers. There is no assurance that market conditions will justify such expenditures or enable the Company to operate its vessels profitably during the remainder of their economic lives. The Company's current fleet replacement plan includes newbuildings and the opportunistic acquisition of quality second-hand vessels. Second-hand vessels typically carry very limited warranties with respect to the condition of the vessels in comparison to warranties available for a newbuilding.

EXPOSURE TO CURRENCY EXCHANGE RATE AND INTEREST RATE FLUCTUATIONS

     While virtually all of the Company's revenues are earned in U.S. dollars, a portion of the Company's operating costs are incurred in currencies other than U.S. dollars. This partial mismatch in operating revenues and expenses could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to other currencies, in particular the Japanese Yen and the Singapore dollar. See "Management's Discussion and Analysis of Operations and Financial Condition--Foreign Exchange Rate Fluctuation."

     With respect to interest rate exposure, at September 30, 1995, and on a pro forma basis after giving effect to the Offering, approximately $384.3 million (50.5%) of the Company's then outstanding indebtedness bore interest at floating interest rates. Therefore, increases in prevailing interest rates could adversely affect the amounts that would be required for the payment of interest on such indebtedness. In order to partially mitigate this exposure, the Company has subsequently entered into $250.0 million of long-term interest rate swaps with an average term of 36.0 months and an average fixed rate of 5.85 %. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and Notes 7, 11 and 16 to the Consolidated Financial Statements.

OPERATIONS OUTSIDE THE UNITED STATES

     The operations of the Company are primarily conducted outside of the United States and, therefore, may be affected by currency fluctuations and by changing economic, political and governmental conditions in the countries where the Company is engaged in business or where its vessels are registered. During the first half of fiscal 1996, the Company derived 90% of its total revenues from its operations in the Indo-Pacific Basin. In the past, political conflicts in such regions, particularly in the Arabian Gulf, have included attacks on tankers, mining of waterways and other efforts to disrupt shipping in the area. Vessels trading in such regions have also been subject to, in limited instances, acts of terrorism and piracy. Future hostilities or other political instability in the region could affect the Company's trade patterns and adversely affect the Company's operations and performance.

ENFORCEMENT OF MORTGAGES

     Each of the Mortgaged Vessels is, and during the term of the Notes will be, registered under either Bahamian flag or Liberian flag. The Mortgages on the Liberian flag Mortgaged Vessels are preferred mortgage liens under Liberian maritime law; the Mortgages on the Bahamian flag Mortgaged Vessels have similar status under Bahamian law. Bahamian law and Liberian law provide that such mortgages may be enforced by the mortgagee by a suit in admiralty in a proceeding against the Mortgaged Vessel. Historically, Bahamian and Liberian ship mortgages have been enforced in major commercial ports throughout the world, including U.S. ports. However, the Company has been advised by Graham, Thompson & Co., Bahamian counsel to the Company, with respect to matters of Bahamian law, and Haight, Gardner, Poor & Havens, special counsel to the Company, with respect to matters of United States maritime law and Liberian law, that the priority that any of the Mortgages would have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the laws of the country where the proceeding is brought. Both Bahamian ship mortgages and Liberian ship mortgages may be enforced against a vessel physically present in the United States, but the claim under any such mortgage would rank behind preferred maritime liens, including those for supplies and other necessaries provided in the United States. Since the Mortgaged Vessels trade primarily in the Indo-Pacific Basin, there is no assurance that, if enforcement proceedings are commenced against a Mortgaged Vessel, the Mortgaged Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as the Bahamas, Liberia or the United States, although, upon the occurrence of an Event of Default, the Trustee may be able to effect control over the Mortgaged Vessels to direct them to a desirable jurisdiction to arrest such vessels pursuant to judicial foreclosure proceedings. See "The Mortgaged Vessels--The Mortgages."

     Although each of the Mortgaged Vessels is separately owned by a subsidiary of Teekay, under certain circumstances a parent company and all of the shipowning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under OPA 90 or other environmental laws. Therefore, it is possible that all of the assets of the Company could be subject to execution upon a judgment against Teekay or any one of its subsidiaries. The Company currently maintains $700 million in insurance coverage for liability for pollution, spillage or leakage of oil for each of its vessels. See "Business--Risk of Loss and Insurance" and "--Regulation."

FRAUDULENT CONVEYANCE STATUTES

     The granting of the Mortgages by the Guarantors and any payment under the Subsidiary Guarantees could be subject to review under relevant fraudulent conveyance statutes in the event of a bankruptcy or other similar filing by Teekay or the Guarantors, or could be attacked in certain other circumstances by a creditor of a Guarantor. In the event of such a filing or attack, the relevant court could make a determination detrimental to the holders of the Notes. See "Description of the Notes--Fraudulent Conveyance Statutes."

CONCENTRATION OF VOTING POWER

     The Cirrus Trust, a trust organized under the laws of the Turks and Caicos Islands, and the JTK Trust, a trust owned under the laws of the Bahamas (the "Trusts"), own, as of the date of this Prospectus, approximately 75% of the outstanding common stock of Teekay. As a result, the Trusts have the power to elect all of the directors of Teekay and to control the vote on substantially all other matters, including significant corporate actions, without the approval of other stockholders. See "Ownership of Teekay."

POSSIBLE TAXATION OF THE COMPANY'S UNITED STATES SOURCE INCOME

     Under the United States Internal Revenue Code of 1986, as amended (the "Code"), the Company's shipping income and gains from United States sources may be taxable by the United States, if not entitled to the benefits of certain equivalent exemption provisions of the Code. Due to the absence of interpretive regulations or other applicable authority under the relevant Code sections, Perkins Coie, United States special tax counsel to the Company, is unable to render an opinion in this regard and the Company, therefore, cannot provide any assurances as to the actual effective United States tax rate (if any) which will be imposed on the Company's U.S. source income. See "Business--Taxation of the Company--United States Taxation."

LITIGATION

     In May 1993, a lawsuit was filed in the Supreme Court of British Columbia (the "B.C. Court") against the original representative of the estate (the "Estate") of the Company's founder, J. Torben Karlshoej, by Mr. Karlshoej's first wife claiming certain rights in the assets of the Estate based upon expressed and implied contract theories, unjust enrichment and specific performance. In April 1995, the plaintiff filed a notice of motion to amend her claim to add the Trusts, Teekay and certain of its directors, officers and other affiliates as defendants in the lawsuit. The B.C. Court has not yet made a determination as to whether to grant the plaintiff's motion to amend her statement of claim. While Teekay believes that it has meritorious defenses against the plaintiff's claims and intends, if added as a defendant, to defend vigorously against the claims, there can be no assurance that Teekay and its affiliates will not be added as defendants or, if added, that they will be successful in defending against the claims. If plaintiff were successful on her claims, a change in control of the Company could result. See "Business--Legal Proceedings--Litigation against the Estate of the Company's Founder."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     There is currently no trading market for the Notes. Although Teekay intends to cause the Notes to be authorized for listing on the New York Stock Exchange, there can be no assurance, even if such authorization is obtained, that an active market for the Notes will develop or, if any such market develops, that it will continue to exist or as to the liquidity of such market. In addition, no assurance can be given that a Holder of the Notes will be able to sell them in the future or that such sale will be at a price equal to or higher than the initial public offering price. Furthermore, the Notes may trade at a discount from the initial public offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have informed the Company that, subject to applicable laws and regulations, they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Notes. See "Underwriting."

                                USE OF PROCEEDS

     The aggregate net proceeds to be received by Teekay from the Note Offering (after deducting Underwriters fees and commissions and estimated expenses attributable to the offering) are estimated to be approximately $220.2 million. Teekay intends to apply the net proceeds to prepay all outstanding indebtedness on the Mortgaged Vessels, which indebtedness (i) bears interest at rates of between 1.0 to 1.5 percentage points over LIBOR and (ii) is scheduled to mature over the next twelve years. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1995, and as adjusted to give effect to the sale of the Notes and the application of the net proceeds therefrom to prepay certain indebtedness of the Guarantors. This table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto set forth elsewhere in this Prospectus. See also "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                SEPTEMBER 30, 1995
                                                          -------------------------------
                                                            ACTUAL         AS ADJUSTED(1)
                                                          -----------      --------------
                                                                    (UNAUDITED)
                                                            (U.S. DOLLARS IN THOUSANDS)
Cash and marketable securities.......................     $   109,267       $    109,267
                                                           ==========       ============
Current obligations(2):
  Current portion of long-term debt..................          58,906             37,358
  Current portion of capital lease obligation........           2,709           --
                                                          -----------      --------------
     Total current obligations.......................          61,615             37,358
                                                          -----------      --------------
Long-term obligations(2):
  Long-term debt.....................................         652,969            498,226
  Capital lease obligation...........................          41,200           --
  Notes offered hereby...............................         --                 225,000
                                                          -----------      --------------
     Total long-term obligations.....................         694,169            723,226
                                                          -----------      --------------
Stockholders' equity:
  Capital stock......................................         230,613            230,613
  Retained earnings..................................         356,578            356,578
  Less net unrealized loss on marketable
     securities......................................             143                143
                                                          -----------      --------------
     Total stockholders' equity......................         587,048            587,048
                                                          -----------      --------------
       Total capitalization..........................     $ 1,342,832       $  1,347,632
                                                           ==========       ============

------------

(1) Reflects the net proceeds from the Offering estimated to be approximately $220.2 million.

(2) For information concerning the Company's borrowing arrangements and lease commitments, see "Description of Certain Indebtedness."

                                  THE COMPANY

     The Company is a leading provider of international crude oil and petroleum product transportation services through the world's largest fleet of medium size oil tankers. The Company's modern fleet provides such transportation services to major oil companies, major oil traders and government agencies, principally in the Indo-Pacific Basin. The Company believes that in each of the last four years it has transported more crude oil and petroleum products via Aframax tankers in the Indo-Pacific Basin than any other shipping company and estimates it has approximately a one quarter share of the Indo-Pacific Basin Aframax market.

     The Company pursues an intensively customer- and operations-oriented business strategy, emphasizing market concentration and service quality to achieve superior operating results. The Company believes that it has four key competitive advantages: (i) geographic market concentration in the Indo-Pacific Basin, which facilitates comprehensive coverage of charterer requirements, (ii) a uniform-size fleet of Aframax tankers containing many sister ships, which affords scheduling flexibility and permits greater capacity utilization, (iii) a modern well-maintained fleet that operates with high fuel efficiency and low maintenance costs and affords greater acceptance among charterers with high quality standards, and (iv) a full-service ship management and chartering capability which affords a focused marketing effort, tight cost controls, and effective operational and safety monitoring. As a result of its business strategy, the Company has achieved consistently higher operating cash flow per ship per day than other public bulk shipping companies. Although the Company's business strategy has been, and in the foreseeable future will be, primarily focused on providing services via Aframax tankers in the Indo-Pacific Basin, management intends to closely monitor the evolution of the shipping industry and to adapt its strategy according to changing market dynamics. The Company intends to continue to consider strategic opportunities that may arise from time to time, including joint ventures and business acquisitions.

     The Company's fleet consists of 41 tankers: 36 Aframax oil tankers and O/B/Os, two smaller oil tankers, one VLCC, and through a joint venture, a 50% interest in two additional Aframax oil tankers. The Company's vessels are all of Liberian or Bahamian registry. The Company's fleet has a total cargo capacity of approximately 4.1 million tons and its Aframax vessels represent approximately 7.0% of the total tonnage of the world Aframax fleet. While its fleet modernization program is effectively complete, the Company intends to continue selective purchases of modern, predominantly second-hand, high-quality tankers should such vessels become available.

     The Company's fleet is one of the most modern fleets in the world, having an average age of approximately 6.9 years, compared to an average age for the world oil tanker fleet of approximately 14.1 years and for the world Aframax tanker fleet of approximately 12.3 years. A substantial portion of the world tanker fleet will reach 20 years of age in the next three years, including approximately 31% of Aframax tankers; none of the Company's Aframax tankers is more than 16 years of age. In addition, the Company has been recognized by customers and rating services for safety, quality and service. In each of the last five years, Tanker Advisory Center, Inc. (New York) has rated the Company's fleet a "meritorious tanker fleet," a designation which, in the latest publication (March 1995) placed it in the top quarter of fleets containing 10 or more tankers. Given the age profile of the world tanker fleet, increasing emphasis among customers on quality as a result of stringent environmental regulations, and heightened concerns about liability for oil pollution, the Company believes that its modern fleet and its emphasis on quality and safety provide it with a favorable competitive profile. See "Risk Factors--Competition" and "--Environmental and Other Regulation" and "Business--The International Tanker Market--Supply and Demand."

     Teekay has in the past occasionally entered into joint ventures with other shipping companies, an activity that is common among large shipping companies. Currently, Teekay is actively engaged in one such joint venture: it owns 50% of Viking Consolidated Shipping Corporation ("VCSC"), which in turn owns two Aframax tankers. One of the VCSC tankers is on long-term charter to a major oil company; the other is currently trading on the spot market. Teekay is negotiating the purchase of the latter vessel from VCSC.

     The Teekay organization was founded in 1973 by J. Torben Karlshoej to manage and operate oil tankers. Mr. Karlshoej died in October 1992 and was succeeded as Chief Executive Officer by Captain James Hood, who has been with the Company since 1977. Prior to 1985, the Company chartered-in most of the tonnage that it subsequently provided to its transportation customers. As the availability of acceptable chartered-in tonnage declined, management began an expansion of its owned fleet. Since 1985, the Company has significantly expanded and modernized its owned fleet by taking delivery of 38 new vessels and acquiring 24 vessels in the second-hand market, as well as disposing of 13 older (mid-1970's built) tankers over the past two and one half years.

     The Company's operating results in fiscal 1995 (year ended March 31, 1995) were adversely affected by a weakened charter market caused by low tanker demand, which resulted from a shift in crude oil distribution patterns. Historically, incremental oil demand growth has been satisfied principally from oil produced in the Arabian Gulf; however, in calendar 1994, incremental global oil demand was primarily met by oil production in the North Sea and Caribbean regions. Because of the proximity of the North Sea and Caribbean to discharge points, increased production in these regions resulted in a reduction in the average length of tanker voyages, thus adversely affecting tanker demand. In spite of adverse charter market conditions, in fiscal 1995 the Company generated income from vessel operations of $50.8 million and EBITDA of $146.8 million, and reduced debt by $102.6 million from internally generated cash.

     Management believes that the Company's operating performance is exhibiting near-term improvement. During the first half of fiscal 1996, the Company's income from vessel operations rose to $34.2 million and EBITDA rose to $79.0 million, improvements of 34.6% and 7.0% respectively, over the first half of fiscal 1995. Based on current estimates, income from vessel operations and EBITDA for the third quarter fiscal 1996 are anticipated to show continued improvement in the Company's operating performance, stemming from stronger Aframax charter rates in the Indo-Pacific Basin and, in particular, better market conditions in the Company's core Aframax trade routes to Australia, Japan, and the United States West Coast.

     In addition, management believes that tanker supply/demand fundamentals are improving through a combination of tanker scrapping in excess of deliveries, and an anticipated resumption of tanker demand growth. According to Clarkson, the worldwide tanker fleet declined by 2.5% from December 31, 1993 to November 30, 1995, with calendar 1994 marking the first annual decline in tanker fleet size since 1986. The International Energy Agency forecasts that global oil consumption will grow 2.3% in 1996. Management believes that due to the expected topping out of North Sea oil production a large percentage of future oil demand growth will be met by Arabian Gulf oil producers, thereby increasing tanker demand. Maritime Strategies Inc. forecasts that tanker demand will grow 2.4% in 1996 and 3.3% in 1997. A continuation of these trends should result in an increase in tanker charter rates which would have a positive impact on the Company's operating results.

     During the first half of fiscal 1996, the Company took steps to improve its financial condition and flexibility. In May 1995, the Company entered into a $243 million eight-year secured reducing revolving credit agreement (the "Revolver") which increased liquidity, extended its debt repayment schedule, and reduce its cost of borrowing. In July 1995, the Company completed an initial public offering of 6.9 million shares of common stock, resulting in net cash proceeds of $137.6 million, of which $135.0 million was used to reduce amounts outstanding under the Revolver. As a result of these transactions, as well as improved operating performance, as of September 30, 1995, the Company's total liquidity, as measured by the aggregate of its cash, marketable securities and availability under the Revolver, increased to $244.3 million from $85.7 at fiscal 1995 year-end; and the Company's ratio of net debt to capitalization had declined to 52 percent from 63 percent over the same period.

     Teekay is incorporated under the laws of the Republic of Liberia and maintains its principal executive headquarters at the Tradewinds Building, Sixth Floor, Bay Street, P.O. Box SS-6293, Nassau, Commonwealth of The Bahamas. Its telephone number at such address is (809) 322-8020. The Company's principal operating offices are located at 200 Burrard Street, Suite 2100, Vancouver, British Columbia, Canada, V6C 3L6. Its telephone number at such address is (604) 683-3529.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     Set forth below are selected consolidated financial and other data of the Company for the six-month periods ended September 30, 1995 and 1994 and five fiscal periods ended March 31, 1995. The selected financial and other data set forth below with respect to the Company's statements of income for each of the three fiscal periods ended March 31, 1995 and the Company's balance sheets as of March 31, 1995 and 1994 are derived from consolidated financial statements of the Company, which are included elsewhere in this Prospectus, that have been audited by Ernst & Young, independent chartered accountants. The statement of income data for each of the two fiscal years in the period ended April 30, 1992 and the balance sheet data as of April 30, 1993, 1992 and 1991 are derived from consolidated financial statements audited by Ernst & Young but not included in this Prospectus. The selected financial and other data set forth below with respect to the Company's statements of income for each of the six-month periods ended September 30, 1995 and 1994 and the Company's balance sheets as of September 30, 1995 and 1994 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus, which, in management's opinion, reflect all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data. The Company's results for the six months ended September 30, 1995 are not necessarily indicative of the eventual results for the fiscal year ending March 31, 1996.

     The data below should be read in conjunction with the consolidated financial statements and the notes thereto, the other financial information and "Management's Discussion and Analysis of Results of Operations and Financial Condition" that appear elsewhere in this Prospectus. The Company changed its fiscal year end from April 30 to March 31, effective March 31, 1994, in order to facilitate comparison of the Company's operating results to those of other companies within the transportation industry on a calendar quarter basis.

                                  SIX MONTHS ENDED        FISCAL YEAR      11 MONTH
                                    SEPTEMBER 30,            ENDED       PERIOD ENDED         FISCAL YEAR ENDED APRIL 30,
                              -------------------------    MARCH 31,      MARCH 31,     ---------------------------------------
                                 1995          1994          1995          1994(1)         1993          1992          1991
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
                                                 (U.S. DOLLARS IN THOUSANDS, EXCEPT PER DAY DATA AND RATIOS)
STATEMENT OF INCOME DATA:
Voyage revenues.............  $   160,944   $   162,771   $  319,966     $   317,742    $  336,994    $   414,104   $   396,542
Voyage expenses.............       43,452        42,515       84,957          81,052       108,805        118,678       138,954
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Net voyage revenues.........      117,492       120,256      235,009         236,690       228,189        295,426       257,588
Operating expenses:
  Vessel operating
    expenses(2).............       33,496        38,446       72,723          73,597        79,649         71,227        57,064
  Depreciation and
    amortization............       40,956        48,238       96,435          89,902        97,611         86,475        71,545
  General and
    administrative..........        8,812         8,146       15,018          14,063        14,014         14,370        12,987
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Total operating expenses....       83,264        94,830      184,176         177,562       191,274        172,072       141,596
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Income from vessel
  operations................       34,228        25,426       50,833          59,128        36,915        123,354       115,992
Interest expense............      (31,230)      (31,364)     (64,321 )       (48,064 )     (47,374 )      (39,015)      (41,021)
Interest income.............        3,182         2,903        5,904           2,904         1,156          2,369         3,982
Other income (loss).........        4,364           979       11,848          11,777        37,862          9,981          (564)
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Income (loss) from
  continuing operations
  before foreign exchange
  gain (loss)...............       10,544        (2,056)       4,264          25,745        28,559         96,689        78,389
Foreign exchange gain
  (loss)(3).................         (513)           39          991          (1,532 )     (77,917 )       (7,026)      (28,581)
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Net income (loss) from
  continuing operations.....       10,031        (2,017)       5,255          24,213       (49,358 )       89,663        49,808
Net income from discontinued
  operations................           --            --           --           5,945         1,890          1,323         1,014
Cumulative effect of change
  in accounting for
  marketable securities.....           --            --        1,113              --            --             --            --
                              -----------   -----------   -----------    ------------   -----------   -----------   -----------
Net income (loss)...........  $    10,031   $    (2,017)  $    6,368     $    30,158    $  (47,468 )  $    90,986   $    50,822
                               ==========    ==========   ===========    =============  ===========    ==========    ==========
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and marketable
  securities................  $   109,267   $    96,079   $   85,739     $   107,246    $   48,770    $    26,239   $    41,864
Total assets................    1,365,916     1,356,054    1,306,474       1,405,147     1,368,966      1,237,942     1,073,530
Total debt..................      755,784       894,797      842,874         945,611       884,813        756,454       679,032
Total stockholders'
  equity....................      587,048       431,163      439,066         433,180       403,022        442,990       345,004
OTHER FINANCIAL DATA:
EBITDA(4)...................  $    79,002   $    73,848   $  146,756     $   151,364    $  136,123    $   214,196   $   189,968
Cash earnings(5)............       51,500        46,182      100,699         115,647       126,170        183,164       149,934
Cash earnings to net
  debt(1)(5)(6).............         15.9%         11.6%        13.3 %          14.7 %        15.1 %         25.1%         23.5%
EBITDA to interest
  expense(4)(7).............         2.52x         2.35x        2.28 x          3.04 x        2.59 x         4.70x         4.04x
Pro forma EBITDA to interest
  expense(4)(7)(8)..........         2.65            --         2.47              --            --             --            --
Total debt to EBITDA(1)(4)..         4.78          6.06         5.74            5.83          6.50           3.53          3.57
Net debt to
  EBITDA(1)(4)(6)...........         4.09          5.41         5.16            5.17          6.14           3.41          3.35
Ratio of earnings to fixed
  charges(9)................         1.33            --         1.09            1.45            --           2.81          1.94
Total debt to
  capitalization............         56.3%         67.5%        65.7 %          68.6 %        68.7 %         63.1%         66.3%
Net debt to
  capitalization(6).........         52.4          64.9         63.3            65.9          67.5           62.2          64.9
Capital expenditures:
  Vessel purchases, gross...  $    92,077   $     4,273   $    7,465     $   163,509    $  334,733    $   373,501   $   303,262
  Drydocking................        4,193         7,121       11,917          13,296        16,440          6,240        33,934
FLEET DATA:
Average number of
  ships(10).................           39            43           42              45            50             46            41
Average age of Company's
  Aframax fleet
  (in years)(11)............          6.9           7.8          6.7             7.4           8.0            7.7           7.5
TCE per ship per
  day(10)(12)...............  $    17,828   $    16,575   $   16,552     $    17,431    $   13,722    $    19,270   $    19,083
Vessel operating expenses
  per ship per day(2)(10)...        4,731         4,886        4,748           4,879         4,276          4,245         3,859
Operating cash flow per ship
  per day(13)...............       10,030         8,732        8,944           9,133         6,511         10,999        11,159

(Footnotes on following page)

(Footnotes for previous page)

(1) For the 12 months ended March 31, 1994, voyage revenues were $345.0 million; income from vessel operations was $62.7 million; net income was $32.0 million; EBITDA was $162.3 million; and cash earnings were $123.2 million. For periods presented that are less than 12 months, EBITDA and cash earnings were annualized for purposes of computing total debt to EBITDA, net debt to EBITDA, and cash earnings to net debt, in order to facilitate comparisons to other periods. See "Change in fiscal year end" in
     Note 1 to the Consolidated Financial Statements.

(2) Vessel operating expenses consist of all expenses relating to the operation of vessels (other than voyage expenses), including crewing, repairs and maintenance, insurance, stores and lubes, and miscellaneous expenses, including communications. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees and canal tolls.

(3) Prior to fiscal 1993, a significant portion of the Company's debt was denominated in Japanese Yen. In fiscal 1993, the Company experienced a foreign exchange translation loss of $77.9 million. Because all of the Company's Yen-denominated debt has been converted to U.S. Dollar-denominated debt, and because a large portion of the Company's revenues and costs are denominated in U.S. Dollars, the Company's foreign exchange rate risk has been substantially eliminated. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Foreign Exchange Rate Fluctuation."

(4) EBITDA represents net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest, and gains or losses arising from foreign exchange translation and disposal of assets. EBITDA is included because such data is used by certain investors to measure a Company's financial performance. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

(5) Cash earnings represents income from continuing operations before foreign exchange gain (loss) and before depreciation and amortization expense. Cash earnings is included because it is used by certain investors to measure a company's financial performance as compared to other companies in the shipping industry. Cash earnings is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

(6)  Net debt represents total debt less cash and marketable securities.

(7) For purposes of computing EBITDA to interest expense and pro forma EBITDA to interest expense, interest expense includes capitalized interest.

(8) Pro forma EBITDA to interest expense reflects the incremental net interest expense resulting from the Offering (using an assumed interest rate of 8.5%) and the interest savings resulting from the Company's initial public offering of common stock in July 1995, as if both transactions had occurred on April 1, 1994. Pro forma interest expense is calculated as follows:

                                                           SIX MONTHS ENDED       FISCAL YEAR ENDED
                                                          SEPTEMBER 30, 1995       MARCH 31, 1995
                                                          ------------------      -----------------
     Interest expense................................          $ 31,230               $  64,321
     Interest expense for the period on the Notes....             9,563                  19,125
     Interest savings from loan repayments resulting
       from:
       Notes offered hereby..........................            (7,921)                (14,565)
       Initial public offering of common stock.......            (3,135)                 (9,526)
                                                          ------------------      -----------------
     Pro forma interest expense......................          $ 29,737               $  59,355
                                                          ================        ==============

(Footnotes continue on following page)

(Footnotes continued from previous page)

(9) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before interest expense, amortization of capitalized interest and amortization of deferred financing costs. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs. Earnings for the six months ended September 30, 1994 and for the fiscal year ended April 30, 1993 were insufficient to cover fixed charges. The amounts of the coverage deficiencies were $1.5 million and $53.9 million, respectively. The deficiency in fiscal 1993 resulted from a foreign exchange translation loss. (See footnote 3.) The ratio of earnings to fixed charges before taking into account such loss for fiscal 1993 would have been 1.45x.

(10) Excludes vessels of discontinued operations and the joint venture.

(11) Average age of Company's Aframax fleet is the average age, at the end of the relevant fiscal period, of the Aframax tankers and O/B/Os owned or leased by the Company (including joint venture vessels).

(12) TCE (or "time charter equivalent") is a measure of the revenue performance of a vessel, which, on a per voyage basis, is generally determined by Clarkson and other industry data sources by subtracting voyage expenses (except commissions), which are incurred in transporting cargo (primarily bunker fuel, canal tolls and port fees) from gross revenue per voyage and dividing the remaining revenue by the total number of days required for the round-trip voyage. For the purposes of calculating the Company's average TCE for the year, TCE has been calculated consistent with Clarkson's method by deducting total voyage expenses (except commissions) from total voyage revenues and dividing the remaining sum by the Company's total voyage days in the year. See "Exhibit A--Definitions of Shipping Terms."

(13) Operating cash flow represents income from vessel operations, plus depreciation and amortization expense, less drydock expense. Ship days are calculated on the basis of a 365-day year multiplied by the average number of vessels in the Company's fleet for the respective year. Operating cash flow is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other indicator of the Company's performance required by generally accepted accounting principles.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

GENERAL

     The Company is a leading provider of international crude oil and petroleum product transportation services through its fleet of predominantly Aframax tankers. The charter rates that the Company is able to obtain for these services are determined in a highly competitive global tanker charter market. Historically, the tanker industry has been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of and demand for vessel capacity. The Company's future operating results will be subject to a number of uncertainties, many of which reflect the cyclical nature of the tanker industry.

     During the first half of fiscal 1996, approximately 75% of the Company's net revenue was derived from spot voyages. This high dependence on spot voyages contributes to the volatility of the Company's revenue, cash flow from operations and net income. However, the Company's dependence on spot voyages is within industry norms: the most recent comprehensive study on Aframax tankers by Drewry, dated August 1993, shows that 90% of Aframax tankers traded on the spot market in 1992.

     Tanker charter markets have been affected by changes in the supply of, and demand for, tanker capacity. Significant over-capacity developed in the mid-1970s as large numbers of new vessels, ordered based on pre-1973 oil crisis tanker demand growth expectations, were delivered into a depressed market. Tankers built in the mid-1970s, many of which are still in service today, have been the most significant factor in tanker supply from the time of their delivery to this day. Management believes that many of these tankers will reach the ends of their useful lives during the latter half of the 1990s. With the exception of a strong tanker charter market in 1979-80 due to geo-political events, conditions remained adverse for tanker owners from 1974 to 1986. In particular, a persistent over-supply of tankers in a then-young world fleet (its average age was only approximately 10 years in 1985) adversely affected the charter market.

     Charter market conditions began to improve in 1986 as a result of the cumulative effect of several years of significant scrapping as well as increased tanker demand. By 1988, charter rates and newbuilding orders had begun to increase. During the period 1988-1991, significant new tonnage was delivered into a strong charter market. Scrapping of older tonnage, which had been expected to continue through this period as the fleet aged, slowed considerably because it was economically feasible to operate older vessels in the prevailing strong charter market conditions. In addition, the tanker industry had not yet entered the current stringent regulatory environment, which management believes has a generally adverse effect on older, substandard tonnage.

     The tanker charter market experienced a decline in early 1992 as a result of the expansion in tanker supply during the previous four years, as well as the impact of the global recession on demand and pricing. Tanker charter rates increased temporarily in calendar 1993 as a result of a short-term increase in tanker demand, but declined again in calendar 1994, due to lower demand resulting from shorter average tanker voyage distances, and in spite of a decline in tanker supply for the first time since 1986. During the first eleven months of calendar 1995, scrapping continued to exceed deliveries, resulting in a further decline in tanker supply. Currently, newbuilding ordering activity has declined and scrapping has now returned to levels which, if sustained, should lead to a tanker market recovery.

     The Company operates its tankers in markets that have historically exhibited seasonal variations in demand and, therefore, charter rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, revenues have historically been strongest for the Company in its third and fourth fiscal quarters.

     Throughout the periods discussed in this Prospectus, the Company's average TCE rate was higher than the industry average as calculated by the Company (based upon data reported by Clarkson) as a consequence of higher capacity utilization and the fuel efficiency of its modern fleet. Management believes that average TCE is an appropriate measure of a bulk shipping company's net revenues for the purpose of comparisons to published industry data and companies with similar ships. TCE, as generally calculated by industry sources, deducts from gross revenue all direct voyage costs except for commissions. It does not account for the opportunity cost of off-hire and idle days.

     Over the past five years, certain countries have developed environmental protection laws and regulations affecting the tanker industry. The new requirements, in particular OPA 90 in the United States, have imposed higher operating standards, greater liability, and a variety of higher costs upon tanker owners and operators. One costly requirement of OPA 90 is that all tankers ordered after June 1990 calling at U.S. ports be constructed with double hulls. As a result, the Company's new vessels are of double hull construction and the Company has plans to replace the older single hull vessels with double hull vessels.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED SEPTEMBER 30, 1995 VERSUS SIX MONTHS ENDED SEPTEMBER 30, 1994

     Operating results for the second quarter of fiscal 1996 reflected the improvement in average TCE rates experienced by the Company's fleet during the past 12 months. Despite a 9.3% decrease in the average size of the Company's fleet of 100%-owned vessels from 43 vessels in the first half of fiscal 1995 to 39 in the first half of fiscal 1996, voyage revenues decreased by only 1.1% to $160.9 million in the first half of fiscal 1996 from $162.8 million for the first half of fiscal 1995. Net voyage revenue was down only 2.3%, to $117.5 million in the first half of fiscal 1996, from $120.3 million in the first half of fiscal 1995. This reflects an improvement in TCE rates, as well as the increased capacity and fuel efficiency associated with the Company's newer fleet. In November 1995 the Company completed the sale of its last mid-1970s built tanker. The disposal of these older and less efficient vessels over the past two years has reduced the Company's fleet size, and has reduced voyage expenses without reducing voyage revenues to the same extent.

     Vessel operating expenses decreased 12.9% to $33.5 million in the first half of fiscal 1996 from $38.4 million in the first half of fiscal 1995, a result of the decline in fleet size, as well as the result of a stable operating cost environment.

     Depreciation and amortization decreased 15.1% to $41.0 million in the first half of fiscal 1996 from $48.2 million in the first half of fiscal 1995, again a function of the reduction in fleet size, and as a result of a revision to estimates of residual values of the Company's vessels. This change in estimate had the effect of reducing depreciation expense by approximately $4.8 million in the first half of fiscal 1996. Depreciation and amortization expense included amortization of drydocking costs of $4.2 million in the first half of fiscal 1996 and $5.0 million in the first half of fiscal 1995.

     General and administrative expenses increased 8.2% to $8.8 million in the first half of fiscal 1996 from $8.1 million in the first half of fiscal 1995, primarily as a result of increased administrative costs subsequent to the acquisition of Teekay Shipping Limited in March, 1995.

     The combination of improved TCE rates, a more modern and efficient fleet, and stable costs, resulted in a 34.6% increase in income from vessel operations to $34.2 million in the first half of fiscal 1996 from $25.4 million in the first half of fiscal 1995.

     Interest expense remained virtually unchanged at $31.2 million in the first half of fiscal 1996, compared to $31.4 million in the first half of fiscal 1995. A continued decline in the Company's total debt and a reduction in the Company's average credit spread on commercial bank borrowings were offset by the increase in short-term interest rates which occurred during 1994. Changes in market interest rates have had a delayed effect on interest expense, as rates on the Company's floating rate debt are set in advance, for three to six month periods. Interest income increased 9.6% to $3.2 million in the first half of fiscal 1996 from $2.9 million in the first half of fiscal 1995 as a result of higher cash and marketable securities balances.

     Other income during the first half of fiscal 1996 was $4.4 million, consisting primarily of a $3.7 million gain on sale of a vessel. Other income during the first half of fiscal 1995 was $1.0 million, consisting primarily of a $3.7 million gain on the sale of a vessel, offset by a $2.7 million loss on marketable securities.

     FISCAL 1995 VERSUS FISCAL 1994

     The Company changed its fiscal year end from April 30 to March 31, effective March 31, 1994, in order to facilitate comparison of the Company's operating results with those of other companies within the transportation industry on a calendar quarter basis. As a result, while the fiscal 1995 results are for the twelve-month period ending March 31, 1995, the comparable fiscal 1994 results are for the eleven-month period ending March 31, 1994. Where indicated in the following discussions, percentage change figures have been annualized by adjusting fiscal 1994 results to include the unaudited results for the month of April 1993.

     Voyage revenues were $320.0 million in fiscal 1995 as compared to $317.7 million in fiscal 1994, representing an 7.2% decrease on an annualized basis from fiscal 1994, primarily as a result of a decline in average fleet size from 45 to 42 vessels and continuing weak charter markets.

     Voyage expenses were $85.0 million in fiscal 1995 as compared to $81.1 million in fiscal 1994, a decrease of 4.5% on an annualized basis, primarily as a result of a decline in fleet size, partially offset by an increase in fuel costs.

     Vessel operating expenses were $72.7 million in fiscal 1995 as compared to $73.6 million in fiscal 1994, representing a 9.9% decrease on an annualized basis from fiscal 1994, primarily as a result of the decline in fleet size.

     Depreciation and amortization was $96.4 million in fiscal 1995 as compared to $89.9 million in fiscal 1994, representing a 1.0% decrease on an annualized basis from fiscal 1994, primarily due to the decline in fleet size, partially offset by a higher average cost base during fiscal 1995 resulting from the sale of some of the Company's older vessels, whose annual depreciation charges were lower than the fleet average.

     General and administrative expenses were $15.0 million in fiscal 1995 as compared to $14.1 million in fiscal 1994. On an annualized basis, this is virtually unchanged from fiscal 1994.

     As a result of the decrease in fleet size and continuing weak charter markets, income from vessel operations decreased to $50.8 million in fiscal 1995 from $59.1 million in fiscal 1994. On an annualized basis, this represents a 19.0% decline from fiscal 1994.

     Interest expense increased to $64.3 million in fiscal 1995 from $48.1 million in fiscal 1994, representing a 22.0% increase on an annualized basis from fiscal 1994, as a result of an increase in interest rates mitigated in part by the repayment and prepayment of long-term debt totalling $102.6 million. Interest income was $5.9 million in fiscal 1995 as compared to $2.9 million in fiscal 1994, representing an increase of 93.8% on an annualized basis from fiscal 1994, as a result of increased interest rates and higher cash and marketable securities balances; however, there were related losses of $4.3 million and $1.6 million on marketable securities included in other income during fiscal years 1995 and 1994, respectively.

     Other income during fiscal 1995 was $11.8 million, consisting primarily of an $18.2 million gain on the sale of six vessels, partially offset by a $4.3 million loss on available-for-sale securities and a $2.1 million equity loss from the Company's 50% investment in VCSC during the period. Other income during fiscal 1994 was $11.8 million, consisting primarily of a $12.3 million gain on the sale of six vessels and $1 million in equity income from VCSC, partially offset by a $1.6 million loss on marketable securities.

     There was no income from discontinued operations during fiscal 1995. Net income from discontinued operations was $5.9 million during fiscal 1994, primarily as a result of a $5.7 million gain arising on the sale of nine multipurpose dry cargo vessels obtained in connection with the divestiture of the Company's investment in Baltimar Overseas Limited.

     As a result of the foregoing factors, the Company's net income decreased to $6.4 million in fiscal 1995 from $30.2 million in fiscal 1994, representing an 80.1% decrease on an annualized basis.

     FISCAL 1994 VERSUS FISCAL 1993

     As the Company has changed its fiscal year end from April 30 to March 31, the fiscal 1994 results are for the eleven-month period ending March 31, 1994, while the comparable fiscal 1993 results are for the twelve-month period ending April 30, 1993. Where indicated in the following discussion, percentage change figures have been annualized by adjusting fiscal 1994 results by a factor of 12/11. No assurance can be given that the fiscal 1994 annualized figures used to calculate percentage changes herein accurately approximate actual results for the month of April 1994.

     Voyage revenues were $317.7 million in fiscal 1994 as compared to $337.0 million in fiscal 1993, representing a 2.8% increase on an annualized basis from fiscal 1993, primarily as a result of higher charter rates caused by improved spot market conditions, partially offset by a decline in average fleet size from 50 to 45 vessels.

     Voyage expenses were $81.1 million in fiscal 1994 as compared to $108.8 million in fiscal 1993, a decrease of 18.7% on an annualized basis, as a result of a reduction in fleet size and lower fuel costs.

     Vessel operating expenses were $73.6 million in fiscal 1994 as compared to $79.6 million in fiscal 1993, representing a 1.0% increase on an annualized basis from fiscal 1993, which was primarily a result of increased insurance costs, partially offset by a reduction in fleet size.

     Depreciation and amortization was $89.9 million in fiscal 1994 as compared to $97.6 million in fiscal 1993. On an annualized basis, depreciation and amortization was virtually unchanged between the two periods despite a reduction in the size of the fleet as a result of a higher average cost base in fiscal 1994 as compared to fiscal 1993 arising from six newbuildings delivered during fiscal 1993 and three newbuildings delivered during fiscal 1994.

     General and administrative expenses were $14.1 million in fiscal 1994 as compared to $14.0 million in fiscal 1993, representing a 9.9% increase on an annualized basis from fiscal 1993, reflecting additional administrative expenses associated with new environmental legislation and with increased financing activity.

     Income from vessel operations was $59.1 million in fiscal 1994 as compared to $36.9 million in fiscal 1993, representing a 74.7% increase on an annualized basis from fiscal 1993, primarily the result of improved charter market conditions.

     Interest expense was $48.1 million in fiscal 1994 as compared to $47.4 million in fiscal 1993, representing a 10.7% increase on an annualized basis from fiscal 1993, reflecting higher average outstanding debt during the 1994 period. The issuance of $175.0 million of 9 5/8% First Preferred Ship Mortgage Notes in July 1993, together with borrowings associated with the delivery of newbuildings during fiscal 1993, contributed to the higher average outstanding debt during fiscal 1994.

     During fiscal 1994, other income was $11.8 million, consisting primarily of gains of $12.3 million from the sale of six vessels during the period. Other income during fiscal 1993 was $37.9 million, consisting primarily of gains of $12.2 million from the sale of six vessels and a gain of $25.0 million arising from insurance proceeds receivable on the loss of one of the Company's vessels.

     Foreign currency exchange loss decreased from $77.9 million in the fiscal 1993 to $1.5 million in fiscal 1994 reflecting the conversion into U.S. dollars of substantially all of the Company's Japanese Yen-denominated debt by June 1993. The Company has now substantially eliminated its remaining foreign currency exposure (other than exposure relating to its 50% interest in VCSC) and as a result, has not incurred any material foreign exchange gains or losses subsequent to June 1993.

     Net income from discontinued operations increased from $1.9 million in fiscal 1993 to $5.9 million in fiscal 1994, primarily as a result of a $5.7 million gain arising on the sale of the nine multipurpose dry cargo vessels obtained in connection with the divestiture of the Company's investment in Baltimar Overseas Limited.

     Net income improved to $30.2 million in fiscal 1994 from a loss of $47.5 million in fiscal 1993, primarily as a result of the decreased foreign exchange loss, as well as improved charter market conditions.

LIQUIDITY AND CAPITAL RESOURCES

     The liquidity requirements of the Company relate to servicing its debt, funding the equity portion of investments in vessels, funding working capital and maintaining cash reserves against fluctuations in operating cash flow. Net cash flow generated by continuing operations is the main source of liquidity for the Company. Additional sources of liquidity include proceeds from asset sales and refinancings.

     The Company operates in a capital-intensive industry requiring extensive investment in revenue-producing assets. Funds invested are raised mainly from borrowings and the Company's internally generated liquidity. The equity portion of an investment in a newbuilding is usually paid in installments, commencing one to three years in advance of delivery, for 10% to 80% of the vessel purchase price. The equity portion of an investment in a second-hand vessel is usually paid in two portions: 10% on signing a purchase agreement, and an additional 20% to 50% (depending on financing) upon delivery to buyers. Repayment of the debt incurred to purchase the vessel is made from vessel operating cash flow, typically over 8 to 10 years, compared to the vessel's asset life of approximately 20 years.

     During the first half of fiscal 1996, the Company has undertaken further steps to improve its financial position and liquidity. During the first quarter of fiscal 1996, the Company refinanced certain of its existing term debt as well as $23.8 million of 9 5/8% First Preferred Ship Mortgage Notes (the "1993 Notes") with funds available under the $243 million Revolver at improved rates and credit terms. The Revolver also provided an additional $20 million of liquidity to the Company. In July 1995, the Company received $137.6 million net proceeds from its initial public offering of common stock, thereby further boosting liquidity and reducing debt through a $135 million reduction in the amount outstanding under the revolving credit facility.

     Net cash flow from continuing operations decreased to $41.9 million in the first half of fiscal 1996 from $51.2 million during the first half of fiscal 1995. The decrease was mainly caused by an increase in non-cash working capital balances, partially offset by higher income from operations. Net cash flow from continuing operations decreased 30.1% on an annualized basis (adjusting fiscal 1994 results to include April 1993 results) to $87.5 million in fiscal 1995 from $117.4 million in the eleven months ended March 31, 1994, due to declining fleet size, declining TCE rates and rising interest expense. Net cash flow from continuing operations increased 52.5% on an annualized basis (adjusting fiscal 1994 results by a factor of 12/11) in fiscal 1994 from $84.0 million during fiscal 1993, primarily as a result of a temporary improvement in charter market conditions.

     No additional debt was incurred during fiscal 1995, consistent with the Company's decision not to take delivery of any vessels during that period. Long-term debt increased $220.0 million in the eleven months ended March 31, 1994 as a result of the issuance of $175.0 million of the 1993 Notes and borrowings associated with the delivery of one newbuilding. Proceeds from long-term debt and capital leases provided $292.5 million toward the financing of newbuildings during fiscal 1993.

     During fiscal 1995, in addition to scheduled debt repayment of $87.6 million, the Company prepaid, from internally generated funds, $15.0 million of long-term debt secured by vessels sold during the year. The Company prepaid long-term debt and capital lease obligations of $243.3 million in the eleven-month fiscal period ended March 31, 1994, primarily representing prepayments out of the proceeds of the Company's issue of the 1993 Notes and the prepayment of debts associated with vessels which were sold during the period. Total prepayments of long-term debt and capital lease obligations were $131.9 million in fiscal 1993, primarily reflecting the level of vessel sales during that period.

     Capitalized loan costs were approximately $866,000 in the first half of fiscal 1996 and $1.6 million in fiscal 1995, compared to $10.0 million in fiscal 1994. The high level of capitalized loan costs in fiscal 1994 resulted primarily from capitalization of costs incurred on the issuance of the 1993 Notes.

     The Company had outstanding a number of interest rate swap agreements with commercial banks covering a total notional principal amount of $175 million as at September 30, 1995. The agreements expire between October 1995 and April 1996 and have an average remaining life of 4.5 months. These agreements effectively change the Company's interest rate exposure on $175 million of debt from a floating LIBOR rate to an average fixed rate of 5.68%. Subsequent to September 30, 1995, the Company entered into an additional $250 million in interest rate swap agreements with three commercial banks. These new swap agreements have an average life of 3 years, expiring between October 1998 and December 1998, and effectively change the Company's interest rate exposure on $250 million of debt from a floating LIBOR rate to an average fixed rate of 5.85%. The Company also has outstanding $200 million of interest rate caps with a strike price of 8.00% vs. 3 month LIBOR. These caps expire in April 1997.

     One vessel was sold during the second quarter of fiscal 1996, resulting in net proceeds of $5.6 million. In addition, the Company received $17.2 million in the first quarter of fiscal 1996 as a result of a vessel sale and the receipt of proceeds from vessel sales receivable at the end of fiscal 1995. Subsequent to September 30, 1995, the Company sold a vessel for $6.0 million. The Company received cash proceeds from the disposition of assets totalling $16.8 million in fiscal 1995 as a result of the sale of six older vessels. Proceeds from the disposition of assets totalled $86.4 million and $156.9 million in fiscal 1994 and 1993, respectively. Proceeds from the disposition of vessels in fiscal 1994 and 1993 resulted from vessel sales which were intended to enhance the Company's liquidity, the disposition of older vessels, and the receipt of insurance proceeds relating to the loss of one of the Company's vessels during the fiscal 1993 period.

     While its fleet modernization program is effectively complete, the Company intends to continue selective purchases of modern, predominantly second-hand, high quality tankers should such vessels become available. Actual acquisition of additional tankers will be subject to a number of factors, including the Company's expectations for future market rates, supply and demand within the tanker industry generally, and the Company's ability to obtain financing upon favorable terms. The Company took delivery of two modern second-hand Aframax tankers and one newbuilding during the first half of fiscal 1996, as replacements for older tankers recently sold, resulting in expenditures of $46.9 million net of capital lease financing of $44.6 million. Subsequent to September 30, 1995, the Company acquired a 1987-built Aframax tanker, which the Company will time-charter for a period of one year and then purchase for $26.5 million. In addition, the Company is negotiating the purchase of a 1989-built Aframax tanker from VCSC and the potential purchase of one Aframax newbuilding from a shipyard. The Company intends to finance these purchases by using existing cash balances or credit lines. Capital expenditures for vessels and equipment, net of capital lease financing, decreased to $7.5 million in fiscal 1995 from $65.7 million during the eleven months ended March 31, 1994 and $190.0 million in fiscal 1993, reflecting a slowing of the Company's fleet expansion program. Capital expenditures for drydocking decreased to $11.9 million in fiscal 1995 from $13.3 million during the eleven months ended March 31, 1994 and $16.4 million in fiscal 1993, reflecting the reduction in fleet size during these periods.

     Teekay declared its first quarterly cash dividend of $0.215 per share on its common stock in October 1995 and currently intends to continue paying quarterly dividends in that amount, subject to the Company's financial results and condition and declaration by the Board of Directors. Teekay has implemented a dividend reinvestment plan pursuant to which holders of its common stock are permitted to choose, in lieu of receiving cash dividends, to reinvest any dividends in additional shares of common stock. The Trusts informed Teekay, at the time of Teekay's initial public offering, that it was their intention to reinvest through the dividend reinvestment plan, or apply to open market purchases, at least 50% of any dividends to which they are entitled through the first quarter of fiscal 1998. Since the initial public offering, the Trusts have reinvested through the dividend reinvestment plan at least 50% of the dividends declared by Teekay to which they were entitled.

     As at September 30, 1995, the Company's total liquidity, including cash, marketable securities and undrawn lines of credit, totalled $244.3 million, as compared to $85.7 million as at March 31, 1995 and $107.2 million as at March 31, 1994. The Company believes that, assuming a continuation of current market conditions, its financial resources are sufficient to meet its liquidity needs.

INFLATION

     Although inflation has had a moderate impact on operating expenses, drydocking expenses and corporate overhead, management does not consider inflation to be a significant risk to direct costs in the current and foreseeable economic environment. However, in the event that inflation becomes a significant factor in the world economy, inflationary pressures could result in increased operating and financing costs.

FOREIGN EXCHANGE RATE FLUCTUATION

     The international tanker industry's functional currency is the U.S. dollar. Virtually all of the Company's revenues are in U.S. dollars and most of its operating costs are incurred in U.S. dollars. The Company incurs certain operating expenses in foreign currencies, the most significant of which are in Japanese Yen and Singapore dollars. During the first half of fiscal 1996, approximately 13% of vessel and voyage costs, overhead and drydock expenditures were denominated in these currencies. However, the Company has the ability to shift its purchase of goods and services from one country to another and, thus, from one currency to another, on relatively short notice.

     From 1986 to 1991, a period of high growth and strong operating performance for the Company, management borrowed funds denominated in Japanese Yen. This led to fluctuations in net income and retained earnings, recorded as gains or losses from foreign exchange translations in the Company's financial statements, with corresponding increases or decreases in long-term debt. In fiscal 1993, the Company commenced an aggressive foreign exchange hedging policy in order to reduce its exposure to fluctuating Yen/U.S. dollar exchange rates. The Company completed this program in July 1994 and does not intend to undertake any unnecessary material exposure to foreign exchange fluctuations henceforth. While the Company no longer has any Yen-denominated debt, the Company's net income may be affected by fluctuations in equity income caused by foreign exchange gains or losses from approximately $17.5 million (at current exchange rates) of Yen-denominated debt held by VCSC, a joint venture in which the Company owns a 50% interest. However, the Company's 50% portion of this Yen-denominated debt is presently hedged through a foreign exchange contract. See Note 11 to the Consolidated Financial Statements.

                                    BUSINESS

     The Company is a leading provider of international crude oil and petroleum product transportation services through the world's largest fleet of medium-size oil tankers. The Company's modern fleet consists of 41 tankers: 36 Aframax oil tankers and oil/bulk/ore carriers, two smaller oil tankers, one VLCC, and, through a joint venture, a 50% interest in two additional Aframax oil tankers. The Company's fleet has a total cargo capacity of approximately 4.1 million tons and its Aframax vessels represent approximately 7.0% of the total tonnage of the world Aframax fleet. The Company owns a very modern fleet, with an average age of approximately 6.9 years, compared to an average age for the world oil tanker fleet, including Aframax tankers, of approximately 14.1 years and for the world Aframax tanker fleet of approximately 12.3 years.

THE INTERNATIONAL TANKER MARKET

     OVERVIEW

     International seaborne oil and petroleum products transportation services are provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent ship owner fleets. Both types of operators transport oil under short-term contracts (including single-voyage "spot charters") and long-term time charters with oil companies, oil traders, large oil consumers, petroleum product producers and government agencies. The oil companies own, or control through long-term time charters, approximately one-third of the current world tanker capacity, while independent companies own or control the balance of the fleet. The oil companies use their fleets not only to transport their own oil, but also to transport oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Management believes that the seaborne oil transportation business is decentralized. According to Lloyd's World Shipowning Groups (April
1995), the largest owner by tonnage, Bergesen d.y. A/S, controls 2.7% of the total world tanker fleet and the top 10 participants control approximately 19% of the world tanker fleet, in each case measured by deadweight tonnage.

     A significant and ongoing shift toward quality in vessels and operations has been taking place in the tanker industry over the past several years as charterers and regulators increasingly focus on safety and protection of the environment. The oil transportation industry has historically been subject to regulation by national authorities and through international conventions; however, since 1990 there has been an ever-increasing emphasis on environmental protection through legislation and regulations such as OPA 90, IMO protocols, and Classification Society procedures, demanding higher quality tanker construction, maintenance, repair, and operations. In addition, oil companies acting as charterers, terminal operators, shippers and receivers are becoming increasingly selective in their acceptance of tankers, inspecting and vetting both vessels and companies on a periodic basis, and often excluding tankers on the basis of age alone. In calendar 1994, the Company's vessels were inspected 237 times by oil companies and port states, as compared to 134 and 87 times in 1993 and 1992, respectively. Management believes that the increasingly stringent regulatory environment and emphasis on quality relating to environmental protection will accelerate the obsolescence of older, poor-quality tankers, and provide a competitive advantage to modern tankers with high quality management. See "--Regulation," "--Crewing and Staff ," "--The Company's Fleet."

     Pricing of oil transportation services is set in a highly competitive and efficient global tanker charter market with tanker brokers acting as intermediaries between ship owners and charterers. While some business is conducted directly between ship owners and charterers, at least one broker, and sometimes as many as three, act as intermediaries in most transactions. Tanker chartering is executed around the clock in several shipping centers, including London, New York, Tokyo, Singapore and Oslo. Business is transacted regionally according to the location of the charterer or ship owner, rather than the cargo's origin or destination. Time charters, as well as vessel sale and purchase transactions, are negotiated through brokers in the same centers in a similar pattern.

     In order to benefit from economies of scale, tanker charterers will typically charter the largest possible vessel to transport oil or products, consistent with port and canal dimensional restrictions and optimal cargo lot sizes. The oil tanker fleet is generally divided into the following six major types of vessels, based on vessel carrying capacity: (i) Ultra Large Crude Carriers ("ULCCs") of approximately 320,000 dwt or more; (ii) Very Large Crude Carriers ("VLCCs") of approximately 200,000 to 320,000 dwt; (iii) Suezmax size range of approximately 115,000 to 200,000 dwt; (iv) Aframax size range of approximately 75,000 to 115,000 dwt; (v) Panamax size range of approximately 50,000 to 75,000 dwt; and (vi) small tankers of less than approximately 50,000 dwt. ULCCs and VLCCs typically transport crude oil in long-haul trades, such as from the Arabian Gulf to Rotterdam via the Cape of Good Hope. Suezmax size tankers also engage in long-haul crude oil trades as well as in medium-haul crude oil trades, such as from West Africa to the U.S. East Coast. Aframax size vessels engage in both medium-and short-haul trades of less than 1,500 miles and carry crude oil or petroleum products. Panamax size tankers and smaller tankers mostly transport petroleum products in short-haul to medium-haul trades.

     In addition to the six foregoing types of tankers, oil/bulk/ore carriers or "O/B/Os" are typically considered part of the world tanker fleet in industry statistics. O/B/Os represent approximately 7.6% of the world tanker fleet based on total cargo capacity. O/B/Os are of various sizes and are capable of carrying oil or dry bulk cargoes. According to Drewry, as of October 1995, 29% of all existing O/B/Os were trading as tankers.

     Because of the size of VLCCs and ULCCs and their predominance in the long-haul trades, more than half of the world's seaborne oil transportation (by ton-miles) is conducted by these vessels. While the ULCC/VLCC market differs in several respects from smaller size tanker markets, VLCCs and ULCCs have a significant influence on the tanker charter market in general. The current average age of the VLCC and ULCC fleet is 14.2 years compared to an average age for the world Aframax fleet of 12.3 years.

     The graphs set forth below indicate the size composition of the world tanker fleet as of November 30, 1995.

                               WORLD TANKER FLEET

                                   FIGURE


                               NUMBER OF          PERCENTAGE           DEADWEIGHT              PERCENTAGE
VESSEL TYPE                    TANKERS            OF TANKERS           METRIC TONS             OF TONNAGE
-----------                    ---------          ----------           -----------             ----------
Smaller Tanker                  1,649               49.5%              47,053                   15.9%
 (10,000-50,000 dwt.)
Panamax                           300                9.1%              18,000                    6.4%
 (50,000-75,000 dwt.)
Aframax                           586               17.5%              53,015                   17.9%
 (75,000-115,000 dwt.)
Suezmax                           354               10.6%              49,862                   16.9%
 (115,000-200,000 dwt.)
VLCC/ULCC                         443               13.3%             126,643                   42.9%
 (200,000 + dwt.)
                                -----              -----              -------                  -----
Totals:                         3,332              100.0%             295,233                  100.0%
                                =====              =====              =======                  =====


     According to industry data, at November 30, 1995, the world fleet of Aframax tankers and O/B/Os (excluding an estimated 67 O/B/Os trading dry) consisted of 519 vessels, constituting approximately

16% of the vessels in the world tanker and O/B/O fleet. By virtue of their size, Aframax vessels are large enough to benefit from economies of scale yet have access to a wide range of ports, and are particularly well-suited for trading in regional markets, including the Mediterranean, the Caribbean, the Northwestern European area and the Indo-Pacific Basin. The Company owns, or controls through joint ventures, 38 Aframax tankers and O/B/Os, which comprise roughly 7.3% of the tankers and O/B/Os trading in oil in the current world Aframax tanker fleet.

     Management estimates that approximately 30% of the ship days of the world's Aframax tankers are spent trading in the Company's main trading region, the Indo-Pacific Basin. The Company estimates that it has a one quarter share of the Indo-Pacific Basin Aframax market based on ship days spent in the region. This area contains a large number of loading and discharging points capable of receiving Aframax size vessels. Aframax tankers in the Indo-Pacific Basin (i) transport crude oil from three primary production locations--the Arabian Gulf, Australia and Indonesia--to refineries and storage points located short to medium distances away, (ii) transport petroleum products in medium-and long-haul trades, and (iii) engage in some inter-regional trades.

     SUPPLY AND DEMAND

     Tanker charter rates are strongly influenced by the supply of, and demand for, tanker capacity because of the highly competitive nature of the tanker charter market, in large part attributable to the limited differentiation between the transportation services provided by tanker companies of comparable quality. Small changes in tanker utilization have historically led to relatively large changes in tanker charter rates. Using the most recent peak and trough as an example, according to Drewry's Shipping Statistics and Economics (May 1993), there was an excess supply of capacity in the Aframax tanker market equal to 6.6% of the existing Aframax fleet as of April 30, 1993, compared to 3.1% as of April 30, 1990; yet, according to information based on Drewry data, industry average Aframax TCE rates during the Company's fiscal 1993 were approximately 40% lower than TCE rates during the Company's fiscal 1990.

     SUPPLY. The supply of tankers is a function of new vessel deliveries and the scrapping, conversion and loss of tonnage. According to Clarkson, from the end of 1988 through the end of 1993, the world supply of tankers increased by
31.4 million dwt, which represents an average annual increase of approximately 3%. New vessels were ordered during this period largely in anticipation of the scrapping of older and substandard tonnage as well as increased tanker demand, which, according to Maritime Strategies International Ltd., also grew by approximately 3% per annum during this time period. Scrapping levels remained low due to the strong charter rates that prevailed in the industry from 1988 until 1992. Since the decline in charter rates in 1992 and the emergence of a more stringent environmental regime, the scrapping of older tonnage has substantially accelerated. According to Clarkson, in calendar 1994 scrapping exceeded deliveries by 4.9 million tonnes, resulting in the first annual decrease in tanker supply since 1986. In the first eleven months of calendar 1995, scrapping has exceeded deliveries by an additional 2.7 million tonnes, resulting in a cumulative 2.5% decrease in tanker supply since December 31, 1993. The following graph illustrates the development of tanker supply since 1988:

                         WORLD TANKER FLEET DEVELOPMENT
                       DEADWEIGHT-METRIC TONS (MILLIONS)

                                  FIGURE


CALENDAR YEAR           DELIVERIES      SCRAPPINGS      FLEET SIZE
-------------           ----------      ----------      ----------
1988                        7.3              2.6           271.9
1989                        8.6              1.1           275.5
1990                        8.6              3.1           283.4
1991                       12.3              2.2           288.6
1992                       17.0             11.3           298.2
1993                       17.5             12.5           304.9
1994                       10.3             15.2           308.7
Nov 1995                    9.0             11.7           295.2


------------
Information based upon Clarkson data.

* Delivery and scrapping data reflects activity for the first eleven months of calendar 1995.

     Management anticipates a continued decrease in tanker supply relative to demand due to (i) the aging of the significant portion of the fleet that was built prior to or in the mid-1970s and the significant costs associated with the drydocking of these vessels to achieve a rated classification during their fourth or fifth special surveys (described below), (ii) increased customer emphasis on safety and quality as a result of stringent environmental regulations and heightened concern about liability for oil spills and (iii) a low charter rate environment which has discouraged newbuilding ordering. In addition, a number of developments have combined to effectively increase operating costs for the industry in general and to raise barriers to entry for smaller, undercapitalized ship owners, operators and speculators while providing a potential competitive advantage for well-managed companies that can operate quality tonnage in large scale operations and have the financial strength to weather the current weakness in charter rates. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--General."

     The Company owns a very modern fleet, with an average age of approximately
6.9 years, compared to an average age for the world oil tanker fleet, including Aframax tankers, of approximately 14.1 years and for the world Aframax tanker fleet of approximately 12.3 years. The following chart compares, at November 30, 1995, the age profiles of the Company's Aframax fleet, the world Aframax tanker fleet (excluding Teekay vessels) and the world tanker fleet.

                        COMPARISON OF FLEET AGE PROFILES


                                    FIGURE


                                         Percentage of Fleet
                                         -------------------
                     0-4 Years  5-9 Years  10-14 Years  15-19 Years  20 + Years
                     ---------  ---------  -----------  -----------  ----------
Teekay Aframax
  Tanker Fleet          38 %       40 %         8 %          14 %        0 %
World Aframax
  Tanker Fleet          22 %       17 %        19 %          21 %       21 %
  (excluding Teekay
  vessels)
World Tanker Fleet      23 %       14 %        11 %          25 %       27 %


------------

Information based upon Clarkson data.

     Vessels built during the peak building period of the mid-1970s, and earlier, shown above in the 15-19 Years and 20+ Years age ranges, are now approaching their fourth or fifth "Special Survey." Special Surveys involve thorough inspections and typically necessitate improvements to maintain a vessel to industry standards which would allow continued operation. Special Surveys, required every four to five years, are conducted by independent classification societies, the five largest of which are Lloyds Register, Nippon Kaiji Kyokai, the American Bureau of Shipping, Det Norske Veritas and Bureau Veritas. Insurance companies and charterers rely to some degree on the survey and classification regime to provide reasonable assurance of a vessel's seaworthiness and vessels must be certified as "in-class" in order to continue to trade. Because the costs of maintaining a vessel in-class rise substantially as the age of the vessel increases, vessel owners often conclude that it is more economical to scrap a vessel that has exhausted its anticipated useful life, which averages approximately 20 years, than to upgrade it to maintain it in class, particularly at a time when charter rates are at relatively low levels and when the market has become increasingly biased against older vessels. Approximately 35% to 45% of the vessels in the current world Aframax fleet will face their fourth or fifth Special Survey between 1995 and 1999 and, therefore, these ships are potential candidates for scrapping in the near future.

     As an illustration of the aging Aframax fleet and the substantial decline in vessels on order that are available to replace the aging tankers, the following chart shows, on a calendar year-end basis, the historical development of the proportion of the Aframax tanker fleet that is 18 years or older, and the Aframax tanker orderbook:

                    HISTORICAL DEVELOPMENT OF AFRAMAX FLEET

                                     FIGURE

                                                        VESSELS 18 YEARS
                                                            AND OLDER
         YEAR                   AFRAMAX ORDERBOOK        (PERCENTAGE OF
(AS AT DECEMBER 31)               (# OF SHIPS)            AFRAMAX FLEET)
-------------------             -----------------       ----------------
1985                                    42                      10 %
1986                                    33                      13 %
1987                                    40                      15 %
1988                                    45                      15 %
1989                                    81                      17 %
1990                                    83                      20 %
1991                                    99                      25 %
1992                                    73                      29 %
1993                                    47                      32 %
1994                                    42                      31 %
Nov 30, 1996                            43                      31 %

------------
Information based upon Clarkson data.

     At any point in time, the level of scrapping activity is a function primarily of current and prospective charter market conditions, as well as factors which are heavily influenced by the age of the relevant vessel such as second-hand vessel values in relation to scrap prices, current and anticipated operating costs, and expected repair and survey costs. According to Clarkson, scrapping of Aframax tankers and O/B/Os occurred at an average annual rate of approximately six vessels per year for the period 1988 to 1991; 26 scrappings occurred during 1992, 22 in 1993, 24 in 1994, and 11 as at November 1995.

     At December 31, 1991, the Aframax newbuilding orderbook contained orders for 99 vessels, equivalent to 17% of the existing fleet; at November 30, 1995, the orderbook contained orders for 41 vessels, equivalent to approximately 7% of the existing fleet. Orders placed for Aframax tankers occurred at an annual average rate of 35 vessels per year for the period 1988 through 1991. Twelve orders were placed in 1992, 15 in 1993, 20 in 1994, and 13 as at November 1995. Typically, delivery of a vessel occurs within 18 to 36 months after ordering.

     Newbuilding deliveries of Aframax tankers, which were limited during the depressed market conditions of the early to mid-1980s, increased after 1987 with improved market conditions and in anticipation of the replacement of an aging fleet. Newbuilding deliveries of Aframax tankers occurred at an annual average rate of 22 vessels for the period 1988 through 1991. Forty deliveries occurred in 1992, 34 deliveries occurred in 1993, 23 deliveries occurred in 1994, and 9 deliveries to November 1995. Management does not anticipate newbuilding rates will return to the levels of the late 1980s unless a substantial recovery in charter rates justifies such increase.

     DEMAND. Tanker demand is expressed in "ton-miles" and is measured as the product of (a) the amount of oil transported in tankers, times (b) the distance over which this oil is transported. Tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity as well as the long-term impact of oil prices on the location and related volume of oil production. Tonnage of oil shipped is also influenced by transportation alternatives such as pipelines.

     The distance over which oil is transported is the more variable element of the ton-mile demand equation. It is determined by seaborne trading and distribution patterns, which are principally influenced by the locations of production and the optimal economic distribution of such production to destinations for refining and consumption. Seaborne trading patterns are also periodically influenced by geo-political events which divert tankers from normal trading patterns, as well as by inter-regional oil trading activity created by oil supply/demand imbalances. Tankers are also sometimes used as "floating storage" by oil companies and oil traders, particularly during times of supply uncertainty such as during the 1991 Persian Gulf War.

     Two different trends in the oil market over the last few years have strongly affected the development of the tanker market. First, the rapid economic expansion in the Indo-Pacific Basin, the Company's primary area of focus, has resulted in a steady and strong growth in oil consumption in that region. According to the International Energy Agency ("IEA"), oil consumption in the Indo-Pacific Basin increased by 5.3% in 1994 as compared to an increase of 0.2% in oil consumption in the rest of the world. In addition, between 1990 and 1994, oil consumption in the Indo-Pacific Basin increased by a compounded annual growth rate of 4.4% as compared to a decrease of 0.7% in oil consumption in the rest of the world.

     The second trend affecting the tanker market relates to the location of oil production relative to major discharge points, which affects the average length of voyages. Total world oil production increased by 1.5% in 1994. Most of this increase, however, was provided by non-Arabian Gulf production, primarily from the North Sea and the Caribbean regions. Production in the North Sea increased by 19.1% in 1994 as compared to an increase of 0.6% in Arabian Gulf OPEC production during the same time period.

     The tables set forth below indicate the geographic breakdown of world oil demand and supply.

WORLD OIL DEMAND (MILLIONS OF BARRELS PER DAY)(1)

                                                        1990    1991    1992    1993    1994    CAGR*
                                                        ----    ----    ----    ----    ----    -----
United States West Coast(2)...........................   2.7     2.7     2.6     2.6     2.7      --
Pacific(3)............................................   6.1     6.2     6.3     6.3     6.6     2.0 %
Asia..................................................   7.8     8.3     9.1     9.8    10.4     7.5
                                                        ----    ----    ----    ----    ----    -----
  Total Indo-Pacific Basin............................  16.6    17.2    18.0    18.7    19.7     4.4
Other World...........................................  49.8    49.7    49.2    48.4    48.5    (0.7 )
                                                        ----    ----    ----    ----    ----    -----
  Total Demand........................................  66.4    66.9    67.2    67.1    68.2     0.7
                                                        ====    ====    ====    ====    ====    ======

------------

(1) Information based on International Energy Agency -- Monthly Oil Market
    Report.

(2) Information based on U.S. Department of Energy data.

(3) Includes Australia, New Zealand, and Japan.

* Compounded annual growth rate.

WORLD OIL SUPPLY (MILLIONS OF BARRELS PER DAY)

                                                        1990    1991    1992    1993    1994    CAGR*
                                                        ----    ----    ----    ----    ----    -----
North Sea.............................................   3.8     4.0     4.3     4.7     5.6    10.2 %
Other non-OPEC........................................  38.4    37.8    36.7    35.8    35.6    (1.9 )
                                                        ----    ----    ----    ----    ----    -----
  Total non-OPEC......................................  42.2    41.8    41.0    40.5    41.2    (0.6 )
Arabian Gulf OPEC.....................................  15.3    14.9    16.0    16.8    16.9     2.5
Other OPEC............................................   9.5    10.2    10.2    10.1    10.4     2.3
                                                        ----    ----    ----    ----    ----    -----
  Total OPEC..........................................  24.8    25.1    26.2    26.9    27.3     2.4
                                                        ----    ----    ----    ----    ----    -----
  Total Supply........................................  67.0    66.9    67.2    67.4    68.5     0.6
                                                        ====    ====    ====    ====    ====    ======

------------

Information based on International Energy Agency -- Monthly Oil Market Report.

* Compounded annual growth rate.

     Incremental production from the North Sea and the Caribbean results in a less significant increase in demand for tanker services than incremental production from the Arabian Gulf, because of the closer proximity of the North Sea and the Caribbean to discharge points and the associated shorter average length of voyage for oil tankers. For example, the tanker tonnage required to ship the incremental production of one million barrels per day from the North Sea to the United States is approximately 5 million dwt as compared to approximately 13 million dwt of tanker tonnage required to ship the incremental production of one million barrels per day from the Middle East to the United States, as illustrated in the graph below.

        TANKER TONNAGE REQUIREMENTS TO SHIP ONE MILLION BARRELS PER DAY

                                     FIGURE

                                 MILLION OF DEAD WEIGHT
                                         TONNES
                                 ----------------------
Total oil trade                            6.4
M. East Exports                            8.8
M. East -- US                             13.0
M. East -- WE                             10.0
M. East -- JPN                             8.0
M. East -- Asia                            6.0
Non-M. East Exp                            3.8
FSU Exp                                    2.4
N. Sea -- US                               5.2
N. Sea -- NWE                              1.3
OPEC Exp                                   7.5
Non-OPEC                                   4.3


------------

Information based on rough estimates from R.S. Platou Economic Research a.s., 1995.

     The recent shift in the origin of oil production, which resulted in a reduction in the average voyage length for oil tankers, adversely affected total tanker demand. According to industry sources, total tanker demand remained flat during 1994, in spite of overall higher global oil consumption. For 1996, the IEA forecasts a global oil consumption growth of 2.3% and a continued higher growth rate in the Indo-Pacific Basin as compared to the rest of the world. Management believes that, over the longer term, a larger percentage of future oil demand growth will be met by Arabian Gulf oil producers, thereby increasing tanker demand. Maritime Strategies Inc. forecasts that tanker demand will grow 2.4% in 1996 and 3.3% in 1997.

BUSINESS STRATEGY

     The Company has always maintained a service-oriented business strategy, seeking first to define a trading strategy and develop business relationships, and only then to secure tanker tonnage to meet its needs. This approach to the business was evidenced by the Company's initial reliance on high-quality chartered-in tonnage during the period of 1976-1986 as the most cost-effective source of tonnage. When the availability of acceptable third party vessels for chartering-in declined, the Company decided to acquire its own high-quality in-house fleet to service its tonnage needs.

     The Company's business strategy is customer- and operations-oriented and focuses on the transportation of crude oil and petroleum products via its Aframax tankers for clients with transport requirements in the Indo-Pacific Basin. With the largest concentration of Aframax tankers and O/B/Os in this region, management believes that it provides the most comprehensive service via Aframax tankers in the Indo-Pacific Basin.

     The Company believes that its business strategy, executed with a modern, homogenous fleet and a skilled staff, yields strong operating returns, relative to competitors, in all charter market conditions. Specifically, the Company believes that it has the following competitive advantages:

     - GEOGRAPHICAL CONCENTRATION: By focusing on the Indo-Pacific Basin, the Company has been able, with a relatively small share (7.0% of total tonnage) of the world Aframax fleet, to develop a significant presence in this region with charterers of medium-size tankers, facilitating comprehensive coverage of charterers' requirements and providing a base for efficient operation and a high degree of capacity utilization. The Company estimates that it has a market share of approximately one quarter based upon ship days in this region. The Company's principal discharge ports are in Japan, Korea, China, Taiwan, Malaysia, Thailand, Singapore, Australia and the United States.

     - LARGE FLEET OF UNIFORM-SIZE VESSELS: The Company's large fleet of Aframax tankers, many of which are in sister vessel series (substantially identical vessels), affords greater scheduling flexibility due to vessel substitution opportunities.

     - HIGH-QUALITY, MODERN TONNAGE: The Company's modern fleet operates with high fuel efficiency and low maintenance and operating costs, and, in an environment of increasingly stringent operating and safety standards, enjoys a high level of acceptance by charterers.

     - OPERATIONAL SCALE AND CONTROL: By virtue of the size of the Company's operations which are concentrated in one geographical region, the Company is able to service substantially all of its needs in-house, without having to rely on outside ship managers or crewing agencies. The Company has an experienced staff at sea and ashore, which affords a focused marketing effort, tight cost controls, and effective operations and safety monitoring.

     The Company's business strategy has resulted in TCE rates and operating costs that are superior to averages indicated by industry data. As a result, the Company has achieved consistently higher operating cash flow per vessel as compared to an average of certain other publicly traded bulk shipping companies, which is illustrated in the graph below.

                      OPERATING CASH FLOW PER SHIP PER DAY
                             (Calendar Year Basis)

                                    FIGURE


                                            DOLLARS PER DAY
                         ---------------------------------------------------
                                                        *AVERAGE OF OTHER
     YEARS               TEEKAY FLEET AVERAGE        BULK SHIPPING COMPANIES
---------------          --------------------        -----------------------
1990                           11,014                         8,190
1991                           11,048                         9,389
1992                            7,393                         4,947
1993                            8,426                         5,034
1994                            9,033                         4,020
First half of 1995              9,835                         3,437

---------------

Information based upon respective company financial data.

* Vessel weighted average of the following companies: Bergesen d.y. A/S, Bona Shipholding Ltd., London & Overseas Freighters Limited, OMI Corp., Overseas Shipholding Group, and Smedvig Tankships Limited.

     Due to its adherence to stringent maintenance standards for its vessels and operational standards for its personnel, the Company is recognized by high-quality charterers for transportation excellence. The Company believes that acceptance of a vessel and its operators by charterers will be as important in the future as regulatory constraints, since charterers are increasingly inspecting and monitoring the quality of vessels and operators.

     The Company's marketing strategy has been, and in the foreseeable future will be, focused on Aframax-size tankers in the Indo-Pacific Basin. However, management intends to closely monitor the long-term evolution of the tanker industry and to adapt its strategy according to changing market dynamics or fundamentals.

THE COMPANY'S FLEET

     The following fleet list provides information with respect to the Company's vessels.

                                                 YEAR                                           %
                                  SERIES/YARD    BUILT    TYPE     DWT-MT         FLAG      OWNERSHIP
                                  -----------    ----     ----    ---------     --------    ---------
AFRAMAX TANKERS (38)
POUL SPIRIT....................   Onomichi       1995     DH         98,600     Liberian        100%
TORBEN SPIRIT..................   Onomichi       1994     DH         98,500     Bahamian        100%
SAMAR SPIRIT...................   Onomichi       1992     DH         98,640     Bahamian        100%
LEYTE SPIRIT...................   Onomichi       1992     DH         98,744     Bahamian        100%
LUZON SPIRIT...................   Onomichi       1992     DH         98,629     Bahamian        100%
MAYON SPIRIT...................   Onomichi       1992     DH         98,507     Bahamian        100%
TEEKAY SPIRIT..................   Onomichi       1991     SH        100,336     Bahamian        100%
PALMSTAR LOTUS.................   Onomichi       1991     SH        100,314     Bahamian        100%
PALMSTAR THISTLE...............   Onomichi       1991     SH        100,289     Bahamian        100%
PALMSTAR ROSE..................   Onomichi       1990     SH        100,202     Bahamian        100%
PALMSTAR POPPY.................   Onomichi       1990     SH        100,031     Bahamian        100%
ONOZO SPIRIT...................   Onomichi       1990     SH        100,020     Bahamian        100%
PALMSTAR CHERRY................   Onomichi       1990     SH        100,024     Bahamian        100%
PALMSTAR ORCHID................   Onomichi       1989     SH        100,047     Bahamian        100%
VICTORIA SPIRIT (OBO)..........   Hyundai        1993     DH        103,153     Bahamian        100%
VANCOUVER SPIRIT (OBO).........   Hyundai        1992     DH        103,203     Bahamian        100%
SHILLA SPIRIT..................   Hyundai        1990     SH        106,677     Liberian        100%
ULSAN SPIRIT...................   Hyundai        1990     SH        106,679     Liberian        100%
NAMSAN SPIRIT..................   Hyundai        1988     SH        106,670     Liberian        100%
PACIFIC SPIRIT.................   Hyundai        1988     SH        106,665     Liberian        100%
PIONEER SPIRIT.................   Hyundai        1988     SH        106,671     Liberian        100%
FRONTIER SPIRIT................   Hyundai        1988     SH        106,668     Liberian        100%
SENANG SPIRIT..................   Imabari        1994     DH         95,649     Bahamian        100%
SEBAROK SPIRIT.................   Imabari        1993     DH         95,700     Liberian        100%
SERAYA SPIRIT..................   Imabari        1992     DS         97,119     Bahamian        100%
SENTOSA SPIRIT.................   Imabari        1989     DS         97,163     Liberian        100%
ALLIANCE SPIRIT................   Imabari        1989     DS         97,088     Bahamian         50%
SUDONG SPIRIT..................   Imabari        1987     DS         98,215     Liberian        100%
GALAXY RIVER*..................   Imabari        1987     DS         96,960     Liberian          0%
KYUSHU SPIRIT..................   Mitsubishi     1991     DS         95,562     Bahamian        100%
KOYAGI SPIRIT..................   Mitsubishi     1989     SH         95,987     Liberian        100%
AMERSHAM.......................   Sumitomo       1981     SH         88,360     Liberian         50%
OPPAMA SPIRIT..................   Sumitomo       1980     SH         90,333     Bahamian        100%
MAGELLAN SPIRIT................   Hitachi        1985     SH         95,000     Liberian        100%
PALM MONARCH...................   Mitsui         1981     SH         89,922     Liberian        100%
MENDANA SPIRIT.................   Namura         1980     SH         81,657     Bahamian        100%
HONSHU SPIRIT..................   Tsuneishi      1979     SH         88,250     Bahamian        100%
TASMAN SPIRIT**................   Onomichi       1979     SH         87,588     Liberian        100%
OTHER TANKERS (3)
MUSASHI SPIRIT.................   Sasebo         1993     SH        280,654     Bahamian        100%
SCOTLAND.......................   Mitsubishi     1982     DS         40,794     Bahamian        100%
CHIBA SPIRIT...................   Mitsui         1980     DB         60,874     Bahamian        100%
                                                                  ---------
                                                                  4,112,144
                                                                  =========

------------

DH  Double-hull tanker

DB  Double-bottom tanker

DS  Double-sided tanker

SH  Single-hull tanker

OBO Oil/Bulk/Ore carrier

* Vessel time-chartered for one year ending November 1996 at which time the Company is committed to purchase.

**Pre-MARPOL vessel, i.e., non-segregated ballast tanks.

     Many of the Company's vessels have been designed and constructed as substantially identical sister ships. Such vessels can, in many situations, be interchanged, providing scheduling flexibility and greater capacity utilization. In addition, spare parts and technical knowledge can be applied to all the vessels in the particular series, thereby generating operating efficiencies.

     The Company has disposed of several vessels as part of its fleet modernization program. During fiscal 1994 and fiscal 1995, the Company disposed of 13 older Aframax tankers: two 1976-built Aframax tankers that were on bareboat charter to the Company were redelivered to their owners, and 11 1975-to 1977-built Aframax tankers owned by the Company were sold. The total gain on disposition of these vessels was $26.4 million. During fiscal 1994, the Company took delivery of three Aframax double-hull newbuildings and during the first half of fiscal 1996, the Company acquired one second-hand double-sided Aframax tanker (SUDONG SPIRIT) and one second-hand single-hull Aframax tanker (MAGELLAN SPIRIT). In addition, the Company has entered into an agreement to time-charter a second-hand double-sided Aframax tanker (GALAXY RIVER) for a period of one year and, at the end of which time, to purchase the vessel for $26.5 million and is negotiating the purchase of a 1989-built Aframax tanker owned by VCSC and the potential purchase of a newbuilding Aframax tanker from a shipyard.

     Teekay participates in a joint venture, VCSC, which owns two Aframax tankers. One joint venture vessel is completing a long-term time charter to a major oil company; the other vessel currently trades on the spot market and, as discussed above, may be sold to Teekay. Both of these vessels are included in the above fleet list. VCSC is 50% directly owned by Teekay and 50% owned by a company associated with Mr. Thomas Kuo-Yuen Hsu, a director of Teekay.

CLASSIFICATION AND INSPECTION

     All of the Company's vessels have been certified as being "in class" by their respective classification societies: Nippon Kaiji Kyokai, Lloyds Register, Det Norske Veritas or American Bureau of Shipping. Every commercial vessel's hull and machinery is "classed" by a classification society authorized by its country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of such classification society and complies with applicable rules and regulations of the country of registry of the vessel and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society every year ("Annual Survey"), every two to three years ("Intermediate Survey") and every four to five years ("Special Survey"). Most vessels are also required, as part of the Intermediate Survey process, to be dry-docked every 24 to 30 months for inspection of the underwater parts of the vessel and for necessary repair related to such inspection. A number of the Company's vessels have qualified with their respective classification societies for drydocking only every five years in connection with the Special Survey and are no longer subject to the Intermediate Survey drydocking process. To so qualify, the Company was required to enhance the resiliency of the underwater coatings of each such vessel as well as to install apparatus on each vessel to accommodate thorough underwater inspection by divers.

     In addition to the classification inspections, many of the Company's customers, including the major oil companies, regularly inspect the Company's vessels as a precondition to chartering voyages on such vessels. In each of the last four years, Tanker Advisory Center, Inc. (New York) has rated the Company's fleet a "meritorious tanker fleet," a designation which, in the latest publication (March 1995), placed it in the top quarter of fleets containing 10 or more tankers. Management believes that the Company's well-maintained, high quality tonnage should provide it with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality of service.

     Company employees perform much of the necessary ordinary course maintenance and regularly inspect all of the Company's vessels, both at sea and while the vessels are in port. Vessels are inspected two to four times per year using predetermined and rigorous criteria. Each vessel is examined and specific notations are made, and recommendations are given for improvements to the overall condition of the vessel, maintenance, safety and crew welfare.

OPERATIONS AND SHIP MANAGEMENT

     Through wholly owned subsidiaries located worldwide, the Company provides substantially all of the operations, ship maintenance, crewing, technical support, shipyard supervision, insurance and financial management services necessary to support its fleet. While certain ship management and commercial operations services are contracted out, the Company believes that it could obtain a replacement provider of these services, or could provide these services internally, without any negative impact on its operations.

     Each of the Company's vessels is owned, or controlled through a capital or operating lease, by a separate wholly owned subsidiary of Teekay. Substantially all of the Company's vessels have been chartered to Palm under long-term time-charters (the "Palm Charters"). Each of the Palm Charters is based upon an industry standard form and conforms generally to industry standards for time charters. To the extent that the freight that Palm is paid by charterers in the employment of the Company's vessels exceeds the amounts that Palm is obligated to pay to the Company's subsidiaries under their respective Palm Charter, Palm retains such excess earnings. However, if such freight is less than the charter hire under the Palm Charters, Palm is obligated to make the charter hire payment without any adjustment. Palm is required to make fixed monthly charter hire payments in advance to the owner or lessee of the vessel, except for periods when the vessel is off-hire.

     Under the Palm Charters, the owner or lessee, as the case may be, equips, insures and mans its vessel so that it is fit to trade through such party's management agreement with Teekay Shipping Limited. Each of the owners or lessees has a lien on all of its vessel's cargoes as security for any amounts due to Palm under the Palm Charters and Palm has a lien on the vessel for certain amounts due and not otherwise paid by the owner or lessee. Each of the Palm Charters terminates if the vessel is lost or title is otherwise requisitioned by a government authority. Absent such termination, the Palm Charters' termination dates range from February 2002 to February 2006. Certain aspects of the Palm Charters with respect to the Mortgaged Vessels are described under "The Mortgaged Vessels--Charters."

     The Company has a worldwide chartering staff located in Vancouver, Tokyo, London and Singapore. Each office serves the Company's clients headquartered in such office's region. Fleet operations, vessel positions and charter market rates are monitored around the clock. Management believes that monitoring such information is critical to making informed bids on competitive brokered business. Approximately 75% of the Company's net revenues were derived from spot voyages during first half of fiscal 1996.

CREWING AND STAFF

     The Company employs approximately 260 captains, chief engineers, chief officers and first engineers, approximately 1,200 additional personnel at sea and approximately 125 personnel ashore.

     The Company places great emphasis on attracting, through its recruiting offices in Manila and Glasgow, qualified crew members for employment on the Company's tankers. Recruiting has become an increasingly difficult task for operators in the tanker industry. The Company pays competitive salaries to its personnel and tries to promote, when possible, from within their ranks. Management believes that the well maintained quarters and equipment on the Company's vessels help to attract and retain motivated and qualified seamen and officers. Although the Company's employees have not historically been represented by a union, the Company is currently negotiating a collective bargaining agreement with a union that would, if completed, cover substantially all of its junior officers and seamen. The Company believes that, if completed, the collective bargaining agreement will contain wage and other terms substantially similar to those applying to the covered personnel under the Company's existing policies.

     The Company has a cadet training program, the purpose of which is to develop a cadre of future senior officers for the Company, with two specially equipped vessels that are staffed with instructors and trainees. In addition to the basic training that all seamen are required to undergo to achieve certification, the Company provides additional training of as much as one month for all newly hired seamen and junior officers at training facilities in the Philippines. Safety procedures are a critical element of this training and continue to be emphasized through the Company's onboard training program. Management believes that high quality manning and training policies will play an increasingly important role in distinguishing larger independent tanker companies which have in-house (or affiliate) capabilities, from smaller companies that must rely on outside ship managers and crewing agents.

     The Company has retained Det Norske Veritas, the Norwegian classification society, to audit the Company's commercial and technical operations and management procedures worldwide with a view to obtaining accreditation to ISO 9000/9002 standards of total quality management. The first stage of the process was completed in November 1994 when the Company was found to be in compliance with the ISO 9002 standards and was presented with its Safety and Environmental Protection certificate. ISO 9000 is a series of international standards for quality systems; ISO 9002 is the standard most commonly used in the shipping industry.

CUSTOMERS

     Customers of the Company include major oil companies, major oil traders, large oil consumers and petroleum product producers, government agencies, and various other entities dependent upon the Aframax trade. No single customer has accounted for more than 10% of the Company's consolidated revenues or net income in any of the last three fiscal years.

COMPETITION

     International seaborne oil and petroleum products tanker transportation services are provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent ship owner fleets. Many major oil companies and other oil trading companies, the primary charterers of the vessels owned or controlled by the Company, also operate their own vessels and use such vessels not only to transport their own oil, but also to transport oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Competition for charters is intense and is based upon price, location, size, age, condition and acceptability of the vessel and its manager to charterers. In addition, an oversupply of tankers relative to demand and depressed charter market rates have heightened price competition and have adversely affected the Company's charter rate performance. Competition in the Aframax segment is also affected by the availability of other size vessels to compete in the trades in which the Company engages. Suezmax size vessels as well as Panamax size vessels can compete for many of the same charters for which the Company competes. ULCCs and VLCCs rarely compete directly with Aframax tankers for specific charters. However, because ULCCs and VLCCs comprise a substantial portion of the total capacity of the market, movements by such vessels into Suezmax trades and of Suezmax vessels into Aframax trades would heighten the already intense competition. See "--The International Tanker Market--Supply and Demand--Demand" and "Risk Factors--Competition."

     The Company competes principally with other Aframax owners through the global tanker charter market, comprised of tanker broker companies which represent both charterers and ship owners in chartering transactions. Within this market, some transactions, referred to as "market cargoes," are offered by charterers through two or more brokers simultaneously and shown to the widest possible range of owners; other transactions, referred to as "private cargoes," are given by the charterer to only one broker and shown selectively to a limited number of owners whose tankers are most likely to be acceptable to the charterer and are in position to undertake the voyage. Management estimates that the Company transacts approximately one-third of its spot voyages from market cargoes, the remainder being either private cargoes or direct cargoes transacted directly with charterers outside this market.

     Other large operators of Aframax tonnage include Shell International Marine, a subsidiary of Royal Dutch/Shell Petroleum Corporation, with approximately 24 vessels trading globally (6 of which are on charter from Sanko Steamship Co. Ltd., an independent Japanese shipping company), Neptune Orient Lines Ltd. (owned partially by the Singapore government), with approximately 14 vessels (10 of which are currently trading in the Caribbean), and Bona Shipholding Limited, which controls approximately

25 vessels. The Company believes that it has significant competitive advantages in the Aframax tanker market as a result of the age, quality, type and dimensions of its vessels and its large market share in the Indo-Pacific Basin. Some competitors of the Company, however, may have greater financial strength and capital resources than the Company. See "Business--Business Strategy."

RISK OF LOSS AND INSURANCE

     The business of the Company is affected by a number of risks, including mechanical failure of the vessels, collisions, property loss to the vessels, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA 90, by imposing potentially unlimited liability upon owners, operators and demise (bareboat) charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators and has also caused insurers to consider reducing available liability coverage.

     The Company maintains marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. The Company does not carry insurance covering the loss of revenue resulting from vessel off-hire time. The Company believes that its current insurance coverage is adequate to protect against most of the accident-related risks involved in the conduct of its business and that it maintains appropriate levels of environmental damage and pollution insurance coverage. Currently, the available amount of coverage for pollution is $700 million per vessel per incident. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

LEGAL PROCEEDINGS

     GENERAL

     The Company is party, as plaintiff or defendant, to a variety of lawsuits for damages arising principally from personal injury and property casualty claims. Such claims are covered by insurance, subject to customary deductibles. Management believes that such claims will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

     NAGASAKI SPIRIT

     On September 20, 1992, the Nagasaki Spirit, a vessel capital leased by one of the wholly owned shipowning subsidiaries of Teekay, was struck by another ship, the Ocean Blessing, in the Strait of Malacca, between Malaysia and Indonesia. The Nagasaki Spirit was towed to Singapore where after inspection it was declared a constructive total loss. The Company received approximately $53 million in insurance proceeds from the hull underwriters of the Nagasaki Spirit, a portion of which was used to repay indebtedness on the vessel.

     A number of claims have arisen as a result of the collision, and proceedings are presently pending in the High Court of Singapore in order to determine liability for the collision and the amount of damages recoverable. Claims by the dependents of the crew of the Nagasaki Spirit have been settled. A claim of approximately $1.4 million for the cost of clean up of the oil pollution caused by the Nagasaki Spirit and associated costs has been made by the Department of Environment for the Government of Malaysia. Another pollution-based claim, for approximately $2.5 million plus unspecified damages, has been filed by the Government of Indonesia in an Indonesian District Court. Any payment made in settlement of these claims will be covered by insurance. While it is possible that pollution damage claims may be asserted by others, the Company believes that any liability it may have for such claims will be well within the applicable limit of $700 million of insurance coverage per vessel per incident. There is no deductible applicable to the pollution liability coverage. There are also claims pending by some of the owners of cargo aboard the Ocean Blessing against the Company in excess of $27 million. The liability, if any, of the Company in respect of these claims is covered by insurance. The owners of the cargo aboard the Nagasaki Spirit have agreed not to pursue any claims they may have against the Company.

     A claim by a salvor for salvage and special compensation was arbitrated in London. The award for salvage will be a priority claim against the proceeds of the sale of the Nagasaki Spirit, which are currently lodged with the Singapore Court. The proceeds of the sale were approximately $9.0 million; the salvage award was approximately $4.9 million against the owners. The award for special compensation in the amount of approximately $2.25 million was appealed and overturned by the appeal arbitrator. On successive appeals, both the High Court of Justice and the Court of Appeals in London upheld the appeal arbitrator's findings that no special compensation was payable. The salvor is entitled to make a final appeal to the House of Lords. The liability for salvage is covered by the sale proceeds presently lodged with the Singapore Court and any special compensation is covered by insurance.

     Management does not believe that the result of the pending litigation involving the Nagasaki Spirit will have a material adverse effect upon the Company. However, no assurance can be given that additional litigation will not be commenced as a result of such collision. The Company believes that any claims established by additional litigation arising out of such collision would be fully covered by insurance.

     LITIGATION AGAINST THE ESTATE OF THE COMPANY'S FOUNDER

     In May 1993, a lawsuit against the original representative of the estate (the "Estate") of the Company's founder, J. Torben Karlshoej, was filed in the Supreme Court of British Columbia (the "B.C. Court") by Mr. Karlshoej's first wife. The plaintiff, who was divorced from Mr. Karlshoej in 1971, two years prior to the founding of the Teekay organization, alleges that she is entitled to, among other things, an accounting of the Estate, a share of the Estate or support from the Estate, specific performance of an express or an implied agreement to compensate her or, alternatively, damages for breach of that agreement, quantum meruit and/or restitution for unjust enrichment. In April 1995, the plaintiff filed with the B.C. Court a notice of motion to amend her statement of claim to add a number of additional parties as defendants, including Teekay, certain of Teekay's subsidiaries, the Trusts, and certain of Teekay's officers and directors, including Mr. James Hood and Mr. Arthur Coady, and to amend her claim to include an interim order preventing transfers or other dispositions of Estate property, declaring that all or a portion of certain assets are held by the Estate or other proposed additional defendants in trust for her and conveying such interest in the property to her. The B.C. Court has not yet made a determination as to whether to grant the plaintiff's motion to amend her statement of claim.

     In materials filed in support of her motion, plaintiff alleges the need to add the proposed additional defendants as parties based upon their control of property in which she is claiming an interest and their ability to provide plaintiff with information required to inform her of the size and nature of the assets to which she claims entitlement. The proposed amended statement of claim, which has not yet been filed or served upon Teekay or the other proposed additional defendants, sets forth certain factual allegations and legal theories not contained in the original statement of claim, including allegations as to the existence of an express or constructive trust that would give plaintiff an undivided interest in up to one-half of the assets directly or indirectly held by Mr. Karlshoej at any time following the divorce, including the capital stock of Teekay. In the statement of claim, as proposed to be amended, plaintiff alleges various facts to support her claims, including, among other things, that: (i) a separation agreement executed by plaintiff and Torben Karlshoej in connection with their divorce in 1971 should be declared null and void because plaintiff lacked the capacity to enter into such an agreement (or, in the alternative, that plaintiff executed such agreement under duress, undue influence, unconscionability, fraud, mistake and unfairness); and (ii) notwithstanding their divorce and the plaintiff's and Torben Karlshoej's subsequent marriages, they "re-commenced" their "spousal relationship" and, based on Mr. Karlshoej's promise to provide financial support to the plaintiff, plaintiff provided certain services to Mr. Karlshoej. The amended statement of claim also seeks certain additional relief, including a declaration that the Estate and the proposed additional defendants hold a portion of any interest in Teekay and its assets in trust for the plaintiff, and an order to prevent Teekay and the other proposed additional defendants from disposing of any assets in which plaintiff claims an interest.

     The Company believes that plaintiff's proposed claims are without merit and that there are several meritorious defenses to such claims. First, the Company believes that the plaintiff faces many obstacles to any successful claim against the Estate or the proposed additional defendants, including establishing the invalidity of the separation agreement and of the property transfers made by Mr. Karlshoej during his lifetime, including the transfers of the capital stock of the Company into the Trusts. The Company also believes that there may be insufficient jurisdictional grounds for the plaintiff to add Teekay or its subsidiaries as defendants in the lawsuit and that, even if Teekay and its subsidiaries do become named defendants, the plaintiff has not stated a sustainable basis for a claim against Teekay or its assets. The Company believes that, in the unlikely event that the plaintiff were successful at all phases of the lawsuit, the result would be an award of money damages against the Estate or of specific property held by the Estate or brought into the Estate through invalidation of the transfers of property made by Mr. Karlshoej to the Trusts. If plaintiff were awarded shares of Teekay's capital stock currently held by the Trusts, or if such shares were otherwise required to be sold in order to satisfy a judgment in the plaintiff's favor, a change in control of Teekay could result. The Company believes that the possibility of invalidations of the property transfers, including transfers of the capital stock of the Company to the Trusts, and the possible change of control that could occur, are remote. Teekay intends, if added as a defendant, to vigorously defend against the plaintiff's claims. Based upon the advice of its counsel, including an assessment of the defenses available to the Company and the defects in plaintiff's claims, the Company does not anticipate that the outcome of the lawsuit will have a material adverse effect upon it or its assets.

REGULATION

     The business of the Company and the operation of its vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, the Company cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of its vessels. The Company is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations. Subject to the discussion below and to the fact that the kinds of permits, licenses and certificates required for the operations of the vessels owned by the Company will depend upon a number of factors, the Company believes that it has been and will be able to obtain all permits, licenses and certificates material to the conduct of its operations.

     The Company believes that the heightened environmental and quality concerns of insurance underwriters, regulators and charterers will impose greater inspection and safety requirements on all vessels in the tanker market and will accelerate the scrapping of older vessels throughout the industry.

     ENVIRONMENTAL REGULATION--IMO. With respect to the following discussions of the IMO regulations and OPA 90, the Company believes that, because all of the Mortgaged Vessels are double hulled, the Company is in compliance with such regulations and statutes. Moreover, under the current regulations, the vessels of the Company's current fleet will be able to operate for substantially all of their respective economic lives before being required to have double-hulls.

     On March 6, 1992, the IMO adopted regulations which set forth new and upgraded requirements for pollution prevention for tankers. These regulations, which went into effect on July 6, 1995 in many jurisdictions in which the tanker fleet owned by the Company may be anticipated to be operating on and after such date, provide that (i) 25 year-old tankers must be of double-hull construction or of a mid-deck design with double side construction, unless they have wing tanks or double-bottom spaces, not used for the carriage of oil, which cover at least 30% of the length of the cargo tank section of the hull or bottom or are capable of hydrostatically balanced loading which ensures at least the same level of protection against oil spills in the event of collision or stranding,
(ii) 30 year-old tankers must be of double-hull construction or mid-deck design with double-side construction, and (iii) all tankers will be subject to enhanced inspections. Some classification societies may implement these requirements prior to the effective date of such regulations. Also, under IMO regulations, a tanker must be of double-hull construction or a mid-deck design with double side construction or be of another approved design ensuring the same level of protection against oil pollution in the event that such tanker (i) is the subject of a contract for a major conversion or original construction on or after July 6, 1993, (ii) commences a major conversion or has its keel laid on or after January 6, 1994, or (iii) completes a major conversion or is a newbuilding delivered on or after July 6, 1996.

     Although 4 of the Company's vessels are 15 years or older, the oldest of such vessels are only 16 years old and, therefore, the requirements currently in effect regarding 25 and 30 year-old tankers will not affect the Company's fleet in the near future. However, compliance with the new regulations regarding inspections of all vessels may adversely affect the Company's operations. The Company cannot at the present time evaluate the likelihood or magnitude of any such adverse effect on the Company's operations due to uncertainty of interpretation of the IMO regulations.

     ENVIRONMENTAL REGULATIONS--OPA 90. OPA 90 established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA 90 affects all owners and operators whose vessels trade to the United States or its territories or possessions or whose vessels operate in United States waters, which include the United States territorial sea and the two hundred nautical mile exclusive economic zone of the United States.

     Under OPA 90, vessel owners, operators and bareboat (or "demise") charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all oil spill containment and clean-up costs and other damages arising from oil spills pertaining to their vessels. These other damages are defined broadly to include (i) natural resources damages and the costs of assessment thereof, (ii) real and personal property damages, (iii) net loss of taxes, royalties, rents, fees and other lost revenues, (iv) lost profits or impairment of earning capacity due to property or natural resources damage, (v) net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and (vi) loss of subsistence use of natural resources. OPA 90 limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker that is over 3,000 gross tons (subject to possible adjustment for inflation). These limits of liability would not apply if the incident were proximately caused by violation of applicable United States federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the oil removal activities. The Company currently insures and plans to insure each of its vessels with pollution liability insurance in the amount of $700 million. A catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on the Company.

     OPA 90 does not by its terms impose liability on lenders or the holders of mortgages on vessels. The Company believes, therefore, that neither the Holders of the Notes nor the Trustee are exposed to liability under OPA 90 unless such Holders or the Trustee participates so substantially in the overall operation or management of the Company's vessels as to be considered the "operator" of a vessel prior to or following an Event of Default.

     Under OPA 90, with certain limited exceptions, all newly built or converted tankers operating in United States waters must be built with double-hulls, and existing vessels which do not comply with the double-hull requirement must be phased out over a 25-year period (1990-2015) based on size, age and place of discharge, unless retrofitted with double-hulls. Notwithstanding the phase-in period, OPA 90 currently permits existing single-hull tankers to operate until the year 2015 if their operations within United States waters are limited to discharging at the Louisiana Off-Shore Oil Platform, or off-loading by means of lightering activities within authorized lightering zones more than 60 miles off-shore.

     OPA 90 expands the pre-existing financial responsibility requirements for vessels operating in United States waters and requires owners and operators of vessels to establish and maintain with the United

States Coast Guard (the "Coast Guard") evidence of insurance or of qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90. In December 1994, the Coast Guard enacted regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton for tankers, coupling the OPA limitation on liability of $1,200 per gross ton with the Comprehensive Environmental Response Compensation and Liability Act liability limit of $300 per gross ton. Under the regulations, such evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance, or guaranty. Under OPA 90, an owner or operator of more than one tanker will be required only to demonstrate evidence of financial responsibility for the tanker having the greatest maximum liability under OPA 90.

     The Coast Guard's regulations concerning certificates of financial responsibility provide, in accordance with OPA 90, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility; and, in the event that such insurer or guarantor is sued directly, it is prohibited from asserting any defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain insurance organizations, which typically provide certificates of financial responsibility, including the major protection and indemnity organizations which the Company would normally expect to provide a certificate of financial responsibility on its behalf, declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses.

     The Coast Guard's regulations may also be satisfied by evidence of surety bond, guaranty or by self-insurance. Under the self-insurance provisions, the ship owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. The Company has complied with the Coast Guard regulations by providing evidence of sufficient self-insurance.

     OPA 90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company's vessels call. Also, under OPA 90 the liability of responsible parties, United States or foreign, with regard to oil pollution damage in the United States is not subject to any international convention.

     Owners or operators of tankers operating in United States waters were required to file vessel response plans with the Coast Guard, and their tankers were required to be operating in compliance with their Coast Guard approved plans by August 18, 1993. Such response plans must, among other things, (i) address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case discharge," (ii) describe crew training and drills, and (iii) identify a qualified individual with full authority to implement removal actions. The Company filed vessel response plans with the Coast Guard for the tankers owned by the Company and has received approval for all vessels in its fleet to operate in United States waters.

     Outside the United States, many countries have ratified and follow the liability scheme set out in the International Convention on Civil Liability for Oil Pollution Damage 1969 ("CLC"). Under the CLC, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by a discharge of persistent oil, subject to certain complete defenses. Liability currently is limited to approximately $188 per gross registered ton, with the exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited only where the spill is caused by the owner's actual fault or the fault of a third party with whom the owner has a direct contractual relationship. Vessels trading to contracting states must establish evidence of insurance covering the limited liability of the owner.

     In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

     ENVIRONMENTAL REGULATION--OTHER ENVIRONMENTAL INITIATIVES. The EC is considering legislation that will affect the operation of oil tankers and the liability of owners for oil pollution. It is impossible to predict what legislation, if any, may be promulgated by the EC or any other country or authority.

TAXATION OF THE COMPANY

     The following discussion is a summary of the principal Liberian tax laws, Bahamian tax laws and U.S. federal income tax laws applicable to the Company. The following discussion of tax matters, as well as the conclusions regarding certain issues of tax law that are reflected in that discussion are based on current law and upon the advice received by the Company from its counsel. Such advice is based, in part, on representations made by officers of the Company, some of which relate to anticipated future factual matters and circumstances. No assurance can be given that changes in existing laws or their interpretation will not occur or that such changes will not be retroactive or that anticipated factual matters and circumstances will in fact occur. The Company's and its counsels' views have no binding effect or official status of any kind, and no assurance can be given that the conclusions discussed below would be sustained if challenged by taxing authorities.

     UNITED STATES TAXATION

     The following discussion is based on the advice of Perkins Coie, special United States tax counsel to the Company. The following discussion is based upon the currently existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Department regulations, current administrative rulings and court decisions.

     It is anticipated that substantially all of the gross income of the Company's subsidiaries will be derived from the ownership, use and operation of vessels in international commerce and that such income will principally consist of freights from the transportation of cargoes and hire or lease from time charters and from the performance of services directly related to the use and operation of such vessels, including services related to the chartering of such vessels ("Shipping Income"). In general, unless exempt from U.S. taxation under
Section 883 of the Code as discussed below, Teekay's subsidiaries' Shipping Income will be subject to U.S. federal income taxation (in the manner discussed below) to the extent that such Shipping Income is derived from sources within the United States. For these purposes, Shipping Income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States will be considered to be 50% derived from sources within the United States. Shipping Income attributable to transportation that begins and ends in the United States is considered to be 100% derived from sources within the United States. Based upon the Company's anticipated shipping operations, the vessels of Teekay's subsidiaries will be operated in various parts of the world and, although they may transport cargoes to or from what might be viewed to be U.S. ports for U.S. tax purposes, they will not be permitted by law to transport cargoes between U.S. ports. On average, in fiscal years 1993, 1994 and 1995, the Company derived approximately 37% of its gross revenues from voyages originating or terminating in U.S. ports. Therefore, based on past experience the Company currently expects that approximately 19% of Teekay's subsidiaries' Shipping Income would be treated as derived from U.S. sources.

     All Shipping Income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping Income derived by Teekay's subsidiaries from sources outside the United States will not be subject to U.S. federal income tax.

     Management estimates that, should it not qualify for the Section 883 exemption described below, the Company's U.S. tax liability for fiscal 1995 would not be material.

     THE CODE SECTION 883 EXEMPTION

     The Company believes that, under Code Section 883, Teekay's ship owning and operating subsidiaries are exempt from United States taxation on their Shipping Income derived from sources within the United States.

     A corporation will qualify for the benefits of Code Section 883 if, in relevant part, (i) it is organized in a foreign country that grants an equivalent exemption from tax to corporations organized in the United States ("the country of organization requirement"), and (ii) more than 50% of the value of its shares is treated as owned, directly or indirectly, by individuals who are "residents" of such country or of another foreign country that grants an equivalent exemption to corporations organized in the United States (the "ownership requirement"). The ownership requirement is not applicable if the stock of the corporation (or the direct or indirect corporate parent thereof, provided the parent is organized in a country that satisfies the country of organization requirement) is "primarily and regularly traded on an established securities market" in such country, in another country that grants the equivalent exemption from tax to U.S. corporations, or in the United States (the "publicly traded exception"), or if the subsidiary is a "controlled foreign corporation" (the "CFC exception").

     The U.S. Treasury Department has recognized the Republic of Liberia, The Bahamas, and Panama as jurisdictions that grant an equivalent exemption to U.S. corporations. Teekay and each of its ship owning and operating subsidiaries are incorporated or organized in either Liberia, The Bahamas, or Panama. Therefore, the subsidiaries' Shipping Income will be exempt from U.S. federal income taxation if the ownership requirement is met or the Company qualifies for the publicly traded exception. It is not anticipated that the Company will qualify for the CFC exception.

     The Company believes that the ultimate indirect owners of more than 50% of the value of the capital stock of the Company and its subsidiaries are individuals who would satisfy the ownership requirements on the date hereof. The Company does not anticipate that it will have to rely on the publicly traded exception for purposes of the Code Section 883 exemption. Compliance with the ownership requirement and qualification for the publicly traded exception depend upon the resolution of certain factual issues and the interpretation of the Code. No Treasury regulations have been promulgated for purposes of the ownership requirement and the publicly traded exception under Section 883. In the absence of statutory and regulatory guidance under Code Section 883, special U.S. tax counsel to the Company is unable to render an opinion in this regard.

     The Company does not know of any plan regarding (i) disposition of the interests held by the current ultimate individual holders of Teekay's common stock or (ii) any changes in the residency of the current ultimate individual holders of Teekay's common stock that would cause the loss of the availability of Section 883 of the Code (or, in either case, any agreements with respect to any of the foregoing). However, there is no agreement that would preclude the current direct or indirect holders of Teekay's common stock from disposing of their interests in the Company, or from changing their residence, and there can be no assurance that such holders of such common stock will not do so, nor is there any assurance that a person or persons who are not qualifying holders of Teekay's common stock for purposes of Section 883 will not acquire sufficient beneficial ownership of the outstanding shares of such common stock through purchase on the New York Stock Exchange or otherwise to preclude the availability of an exemption under Section 883. Any change in the holdings of the current direct or indirect holders of Teekay's common stock or the residence of such holders of common stock (both as determined for United States tax purposes), or the issuance of shares of stock or any other change in the capitalization of the Company (other than as a result of this Offering) could affect the continued availability of Section 883 of the Code. Accordingly, no assurance can be given that the subsidiaries' Shipping Income derived from sources in the United States will be treated as exempt from taxation by the United States.

     TAXATION IN THE ABSENCE OF A CODE SECTION 883 EXEMPTION

     NET BASIS AND BRANCH TAX REGIME. To the extent the benefits of the Section 883 exemption are unavailable, the U.S. source Shipping Income (and any U.S. source chartering income not treated as

Shipping Income) of each subsidiary that was "effectively connected" with the conduct of a U.S. trade or business would be subject to U.S. federal corporate income tax, which currently is imposed at rates of up to 35% on taxable income. Taxable income would be determined after allowance for allocable deductions, provided the subsidiary files true and accurate U.S. federal income tax returns as required by the Code. In addition, under certain circumstances, the 30% branch profits tax imposed under Section 884 of the Code would apply to the earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and a branch interest tax on certain interest paid or deemed paid by a subsidiary's U.S. trade or business.

     A subsidiary's U.S. source Shipping Income (and any U.S. source chartering income not treated as Shipping Income) would be considered "effectively connected" with the conduct of a U.S. trade or business only if the subsidiary has (or is considered to have) a fixed place of business in the United States involved in the earning of such income and certain other requirements are met. Neither Teekay nor any of its subsidiaries maintains an office or other fixed place of business in the United States. Accordingly, based on the expected mode of the Company's shipping operations, the Company anticipates that the subsidiaries' U.S. source Shipping Income will not be "effectively connected" with the conduct of a U.S. trade or business and thus will not be subject to the net-basis U.S. federal corporate income tax.

     THE 4% GROSS BASIS TAX REGIME. To the extent the benefits of Code Section 883 are unavailable, the U.S. source Shipping Income derived by Teekay's subsidiaries that is not "effectively connected" with the conduct of a U.S. trade or business (as described above) will be subject to a special 4% tax on a gross basis (without benefit of deduction). As discussed above, the Company expects that substantially less than half of the subsidiaries' gross Shipping Income will be considered U.S. source income. Therefore, the Company believes that the maximum effective rate of U.S. federal income tax on the subsidiaries' gross Shipping Income would not exceed 2%. The Company does not expect that any potential liability it may have with respect to its U.S. source Shipping Income for prior years would be material in amount.

     GAIN ON SALE OF VESSELS

     To the extent the vessel of any subsidiary of Teekay makes more than an occasional voyage to U.S. ports, that subsidiary may be considered to be engaged in the conduct of a U.S. trade or business. As a result, unless that subsidiary is entitled to the benefits of Code Section 883, any U.S. source gain on the sale of such subsidiary's vessel may be partly or wholly subject to U.S. federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the above-described net basis and branch tax regime. The U.S. Treasury Department has recognized the Republic of Liberia, but neither Panama nor The Bahamas, as a jurisdiction that provides an exemption from tax for gains realized by a U.S. corporation from the sale of a vessel, to the extent, as the Company expects, that such gains are incidental to shipping operations. Accordingly, if Teekay's subsidiaries incorporated in Liberia otherwise qualify for the benefits of Section 883, gain on the sale of their vessels (to the extent such gain is incidental to Shipping Income) should be exempt from U.S. federal income taxation under Section 883. U.S. source gain from the sale of vessels owned by Teekay's subsidiaries incorporated in The Bahamas or Panama, however, may not be exempt from U.S. taxation under Section 883.

     However, in general, gain from the sale by a non-U.S. corporation of a vessel used in shipping operations will not be U.S. source gain except for the following: (1) the aggregate of depreciation adjustments attributable to depreciation deductions allowable for the vessel in computing U.S. source taxable income; (2) gain in excess of such depreciation adjustments if the vessel is sold within the U.S. and (3) the entire gain if attributable to an office or fixed place of business maintained by the corporation in the United States.

     As the Company (1) does not expect to be earning Shipping Income that is "effectively connected" with the conduct of a U.S. trade or business subject to tax under the net basis and branch tax regime (described above under "--Taxation in the Absence of a Code Section 883 Exemption"), (2) does not intend to permit any of its vessels to be sold in the United States and (3) does not now and does not expect in the future to maintain an office or fixed place of business in the United States, the Company does not expect that any gain from the sale of the vessel by it would be subject to U.S. federal income tax.

     LIBERIAN TAXATION

     Based on the advice of Haight, Gardner, Poor & Havens, Liberian tax counsel to the Company, because Teekay does not expect that it and its subsidiaries will conduct business or operations in the Republic of Liberia, Teekay and its subsidiaries will not be subject to taxation under the laws of the Republic of Liberia, and distributions by its subsidiaries to Teekay will not be subject to Liberian tax.

     BAHAMIAN TAXATION

     Based on the advice of Graham, Thompson & Co., Bahamian counsel to the Company, Teekay and its subsidiaries will not be subject to taxation under the laws of The Bahamas, and distributions by its subsidiaries to Teekay also will not be subject to any Bahamian tax.

                                   MANAGEMENT

     The directors, executive officers and senior management of the Company are listed below:

                             AGE                             POSITION
                             ---     ---------------------------------------------------------
    Karlshoej, Axel          55      Director and Chairman of the Board
    Hood, James N.           60      Director, President and Chief Executive Officer
    Coady, Arthur F.         62      Director, EVP and General Counsel
    Dingman, Michael D.      64      Director
    Feder, Morris L.         78      Director
    Hsu, Steve G. K.         62      Director
    Hsu, Thomas Kuo-Yuen     49      Director
    Alsleben, Veronica A. E. 44      Managing Director (London)
    Antturi, Peter S.        36      Controller (Vancouver)
    Chad, Greg               44      VP, Corporate Services (Vancouver)
    Gibson, Esther E.        40      Secretary (Nassau)
    Glendinning, David       41      VP, Marine and Commercial Operations (Vancouver)
    Gurnee, Anthony          35      VP, Treasurer and Chief Financial Officer (Vancouver)
    Meldgaard, Mads T.       31      Managing Director (Singapore)
    Moller, Bjorn            38      VP, Group Chartering and Business Development (Vancouver)
    Nagao, Yoshio            49      Managing Director (Tokyo)
    Patwardhan, Vinay S.     54      SVP, Marine Operations (Vancouver)

     Certain biographical information about each of these individuals is set forth below:

     VERONICA A. E. ALSLEBEN has been employed in ship chartering since 1973. She joined the Company in 1989 as Chartering Manager and was subsequently promoted to her current position as Managing Director (London). Prior to joining the Company, Ms. Alsleben served as Vice President of a chartering office of an international tanker company in New York City for five years.

     PETER S. ANTTURI joined the Company in September 1991 as Manager, Accounting and was promoted to his current position of Controller in March 1992. Prior to joining the Company, Mr. Antturi held senior accounting and finance roles in the shipping industry since 1985.

     ARTHUR F. COADY is an Executive Vice President and the General Counsel of the Company. He has served as a Director of Teekay since 1989. He joined the Company after 30 years in private law practice in Canada, having specialized in corporate and commercial law. In July 1995, Mr. Coady was appointed as a director of the Bahamas Maritime Authority.

     GREG CHAD joined the Company in August 1991 as Manager, Personnel. He was promoted in June 1993 to Director, Personnel and in March 1995 to his current position of Vice President, Corporate Services. Mr. Chad has held a number of senior human resources and administration roles in the transportation and communication industries since 1976.

     MICHAEL D. DINGMAN is a private investor, industrial company executive and corporate director. He was elected as a Director of Teekay in May 1995. He is Chairman and Chief Executive Officer of The Shipston Group Limited, a diversified international holding company, Chairman of Fisher Scientific International Inc., and a Director of Ford Motor Company. Mr. Dingman also serves as Director/Executive to a number of other industrial concerns.

     MORRIS L. FEDER is currently President of Worldwide Cargo Inc., a recently formed New York based chartering firm. Mr. Feder has been employed in the shipping industry in excess of 45 years, of which 43 were spent with Maritime Overseas Corporation, from which he retired as Executive Vice President and Director in December 1991. He has also served as Senior Vice President and Director of Overseas

Shipholding Group Inc. and was a member of the Finance and Development Committee of the Board of such company. He has served as a Director of Teekay since June 1993. Mr. Feder is a member of the American Bureau of Shipping, the Connecticut Maritime Association and the Association of Shipbrokers and Agents USA Inc.

     ESTHER E. GIBSON joined the Company in June 1988. In 1991, she was appointed to the position of Secretary.

     CAPTAIN DAVID GLENDINNING joined the Chartering Department of the Company's London office in January 1987. Since then, he has worked in a number of senior positions within the organization including Vice President, Commercial Operations, a position he held for two years prior to his January 1995 promotion to the position of Vice President, Marine and Commercial Operations. Captain Glendinning has 18 years' sea service on oil tankers of various types and sizes and is a Master Mariner with British Class 1 Foreign Going Certificate of Competency.

     ANTHONY GURNEE joined the Company in May 1992, as General Manager, Finance and served in that capacity until October 1992, at which time he was promoted to the position of Vice President, Finance & Accounting. In January 1995, his title was changed to Vice President and Chief Financial Officer. Mr. Gurnee is a graduate of the United States Naval Academy and served six years with the United States Navy. Prior to joining the Company, he was a shipping banker with Citibank, N.A. for four years. He is a Member of the Institute of Chartered Shipbrokers (MICS).

     CAPTAIN JAMES N. HOOD has held a number of senior positions with the Company since joining the organization in 1977. He was appointed President and Chief Executive Officer of the Company in October 1992. He has served as a Director of Teekay since June 1993. Captain Hood's qualifications include an Extra Master's Certificate of Competency. He is a Fellow of the Institute of Chartered Shipbrokers (FICS), a Fellow of the Nautical Institute (FNI) and a director of Britannia Steam Ship Insurance Association Limited. In addition to his 23 years of shore service in various senior management positions, Captain Hood has served at sea for 19 years, including four years of command experience.

     STEVE G. K. HSU is Chairman and Managing Director of Oak Steamship Company Limited, a ship management company based in Hong Kong. Mr. Hsu is a member of the Executive Committee of Hong Kong Shipowners Association and of the Executive Committee of the International Association of Dry Cargo Shipowners (Intercargo), and a council member of the International General Committee of Bureau Veritas. He has served as a Director of Teekay since June 1993.

     THOMAS KUO-YUEN HSU has served 23 years with, and is presently Executive Director of, Expedo & Company (London) Ltd, which is part of the Expedo Group of Companies that manages a fleet of eight vessels, ranging in size from 80,000 dwt to 280,000 dwt. He has been a Committee Director of the Brittania Steam Ship Insurance Association Limited since 1988, and a Lloyd's Underwriting Member since 1983. He has served as a Director of Teekay since June 1993.

     AXEL KARLSHOEJ is President of Nordic Industries, a California general construction firm with whom he has served for the past 22 years. He is the older brother of the late J. Torben Karlshoej, the founder of the Company. He has served as a Director and Chairman of the Board of Teekay since June 1993.

     MADS T. MELDGAARD joined the Company's Chartering Department in January 1986 and served in the European and Singapore offices until December 1991, when he was appointed Chartering Manager in the Vancouver office. Mr. Meldgaard was promoted in January 1994 to General Manager, Chartering and again in September 1995 to his current position as Managing Director (Singapore).

     BJORN MOLLER spent three years in the Company's European office before being promoted to the position of Vice President, Chartering in 1988. Mr. Moller served in this capacity for six years until his January 1994 appointment to the position of Vice President, Planning and Development, later being promoted in January 1995 to his current position as Vice President, Group Chartering and Business Development. Prior to joining the Company, Mr. Moller spent 10 years with East Asiatic Company, including four years in tanker chartering and operations.

     YOSHIO NAGAO has been employed in the shipping industry for the past 28 years and is qualified as a Chief Engineer. He joined the Company from Sanko Steamship Co. Ltd., a Japanese ship owning company, where he served as Manager of their Technical Department. Mr. Nagao has served as Managing Director (Tokyo) since joining the Company in 1985.

     CAPTAIN VINAY S. PATWARDHAN has held senior positions with the Company since joining the organization in 1981 including Vice President, Ship Management, a position he held from January 1986 through January 1995, when he was promoted to his current position: Senior Vice President, Marine Operations. Captain Patwardhan has been employed in the shipping industry for the past 34 years, having experience in crude tanker, product carrier, O/B/O, ore oiler, container, general cargo and bulk carrier operations, with 11 years of command experience. Captain Patwardhan is a Master Mariner with Foreign Going Certificate of Competency.

MANAGEMENT SUCCESSION

     The Resource Committee of Teekay's Board of Directors is conducting a search to identify a potential candidate for the position of Chief Operating Officer of the Company. The creation of the Chief Operating Officer position is intended to facilitate an orderly leadership succession upon the eventual retirement of Captain James N. Hood as Chief Executive Officer.

EXECUTIVE COMPENSATION

     The aggregate annual compensation paid to the 12 executive officers and senior managers listed above was $1,650,000 for fiscal 1995, a portion of which was attributable to payments made pursuant to bonus plans of the Company, which consider both Company and individual performance for a given period. Currently, the non-employee directors of Teekay receive, in the aggregate, approximately $100,000 for their services and reimbursement of their out-of-pocket expenses in each fiscal year during which they are directors of Teekay. In fiscal 1995, the Company contributed an aggregate amount of $77,000 to provide pension and similar benefits for the 12 executive officers and senior managers listed above.

     Teekay's 1995 Stock Option Plan (the "Plan") entitles certain eligible officers, key employees (including senior sea staff), and directors of the Company to receive options to acquire common stock of Teekay. A total of 2,148,571 shares of common stock have been reserved for issuance under the Plan, and options to purchase up to 796,750 shares of Teekay's common stock have been granted by Teekay. Such outstanding options are exercisable at a price of $21.50 per share and expire July 19, 2005, ten years after the date of grant.

                              OWNERSHIP OF TEEKAY

     The following table sets forth certain information regarding (i) ownership of Teekay's common stock as of November 30, 1995 by all persons known to Teekay to own more than 10 percent of the common stock and (ii) the total amount of capital stock owned by all officers and directors of Teekay as a group as of such date:

                                  IDENTITY OF PERSON
       TITLE OF CLASS                  OR GROUP                 AMOUNT OWNED        PERCENT OF CLASS
-----------------------------  -------------------------     ------------------     ----------------
Common Stock, no par value     Cirrus Trust                   18,082,781 shares           65.1%
                               JTK Trust                       2,803,575 shares           10.4%
                               All officers and                               *               *
                                 directors as a group
                                 (17 persons)

---------------

* Less than one percent of outstanding shares.

     The activities of Cirrus Trust and JTK Trust are under the common supervision of Messrs. Coady, Karlshoej and Thomas Hsu, directors of Teekay, and Mr. Shigeru Matsui, President of Matsui & Company, a Tokyo based ship brokerage firm. The beneficiaries of such trusts include charitable institutions and affiliated trusts.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of the Company. Such summary is qualified in its entirety by reference to the full text of the documents which govern the transactions so summarized.

     As of September 30, 1995, the subsidiaries of Teekay had obligations for outstanding indebtedness for borrowed money under existing credit agreements in the aggregate principal amount of $604.6 million, all of which is guaranteed by Teekay. In addition, Teekay had indebtedness of $151.2 million of its 9 5/8% First Preferred Ship Mortgage Notes (the "1993 Notes"). After giving effect to the Offering and the application of the proceeds therefrom, the Company's indebtedness, on a consolidated basis, would be approximately $760.6 million. The following chart indicates, on a consolidated basis after giving effect to the Offering and the application of the proceeds therefrom, the aggregate principal amount of indebtedness that will be due and payable in each of the next 10 fiscal years of the Company.

     FISCAL YEAR           AMOUNT         FISCAL YEAR         AMOUNT
---------------------   -------------     -----------     --------------
  1997                  $37.4 million        2002         $ 72.0 million
  1998                  $38.6 million        2003         $ 46.5 million
  1999                  $62.4 million        2004         $154.4 million
  2000                  $62.4 million        2005         $ 47.3 million
  2001                  $78.3 million        2006         $ 45.8 million

     Credit agreements, and guarantees executed by Teekay in connection therewith, contain various covenants which restrict the operations of the obligors and Teekay. Such credit agreements and guarantees contain covenants which require the obligors thereunder or Teekay, as the case may be, to conduct their operations, including, for such obligors, the operations of their respective vessels, in accordance with certain standards set forth in such credit agreements or guarantees, as the case may be. The Company's Revolver (discussed below) contains a "hull covenant" which requires the obligors to deliver additional collateral to the lenders under such credit agreement, or prepay a certain amount of the indebtedness under such credit agreement, in the event that the value of the subject vessels falls below a fixed percentage of the amount of the indebtedness under such credit agreement then outstanding. The percentage at which the combined value of the subject vessels must remain is 120% of the outstanding indebtedness under the Revolver, with the percentage increasing to 140% over the term of the Revolver. The Company believes that as of September 30, 1995 it was in compliance with all of the covenants in effect at that time.

     In addition to the hull covenants, certain of the credit agreements prohibit the payment of dividends by, or the making of distributions from, the respective obligors during the time in which any of the indebtedness thereunder remains outstanding. As of September 30, 1995, the amount of retained earnings in subsidiaries of Teekay that was prohibited from being distributed as a dividend to Teekay was $65,184.

     On July 15, 1993, Teekay issued $175.0 million of its 1993 Notes in a private placement. On December 30, 1993, Teekay completed, pursuant to a registration rights agreement, an exchange offer whereby such privately-placed Notes were, at the option of each holder, exchanged for Notes registered under the Securities Act. The 1993 Notes are not listed for trading on any foreign or United States exchange and there is currently no regular trading market for such Notes.

     The Company has a reducing revolving credit facility (the "Revolver") with three commercial banks providing for borrowings of up to $243.0 million to refinance certain indebtedness of the Company, to finance certain vessel acquisitions and to provide working capital. The Revolver is secured by first priority mortgages granted on 14 of the Company's Aframax tankers, together with certain other related collateral, and a guarantee from Teekay for all amounts outstanding under the Revolver. The commitment amount will be reduced by $9.5 million in semiannual instalments which commenced on December 6, 1995, together with a final balloon payment coincident with the final semiannual reduction. Interest payments are based on LIBOR plus a margin ranging from 0.80% to 1.25% which is dependent on the financial leverage of the Company, as calculated on a quarterly basis. Principal repayments are required when borrowings under the Revolver exceed the commitment amount, which was $223.0 million as of September 30, 1995.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     Approximately 75% of the issued and outstanding shares of Teekay voting common stock are owned by affiliated trusts, the activities of which are supervised by Messrs. Coady, Karlshoej, and Thomas Hsu, directors of Teekay, and Mr. Shigeru Matsui, President of Matsui & Company, a Tokyo based ship brokerage firm.

     Mr. Thomas Hsu, a director of Teekay, is associated with the company that owns the other 50% of VCSC. Teekay and its partner in VCSC have guaranteed certain loans of VCSC. See Note 11 to the Consolidated Financial Statements included elsewhere in this Prospectus. Certain directors of Teekay are also officers and directors of VCSC.

     In April 1993, Teekay acquired all of the issued and outstanding shares of common stock of Palm Shipping Inc. from an affiliate of Teekay for a nominal purchase price, plus an amount to be paid at a later date (up to a maximum of $5.0 million plus accrued interest), contingent upon certain future events. The payment of such purchase price by Teekay shall not occur until after the 1993 Notes have been paid in full.

     On March 31, 1995, Teekay acquired 100% of the outstanding stock of Teekay Shipping Limited ("TSL"), an affiliated company, for cash consideration of $1.27 million representing the net book value of TSL at March 31, 1995. The impact of this transaction on the financial position and results of operations of Teekay is not considered significant. The assets and liabilities of TSL have been combined with those of Teekay effective March 31, 1995. Teekay's results of operations include those of TSL subsequent to that date.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an Indenture, to be dated as of January 29, 1996 (the "Indenture"), among Teekay, the Guarantors and United States Trust Company of New York, as Trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The definitions of certain of the capitalized terms used in this "Description of the Notes" section are summarized below under "--Certain Definitions." Wherever particular provisions or defined terms of the Indenture not otherwise defined herein are referred to, such provisions or defined terms are incorporated herein by reference. Unless otherwise indicated, all references under this caption to sections, "sec." or articles are references to the Indenture, a copy of which will be filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Notes will represent general secured obligations of Teekay, will be limited to $225 million in aggregate principal amount and will mature on February 1, 2008.

     Payment of the principal of, premium, if any, and interest on the Notes will be irrevocably and unconditionally guaranteed on a senior secured basis by each of the Guarantors. See "The Subsidiary Guarantees." The Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from January 29, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1996 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 2.01, 2.07 and 2.11)

     Initial settlement of the Notes will be made in immediately available funds. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 2.02) Principal of, premium, if any, and interest on the Notes will be payable, and, except as described below, the Notes are transferable, at the office or agency of Teekay in The City of New York maintained for such purpose (which initially shall be the corporate trust office of the Trustee, at 114 West 47th Street, New York, New York 10036-1552); provided that, at the option of Teekay, payment of interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register. (Sections 2.03, 2.04 and 2.05) No service charge will be made for any registration of transfer or exchange of Notes, except in certain circumstances to cover any transfer tax or other similar governmental charge that may be payable in connection therewith. (Section 2.06)

BOOK ENTRY SYSTEM

     Notes may be held (1) in definitive certificated form registered in the name of the Holder or (2) through the facilities of the Depository Trust Company (the "Depository"). Notes held through the Depository will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One fully registered Global Note (the "Global Note") will be issued for such Notes, in the aggregate principal amount of such issue, and will be deposited with the Depository. If, however, the aggregate principal amount of the issue exceeds $200 million, one Global Note will be issued with respect to each $200 million of principal amount and an additional Global Note will be issued with respect to any principal amount of such issue in excess thereof.

     The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants

("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to the Depository and its Participant are on file with the Securities and Exchange Commission.

     Purchases of Notes held through the Depository's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depository's records. The ownership interest of each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") is, in turn, to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     To facilitate subsequent transfers, all Global Notes representing Notes which are deposited with the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the book-entry Notes. Under its usual procedures, the Depository mails an omnibus proxy (an "Omnibus Proxy") to the issuer of the applicable securities as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Payment of principal, premium, if any, and interest on the Global Notes representing the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depository, the Trustee or Teekay, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depository is the responsibility of Teekay or the Trustee; disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither Teekay nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by the Depository or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depository or the Direct or Indirect Participants relating to ownership interests in the Notes or the disbursement of payments in respect thereof.

     The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Teekay or the Trustee. Under such circumstances, and in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered.

     Teekay may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered to replace any Global Notes.

     The information concerning the Depository has been furnished by the Depository, but is subject to any changes to the arrangements between Teekay and the Depository and any changes to such procedures that may be instituted unilaterally by the Depository.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal of, premium, if any, and interest on the Notes will be made in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depository's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will, therefore, be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

FALL-AWAY EVENT

     In the event that (i) the Notes achieve Investment Grade Status on a pro forma basis after giving effect to the release of the Collateral, (ii) no Event of Default shall have occurred and be continuing and (iii) on a pro forma basis, after giving effect to the release of the Collateral, the aggregate amount of all Indebtedness of Teekay that is secured by a Lien plus all Indebtedness of Restricted Subsidiaries is not greater than 15% of the Company's Consolidated Tangible Assets (the occurrence of the events described in the foregoing clauses
(i), (ii) and (iii) being collectively referred to as the "Fall-away Event"), upon the request of Teekay and the Guarantors and subject to the delivery of appropriate documentation to the Trustee, the Subsidiary Guarantees will be terminated, the Collateral securing the Obligations of Teekay and the Guarantors under the Indenture and the Security Documents will be released and certain covenants under the Indenture will no longer be applicable to Teekay and the Restricted Subsidiaries. See "--Certain Restrictive Covenants." In addition, Teekay's mandatory redemption obligations upon a loss or sale of a Mortgaged Vessel shall no longer be applicable. As a result of such modifications, upon the occurrence of the Fall-away Event the Notes will become general senior unsecured obligations of Teekay and will be entitled to a substantially reduced level of covenant protection. See "--Covenants After Fall-away Event." (Section 5.01)

RANKING

     The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all other existing and future senior indebtedness of Teekay. The Indenture virtually prohibits the Guarantors from incurring additional indebtedness for money borrowed. However, the Indenture permits Teekay and its subsidiaries that are not Guarantors to incur substantial indebtedness and to secure such indebtedness with mortgages on their assets. Certain additional indebtedness, including indebtedness incurred upon the satisfaction of certain financial tests, may be incurred by Teekay. As of September 30, 1995 and after giving effect to the consummation of the Offering, the Guarantors have virtually no other indebtedness, the other subsidiaries of Teekay have outstanding approximately $535.6 million of indebtedness all of which is secured by mortgages on other vessels and guaranteed by Teekay, and Teekay has no other outstanding indebtedness except for approximately $17.8 million of other guarantees issued by Teekay for the benefit of VCSC.

     With respect to each Guarantor, claims of Holders of the Notes will rank pari passu with claims of the creditors of such Guarantor, but will rank ahead of such claims to the extent of the value, priority and validity of such Guarantor's Mortgage of its respective Mortgaged Vessel. Although the Holders of the Notes should be entitled to payment of their indebtedness out of the proceeds of their collateral prior to the holders of any general unsecured obligations of the Guarantors or Teekay, in the event that the assets and cash flow of the Guarantors are insufficient to meet the obligations under the Notes, creditors' claims against Teekay will be effectively against the shares of stock of subsidiaries other than the Guarantors and any other assets owned by Teekay and not direct claims against the assets of such subsidiaries. Therefore, such claims would have value only to the extent that the shares of stock of such subsidiaries have value after the payment of the claims of the creditors of such subsidiaries or that Teekay has other assets.

     Certain of the financing arrangements between subsidiaries of Teekay that are not Guarantors and their respective lenders contain restrictions on dividends by and distributions from such subsidiaries to Teekay as well as prohibitions on other financial dealings between Teekay and such subsidiaries. However, Palm is not restricted in such fashion and any amounts that Palm receives as charter payments for the chartering of the Company's Vessels that are in excess of the amount that Palm is obligated to pay to the Company's vessel-owning subsidiaries under their respective Palm Charters would be available to Teekay as a dividend, distribution or advance from Palm.

     Upon the occurrence of the Fall-away Event, at the request of Teekay and the Guarantors and subject to delivery of appropriate documentation to the Trustee, the Subsidiary Guarantees will be terminated, certain covenants described above, together with certain other covenants under the Indenture, will no longer be applicable to Teekay and the Guarantors and the Collateral securing the Obligations of Teekay and the Guarantors under the Indenture and the Security Documents will be released, whereupon the Notes will become general senior unsecured obligations of Teekay. See "--Fall-away Event," "--Certain Restrictive Covenants" and "--Covenants After Fall-away Event."

GUARANTEES

     Teekay's obligations for payment of the principal of, and premium, if any, and interest on the Notes, the Guarantors' obligations for payment of all sums of money payable under the Security Documents and performance of all other provisions contained in the Indenture and the Security Documents (collectively, the "Obligations") will be irrevocably and unconditionally guaranteed on a senior secured basis by each of the Guarantors in the Subsidiary Guarantees. See "The Subsidiary Guarantees."

     Upon the occurrence of the Fall-away Event, the Subsidiary Guarantees will be terminated. See "--Fall-away Event," "--Certain Restrictive Covenants" and "--Covenants After Fall-away Event."

SECURITY

     Teekay will pledge in favor of the Trustee all of the issued and outstanding capital stock of each Guarantor and its interest in the Investment Account to secure the Obligations.

     Each Guarantor will pledge and assign certain of its assets to the Trustee to secure, among other things, the Notes, its Subsidiary Guarantee of the Notes and the other Obligations. The assets to be so pledged and assigned by each Guarantor shall include all of its right, title and interest in and to (i) its Mortgaged Vessel, pursuant to a Mortgage issued by such Guarantor in favor of the Trustee, which

Mortgage contains covenants pursuant to which such Guarantor, among other things, will be prohibited from selling, mortgaging or transferring any of its interest in such vessel (other than as permitted under the Indenture); (ii) the Charter with Palm relating to its Mortgaged Vessel, including the right to receive all monies due and to become due under such Charter or in respect of such Mortgaged Vessel and all claims for damages arising under such Charter or relating to such Mortgaged Vessel; (iii) the freights and hires relating to its Mortgaged Vessel; and (iv) all of its policies and contracts of insurance taken out from time to time in respect of its Mortgaged Vessel. See "The Mortgaged Vessels."

     In addition, each Guarantor will grant the Trustee a security interest in an account into which charter hire under the Palm Charters are required to be paid following the occurrence of an Event of Default (a "Cash Collateral Account"). See "The Mortgaged Vessels."

     Upon performance and payment in full of all the Obligations, all such pledges and assignments in favor of the Trustee shall terminate.

     Upon the occurrence of the Fall-away Event, all of the Collateral securing the obligations of Teekay and the Guarantors under the Indenture and the Security Documents will be released. See "--Fall-away Event," "--Certain Restrictive Covenants" and "--Covenants After Fall-away Event."

REDEMPTIONS

     SINKING FUND

     The Indenture will provide for the redemption on February 1 in each year, commencing February 1, 2004, of $45 million principal amount of Notes, subject to adjustment as provided below, at a redemption price equal to 100% of their principal amount, plus accrued interest to the redemption date. (Section 3.01) Upon a redemption of Notes in connection with a reduction in the number of Mortgaged Vessels securing the Notes, whether as a result of the sale of a Mortgaged Vessel, or an Event of Loss with respect to a Mortgaged Vessel, each sinking fund payment payable after the occurrence of such event will be proportionately reduced (the amount of such reduction being equal to the product of the sinking fund payment otherwise due multiplied by the Vessel Percentage of the Mortgaged Vessel so released). Teekay may, at its option, receive a credit against sinking fund obligations equal to the aggregate principal amount of Notes acquired by Teekay and surrendered to the Trustee for cancellation. (Section 3.02)

     MANDATORY REDEMPTION UPON LOSS OF A MORTGAGED VESSEL

     If an Event of Loss occurs at any time with respect to a Mortgaged Vessel (the Mortgaged Vessel suffering such Event of Loss being the "Lost Mortgaged Vessel"), Teekay shall deposit funds in an amount equal to the Vessel Percentage applicable to the Lost Mortgaged Vessel multiplied by the principal amount of Notes outstanding on the date (the "Loss Date") such Event of Loss was deemed to have occurred ("the Loss Redemption Amount") (or, if an Event of Default shall have occurred and be continuing at the time of receipt of such Event of Loss Proceeds, such funds shall be in an amount equal to the greater of (x) the Loss Redemption Amount and (y) the Event of Loss Proceeds) with the Trustee upon the earlier to occur of (A) the receipt of Event of Loss Proceeds with respect to such Event of Loss and (B) 90 days after the Loss Date, to be held in the Investment Account until applied in accordance with subsections (a) or (b) below, and:

          (a) (i) redeem Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest to the Redemption Date, in an aggregate principal amount equal to the Loss Redemption Amount and (ii) treat the amount equal to the excess of the Net Event of Loss Proceeds from such Event of Loss over the Loss Redemption Amount, if any, as Loss Excess Proceeds; or

          (b) if no Event of Default shall have occurred and be continuing (i) notify the Trustee within 30 days of the Loss Date of its intention to substitute a Qualified Substitute Vessel for the Lost Mortgaged Vessel,
     (ii) substitute a Qualified Substitute Vessel for the Lost Mortgaged Vessel within

     180 days of the Loss Date and (iii) within 12 months after the Vessel Tender Date (A)(1) apply an amount equal to the Net Event of Loss Proceeds from such Event of Loss to repay unsubordinated Indebtedness of Teekay or a Guarantor or Indebtedness of any Restricted Subsidiary or (2) invest the amount not so applied pursuant to clause (1) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in, generally, property or assets which will be used in a business similar to the business of Teekay and its Restricted Subsidiaries, or allocate such amount to working capital for general corporate purposes and (B) treat any remaining Net Event of Loss Proceeds, to the extent not applied pursuant to clause (A), as Loss Excess Proceeds. (Section 3.03)

     The requirement for mandatory redemption upon an Event of Loss will not apply after the occurrence of the Fall-away Event. See "--Fall-away Event," "--Certain Restrictive Covenants" and "--Covenants After Fall-away Event."

     MANDATORY REDEMPTION UPON SALE OF A MORTGAGED VESSEL

     If a Mortgaged Vessel or the Capital Stock of a Guarantor is sold in accordance with the terms of the Indenture (the Mortgaged Vessel so sold or owned by the Guarantor whose Capital Stock is so sold being the "Sold Mortgaged Vessel"), Teekay shall deposit funds in an amount (the "Sale Redemption Amount") equal to the Vessel Percentage applicable to the Sold Mortgaged Vessel multiplied by the principal amount of Notes outstanding on the date of such sale (the "Sale Date") with the Trustee upon the earlier to occur of (A) the receipt of Net Cash Proceeds with respect to such sale and (B) 30 days after the Sale Date, to be held in the Investment Account until applied in accordance with subsections (a) or (b) below, and:

          (a) (i) redeem Notes, in whole or in part, in an aggregate principal amount equal to the Sale Redemption Amount, at a Redemption Price equal to the greater of (A) 100% of the principal amount of such Notes and (B) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case plus accrued interest on the Notes to the date of redemption; and (ii) treat the amount equal to the excess of the Net Cash Proceeds from such sale over the aggregate principal amount of the Notes redeemed pursuant to clause (i) above, if any, as Sale Excess Proceeds; or

          (b) (i) notify the Trustee within 30 days of the Sale Date of its intention to substitute a Qualified Substitute Vessel for the Sold Mortgaged Vessel, (ii) substitute a Qualified Substitute Vessel for the Sold Mortgaged Vessel within 180 days of the Sale Date and (iii) within 12 months after the Vessel Tender Date, (A)(1) apply an amount equal to the Net Cash Proceeds from such sale to repay unsubordinated Indebtedness of Teekay or a Guarantor or Indebtedness of any Restricted Subsidiary or (2) invest the amount not so applied pursuant to clause (1) (or enter into a definite agreement committing to so invest within 12 months after the date of such agreement), in, generally, property or assets which will be used in a business similar to the business of Teekay and its Restricted Subsidiaries, or allocate such amount to working capital for general corporate purposes and (B) treat any remaining Net Cash Proceeds, to the extent not applied pursuant to clause (A), as Sale Excess Proceeds. Teekay shall not be permitted to substitute a Qualified Substitute Vessel for the Sold Mortgaged Vessel, and shall be obligated to redeem Notes as set forth in subparagraph (a) above, if (A) an Event of Default shall have occurred and be continuing, (B) Teekay does not deposit the Sale Redemption Amount with the Trustee as required above, (C) the Appraised Value of the Qualified Substitute Vessel at the Vessel Tender Date is less than the product of the Vessel Percentage applicable to the Sold Mortgaged Vessel multiplied by the principal amount of the Notes outstanding at the Vessel Tender Date or (D) other requirements for the tender of the Qualified Substitute Vessel to the Trust Estate are not satisfied for any reason. (Section 3.04)

     For purposes of subsection (a) above, the following definitions shall apply:

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

     "Treasury Rate" is defined to mean, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" is defined to mean the United States Treasury security elected by an Independent Investment Banker as having a maturity comparable to the weighted average maturity of the remaining term of the Notes outstanding that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such weighted average maturity of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" is defined to mean, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m., Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     "Reference Treasury Dealer" is defined to mean each of Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Teekay shall substitute therefor another Primary Treasury Dealer.

     The requirement for mandatory redemption upon sale of a Mortgaged Vessel will not apply after the occurrence of the Fall-away Event. See "-- Fall-away Event," "-- Certain Restrictive Covenants" and "-- Covenants After Fall-away Event."

     SELECTION OF NOTES TO BE REDEEMED

     In the case of any partial redemption pursuant to the provisions referred to under this caption "--Redemption", selection of the Notes for redemption will be made on a pro rata basis among all the Holders; provided that no Note of $1,000 in original principal amount or less shall be redeemed in part. If any
Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. (Sections 3.05, 3.06, 3.10) Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption. (Section 3.09)

CERTAIN RESTRICTIVE COVENANTS

     The Indenture will provide that all of the following restrictive covenants will be applicable to the Company unless and until the Fall-away Event occurs. In such event, the Company will be released from its obligations to comply with certain of the restrictive covenants described below as well as certain other obligations. The covenants that will be released upon the Fall-away Event are "--Limitation of Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries," "--Limitation on the Issuance of Capital Stock of

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

Restricted Subsidiaries," "--Limitation on Transactions with Shareholders and Affiliates," "--Limitation of Liens," "--Limitation on Asset Sales," the second paragraph under "--Excess Proceeds Offer," "--Maintenance of Properties," subsection (a) of "--Insurance," "--Performance of Agreements," "--Modification of Material Contracts," "--Management of Mortgaged Vessels, "--Change of Flag," "--Release of Mortgaged Vessels," "--Tender of a Qualified Substitute Vessel" and clauses (4) and (5) under the "Consolidation, Merger and Sale of Assets" covenant. (Section 5.01)

     Upon the release of the covenants listed above after the occurrence of the Fall-away Event, certain other less restrictive covenants under the Indenture will become applicable to Teekay and the Restricted Subsidiaries. See "--Covenants After Fall-away Event."

     LIMITATION ON INDEBTEDNESS

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the Notes and Indebtedness existing (or for which a written commitment has been made on or prior to the Closing Date) on the Closing Date); provided that Teekay or any Restricted Subsidiary (other than a Guarantor and Palm) may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of Teekay would be greater than 2:1.

     Notwithstanding the foregoing, under the Indenture (except as expressly provided otherwise below), Teekay or any Restricted Subsidiary (other than a Guarantor or Palm, except as provided in clause (vii) below) also may Incur certain types of Indebtedness, including, in general, the following: (i) Indebtedness in an aggregate principal amount such that the aggregate principal amount of the Indebtedness of Teekay and its Restricted Subsidiaries outstanding immediately after such Incurrence does not exceed the aggregate principal amount of Indebtedness existing (or for which a written commitment has been made on or prior to the Closing Date) on the Closing Date, after giving effect to the Note Offering and the application of proceeds therefrom, plus $50 million; (ii) Indebtedness of Teekay to any of its Wholly Owned Restricted Subsidiaries, or of a Restricted Subsidiary to Teekay or to any other Wholly Owned Restricted Subsidiary; (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, certain outstanding Indebtedness of Teekay or any of its Restricted Subsidiaries, subject to certain conditions, including that such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness so exchanged, refinanced or refunded and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness so exchanged, refinanced or refunded; (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under certain Currency Agreements and Interest Rate Agreements, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Teekay or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Teekay or any of its Restricted Subsidiaries and not exceeding the gross proceeds therefrom, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Teekay or any of its Restricted Subsidiaries for the purpose of financing such acquisition; (v) Indebtedness under Guarantees in respect of obligations of Unrestricted Subsidiaries in an aggregate amount not to exceed $5 million at any one time outstanding; (vi) Acquired Indebtedness; provided that, after giving effect to the Incurrence thereof, Teekay could Incur at least $1.00 of Indebtedness under the first paragraph of this covenant; and (vii) Indebtedness of Palm (A) Incurred in the ordinary course of business in connection with the operation of any Vessel in an aggregate principal amount not to exceed $25 million outstanding at any one time or (B) to Teekay resulting from advances to Palm by Teekay. The covenant defines certain terms relating to how certain amounts of Indebtedness are calculated for purposes of this covenant.

     Teekay may not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of Teekay unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, is also expressly made subordinate to the Notes at least to the extent that it is subordinated to such other Indebtedness.

     No Guarantor may Incur any Indebtedness other than pursuant to its Security Documents. (Section 4.03)

     LIMITATION ON RESTRICTED PAYMENTS

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock or Capital Stock of a Guarantor or
Palm) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than Teekay or any of its Wholly Owned Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of Teekay or any of its Subsidiaries held by Persons other than Teekay or any of its Wholly Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other voluntary acquisition or retirement for value, of Indebtedness of Teekay that is subordinated in right of payment to the Notes, or (iv) make any Investment in any Affiliate of Teekay (other than a Restricted Subsidiary) or any Unrestricted Subsidiary (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing or (B) the aggregate amount expended for all Restricted Payments after the date of the Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of Teekay accrued on a cumulative basis during the period beginning on the first day of the month immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate net proceeds received by Teekay (including the amount of any dividends reinvested in the capital stock of Teekay) from the issuance and sale permitted by the Indenture of the Capital Stock of Teekay (other than Redeemable Stock) to a Person who is not a Restricted Subsidiary or an Unrestricted Subsidiary of Teekay, plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Teekay or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Teekay or any Restricted Subsidiary in such Unrestricted Subsidiary plus (4) $50 million.

     In general, the foregoing paragraph shall not take into account, and shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value (other than by a Guarantor) of Indebtedness of Teekay that is subordinated in right of payment to the Notes, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of "--Certain Restrictive Covenants--Limitation on Indebtedness"; (iii) the repurchase, redemption or other acquisition by Teekay of Capital Stock of Teekay in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of Teekay; (iv) the acquisition by Teekay of Indebtedness of Teekay that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock of Teekay (other than Redeemable Stock); (vi) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the applicable provisions of the Indenture; or (vii) certain purchases, redemptions, acquisitions, cancellations or other retirements for a nominal value per right of any rights granted pursuant to any shareholders' rights plan (i.e., a "poison pill"); provided that, in the case of foregoing clauses (i) and (ii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 4.04)

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS
     AFFECTING RESTRICTED SUBSIDIARIES

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Teekay or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to Teekay or any other Restricted Subsidiary, (iii) make loans or advances to Teekay or any other Restricted Subsidiary or (iv) transfer any of its property or assets to Teekay or any other Restricted Subsidiary.

     In general, the foregoing provision shall not restrict or prohibit any encumbrances or restrictions: (i) existing pursuant to: (A) the Indenture, the Notes, the Security Documents or any agreements in effect on the Closing Date or in any Indebtedness containing any such encumbrance or restriction that is permitted pursuant to clause (iv) below or, subject to certain conditions, in any such extensions, refinancings, renewals or replacements of the foregoing or
(B) any agreement which imposes such encumbrances or restrictions on Persons other than a Guarantor, Palm or any Subsidiary of a Guarantor or Palm; (ii) existing under certain other agreements providing for the Incurrence of Indebtedness of any Restricted Subsidiary (other than a Guarantor or Palm) that is permitted to be Incurred under "--Certain Restrictive Covenants--Limitation on Indebtedness"; (iii) existing under and by reason of applicable law; (iv) existing with respect to any Person or the property or assets of such Person (other than a Guarantor or Palm) acquired by Teekay or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (v) in the case of clause (iv) of the first paragraph of this covenant, certain encumbrances and restrictions that arise in the ordinary course of business; or
(vi) with respect to a Restricted Subsidiary (other than a Guarantor or Palm) imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or all, or substantially all, of the property and assets of, such Restricted Subsidiary. Nothing contained in this covenant shall prevent Teekay or any Restricted Subsidiary from (1) entering into any agreement permitting the incurrence of Liens otherwise permitted by "--Certain Restrictive Covenants--Limitation on Liens", (2) restricting the sale or other disposition of property or assets of Teekay or any of its Restricted Subsidiaries that secure Indebtedness (other than the Notes and the Subsidiary Guarantees) of Teekay or any of its Restricted Subsidiaries or (3) amending, modifying or supplementing any charter or similar arrangement between Palm and a vessel-owning Subsidiary of Teekay(other than the Palm Charters) solely (A) to lower the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement or (B) to increase the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement to the extent required to service (x) Indebtedness for money borrowed, Incurred in good faith (as determined by the Board of Directors) and not with the purpose of evading the requirements of this covenant, in connection with the financing or the refinancing of Indebtedness of such Subsidiary and (y) expenses incurred by such Subsidiary in the ordinary course of business. (Section 4.05)

     LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary to, directly or indirectly, issue or sell any shares of the Capital Stock of a Restricted Subsidiary except (i) to Teekay or, except shares of Capital Stock of a Guarantor or Palm, to another Wholly Owned Restricted Subsidiary, (ii) other than with respect to shares of Capital Stock of a Guarantor or Palm, to management employees of Teekay or a Restricted Subsidiary pursuant to the exercise of stock options or stock appreciation rights, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture or (iv) other than with respect to shares of Capital Stock of a Guarantor or Palm, to Persons who are entering into joint ventures or other similar business relationships with Teekay or any Subsidiary other than a Guarantor or Palm, provided that transactions pursuant to this clause (iv) are approved in the manner set forth in clause (i) of the second paragraph under "--Certain Restrictive Covenants--Limitation on Transactions with Shareholders and Affiliates." (Section 4.06)

     LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary of Teekay to, directly or indirectly, enter into, renew or extend any transaction or series of related transactions with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Teekay or with any Affiliate of Teekay, except upon fair and reasonable terms no less favorable to Teekay or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or Affiliate.

     In general, the foregoing limitation does not limit, and shall not apply to
(i) transactions or series of related transactions (A) approved by a majority of the disinterested members of the Board of Directors as fair to Teekay or such Restricted Subsidiary or (B) for which Teekay delivers to the Trustee a written opinion of a nationally recognized United States investment banking firm stating that the transaction is fair to Teekay or such Restricted Subsidiary from a financial point of view; (ii) any transaction or series of related transactions among Teekay and any Wholly Owned Restricted Subsidiaries (other than a Guarantor or Palm) or among Wholly Owned Restricted Subsidiaries (other than a Guarantor or Palm); (iii) the payment of reasonable and customary regular fees to directors of Teekay or any Restricted Subsidiary who are not employees of Teekay or any Restricted Subsidiary; or (iv) any Restricted Payments not prohibited by "--Certain Restrictive Covenants--Limitation on Restricted Payments." Notwithstanding the foregoing, any transaction or series of related transactions that are permitted by clause (iii) or (iv) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner set forth in clause (i) of this paragraph.

     Nothing contained in this covenant shall prevent Teekay or any Restricted Subsidiary from amending, modifying or supplementing any charter or similar arrangement between Palm and a vessel-owning Subsidiary of Teekay (other than the Palm Charters) solely (A) to lower the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement or (B) to increase the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement to the extent required to service (x) Indebtedness for money borrowed, Incurred in good faith (as determined by the Board of Directors) and not with the purpose of evading the requirements of this covenant, in connection with the financing or refinancing of Indebtedness of such Subsidiary and (y) expenses incurred by such Subsidiary in the ordinary course of business. (Section 4.07)

     LIMITATION ON LIENS

     Under the terms of the Indenture, Teekay will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such Lien affects such assets or properties.

     In general, under the terms of the Indenture, the foregoing limitation does not apply to (i) Liens securing obligations under the Indenture, the Notes and the Security Documents; (ii) other Liens existing or securing Indebtedness existing (or for which a written commitment has been made on or prior to the Closing Date) on the Closing Date; (iii) Liens granted after the Closing Date in favor of the Holders; (iv) Liens on assets or properties or Capital Stock of Teekay or a Restricted Subsidiary (other than a Guarantor and Palm) securing Indebtedness permitted to be Incurred pursuant to "--Certain Restrictive Covenants--Limitation on Indebtedness;" (v) Liens with respect to Acquired Indebtedness, provided that such Liens do not extend to or cover any assets or properties of Teekay or any Subsidiary of Teekay other than the assets or properties acquired; (vi) Liens with respect to the assets of a Restricted Subsidiary (other than a Guarantor and Palm) granted by such Restricted Subsidiary to Teekay to secure Indebtedness owing to Teekay by such Restricted Subsidiary; (vii) certain Liens securing permitted Indebtedness which is Incurred to refinance secured Indebtedness; (viii) Liens on any accounts receivable accrued in the ordinary course of business; and (ix) Permitted Liens.

     Notwithstanding the foregoing, (a) Teekay will not, and will not permit a Guarantor or Palm to, create, incur, assume or suffer to exist any Lien upon Capital Stock pledged pursuant to the Pledge Agreements and (b) no Guarantor will, and Teekay will not permit a Guarantor or Palm to, create, incur, assume or suffer to exist any Lien upon any of its assets or properties, except for Liens securing obligations under the Indenture, the Notes and the Security Documents and Permitted Liens. (Section 4.08)

     LIMITATION ON ASSET SALES

     Under the terms of the Indenture, neither Teekay nor any Guarantor may sell, assign, convey, transfer or otherwise dispose of a Mortgaged Vessel or any other portion of the Trust Estate (other than an Incidental Asset), provided that a Guarantor may sell a Mortgaged Vessel (together with the applicable charters, freights and hires and other related agreements) or Teekay may sell all of the Capital Stock of a Guarantor (any such asset proposed to be sold is referred to herein as a "Mortgaged Vessel Asset") if such sale of a Mortgaged Vessel Asset shall be made in compliance with each of the following conditions:

          (i) no Event of Default shall have occurred and be continuing;

          (ii) the sale shall be effected in a commercially reasonable manner;

          (iii) the entire consideration for such sale shall be cash and the Net Cash Proceeds of such sale shall be not less than the Appraised Value of such Mortgaged Vessel Asset as of the date of such sale;

          (iv) the sale shall be to a Person who is not an Affiliate of Teekay, and the Board of Directors of Teekay shall have determined that the sale was effected in a commercially reasonable fashion, which determination shall be evidenced by a board resolution;

          (v) funds in an amount equal to the Sale Redemption Amount shall be paid in full directly to the Trustee to be held in the Investment Account and shall be received by the Trustee free of any Lien (other than the Lien of the Indenture); and

          (vi) Teekay shall have complied with the other provisions of the Indenture applicable to such sale.

     Teekay must apply the proceeds from such sale as described above under "--Redemptions--Mandatory Redemption upon Sale of a Mortgaged Vessel."

     Teekay shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any Asset Sales (other than Asset Sales permitted by the first paragraph of this covenant) unless (x) (A) such Asset Sale is by Teekay or by a Restricted Subsidiary that is not a Guarantor or (B) such Asset Sale is an Incidental Asset Sale and (y) in the event and to the extent that the Net Cash Proceeds received by Teekay or any of its Restricted Subsidiaries from one or more of such Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $10 million, then Teekay shall or shall cause a Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed $10 million in any period of 12 consecutive months, in general, apply an amount equal to such excess Net Cash Proceeds to repay certain unsubordinated Indebtedness, to invest in the business or as working capital for general corporate purposes and (ii) treat (no later than the end of such 12-month period referred to in clause (i) above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i) above) as Sale Excess Proceeds. (Section 4.09)

     EXCESS PROCEEDS OFFERS

     If, as of the first day of any calendar month, the aggregate amount of Sale Excess Proceeds not theretofore subject to a Sale Excess Proceeds Offer (as defined below) totals at least $10 million, Teekay must, not later than the fifteenth Business Day of such month, make an offer (a "Sale Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Sale Excess Proceeds on such date, at a purchase price at least equal to 101% of their principal amount, plus, in each case, accrued interest (if any) to the date of purchase (the "Sale Excess Proceeds Payment").

     If, as of the first day of any calendar month, the aggregate amount of Loss Excess Proceeds not theretofore subject to a Loss Excess Proceeds Offer (as defined below) totals at least $10 million, Teekay must, not later than the fifteenth Business Day of such month, make an offer (a "Loss Excess Proceeds Offer," and together with a Sale Excess Proceeds Offer, an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Loss Excess Proceeds on such date, at a purchase price at least equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the date of purchase (the "Loss Excess Proceeds Payment," and together with a Sale Excess Proceeds Payment, an "Excess Proceeds Payment").

     The Indenture prescribes detailed procedures for making any required Excess Proceeds Offer. (Section 4.10)

     MAINTENANCE OF PROPERTIES

     The Indenture will provide that Teekay will (a) at all times and without cost or expense to the Trustee maintain and preserve, or cause to be maintained and preserved, the Mortgaged Vessels in accordance with the provisions of the Mortgages, (b) at all times and without cost or expense to the Trustee cause all other properties used or useful in the conduct of its business or the business of any of its Subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with and (c) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Teekay may be necessary. (Section 4.13)

     INSURANCE

     The Indenture will provide that (a) Teekay and the Guarantors will at all times maintain all insurance relating to the Mortgaged Vessels in accordance with the provisions of the Mortgages and (b) each of Teekay and its Restricted Subsidiaries will at all times keep all of its assets and properties (other than the Mortgaged Vessels) which are of an insurable nature insured with insurers, believed by Teekay and each Restricted Subsidiary to be responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties. (Section 4.14)

     PERFORMANCE OF AGREEMENTS

     The Indenture will provide that each of Teekay and the Guarantors will, and Teekay will cause Palm to, perform in accordance with their terms their respective obligations under the Palm Charters, the Security Documents, and the insurance policies assigned to the Trustee from time to time pursuant to the Assignments of Insurance and any other agreements assigned to the Trustee to secure obligations under the Indenture, the Notes and the Security Documents. (Section 4.15)

     MODIFICATION OF MATERIAL CONTRACTS

     The Indenture will provide that, subject to the exceptions summarized below, neither Teekay nor any of the Guarantors may amend or otherwise modify, agree to any variation of, waive any breach of, release any other party from any obligations under or consent to any act or omission by any other party which would constitute a breach under the material provisions of any charter, freights and hires or other

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

agreement assigned as security for the Notes, in each case in a manner adverse to the Holders unless the Holders of a majority of the aggregate principal amount of Notes Outstanding consent to such amendment, modification, variation, waiver, release or consent.

     In the Indenture, Teekay and each Guarantor ratifies and confirms the Palm Charters and agrees that they will not, and Teekay will cause Palm not to, except as permitted in the Indenture, take or omit to take any action, the taking or omission of which might result in an impairment of the Palm Charters, the Indenture or the Security Documents. (Section 4.16)

     MANAGEMENT OF MORTGAGED VESSELS

     The Indenture will provide that, at all times while any Notes are outstanding, the Mortgaged Vessels shall be managed and operated by Teekay or an operator acceptable to the Trustee pursuant to management agreements on fair and reasonable terms no less favorable to Teekay or the Guarantors than could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of Teekay or a Guarantor. (Section 4.22)

     CHANGE OF FLAG

     So long as no Event of Default shall have occurred and be continuing, Teekay and the Guarantors, at any time and from time to time, may cause one or more Mortgaged Vessels to be transferred from Liberian flag to Bahamian flag or from Bahamian flag to Liberian flag upon delivery of appropriate security agreements and other documentation to the Trustee. After an Event of Default shall have occurred and be continuing, the Trustee may cause one or more Mortgaged Vessels to be transferred from Liberian flag to Bahamian flag or from Bahamian flag to Liberian flag upon the delivery of appropriate documentation to Teekay. (Section 9.07)

     RELEASE OF MORTGAGED VESSELS

     In the event that Teekay redeems Notes or acquires and delivers Notes to the Trustee for cancellation, in each case in an aggregate principal amount not theretofore applied pursuant to this provision in excess of $10 million, Teekay may request the Trustee to release a Mortgaged Vessel Asset from the Trust Estate and from the Liens of the Indenture and the Security Documents; provided that (i) no Event of Default shall have occurred and be continuing, (ii) appropriate documentation is delivered to the Trustee, (iii) the Appraised Value of the Mortgaged Vessel to be released at the time of such release does not exceed 133% (the reciprocal of the Maximum Loan To Value Ratio) of the aggregate principal amount of the Notes so redeemed, acquired or retired and (iv) the Loan to Value Ratio after giving effect to such release shall not exceed the Maximum Loan To Value Ratio, using the Appraised Value of the remaining Mortgaged Vessels at the time of, and after giving effect to, such release to calculate such Loan To Value Ratio. (Section 9.04)

     TENDER OF A QUALIFIED SUBSTITUTE VESSEL

     On the date on which a Qualified Substitute Vessel is tendered to the Trust Estate (a "Vessel Tender Date"), Teekay shall deliver to the Trustee, or shall cause the owner of such vessel, which shall be a Wholly Owned Subsidiary of Teekay (the "Tendered Vessel Owner"), to deliver to the Trustee, as the case may be, the documents and certificates required by the Indenture, including, among other things: (i) a Subsidiary Guarantee substantially in the form required by the Indenture; and (ii) a Mortgage with respect to such vessel dated the Vessel Tender Date and substantially in the form required by the Indenture (such Mortgage having been duly received for recording in the appropriate registry office). (Section 9.08)

     REPURCHASE OF NOTES UPON A CHANGE OF CONTROL TRIGGERING EVENT

     The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require Teekay to repurchase such Holder's Notes, in whole or in

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

part, in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. A "Change of Control" also constitutes an event of default under several of the Company's other debt agreements. There can be no assurance that the Company will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control Triggering Event. The existence of a Holder's right to require Teekay to repurchase Notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring Teekay in a transaction which would constitute a Change of Control. (Section 4.23)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Teekay may not, in a single transaction or a series of related transactions, (i) consolidate with or merge with or into any other Person or permit any other Person to consolidate with or merge with or into Teekay, or
(ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless: (1) in a transaction in which Teekay does not survive or in which Teekay sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to Teekay is organized under (a) the laws of the United States or any State thereof or the District of Columbia, (b) the laws of the Republic of Liberia, (c) the laws of the Commonwealth of the Bahamas or (d) the laws of any other country recognized by the United States of America and which, in the case of any of (a), (b), (c) or
(d), shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in the form satisfactory to the Trustee, all of the Company's obligations under the Indenture and, if applicable, the Security Documents; (2) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of Teekay or a Restricted Subsidiary as a result of such transaction as having been incurred by Teekay or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of Teekay (or other successor entity to Teekay) and its Restricted Subsidiaries is equal to or greater than that of Teekay and its Restricted Subsidiaries immediately prior to the transaction; (4) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of Teekay or a Restricted Subsidiary as a result of such transaction as having been incurred by Teekay or such Restricted Subsidiary at the time of the transaction, Teekay (including any successor entity to Teekay) could incur at least $1.00 of additional Indebtedness pursuant to the provisions of the Indenture described in the first paragraph under "--Certain Restrictive Covenants--Limitation on Indebtedness";
(5) if, as a result of any such transaction, property or assets of Teekay would become subject to a Lien prohibited by the provisions of the Indenture described under "--Certain Restrictive Covenants--Limitation on Liens", Teekay or the successor entity to Teekay shall have secured the Notes as required by said covenant; and (6) certain other conditions are met. (Article Six)

COVENANTS AFTER FALL-AWAY EVENT

     Upon the occurrence of the Fall-away Event and subject to certain other conditions, the Company will no longer be obligated to comply with certain covenants as described in the first paragraph under "--Certain Restrictive Covenants." Under such circumstances, Teekay will remain obligated to comply with the provisions described under "--Certain Restrictive Covenants--Excess Proceeds Offer" (except for the second paragraph thereof), "--Repurchase of Notes Upon a Change of Control Triggering Event," subsection (b) under "--Insurance" and "Consolidation, Merger and Sale of Assets" (except for clauses
(4) and (5) thereof), and will be obligated to comply with the following restrictive covenants:

     LIMITATION ON LIENS

     Following the occurrence of the Fall-away Event, Teekay will not, and will not permit any Restricted Subsidiary to, Incur any Lien on any of its assets or properties without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such Lien affects such assets or properties unless, at the time of the Incurrence of such Lien, the aggregate amount of all Indebtedness of

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

the Restricted Subsidiaries plus the aggregate amount of all Indebtedness of Teekay secured by a Lien on Teekay's assets shall not be greater than 15% of Teekay's Consolidated Tangible Assets.

     The foregoing limitation does not apply to (i) Liens on assets or properties or Capital Stock of Teekay or a Restricted Subsidiary (other than Palm) securing Indebtedness permitted to be incurred pursuant to "--Covenants After Fall-away Event--Limitation on Indebtedness of Restricted Subsidiaries";
(ii) Liens on certain assets and properties securing Indebtedness which are incurred to refinance Indebtedness secured by Liens on the same assets or properties; (iii) Liens with respect to Acquired Indebtedness, provided that such Liens do not extend to or cover any assets or properties of Teekay or any Subsidiary of Teekay other than the assets or properties acquired; (iv) Liens with respect to the assets of a Restricted Subsidiary (other than Palm) granted by such Restricted Subsidiary to Teekay to secure Indebtedness owing to Teekay by such Restricted Subsidiary; (v) Liens on any accounts receivable accrued in the ordinary course of business; and (vi) Permitted Liens.

     Notwithstanding the foregoing, Teekay will not, and will not permit Palm to, create, incur, assume or suffer to exist any Lien upon any of Palm's assets or properties, except for Permitted Liens. (Section 5.02)

     LIMITATION ON INDEBTEDNESS OF RESTRICTED SUBSIDIARIES

     Following the occurrence of a Fall-away Event, Teekay will not permit any Restricted Subsidiary to Incur any Indebtedness unless, after giving effect to the Incurrence of such Indebtedness and the application of the net proceeds therefrom, the aggregate amount of Indebtedness of all Restricted Subsidiaries plus the aggregate amount of all Indebtedness of Teekay secured by a Lien on Teekay's assets is not greater than 15% of Teekay's Consolidated Tangible Assets.

     Notwithstanding the foregoing, under the Indenture (except as expressly provided otherwise below), any Restricted Subsidiary (other than Palm, except as provided in clause (v) below) also may Incur certain types of Indebtedness, including, in general, the following: (i) Indebtedness of a Restricted Subsidiary to Teekay or to any other Wholly Owned Restricted Subsidiary; (ii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, certain outstanding Indebtedness of any Restricted Subsidiary, subject to certain conditions, including that such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness so exchanged, refinanced or refunded and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness so exchanged, refinanced or refunded; (iii) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under certain Currency Agreements and Interest Rate Agreements, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Teekay or any of its Restricted Subsidiaries and not exceeding the gross proceeds therefrom, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Teekay or any of its Restricted Subsidiaries for the purpose of financing such acquisition; (iv) Acquired Indebtedness; provided that, after giving effect to the Incurrence thereof, the Restricted Subsidiaries could Incur at least $1.00 of Indebtedness under the first paragraph of this covenant; and (v) Indebtedness of Palm (A) Incurred in the ordinary course of business in connection with the operation of any Vessel in an aggregate principal amount not to exceed $25 million outstanding at any one time or (B) to Teekay resulting from advances to Palm by Teekay.

     In addition, Teekay may not incur any Indebtedness that is expressly subordinated to any other Indebtedness of Teekay unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, is also expressly made subordinate to the Notes at least to the extent that it is subordinated to such other Indebtedness. (Section 5.03)

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

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS
    AFFECTING RESTRICTED SUBSIDIARIES

     Following the occurrence of the Fall-away Event, Teekay will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Teekay or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to Teekay or any other Restricted Subsidiary, (iii) make loans or advances to Teekay or any other Restricted Subsidiary or (iv) transfer any of its property or assets to Teekay or any other Restricted Subsidiary.

     In general, the foregoing provision shall not restrict or prohibit any encumbrances or restrictions: (i) existing pursuant to the Indenture, the Notes, or agreements in effect on the date of the Fall-away Event or in any Indebtedness containing any such encumbrance or restriction that is permitted pursuant to clause (iii) below or, subject to certain conditions, in any extensions, refinancings, renewals or replacements of the foregoing; (ii) existing under and by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person (other than Palm) acquired by Teekay or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and, subject to certain conditions, any extensions, refinancings, renewals or replacements of the foregoing; (iv) in the case of clause (iv) of the first paragraph of this covenant, certain encumbrances and restrictions that arise in the ordinary course of business; (v) existing pursuant to any agreement governing Indebtedness permitted to be incurred by "--Covenants After Fall-away Event--Limitations on Indebtedness of Restricted Subsidiaries" and, subject to certain conditions, any extensions, refinancings, renewals or replacements of the foregoing; or (vi) with respect to a Restricted Subsidiary (other than Palm) and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or all, or substantially all, of the property and assets of, such Restricted Subsidiary. Nothing contained in this covenant shall prevent Teekay or any Restricted Subsidiary from (1) entering into any agreement permitting the incurrence of Liens otherwise permitted by "--Covenants After Fall-away Event--Limitation on Liens", (2) restricting the sale or other disposition of property or assets of Teekay or any of its Restricted Subsidiaries that secure Indebtedness (other than the Notes) of Teekay or any of its Restricted Subsidiaries or (3) amending, modifying or supplementing any charter or similar arrangement between Palm and a vessel-owning Subsidiary of Teekay (other than the Palm Charters) solely (A) to lower the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement or
(B) to increase the rates paid by Palm to such vessel-owning Subsidiary under such charter or similar arrangement to the extent required to service (x) Indebtedness for money borrowed, Incurred in good faith (as determined by the Board of Directors) and not with the purpose of evading the requirements of this covenant, in connection with the financing or the refinancing of Indebtedness of such Subsidiary and (y) expenses incurred by such Subsidiary in the ordinary course of business. (Section 5.04)

     LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Following the occurrence of the Fall-away Event, Teekay will not, and will not permit any Restricted Subsidiary to, directly or indirectly, issue or sell any shares of the Capital Stock of a Restricted Subsidiary except (i) to Teekay or, except shares of Capital Stock of Palm, to another Wholly Owned Restricted Subsidiary, (ii) other than with respect to shares of Capital Stock of Palm, to management employees of Teekay or a Restricted Subsidiary pursuant to the exercise of stock options or stock appreciation rights, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture or
(iv) other than with respect to shares of Capital Stock of Palm, to Persons who are entering into joint ventures or other similar business relationships with Teekay or any Subsidiary other than Palm. (Section 5.05)

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

     LIMITATION ON SALES AND LEASEBACKS

     Following the occurrence of the Fall-away Event, neither Teekay nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any property or assets owned or leased by Teekay or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless Teekay or such Restricted Subsidiary, within 360 days after the sale or transfer of such property, (1) applies the Net Cash Proceeds from such sale, first, to the purchase, acquisition or construction of property or assets to be used in the business of Teekay and its Restricted Subsidiaries (which includes the entering into, within such 360 day period, of an agreement for such purchases, acquisition or construction of property or assets) and, second, to the repayment or reduction of certain unsubordinated Indebtedness or as working capital for general corporate purposes and (2) treats (no later than the end of such 12-month period referred to in clause (1) above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1) above) as Sale Excess Proceeds. (Section 5.06)

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) Teekay defaults in the payment of principal of (or premium, if any, on) any Notes when the same become due and payable at maturity, upon acceleration, redemption or otherwise; (b) Teekay defaults in the payment of interest on any Notes when the same become due and payable, and such default continues for a period of 30 days; (c) Teekay defaults in the deposit of any Sinking Fund or other mandatory redemption payment, when and as due by the terms of the Indenture; (d) Teekay or, if prior to the occurrence of the Fall-away Event, any Guarantor, defaults in the performance of or breaches any other covenant or agreement of Teekay or such Guarantor in the Indenture or under the Notes or in the Security Documents, if applicable, and such default or breach continues for a period of 30 consecutive days after the date on which written notice of such default or breach requiring Teekay or a Guarantor to remedy the same, shall have been given to Teekay or such Guarantor by the Trustee, or to Teekay, such Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of Teekay or any of its Restricted Subsidiaries having an outstanding aggregate principal amount of $10 million or more individually or $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled (by cure, waiver or otherwise) within 30 days of such acceleration; provided, however, that any secured Indebtedness in excess of the limits set forth above shall be deemed to have been declared due and payable if the lender in respect thereof takes any action to enforce a security interest against, or an assignment of, or to collect on, seize, dispose of or apply any assets of Teekay or its Subsidiaries (including lock-box and other similar arrangements) securing such Indebtedness, or to set off against any bank account of Teekay or its Subsidiaries (in excess of $10 million); (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million individually or $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Teekay or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $10 million individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) Teekay or any Restricted Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Teekay or any Restricted Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for

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

relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Teekay or any Restricted Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (g); (h) Teekay and/or one or more Restricted Subsidiaries fails to make (1) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $10 million or more or (2) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $20 million or more and, in the case of clause
(1), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause (2), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes the amount described in clause (2) to exceed $20 million; (i) if prior to the occurrence of the Fall-away Event, any Security Document ceases to be in full force and effect for a period of 30 days; or (j) if prior to the occurrence of the Fall-away Event, any Charter ceases to be in full force and effect or is repudiated prior to the expiration of the term of such Charter. (Section 7.01)

     If an Event of Default (other than an Event of Default specified in clause
(g) above occurs) and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to Teekay (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of the Holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) or (h) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (d) or (h) shall be remedied or cured by Teekay and/or the relevant Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) above occurs, all unpaid principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to Teekay and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (a) Teekay has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor by such Notes, (b) all existing Events of Default, other than the non-payment of the principal of the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 7.02) For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that may expose the Trustee to personal liability. (Section 7.05) A Holder may not pursue any remedy with respect to the Indenture or the Notes unless (i) the Holder gives to the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee indemnity reasonably satisfactory to

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

the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. (Section 7.06) However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment on or after the due dates expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder. (Section 7.07)

     The Indenture will require certain officers of Teekay to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of Teekay and its Restricted Subsidiaries and Teekay's and its Restricted Subsidiaries' performance under the Indenture and that Teekay has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. (Section 4.19) Teekay is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 4.18)

DEFEASANCE

     DEFEASANCE AND DISCHARGE

     The Indenture will provide that Teekay will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) and assets and property held in the Trust Estate will be released, on the 123rd day after the date referred to below if, among other things, (A) Teekay has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indentures and the Notes, (B) Teekay has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Teekay's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by copy of) a ruling of the Internal Revenue Service to the same effect or based upon a change in applicable federal income tax law after the date of the Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Teekay is a party or by which Teekay is bound and (D) if at such time the Notes are listed on a national securities exchange, Teekay has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge. (Section 11.02)

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The Indenture will provide that certain provisions of the Indenture will no longer be in effect, and assets and property held in the Trust Estate will be released upon, among other things, the deposit with

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

the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by Teekay or the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 11.03)

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     In the event Teekay exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, Teekay will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by Teekay and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) adversely affect any right of repayment at the option of any Holder, (iv) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (vi) reduce the percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vii) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (viii) reduce the percentage of aggregate principal amount of outstanding Notes, the consent of whose Holders is necessary for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults or (ix) prior to the Fall-away Event, except as permitted by the Indenture, permit the creation of any Lien ranking prior to or on a parity with the Lien of the Indenture or any Security Document, or terminate the Lien of the Indenture or any Security Document on any property at any time subject hereto or thereto or deprive the Holders of the security afforded by the Lien of the Indenture or the Security Document. (Article Twelve)

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on, any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Teekay in the Indenture, or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee, Affiliate or controlling person of Teekay or of any successor Person thereof. Each Holder, by accepting such Notes, waives and releases all such liability. (Section 13.09)

CONCERNING THE TRUSTEE

     The Indenture will provide that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event

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

of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Teekay, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and each of the Security Documents, other than the Mortgages, shall be governed by the laws of the State of New York.

CONSENT TO JURISDICTION AND SERVICE

     Teekay and each Guarantor has irrevocably appointed Haight, Gardner, Poor & Havens, New York, New York, as its respective agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City and have submitted to such jurisdiction.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person became a Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

     "Adjusted Consolidated Net Income" is defined to mean, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of such Person (other than net income (or loss) attributable to a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries on account of such joint interest during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (B) of the first paragraph of "--Certain Restrictive Covenants--Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (iii) the effects of foreign currency exchange adjustments under GAAP; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales or to prepayment of Indebtedness; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (B) of the first paragraph of "--Certain Restrictive Covenants--Limitation on Restricted Payments," any amount paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person owned by Persons other than such Person and any of its Subsidiaries; and (vi) all extraordinary gains and extraordinary losses; provided that, solely for the purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includable pursuant to clause (i) above), "Adjusted Consolidated Net Income" of Teekay shall include the amount of all cash dividends received by Teekay or any Restricted Subsidiary of Teekay from an Unrestricted Subsidiary.

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

     "Appraised Value" is defined to mean the fair market sale value as of a specified date of a specified asset that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Appraiser mutually acceptable to the Trustee and Teekay. The Appraised Value of any tanker or oil/bulk/ore carrier shall be determined free of any charters with respect to such vessel. If the Trustee and Teekay shall not agree on an Appraiser within 20 days of the first giving of notice by Teekay to the Trustee requesting a determination of an Appraised Value (the "Appraisal Request Date"), such Appraised Value shall be determined by a panel of three Appraisers, one of whom shall be selected by Teekay, another of whom shall be selected by the Trustee and the third of whom shall be selected by such other two Appraisers or, if such Appraisers shall be unable to agree upon a third Appraiser within 10 days of the selection date of the second of such two Appraisers, by the American Arbitration Association; provided that, if either party shall not select its Appraiser within 35 days after the Appraisal Request Date, such Appraised Value shall be determined solely by the Appraiser selected by the other party. The Appraiser or Appraisers appointed pursuant to the foregoing procedure shall be instructed to determine such Appraised Value within 45 days after the final appointment of any Appraiser pursuant hereto (but in no event may such determination be made more than 75 days following the Appraisal Request Date), and such determination shall be final and binding upon the parties. If three Appraisers shall be appointed, (a) if the median of the determinations of the Appraisers shall equal the average of such determinations, such average shall constitute the determination of the Appraisers, otherwise (b) the determination of the Appraiser that shall differ most from the other two Appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the Appraisers. Fees and expenses relating to the determination of an Appraised Value shall be payable by Teekay. If any provision of this Indenture requires a determination of Appraised Value by an Independent Appraiser, then all Appraisers shall be Independent.

     "Appraiser" means a Person engaged in the business of appraising ocean-going vessels, including tankers, including Simpson, Spence & Young Shipbrokers Ltd., H. Clarkson & Company Limited, E.A. Gibson Shipbrokers Ltd. or P.F. Bassoe, who, except as otherwise required by this Indenture, need not be independent and may be employed by or affiliated with Teekay.

     "Asset Sale" is defined to mean with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than Teekay or any of its Restricted Subsidiaries of (A) all or any of the Capital Stock of any Subsidiary of such Person, (B) any Vessel, or all or substantially all of the property and assets of an operating unit or business of such Person or any of its Subsidiaries or (C) any other property and assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by "--Consolidation, Merger and Sale of Assets;" provided that sales or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of "Asset Sale".

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether outstanding prior to or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Cash Collateral Account" is defined to mean each account so designated and maintained with the Trustee pursuant to a Cash Collateral Account Agreement.

     "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Trusts or any holding

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

company, more than 50% of the total voting power of the Voting Stock of which is "beneficially owned" by the Trusts, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate "beneficial ownership" of the Capital Stock of Teekay) of more than 50% of the total voting power of the Voting Stock of Teekay (calculated on a fully diluted basis), or (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of Teekay (together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such board of directors then in office.

     "Change of Control Triggering Event" is defined to mean the occurrence of a Change of Control and a Rating Decline.

     "Charters" is defined to mean each time charter party between a Guarantor and Palm with respect to such Guarantor's Mortgaged Vessel, as amended through the date of the Indenture or a Vessel Tender Date, as the case may be, and as the same may be further amended from time to time hereafter in accordance with the terms of the Indenture, or as the same may be extended or renewed in accordance with the terms of the Indenture.

     "Collateral" is defined to mean, in each case as pledged and assigned to the Trustee pursuant to the Security Documents, (1) all of the issued and outstanding capital stock of each Guarantor, pledged in favor of the Trustee pursuant to the Pledge Agreement; (2) Teekay's interest in the Investment Account to secure the Obligations, pledged in favor of the Trustee pursuant to the Investment Account Agreement; and (3) all of each Guarantor's right, title and interest in and to (i) its respective Mortgaged Vessel, pursuant to a Mortgage issued by such Guarantor in favor of the Trustee, which Mortgage contains covenants pursuant to which such Guarantor, among other things, will be prohibited from selling, mortgaging or transferring any of its interest in such vessel (other than as permitted under the Indenture); (ii) the Charter with Palm relating to its Mortgaged Vessel, including the right to receive all monies due and to become due under such Charter or in respect of such Mortgaged Vessel and all claims for damages arising under such Charter or relating to such Mortgaged Vessel; (iii) the freights and hires relating to its Mortgaged Vessel; (iv) all of its policies and contracts of insurance taken out from time to time in respect of its Mortgaged Vessel; and (v) the Cash Collateral Accounts.

     "Consolidated EBITDA" is defined to mean, with respect to any Person for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense,
(v) amortization expense and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (including last-in-first-out adjustment for inventory), less all non-cash items increasing Adjusted Consolidated Net Income (including last-in-first-out adjustment for inventory), all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that, if a Person has any Subsidiary that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the Adjusted Consolidated Net Income of such Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by (2) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

     "Consolidated Interest Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is guaranteed by such Person) and all

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

but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP.

     "Consolidated Net Worth" is defined to mean, at any date of determination, shareholders' equity as set forth on the most recently available consolidated balance sheet of Teekay and its Restricted Subsidiaries (which shall be as of a date not more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Teekay or any Restricted Subsidiary of Teekay, each item to be determined in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under GAAP).

     "Consolidated Tangible Assets" of any Person means the sum of the Tangible Assets of such Person after eliminating inter-company items, determined on a consolidated basis in accordance with generally accepted accounting principles, including appropriate deductions for any minority interest in Tangible Assets of such Person's Restricted Subsidiaries, provided, however, that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Event of Loss" is defined to mean any of the following events: (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent, determined in good faith by Teekay within 90 days after the occurrence of such damage (and evidenced by an Officers' Certificate to such effect delivered to the Trustee, within such 90-day period), as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within six months. An Event of Loss shall be deemed to have occurred: (i) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss; (ii) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of the determination of such total loss pursuant to the relevant insurance policy; (iii) in the case of any event referred to in clause (c) above, upon the delivery of Teekay's Officers' Certificate to the Trustee; or (iv) in the case of any event referred to in clause (d) above, on the date six months after the occurrence of such event.

     "Event of Loss Proceeds" is defined to mean all compensation, damages and other payments (including insurance proceeds other than certain liability insurance proceeds) received by Teekay, any Guarantor or the Trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

     "Fall-away Event" has the meaning set forth under "--Fall-away Event."

     "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and (ii) any non-recurring charges associated with the adoption, after the Closing Date, of Financial Accounting Standard Nos. 106 and 109.

     "Gradation" is defined to mean a gradation within a Rating Category or a change to another Rating Category, which shall include: (i) "+" and "-" in the case of S&P's current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation), (ii) 1 and 2 in the case of Moody's current Rating Categories (e.g., a decline from B1 to B2 would constitute a decrease of one gradation), or (iii) the equivalent in respect of successor Rating Categories of S&P or Moody's or Rating Categories used by Rating Agencies other than S&P and Moody's.

     "Guarantors" is defined to mean the following Wholly Owned Subsidiaries of
Teekay: VSSI Oceans Inc., VSSI Atlantic Inc., and VSSI Appian Inc. (each of which is a Liberian corporation) and Exuma Spirit Inc., Nassau Spirit Inc., Senang Spirit Inc. and Andros Spirit Inc. (each of which is a Bahamian corporation), each the owner of a Mortgaged Vessel, and their respective successors and assigns. If all of the capital stock of one of such Wholly Owned Subsidiaries, or the Mortgaged Vessel owned by such Subsidiary, shall be sold as permitted by the Indenture, such Subsidiary will cease to be a Guarantor upon compliance with the requirements of the Indenture relating to the release of its Mortgaged Vessel in connection with such sale. Owners of Qualified Substitute Vessels that are tendered to become part of the Trust Estate pursuant to, and in accordance with, the terms of the Indenture shall become Guarantors upon such tender in accordance with the terms of the Indenture.

     "Incidental Asset" is defined to mean any equipment, outfit, furniture, furnishings, appliances, spare or replacement parts or stores owned by Teekay or a Guarantor that have become obsolete or unfit for use or no longer useful, necessary or profitable in the conduct of the business of Teekay or such Guarantor, as the case may be. In no event shall the term "Incidental Asset" include a Vessel or a Mortgaged Vessel.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, with respect to any Person on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to (ii) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation, (A) pro forma effect shall be given to (1) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such period), (2) any Indebtedness Incurred during such period to the extent such

Indebtedness is outstanding at the Transaction Date and (3) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period; (C) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (B)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) in effect on the Transaction Date; (D) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period; and (E) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Teekay or any Restricted Subsidiary during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided that to the extent that clause (D) or (E) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and provided further that for purposes of determining the Interest Coverage Ratio with respect to the acquisition of a Vessel or the financing thereof, the Company may apply Consolidated EBITDA for such Vessel based upon historical earnings of such Vessel or, if none, of its most comparable Vessel (in the good faith determination of the Board of Directors) during the applicable four-fiscal quarter period, or if the Company does not have a comparable Vessel, based upon industry average earnings for comparable vessels (as determined in good faith by the Board of Directors).

     "Investment Grade" is defined to mean (i) BBB- or above in the case of S&P (or its equivalent under any successor Rating Categories of S&P), (ii) Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and (iii) the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody's.

     "Investment Grade Status" is defined to mean the existence as of a date and thereafter if at such date the Notes are rated Investment Grade by both Rating Agencies.

     "Lien" is defined to mean any mortgage, lien, pledge, security interest, encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Loan To Value Ratio" is defined to mean, at any time, the ratio of the aggregate principal amount of the Notes Outstanding at such time to the aggregate Appraised Value of all Mortgaged Vessels at such time. If the Loan To Value Ratio is required to be calculated or adjusted at a time when cash is on deposit with the Trustee in the Investment Account as part of the Trust Estate in connection with the sale of a Mortgaged Vessel, the occurrence of an Event of Loss with respect to a Mortgaged Vessel, the amount of such cash on deposit shall be deemed to be the Appraised Value of the Vessel giving rise to such cash on deposit and such Vessel shall be deemed to be a Mortgaged Vessel for purposes of such computation or adjustment of Loan To Value Ratio.

     "Loss Excess Proceeds" is defined to mean the total of (i) amounts treated as Loss Excess Proceeds under "--Redemptions--Mandatory Redemption Upon Loss of a Mortgaged Vessel" and (ii) the amount by which the Net Event of Loss Proceeds received by Teekay or any of its Restricted Subsidiaries from one or more Events of Loss with respect to Vessels other than Mortgaged Vessels occurring on or after the Closing Date in the most recent period of 12 consecutive months exceed $10 million, less (in the case of clause (ii)) the amount of such excess Net Event of Loss Proceeds (A) used to repay unsubordinated Indebtedness of Teekay or a Guarantor or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than Teekay or any of its Subsidiaries or (B) invested in property or assets of a nature or type of which will be used in a business (or in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Teekay and its Restricted Subsidiaries existing on the date of such investment or allocated to working capital for general corporate purposes (in each case, as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution).

     "Maximum Loan To Value Ratio" is defined to mean, during any period, 0.75 to 1.

     "Moody's" is defined to mean Moody's Investor Service, Inc. and its successors.

     "Mortgaged Vessels" is defined to mean the Aframax tankers owned by the Guarantors and being, on the Closing Date, (i) the Poul Spirit, Official Number 10328, of approximately 57,463 gross and 31,958 net tons, having its home port at the Port of Monrovia, Republic of Liberia, which vessel was built by Onomichi Dockyard, Japan, in the year 1995, and is documented under the laws and flag of the Republic of Liberia and is owned by VSSI Oceans Inc., (ii) the Torben Spirit, Official Number 723526, of approximately 57,486 gross and 28,742 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Onomichi Dockyard, Japan, in the year 1994, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by VSSI Atlantic Inc., (iii) the Senang Spirit, Official Number 723521, of approximately 52,508 gross and 28,208 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Imabari Shipbuilding, Japan, in the year 1994, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by Senang Spirit Inc., (iv) the Mayon Spirit, Official Number 720752, of approximately 57,448 gross and 28,742 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Onomichi Dockyard, Japan, in the year 1991, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by VSSI Appian Inc., (v) the Leyte Spirit, Official Number 720790, of approximately 57,448 gross and 28,742 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Onomichi Dockyard, Japan, in the year 1992, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by Exuma Spirit Inc., (vi) the Luzon Spirit, Official Number 720776, of approximately 57,448 gross and 28,742 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Onomichi Dockyard, Japan, in the year 1992, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by Nassau Spirit Inc., (vii) the Samar Spirit, Official Number 723134, of approximately 57,448 gross and 28,742 net tons, having its home port at the Port of Nassau, Commonwealth of The Bahamas, which vessel was built by Onomichi Dockyard, Japan, in the year 1992, and is documented under the laws and flag of the Commonwealth of The Bahamas and is owned by Andros Spirit Inc. If an Event of Loss occurs with respect to one of such vessels, such vessel shall cease to be a Mortgaged Vessel from and after the Loss Date. If one of such vessels shall be sold pursuant to the terms of the Indenture, such vessel shall cease to be a Mortgaged Vessel from and after the Sale Date. A Qualified Substitute Vessel may be substituted for a Mortgaged Vessel in certain circumstances and such substituted vessel shall become a Mortgaged Vessel upon substitution in accordance with the terms of the Indenture.

     "Net Cash Proceeds" is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Teekay and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by Teekay or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

     "Net Event of Loss Proceeds" is defined to mean, with respect to any Event of Loss, the Event of Loss Proceeds from such Event of Loss net of related fees and expenses and payments made to repay Indebtedness or any other obligation outstanding at the time of such Event of Loss, provided that such Indebtedness or other obligation is either (A) secured by a Lien on the property or assets that suffered the Event of Loss or (B) required to be paid as a result of such Event of Loss.

     "Permitted Liens" means with respect to Teekay and Restricted Subsidiaries
(i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens or Liens otherwise arising by operation of law of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens for crews' wages and Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) prior to the Fall-away Event, charters, leases or subleases granted to others in the ordinary course of business that are subject to the relevant Mortgage and that do not materially interfere with the ordinary course of business of Teekay and its Restricted Subsidiaries, taken as a whole; (vi) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;
(vii) Liens on property of, or on shares of stock or Indebtedness of, any corporation (other than a Guarantor, if prior to the Fall-away Event, or Palm) existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; (viii) except in the case of a Guarantor, if prior to the Fall-away Event, or Palm, Liens in favor of Teekay or any Restricted Subsidiary;
(ix) except in the case of a Guarantor, if prior to the Fall-away Event, or Palm, Liens arising from the rendering of a final judgment or order against Teekay or any Restricted Subsidiary that does not give rise to an Event of Default; (x) except in the case of a Guarantor, if prior to the Fall-away Event, or Palm, Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (xii) Liens for salvage.

     "Qualified Substitute Vessel" is defined to mean, as of any date, a tanker or oil/bulk/ore carrier of at least 80,000 dwt, which (i) was completed no earlier than 1991 and is no older than one year older than the Vessel for which it is being substituted, (ii) is not a Mortgaged Vessel as of such date, (iii) is Wholly Owned by a Wholly Owned Subsidiary of Teekay, (iv) is registered under the laws of the Republic of Liberia or the Commonwealth of the Bahamas and (v) has an Appraised Value at the Vessel Tender Date at least equal to (and being in as good operating condition as) the vessel for which it is being substituted, assuming compliance by the applicable Guarantor with all the terms of the applicable Mortgage.

     "Rating Agencies" is defined to mean (i) S&P and Moody's or (ii) if S&P or Moody's or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Teekay, which will be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Rating Decline" is defined to mean that at any time within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of a Change of Control, or of the intention of the Company or of any Person to effect a Change of Control, the rating of the Notes is decreased by both Rating Agencies by one or more Gradations and the rating by such Rating Agencies on the Notes following such downgrade is below Investment Grade.

     "Redemption Date", when used with respect to any Note to be redeemed, is defined to mean the date fixed for such redemption by or pursuant to the Indenture.

     "Restricted Subsidiary" is defined to mean the Guarantors, if prior to the Fall-away Event, Palm and any Subsidiary of Teekay that is not designated an Unrestricted Subsidiary.

     "Sale Excess Proceeds" is defined to mean (i) all amounts treated as Sale Excess Proceeds under "--Redemptions--Mandatory Redemption Upon Sale of a Mortgaged Vessel" and under the second paragraph of "--Certain Restrictive Covenants--Limitation on Asset Sales" and (ii) the amount of excess Net Cash Proceeds from Asset Sales not applied (or committed to be applied) as set forth in subclause (i) of the third paragraph of "--Certain Restrictive Covenants--Limitation on Asset Sales."

     "Security Documents" has the meaning specified in the Indenture and includes the Mortgages, Subsidiary Guarantees, Assignments of Time Charter, Assignments of Freights and Hires, Assignments of Insurance, Pledge Agreements and Cash Collateral Account Agreements.

     "S&P" is defined to mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., a New York Corporation and its successors.

     "Subsidiary" is defined to mean, with respect to any Person, any business entity of which more than 50% of the outstanding Voting Stock is owned directly or indirectly by such Person and one or more other Subsidiaries of such Person; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" set forth below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of the Indenture.

     "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles,
(ii) unamortized Indebtedness discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person, provided, however, that, with respect to Teekay and its Restricted Subsidiaries, adjustments following the date of the Indenture to the accounting books and records of the Company and its Restricted Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions there), or otherwise resulting from the acquisition of control of Teekay by another Person shall not be given effect.

     "Trusts" is defined to mean, collectively, the Cirrus Trust, a trust organized under the laws of the Turks and Caicos Islands, the JTK Trust, a trust organized under the laws of the Bahamas, which as of December 31, 1995 owned approximately 65.1% and 10.4% of the outstanding Common Stock of Teekay, respectively.

     "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of Teekay (other than a Guarantor, if prior to the Fall-away Event, and Palm) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of Teekay (including any newly acquired or newly formed Subsidiary (other than a Guarantor, if prior to the Fall-away Event, and Palm)) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Teekay or any other Subsidiary of Teekay that is not a Subsidiary of the Subsidiary to be so designated; provided that either (A) the Subsidiary so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under "--Certain Restrictive Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) Teekay could incur $1.00 of additional Indebtedness under the first paragraph of either "--Certain Restrictive Covenants-- Limitation on Indebtedness" or, if after the Fall-away Event, "--Covenants After Fall-away Event-- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing or shall result as a consequence thereof. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Vessel Percentage" is defined to mean as of and after the Closing Date and prior to any subsequent adjustment as provided below, for each of the initial seven Mortgaged Vessels, the percentage set forth below opposite such Mortgaged
Vessel:

                                      VESSEL              PERCENTAGE
                           ----------------------------   ----------
                           Poul Spirit.................        15.5%
                           Torben Spirit...............        15.1
                           Senang Spirit...............        15.0
                           Mayon Spirit................        13.6
                           Leyte Spirit................        13.6
                           Luzon Spirit................        13.6
                           Samar Spirit................        13.6
                                                              -----
                                                              100.0%
                                                              =====

provided, however, that each Vessel Percentage shall be adjusted in each case upon the occurrence of, and after giving effect to, the delivery of any Qualified Substitute Vessel as part of the Trust Estate pursuant to the terms of the Indenture, an Event of Loss with respect to any Mortgaged Vessel, the sale of any Mortgaged Vessel Asset or the release of any Mortgaged Vessel from the Lien of this Indenture and the Security Documents, in each case effected in accordance with the terms of the Indenture, to be, for each Mortgaged Vessel remaining after such an occurrence, the percentage that the Appraised Value of such Mortgaged Vessel at the time of and after giving effect to such occurrence bears to the aggregate Appraised Value of the remaining Mortgaged Vessels at the time of and after giving effect to such occurrence. Notwithstanding the foregoing, if any Vessel Percentage is required to be calculated or adjusted at a time when cash is on deposit with the Trustee in the Investment Account as part of the Trust Estate as a result of the sale of a Mortgaged Vessel or the occurrence of an Event of Loss with respect to a Mortgaged Vessel, the amount of such cash on deposit shall be deemed to be the Appraised Value of such Vessel giving rise to such cash on deposit and such Vessel shall be deemed to remain a Mortgaged Vessel for purposes of such computation or adjustment of Vessel Percentage.

FRAUDULENT CONVEYANCE STATUTES

     The making of the Subsidiary Guarantees and the granting of the Mortgages might be subject to review under relevant fraudulent conveyance statutes (the "Fraudulent Conveyance Statutes") in a bankruptcy proceeding or proceedings involving one or more of the Guarantors. Due to the nature of the business of Teekay and the Guarantors and uncertainty as to where a Mortgaged Vessel foreclosure proceeding might be commenced, it is not possible to predict where any such proceeding or attack might be brought or made or the law that the court might apply, although applicable law would be likely to be the law of Liberia, The Bahamas, the State of New York in the United States or the U.S. Bankruptcy Code.

     The following discussion is based, as to U.S. Bankruptcy and New York law, on the advice of Perkins Coie, special counsel to the Company, as to Liberian law, on the advice of Haight, Gardner, Poor & Havens, special Liberian counsel to the Company, and, as to Bahamian law, on the advice of Graham, Thompson & Co., Bahamian counsel to the Company.

     Under U.S. Bankruptcy, New York or Liberian fraudulent conveyance law, if a court were to find that, with respect to any particular Guarantor, at the time the Subsidiary Guarantee was made or the security was granted (collectively, the "Transfer") by such Guarantor, it (a) made such Transfer with actual intent to hinder, delay, or defraud any present or future creditor or (b) received less than a reasonably equivalent value or fair consideration for the Transfer and
(i) was insolvent at the time such Transfer was made or was rendered insolvent by virtue of such Transfer, (ii) was engaged in a business or transaction, or was about to engage in a business or transaction for which any property remaining with such subsidiary was an unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under the relevant Fraudulent Conveyance Statutes), such court could avoid the Transfer in whole or in part. Generally, for the purposes of the Fraudulent Conveyance Statutes, a company is considered insolvent at a particular time if the sum of its debts (including probable liabilities or contingent obligations) is greater than all of its property at a fair valuation, or if the present fair salable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured.

     Under Bahamian fraudulent conveyance law, if a court were to find that, at the time of a particular Transfer, the Guarantor made such Transfer with intent to defraud any existing creditor and at an undervalue, such court could void the Transfer to the extent necessary to satisfy the obligation of the Guarantor to the creditor at whose instance the Transfer was challenged. The laws of the Bahamas also provide that a Transfer would be deemed fraudulent and void, except as against a good faith purchaser, payee or encumbrancer who gave valuable consideration, if (a) made (i) when a Guarantor were unable to pay its debts as they became due from its own money and (ii) with a view to giving a particular creditor of the Guarantor a preference over other creditors and (b) the Guarantor were to enter into a winding up within three months after the date of the Transfer.

     The proceeds of the sale of the Notes will be distributed to the Guarantors and used to pay off debt. See "Use of Proceeds." To the extent of the funds advanced by Teekay to any particular Guarantor (and since it is the view of Teekay that the instant transaction can in no circumstances be considered an attempt to hinder, defraud or delay creditors), the Transfer by any Guarantor should not be considered a fraudulent transfer under the tests set forth above, because such Guarantor has received fair or reasonably equivalent consideration for such Transfer.

     To the extent that the Subsidiary Guarantee by any Guarantor exceeds the value of the funds distributed to it, the determination of whether the Transfer in question is a fraudulent transfer depends on

(1) whether the Transfer--a prerequisite for the funds received by such Guarantor then used to pay off its mortgage or the other debt--so exceeds the value and benefit received by such Guarantor that, at least to the extent of such excess, the Guarantor did not receive reasonably equivalent value or fair consideration for the Transfer; and, if the answer to the foregoing question is "yes," then, under all but Bahamian law, (2) whether following the valuation of the assets of such Guarantor, including its rights of indemnity and contribution created in connection with the Subsidiary Guarantee, and also of its liabilities, including an estimation of the value of the contingent liability created by the Subsidiary Guarantee, it is determined that such Guarantor is or has been rendered insolvent. The Subsidiary Guarantees and the other Security Documents contain provisions limiting each Guarantor's maximum liability under such agreements to a percentage of its Adjusted Net Assets (as defined in the Subsidiary Guarantee) or the total amount of proceeds received by such Guarantor from Teekay from the sale of the Notes. See "The Subsidiary Guarantees." While there can be no assurance that a court, viewing the transaction with hindsight, would determine that a particular Guarantor received reasonably equivalent value or fair consideration for its transfer, or was not rendered insolvent by the pertinent Transfer, to the extent it exceeded the value of the funds advanced to that Guarantor, Teekay believes that each of the Guarantors will receive proper consideration for its respective Transfer and that no such Guarantor will be rendered insolvent by the contemplated Transfers. However, no assurance can be given that a court would concur with such belief.

                           THE SUBSIDIARY GUARANTEES

     Each Subsidiary Guarantee provides for the irrevocable and unconditional guarantee by a Guarantor of the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of (and premium, if any) and interest on the Notes and the payment of all fees, expenses and other sums of money from time to time payable by Teekay under the Indenture and all other Obligations. Each Subsidiary Guarantee also guarantees performance and observance of all agreements, covenants and provisions contained in the Indenture and the Security Documents. Each Subsidiary Guarantee provides that the liability of each Guarantor under its Subsidiary Guarantee is absolute and unconditional and extends to all amounts which constitute part of the Obligations and would be owed by Teekay under the Indenture but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Teekay. The obligations of each Guarantor are independent of the Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce its Subsidiary Guarantee, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. The liability of each Guarantor will not exceed the greater of (a) 95% of such Guarantor's adjusted net assets on the date the Subsidiary Guarantee is delivered, (b) 95% of its adjusted net assets on the date any payment is made under the Subsidiary Guarantee and (c) the total amount of proceeds received by such Guarantor from Teekay from the sale of the Notes.

     Each Guarantor will irrevocably waive any claim or right that it may acquire against the Company arising from the existence, payment, performance or enforcement of the Guarantor's obligations under the Subsidiary Guarantee or the Indenture by way of subrogation, reimbursement, exoneration, contribution or indemnification under its Subsidiary Guarantee.

     In the event that a Guarantor is required by any applicable law to make, with respect to any payment to be made pursuant to its Subsidiary Guarantee, any deduction or withholding for or on account of any taxes, assessments or other governmental charges imposed on such payment by any governmental or taxing authority (other than the United States or any political subdivision or taxing authority thereof) the Guarantor will agree to pay such additional amount as may be necessary in order that the net amount received by the Trustee in respect of such payment will not be less than the amount of the payment the Trustee would have received had no deduction or withholding been required; provided, however, that the Guarantor shall not be required to pay any additional amount on account of a tax, assessment or other governmental charge imposed by reason of any present or former connection between a Holder of Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the governmental or taxing authority, including, without limitation, such Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder) having been a citizen or resident of the jurisdiction of such governmental or taxing authority or treated as a resident thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein.

     The Subsidiary Guarantees will terminate upon the occurrence of the Fall-away Event. See "Description of the Notes -- Fall-away Event."

                             THE MORTGAGED VESSELS

     The following vessels shall be mortgaged in favor of the Trustee to secure the Notes and the obligations of each Guarantor under the Indenture and the Security Documents:

                                                                                  APPRAISED VALUE AS OF
                                      COUNTRY                                       DECEMBER 13, 1995
                         YEAR OF       WHERE                               -----------------------------------
        VESSEL           DELIVERY      BUILT        FLAG         DWT       APPRAISAL NO. 1     APPRAISAL NO. 2
----------------------   --------     -------     --------     -------     ---------------     ---------------
                                                                                                 (IN MILLIONS)
Poul Spirit...........      1995      Japan       Liberian      98,600         $  48.0             $  47.5
Torben Spirit.........      1994      Japan       Bahamian      98,500            46.5                46.0
Senang Spirit.........      1994      Japan       Bahamian      95,649            46.0                46.0
Mayon Spirit..........      1992      Japan       Bahamian      98,507            42.0                41.5
Leyte Spirit..........      1992      Japan       Bahamian      98,744            42.0                41.5
Luzon Spirit..........      1992      Japan       Bahamian      98,629            42.0                41.5
Samar Spirit..........      1992      Japan       Bahamian      98,640            42.0                41.5
                                                                                ------              ------
  Total...............                                                         $ 308.5             $ 305.5
                                                                                ======              ======

     Each of the Mortgaged Vessels is constructed with a double hull. The appraised values of the Mortgaged Vessels set forth above have been determined, at the Company's expense, by E.A. Gibson Shipbrokers Limited (Appraisal No. 1) and Simpson, Spence & Young Shipbrokers Ltd. (Appraisal No. 2), each independent ship brokers (the "Appraisers"). Each of the Appraisers is an internationally recognized appraisal firm with respect to the appraisal of tankers and is one of the firms that has traditionally been used by the Company and its creditors for appraisal matters relating to the Company's debt agreements. No limitations were imposed by the Company on either of the Appraisers on the scope of their investigation or the procedures followed in rendering their appraisals. The valuations were generally based upon the prevailing market for each Mortgaged Vessel, assuming the presence of a willing buyer and a willing seller, and assumptions by the Appraisers that each Mortgaged Vessel is in good condition and charter-free. In performing their appraisals of the mortgaged vessels, the Appraisers conducted procedures which, in their opinion, are standard among London shipbrokers. From their internal databases (compiled from various sources of publicly available information), each of the Appraisers reviewed the vessels' main details and characteristics. They did not perform physical inspections of the vessels. Each of the Appraisers then reviewed the available information regarding market trends, charter rates and recent sales of comparable vessels in order to arrive at their appraisal estimates. The valuation calculations attempted to account for any pertinent differences in vessel characteristics such as deadweight tonnage, and allowed 7% per year for age differences between the Mortgaged Vessels and recently sold comparable vessels. The Company believes that the Mortgaged Vessels are in better condition than the Appraisers' assumptions as to the condition of such Mortgaged Vessels.

     The Mortgages, together with all other Collateral securing the Obligations of Teekay and the Guarantors under the Indenture and the Security Documents will be released upon the occurrence of the Fall-away Event. See "Description of the Notes--Fall-away Event."

CHARTERS

     Each of the Mortgaged Vessels has been time chartered to Palm under a charter. The Palm Charters are based on an industry standard form and are similar in all material respects except as set forth below.

     General. The term and the charter hire clauses under each of the Palm Charters provide for full amortization of the financings for the building of the Mortgaged Vessel to which such Palm Charter relates. The Palm Charters for the Poul Spirit, Torben Spirit, Senang Spirit, Mayon Spirit, Leyte Spirit, Luzon Spirit, and the Samar Spirit began on 1995, 1994, 1994, 1992, 1992, 1992 and 1992, respectively. Upon issuance of the Notes, Teekay intends to cause Palm and each of the Guarantors to amend each of the Palm Charters in order to provide for a charter hire and a term such that the aggregate hire payable under the Palm Charters will fully amortize the principal amount of the Notes. Each Guarantor has a lien upon all of its Mortgaged Vessel's cargoes and sub-freights as security for any amounts due under the Palm Charters, and Palm has a lien on the Mortgaged Vessel as security for any amounts paid in advance and not earned, the cost of fuel used, all amounts due Palm under the Palm Charters and for claims for damages arising from any breach of the Palm Charters by the Guarantor.

     Off-hire. The revenue from the Mortgaged Vessels would be adversely affected if any of the Mortgaged Vessels were out of service for a significant period of time. The Palm Charters provide that in certain events a Mortgaged Vessel will be considered off-hire, in which event it is likely that the Mortgaged Vessel would not be available to Palm for chartering in the spot charter market. The Company does not carry insurance covering the loss of revenue resulting from a Mortgaged Vessel being out of service. Prolonged out of service periods with respect to the Mortgaged Vessels would therefore adversely affect the Company's cash flow from such Mortgaged Vessels, although the Company believes that it could continue to meet its obligations to make principal and interest payments on the Notes even if the amount of time the Mortgaged Vessels were out of service rose significantly. The Mortgaged Vessels have never incurred any significant off-hire since being delivered to the Company.

     Termination. Each of the Palm Charters terminates if the Mortgaged Vessel is lost, and also automatically terminates if the Mortgaged Vessel is requisitioned or seized by any government authority, and such requisition or seizure is the equivalent to requisition of title of the Mortgaged Vessel.

     As of the date of this Prospectus, each of the Mortgaged Vessels was operating on a spot voyage basis, the terms of which are set forth in a recapitulation telex between Palm, as owner, and either a broker or charterer. The recapitulation telex recites in detail the fundamental aspects of the transaction: vessel, charterer, cargo, rate of hire, demurrage or overage fees, port of loading, and port of unloading. The telex usually makes reference to a standard form of charter-party and also recites any special provisions to be included in such form. The parties' obligations are based on the recapitulation telexes. The spot charter-party document is usually executed at a later date.

DRYDOCKING AND SURVEYS

     Each of the Mortgaged Vessels is drydocked once every five years, the main purpose of which is to inspect and maintain those areas of such Mortgaged Vessel below the waterline. Drydocking usually takes one to two weeks. In addition, the Company expects to purchase spare parts and perform repairs on its vessels from time to time.

     Since the average age of the Mortgaged Vessels is less than five years, and because of the extensive and regular inspections carried out by Teekay, the Company does not believe that it will incur in the foreseeable future any material expenses on account of the results of inspections and drydocking.

     The following table sets forth the next periodic survey and drydocking dates for the Mortgaged Vessels:

                                                   ANNUAL      INTERMEDIATE      SPECIAL      CLASSIFICATION
            VESSEL                 DRYDOCKING      SURVEY         SURVEY         SURVEY          SOCIETY
------------------------------     ----------      ------      ------------      -------      --------------
Poul Spirit...................        08/00         08/96          08/98          08/00             NKK
Torben Spirit.................        01/97         11/96          07/99          01/98             NKK
Senang Spirit.................        01/97         01/96          07/99          01/98             NKK
Mayon Spirit..................        02/97         02/96          02/00          02/97             NKK
Leyte Spirit..................        08/97         08/96          02/00          08/97             NKK
Luzon Spirit..................        06/97         06/96          12/99          06/97             NKK
Samar Spirit..................        11/97         11/96          05/00          11/97             NKK

THE MORTGAGES

     GENERAL

     Each Guarantor will grant to the Trustee a Mortgage on its Mortgaged Vessel to secure the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) from time to time payable by such subsidiary under its Subsidiary Guarantee, the payment of the principal of (and premium, if any) and interest on the Notes, the payment of all other sums payable by Teekay under the Indenture and the payment of all other sums payable under the Security Documents. The Mortgages will be recorded in accordance with the provisions of Liberian or Bahamian law, as applicable. The maximum liability of each Guarantor under its Mortgage is limited to the same extent as such Guarantor's maximum liability under its Subsidiary Guarantee. See "The Subsidiary Guarantees."

     CERTAIN COVENANTS

     Each Mortgage contains, among other things, the following covenants:

     Registration and Documentation of the Mortgaged Vessel. The Guarantor will not permit its Mortgaged Vessel to be operated in any manner contrary to law, will not engage in unlawful trade, carry any cargo that would expose the Mortgaged Vessel to penalty, forfeiture or capture, and will not permit to be done anything which can or may injuriously affect the registration of its Mortgaged Vessel under the laws and regulations of the Republic of Liberia or the Commonwealth of the Bahamas, as applicable, and will at all times keep its Mortgaged Vessel duly documented thereunder.

     Restrictions on Liens. Except for its time charter and the lien of the Mortgage and certain other permitted liens, the Guarantor will not suffer to be continued any lien, encumbrance or charge on its Mortgaged Vessel for longer than 30 days after the same becomes due and payable and will pay or cause to be discharged or make adequate provision for the satisfaction or discharge of all claims or demands, or will cause its Mortgaged Vessel to be released or discharged from any lien, encumbrance or charge therefor.

     Maintenance of the Mortgaged Vessel. The Guarantor will at all times and without cost or expense to the Trustee maintain and preserve, or cause to be maintained and preserved, its Mortgaged Vessel (i) in good running order and repair, so that the Mortgaged Vessel shall be, in every respect, seaworthy and
(ii) in at least as good condition as when originally delivered by her builder, ordinary wear and tear excepted; and will keep the Mortgaged Vessel, or cause her to be kept, in such condition as will entitle her to the highest classification rating for vessels of the same type, size, age and flag in the classification society, and annually will furnish the Trustee a certificate by such classification society that such classification is maintained.

     Transfer of Flag or Sale of the Mortgaged Vessel. The Guarantor will not transfer or change the flag or port of documentation of its Mortgaged Vessel, except to the Commonwealth of the Bahamas or the

Republic of Liberia as permitted by the terms of the Indenture. Except as permitted by the terms of the Indenture, no Guarantor will sell, mortgage, demise charter or transfer its Mortgaged Vessel.

     Insurance. The Guarantor will at all times and at its own cost and expense cause to be carried and maintained in respect of its Mortgaged Vessel insurance payable in United States Dollars in amounts, against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in a form which is substantially equivalent to the coverage carried by other responsible and experienced companies engaged in the operation of vessels similar to its Mortgaged Vessel and with insurance companies, underwriters, funds, mutual insurance associations or clubs of recognized standing. No insurance will provide for a deductible amount in excess of $1,000,000 per occurrence.

     In the case of all marine and war risk hull and machinery policies, the Guarantor will cause the Trustee to be named an additional insured and will use its best efforts (and cause its insurance broker to use its best efforts) to cause the insurers under such policies to waive any liability of the Trustee for premiums or calls payable under such policies. No policy is to be cancelable or subject to lapse without at least seven business days' prior notice to the Trustee.

     For purposes of insurance against total loss, each Mortgaged Vessel is to be insured for an amount not less than its fair value and not less, when aggregated with the insurance on the other Mortgaged Vessels, than an amount equal to the aggregate outstanding principal amount of the Notes, premium, if any, and accrued interest thereon. Unless the Trustee shall have otherwise directed, any loss involving damage to a Mortgaged Vessel which is not in excess of $1,000,000 may be paid directly for repair or salvage or to reimburse the Guarantor for the same.

     In the event of an actual, constructive or compromised total loss of its Mortgaged Vessel, any adjustment or compromise of such loss by the Guarantor will be at the highest amount reasonably obtainable, and all insurance or other payments for such loss will be applied as set forth above under "Description of the Notes -- Redemptions -- Mandatory Redemption Upon Loss of a Mortgaged Vessel."

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default under the Indenture will constitute an Event of Default under the Mortgages and, in case any one or more Events of Default under the Mortgages shall have occurred and be continuing, then, in each and every such case the Trustee will have the right to:

          (1) declare immediately due and payable all of the Obligations (in which case all of the same shall be immediately due), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Obligations and collect the same out of any and all property of the Guarantor whether covered by the Mortgage or otherwise;

          (2) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law;

          (3) take and enter into possession of the Mortgaged Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Guarantors or other person in possession forthwith upon demand of the Trustee will surrender to the Trustee possession of the Mortgaged Vessel and the Trustee may, without being responsible for loss or damage, hold, lay-up, lease, charter, operate or otherwise use such Mortgaged Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Mortgaged Vessel or in respect of any insurance thereon from any person whomsoever, in accordance with the terms of the Mortgage; and

          (4) take and enter into possession of the Mortgaged Vessel, at any time, wherever the same may be, without legal process, and if it seems desirable to the Trustee and without being responsible for loss or damage, sell such Mortgaged Vessel, at any place and at such time as the Trustee may specify and in such manner and such place (whether by public or private sale) as the Trustee may deem advisable, in accordance with the terms of the Mortgage.

     Any sale of a Mortgaged Vessel made in pursuance of the Trustee's right under the Mortgage will operate to divest all right, title and interest of any nature whatsoever of the Guarantor therein and thereto and shall bar any claim from the Guarantor, its successors and assigns, and all persons claiming by, through or under them.

     All of the Mortgaged Vessels are registered under Liberian flag or Bahamian flag. The Mortgage on the Liberian flag Mortgaged Vessel will be a preferred mortgage lien under Liberian maritime law. The Mortgages on Bahamian flag Mortgaged Vessels will have similar status under Bahamian law. Liberian law and Bahamian law provide that such mortgages may be enforced by the mortgagee by suit in admiralty in a proceeding against the vessel covered by the mortgage.

     The priority that such a mortgage would have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the law of the country where the proceeding is brought. Liberian maritime law provides that a "preferred mortgage" is prior to all claims except (1) costs imposed by the enforcing court, (2) liens against the vessel arising prior in time to recording or filing of the mortgage, (3) liens for damages arising out of tort, (4) wages of a stevedore when employed directly by the owner, operator or master of the vessel, (5) wages of the crew of the vessel and (6) general average and salvage, including contract salvage. Liberian law also provides that unpaid vessel tonnage taxes, annual fees and penalties imposed by the Liberian government are liens prior to the liens of the mortgage. Bahamian law provides that a first priority ship mortgage has priority over all other claims except (i) costs allowed by the court arising out of the arrest and sale proceedings, (ii) wages and other sums due to the master, officers and other members of the ship's complement in respect of their employment on the ship, (iii) port, canal, and other waterway dues and pilotage dues and any other outstanding fees payable under the Merchant Shipping Act of the Bahamas in respect of the ship, (iv) claims against the owner in respect of loss of life or personal injury occurring, whether on land or on water, in direct connection with the operation of the ship, (v) claims against the owner, based on tort and not capable of being based on contract, in respect of loss of or damage to property occurring, whether on land or on water, in direct connection with the operation of the ship, and (vi) claims for salvage, wreck removal and contribution in general average.

     Both Liberian ship mortgages and Bahamian ship mortgages may be enforced against a vessel physically present in the United States, but the claim under the mortgage would rank behind preferred maritime liens, including those for supplies and other necessaries provided in the United States. Since the Mortgaged Vessels will be trading primarily between the Arabian Gulf and the West Coast of the United States, there is no assurance that, if enforcement proceedings must be commenced against a Mortgaged Vessel, the Mortgaged Vessel will be located in a jurisdiction having the same procedures and lien priorities as Liberia, the Bahamas or the United States. Other jurisdictions may provide no legal remedy at all for the enforcement of the Mortgages, or a remedy dependent on court proceedings so expensive and time consuming as to be impractical. Furthermore, certain jurisdictions, unlike Liberia, the Bahamas or the United States, may not permit the Mortgaged Vessel to be sold prior to entry of a judgment, entailing a long waiting time that could result in increased custodial costs, deterioration in the condition of the Mortgaged Vessel and substantial reduction in her value.

     Since the Notes will also be secured by a pledge by Teekay of all the stock of each of the Guarantors, enforcement of this pledge, including foreclosure, may provide in effect an alternative method to transfer control over a Mortgaged Vessel and to realize value from such collateral.

     As additional security for the Obligations, each Guarantor will assign to the Trustee, among other things, all of its rights under the Charter, the earnings of its Mortgaged Vessel and the insurance carried thereon. Each Guarantor's maximum liability under such security agreements is limited to the same extent as such Guarantor's maximum liability under its Subsidiary Guarantee. See "The Subsidiary Guarantees."

     All of the Collateral, including the Mortgages, will be released from the Lien of the Indenture and the Security Documents upon the occurrence of the Fall-away Event. See "Description of the Notes-- Fall-away Event."

                               TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Notes by an initial purchaser thereof in the Offering. Except where noted, it deals only with Notes held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the following discussion, as well as the conclusions regarding certain issues of United States federal income tax law that are reflected in that discussion, are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder existing as of the date hereof, and upon the advice received by the Company from special U.S. tax counsel. No assurance can be given that changes in existing laws or regulations or their interpretation will not occur, or that such changes will not be retroactive. Such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. The Company's and special U.S. tax counsel's views have no binding effect or official status of any kind, and no assurance can be given that the conclusions discussed below would be sustained by a court if challenged by the Internal Revenue Service.

     THE DISCUSSION BELOW IS A SUMMARY FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL POTENTIAL TAX CONSIDERATIONS THAT DEPEND UPON CIRCUMSTANCES SPECIFIC TO EACH INVESTOR. IN ADDITION THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR CATEGORIES OF INVESTORS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, TAX-EXEMPT ENTITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES AND NON-UNITED STATES HOLDERS. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD THEREFORE SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES OF THEIR OWNERSHIP OF THE NOTES, INCLUDING THE NON-UNITED STATES, STATE, AND LOCAL TAX CONSEQUENCES THEREOF (WHICH ARE NOT REVIEWED HEREIN) AND CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     As used herein, a "United States Holder" of a Note means a Holder that is an individual citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" of a Note is a Holder that is not a United States Holder.

     PAYMENTS OF INTEREST

     The Company believes that the Notes will not be issued with "original issue discount" ("OID") within the meaning of Section 1273 of the Code and the Treasury Department Regulations issued under that section and other related sections of the Code relating to OID ("OID Regulations"), and the Company will report payments to Holders accordingly. Thus, any payment of interest on a Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     MARKET DISCOUNT

     If a United States Holder purchases a Note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest (as defined in the OID Regulations) will generally be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by any market discount previously included in income by the United States Holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. In general, subject to the market discount rules discussed above, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for the period specified for capital gain treatment (currently a holding period of more than one year). Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal and interest paid on the Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients. A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

LIBERIAN TAXATION

     Based on the advice of Haight, Gardner, Poor & Havens, special Liberian counsel to the Company, since (i) the Company is and intends to maintain its status as a "nonresident Liberian entity" under the Liberian Internal Revenue Code, (ii) the Company is not now carrying on, and in the future does not expect to carry on, any operations within the Republic of Liberia, and (iii) the Notes and all related documentation will be executed outside the Republic of Liberia, and assuming that the holders of the Notes will neither reside in, maintain offices in, nor engage in business in, the Republic of Liberia, under current Liberian law no taxes or withholding will be imposed by the Republic of Liberia on payments to be made in respect of the Notes and the Subsidiary Guarantees.

BAHAMIAN TAXATION

     Based on the advice of Graham, Thompson & Co., Bahamian counsel to the Company, under current Bahamian law no taxes or withholding will be imposed by The Bahamas on payments to be made in respect of the Notes and the Subsidiary Guarantees.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, Teekay has agreed to sell to each of the Underwriters named below, and each of the Underwriters, has severally agreed to purchase from Teekay, the principal amount of Notes set forth opposite its name below:

                                                                              PRINCIPAL
                                                                               AMOUNT
                                                 UNDERWRITER                  OF NOTES
                                                                            -------------
          Goldman, Sachs & Co............................................   $ 112,500,000
          Morgan Stanley & Co. Incorporated..............................      56,250,000
          Smith Barney Inc...............................................      56,250,000
                                                                            -------------
                Total....................................................   $ 225,000,000
                                                                            =============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes offered hereby, if any are taken.

     The Underwriters propose to offer the Notes in part directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of 0.80% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession of not in excess of 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes and the Guarantees offered hereby and certain legal matters will be passed upon for Teekay and the Guarantors by Perkins Coie, Portland, Oregon, with respect to matters of United States law, and certain legal matters will be passed upon for Teekay and the Guarantors by Haight, Gardner, Poor & Havens, New York, New York, with respect to matters of Liberian law and U.S. Maritime law, and by Graham, Thompson & Co., Nassau, The Bahamas, with respect to matters of Bahamian law. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, New York, New York, with respect to matters of United States law.

                                    EXPERTS

     The consolidated financial statements of Teekay and its subsidiaries as of March 31, 1995 and 1994, and for the year ended March 31, 1995, the eleven-month period ended March 31, 1994 and the year ended April 30, 1993, included herein and elsewhere in the Registration Statement have been audited by Ernst & Young, independent chartered accountants, as set forth in their report appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements and schedule of Teekay and its subsidiaries incorporated in this Prospectus by reference to the Annual Report of Teekay on Form 20-F, as amended, for the fiscal year ended March 31, 1995, have been audited by Ernst & Young, independent chartered accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the six-month periods ended September 30, 1995 and 1994, included herein, the independent chartered accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their report with respect thereto, included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent chartered accountants are not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of section 7 or 11 of the Securities Act.

                          TEEKAY SHIPPING CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
Auditors' Report.......................................................................    F-3
Accountants' Review Engagement Report..................................................    F-4
Consolidated Statements of Income and Retained Earnings for the six-month periods ended
  September 30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994
  and April 30, 1993...................................................................    F-5
Consolidated Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and
  1994.................................................................................    F-6
Consolidated Statements of Cash Flows for the six-month periods ended September 30,
  1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994 and April 30,
  1993.................................................................................    F-7
Notes to the Consolidated Financial Statements.........................................    F-8
Schedule A to the Consolidated Financial Statements....................................   F-22
Auditors' Report.......................................................................   F-27
ANDROS SPIRIT INC.
  Statements of Income and Retained Earnings for the six-month periods ended September
     30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994 and
     April 30, 1993....................................................................   F-28
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-29
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994 and April 30, 1993.......   F-30
EXUMA SPIRIT INC.
  Statements of Income and Retained Earnings for the six-month periods ended September
     30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994 and
     April 30, 1993....................................................................   F-31
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-32
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994 and April 30, 1993.......   F-33
NASSAU SPIRIT INC.
  Statements of Income and Retained Earnings for the six-month periods ended September
     30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994 and
     April 30, 1993....................................................................   F-34
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-35
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994 and April 30, 1993.......   F-36
SENANG SPIRIT INC.
  Statements of Income and Retained Earnings for the six-month periods ended September
     30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994........   F-37
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-38
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994..........................   F-39
VSSI APPIAN INC.
  Statements of Income and Retained Earnings for the six-month periods ended September
     30, 1995 and 1994 and for the fiscal periods ended March 31, 1995 and 1994 and
     April 30, 1993....................................................................   F-40
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-41
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994 and April 30, 1993.......   F-42

                                                                                        PAGE
                                                                                       ------
VSSI ATLANTIC INC.
  Statement of Income and Retained Earnings for the six-months ended September 30, 1995
     and 1994 and for the fiscal periods ended March 31, 1995 and 1994.................   F-43
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995 and 1994.........   F-44
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal periods ended March 31, 1995 and 1994 and April 30, 1993.......   F-45
VSSI OCEANS INC.
  Statements of Income and Retained Earnings for the six-month period ended
     September 30, 1995................................................................   F-46
  Balance Sheets as at September 30, 1995 and 1994 and March 31, 1995..................   F-47
  Statements of Cash Flows for the six-month periods ended September 30, 1995 and 1994
     and for the fiscal year ended March 31, 1995......................................   F-48
Notes to the Financial Statements (for ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU
  SPIRIT INC., SENANG SPIRIT INC., VSSI APPIAN INC., VSSI ATLANTIC INC., AND VSSI
  OCEANS INC.).........................................................................   F-49

                                AUDITORS' REPORT

To the Board of Directors
TEEKAY SHIPPING CORPORATION

     We have audited the accompanying consolidated balance sheets of Teekay Shipping Corporation and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for the year ended March 31, 1995 and the eleven month period ended March 31, 1994 and the year ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Teekay Shipping Corporation and subsidiaries at March 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the year ended March 31, 1995 and the eleven month period ended March 31, 1994 and the year ended April 30, 1993 in conformity with accounting principles generally accepted in the United States.

Nassau, Bahamas,
May 15, 1995 (except for Note 16,                                  ERNST & YOUNG
which is as of December 15, 1995).                         Chartered Accountants

                            REVIEW ENGAGEMENT REPORT

To the Board of Directors
TEEKAY SHIPPING CORPORATION

     We have reviewed the accompanying consolidated balance sheets of Teekay Shipping Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for the six-month periods ended September 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards generally accepted in the United States. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

Nassau, Bahamas                                                    ERNST & YOUNG
December 15, 1995                                          Chartered Accountants

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                           SIX MONTHS ENDED                        ELEVEN MONTHS
                                             SEPTEMBER 30,           YEAR ENDED     ENDED MARCH     YEAR ENDED
                                      ---------------------------    MARCH 31,          31,        APRIL 30,
                                          1995           1994           1995           1994            1993
                                      ------------   ------------   ------------   -------------   ------------
                                              (UNAUDITED)
NET VOYAGE REVENUES
Voyage revenues.....................  $    160,944   $    162,771   $    319,966   $    317,742    $    336,994
Voyage expenses.....................        43,452         42,515         84,957         81,052         108,805
                                      ------------   ------------   ------------   -------------   ------------
Net voyage revenues.................       117,492        120,256        235,009        236,690         228,189
                                      ------------   ------------   ------------   -------------   ------------
OPERATING EXPENSES
Vessel operating expenses (note
  3)................................        33,496         38,446         72,723         73,597          79,649
Depreciation and amortization.......        40,956         48,238         96,435         89,902          97,611
General and administrative (note
  3)................................         8,812          8,146         15,018         14,063          14,014
                                      ------------   ------------   ------------   -------------   ------------
                                            83,264         94,830        184,176        177,562         191,274
                                      ------------   ------------   ------------   -------------   ------------
Income from vessel operations.......        34,228         25,426         50,833         59,128          36,915
                                      ------------   ------------   ------------   -------------   ------------
Other items
Interest expense....................       (31,230)       (31,364)       (64,321)       (48,064 )       (47,374)
Interest income.....................         3,182          2,903          5,904          2,904           1,156
Other income (notes 3 and 12).......         4,364            979         11,848         11,777          37,862
                                      ------------   ------------   ------------   -------------   ------------
                                           (23,684)       (27,482)       (46,569)       (33,383 )        (8,356)
                                      ------------   ------------   ------------   -------------   ------------
Income (loss) before foreign
  currency exchange gain (loss).....        10,544         (2,056)         4,264         25,745          28,559
Foreign currency exchange gain
  (loss)............................          (513)            39            991         (1,532 )       (77,917)
                                      ------------   ------------   ------------   -------------   ------------
Net income (loss) from continuing
  operations........................        10,031         (2,017)         5,255         24,213         (49,358)
Net income from discontinued
  operations (note 4)...............                                                      5,945           1,890
                                      ------------   ------------   ------------   -------------   ------------
Net income (loss) before cumulative
  effect of accounting change.......        10,031         (2,017)         5,255         30,158         (47,468)
Cumulative effect of change in
  accounting for marketable
  securities (notes 1 and 5)........                                       1,113
                                      ------------   ------------   ------------   -------------   ------------
Net income (loss)...................        10,031         (2,017)         6,368         30,158         (47,468)
Retained earnings, beginning of
  period............................       406,547        400,179        400,179        370,021         409,989
Exchange of redeemable preferred
  stock (note 10)...................       (60,000)
Contribution arising on continuity
  of interest combination (note
  1)................................                                                                      7,500
                                      ------------   ------------   ------------   -------------   ------------
Retained earnings, end of the
  period............................  $    356,578   $    398,162   $    406,547   $    400,179    $    370,021
                                        ==========     ==========     ==========   ============      ==========
Earnings (loss) per share amounts (note 1)
  Continuing operations.............  $       0.46   $      (0.11)  $       0.29   $       1.35    $      (2.74)
  Cumulative effect of change in
    accounting for marketable
    securities......................                                $       0.06
  Net income (loss) per common
    share...........................  $       0.46   $      (0.11)  $       0.35   $       1.68    $      (2.64)
Weighted average number of common
  shares outstanding................    21,865,688     18,000,000     18,000,000     18,000,000      18,000,000

   The accompanying notes are an integral part of the consolidated financial statements.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

                          CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                  AS AT SEPTEMBER 30,           AS AT MARCH 31,
                                               -------------------------   -------------------------
                                                  1995          1994          1995          1994
                                               -----------   -----------   -----------   -----------
                                                      (UNAUDITED)
ASSETS
CURRENT
Cash.........................................  $    60,465   $    28,093   $    16,500   $    38,614
Marketable securities (notes 5 and 12).......       48,802        67,986        69,239        68,632
Restricted cash (note 7).....................        3,623         6,828         7,634         6,338
Accounts receivable
-- trade.....................................       20,948        16,516        16,875        18,061
-- vessel sales (note 12)....................                                   17,283         4,877
-- other.....................................        2,812         6,534         3,271         5,776
Prepaid expenses and other assets............       13,574        14,196        13,273        10,893
                                                ----------    ----------    ----------    ----------
       Total current assets..................      150,224       140,153       144,075       153,191
                                                ----------    ----------    ----------    ----------
Vessels and equipment (notes 1, 7, 8,
  14 and 16)
At cost, less accumulated depreciation
  (September 30, 1995--$343,838;
  1994--$311,245;
  March 31, 1995 -- $312,281;
  1994--$270,833)............................    1,152,171     1,193,580     1,142,972     1,232,754
Acquired under capital lease, less
  accumulated amortization of $398...........       49,813
Advances on vessels..........................                      2,481         5,066
                                                ----------    ----------    ----------    ----------
       Total vessels and equipment...........    1,201,984     1,196,061     1,148,038     1,232,754
                                                ----------    ----------    ----------    ----------
Investment...................................        4,468         8,807         3,758         8,407
Other assets.................................        9,240        11,033        10,603        10,795
                                                ----------    ----------    ----------    ----------
                                               $ 1,365,916   $ 1,356,054   $ 1,306,474   $ 1,405,147
                                                ==========    ==========    ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable (note 3)....................  $    10,542   $    13,738   $    11,480   $    11,306
Accrued liabilities (note 6).................       12,542        16,356        13,054        15,050
Current portion of long-term debt
  (note 7 and 11)............................       58,906        86,474        74,479        89,482
Current portion of capital lease obligation
  (note 8 and 11)............................        2,709
                                                ----------    ----------    ----------    ----------
       Total current liabilities.............       84,699       116,568        99,013       115,838
                                                ----------    ----------    ----------    ----------
Long-term debt (note 7 and 11)...............      652,969       808,323       768,395       856,129
Capital lease obligation (note 8 and 11).....       41,200
                                                ----------    ----------    ----------    ----------
       Total liabilities.....................      778,868       924,891       867,408       971,967
                                                ----------    ----------    ----------    ----------
STOCKHOLDERS' EQUITY
Capital stock (note 10)......................      230,613        33,001        33,001        33,001
Retained earnings............................      356,578       398,162       406,547       400,179
Less net unrealized loss on marketable
  securities (notes 1 and 5).................          143                         482
                                                ----------    ----------    ----------    ----------
       Total stockholders' equity............      587,048       431,163       439,066       433,180
                                                ----------    ----------    ----------    ----------
                                               $ 1,365,916   $ 1,356,054   $ 1,306,474   $ 1,405,147
                                                ==========    ==========    ==========    ==========

Commitments and contingencies (note 11)

   The accompanying notes are an integral part of the consolidated financial statements.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                  SIX MONTHS ENDED                    ELEVEN MONTHS
                                                    SEPTEMBER 30,        YEAR ENDED       ENDED       YEAR ENDED
                                               -----------------------   MARCH 31,      MARCH 31,     APRIL 30,
                                                  1995         1994         1995          1994           1993
                                               ----------   ----------   ----------   -------------   ----------
                                                     (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net income (loss) from continuing
  operations.................................  $   10,031   $   (2,017)  $    5,255    $    24,213    $  (49,358)
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization..............      40,956       48,238       96,435         89,902        97,611
  Foreign currency exchange loss (gain)......         (84)        (305)      (1,050)         2,583        76,728
  Gain on disposition of assets..............      (3,728)      (3,698)     (18,245)       (12,347)      (37,213)
  Loss on marketable securities..............                    2,719                       1,553
  Loss on available-for-sale securities......         110                     4,303
  Equity loss (income) (net of dividend
    received: March 31, 1994--$500)..........        (704)                    2,089           (483)         (441)
  Minority interest..........................                                   (19)                        (208)
  Other......................................         709
  Change in non-cash working capital items
    related to continuing operations (note
    13)......................................      (5,402)       6,301       (1,263)        11,966        (3,085)
                                               ----------   ----------   ----------   -------------   ----------
Net cash flow from continuing operations.....      41,888       51,238       87,505        117,387        84,034
Net cash flow from discontinued operations...                                                  347         4,492
                                               ----------   ----------   ----------   -------------   ----------
Net cash flow from operating activities......      41,888       51,238       87,505        117,734        88,526
                                               ----------   ----------   ----------   -------------   ----------
FINANCING ACTIVITIES
Proceeds from long-term debt.................     223,000                                  220,000       147,782
Scheduled repayments of long-term debt.......     (34,880)     (44,147)     (87,570)       (37,067)      (20,750)
Prepayments of long-term debt................    (317,901)      (6,533)     (15,033)      (132,416)      (92,100)
Scheduled payments on capital lease
  obligations................................        (640)                                 (18,472)      (13,139)
Prepayments of capital lease obligations.....                                             (110,839)      (39,827)
Decrease (increase) in restricted cash.......       4,011         (490)      (1,296)         8,143        (1,653)
Net proceeds from stock issuance.............     137,613
Net capital contribution.....................                                                              7,500
Payment received on direct financing
  leases.....................................                                                              2,241
Capitalized loan costs.......................        (866)        (942)      (1,565)        (9,955)
Financing activities associated with
  discontinued operations....................                                              (20,077)       (9,894)
                                               ----------   ----------   ----------   -------------   ----------
Net cash flow from financing activities......      10,337      (52,112)    (105,464)      (100,683)      (19,840)
                                               ----------   ----------   ----------   -------------   ----------
INVESTING ACTIVITIES
Expenditures for vessels and equipment (net
  of
  capital lease financing of: September 30,
  1995--$44,550; 1994--$Nil; March 31,
  1995--$Nil; 1994--$97,776; April 30, 1993--
  $144,696)..................................     (47,527)      (4,273)      (7,465)       (65,733)     (190,037)
Expenditures for drydocking..................      (4,193)      (7,121)     (11,917)       (13,296)      (16,440)
Proceeds from disposition of assets..........      22,794        4,220       16,817         86,351       156,909
Repayments of advances to investee...........                                 2,650                        1,479
Increase in marketable securities............                   (2,073)                    (70,185)
Proceeds on sale of available-for-sale
  securities.................................      53,332                   110,806
Purchases of available-for-sale securities...     (32,666)                 (115,085)
Other........................................                     (400)          39            (50)       (3,563)
Investing activities associated with
  discontinued operations....................                                               35,706         5,497
                                               ----------   ----------   ----------   -------------   ----------
Net cash flow from investing activities......      (8,260)      (9,647)      (4,155)       (27,207)      (46,155)
                                               ----------   ----------   ----------   -------------   ----------
(Decrease) increase in cash..................      43,965      (10,521)     (22,114)       (10,156)       22,531
Cash, beginning of the period................      16,500       38,614       38,614         48,770        26,239
                                               ----------   ----------   ----------   -------------   ----------
Cash, end of the period......................  $   60,465   $   28,093   $   16,500    $    38,614    $   48,770
                                                =========    =========    =========     ==========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation

     On April 30, 1993, Teekay Shipping Corporation ("Teekay") acquired 100% of the outstanding stock of Palm Shipping Inc. ("Palm"), an affiliated company, for nominal consideration. This transaction has been presented using the continuity of interest method of accounting under which it is assumed the companies have been combined from their inception. Accordingly, the consolidated balance sheets include the assets and liabilities of Teekay and Palm at their carrying values, after adjustments to conform the accounting policies of the two companies, and the consolidated statements of income and retained earnings and cash flows include the results of their operations for all years presented.

     On March 31, 1995, Teekay acquired 100% of the outstanding stock of Teekay Shipping Limited ("TSL"), an affiliated company, for cash consideration of $1.27 million representing the net book value of TSL at March 31, 1995. The impact of this transaction on the financial position and results of operations of Teekay is not considered significant. The assets and liabilities of TSL have been combined with those of Teekay effective March 31, 1995. Teekay's results of operations include those of TSL subsequent to that date.

     In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments (consisting only of normal recurring accruals), necessary to present fairly, in all material respects, the Company's consolidated financial position as at September 30, 1995 and 1994 and the related consolidated results of operations and cash flows for the six-month periods ended September 30, 1995 and 1994. The results of operations for the six-month period ended September 30, 1995 are not necessarily indicative of those for a full fiscal year.

     Reporting currency

     The consolidated financial statements are stated in U.S. dollars because the Company operates in international shipping markets which utilize the U.S. dollar as the functional currency.

     Consolidation

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. They include the accounts of Teekay Shipping Corporation (which is incorporated under the laws of Liberia) and its wholly owned or controlled subsidiaries (the "Company"). Significant intercompany items and transactions have been eliminated upon consolidation.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Change in fiscal year end

     The Company changed its fiscal year end from April 30 to March 31, effective March 31, 1994. The following is a summary of selected financial information for the comparative twelve month periods ended March 31, 1995 and 1994, and the comparative eleven-month periods ended March 31, 1994 and 1993, respectively:

                                                                        TWELVE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                      1995             1994
                                                                    ---------       -----------
                                                                                    (UNAUDITED)
RESULTS OF OPERATIONS
Voyage revenues................................................     $ 319,966        $ 344,960
Voyage expenses................................................        84,957           88,974
Vessel operating expenses......................................        72,723           80,738
Depreciation and amortization..................................        96,435           97,300
General and administrative expenses............................        15,018           15,208
Income from vessel operations..................................        50,833           62,740
Interest expense...............................................       (64,321)         (52,709)
Interest income................................................         5,904            3,046
Other income...................................................        11,848           12,857
Income before foreign currency exchange gain (loss)............         4,264           25,934
Foreign currency exchange gain (loss)..........................           991              (43)
Net income from continuing operations..........................         5,255           25,891
Net income from discontinued operations........................                          6,103
Cumulative effect of change in accounting for marketable
  securities...................................................         1,113
Net income.....................................................         6,368           31,994
CASH FLOWS
Net cash flow from continuing operations.......................        87,505          125,189
Net cash flow from discontinued operations.....................                            505
Net cash flow used for financing activities....................      (105,464)        (144,592)
Net cash flow provided by (used for) investing activities......        (4,155)           7,990

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

                                                                        ELEVEN MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                      1994             1993
                                                                    ---------       -----------
                                                                                    (UNAUDITED)
RESULTS OF OPERATIONS
Net voyage revenues............................................     $ 236,690        $ 205,021
Income from vessel operations..................................        59,128           33,303
Income before foreign currency exchange loss...................        25,745           28,370
Foreign currency exchange loss.................................         1,532           79,406
Net income (loss) from continuing operations...................        24,213          (51,036)
Net income from discontinued operations........................         5,945            1,732
Net income (loss)..............................................        30,158          (49,304)
CASH FLOWS
Net cash flow from continuing operations.......................       117,387           76,232
Net cash flow from discontinued operations.....................           347            4,334
Net cash flow provided by (used for) financing activities......      (100,683)          24,069
Net cash flow used for investing activities....................       (27,207)         (81,352)

     Investment

     The Company's 50% interest in Viking Consolidated Shipping Corp. is carried at the Company's original cost plus its proportionate share of the undistributed net income.

     Operating revenues and expenses

     Voyage revenues and expenses are recognized on the percentage of completion method of accounting. Estimated losses on voyages are provided for in full at the time such losses become evident. The consolidated balance sheets reflect the deferred portion of revenues and expenses applicable to subsequent periods.

     Vessel expenses comprise all expenses relating to the operation of vessels, including crewing, repairs and maintenance, insurance, stores and lubes, and miscellaneous expenses including communications. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls, and brokerage commissions.

     Marketable securities

     The Company adopted the Statement of Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") for the year ended March 31, 1995. In applying FAS 115, investments in marketable securities have been classified by management as available-for-sale securities and are carried at fair value. Net unrealized gains or losses on available-for-sale securities are reported as a separate component of stockholders' equity. The cumulative effect on opening retained earnings from application of this Statement has been reflected separately as an adjustment to net income for the year (see Note 5).

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Vessels and equipment

     All pre-delivery costs incurred during the construction of new buildings, including interest costs, and supervision and technical costs are capitalized. The acquisition cost and all costs incurred to restore used vessel purchases to the standard required to properly service the Company's customers are capitalized. Depreciation is calculated on a straight-line basis over a vessel's useful life, estimated by the Company to be twenty years from the date a vessel is initially placed in service.

     Interest costs capitalized to vessels and equipment for the six-month periods ended September 30, 1995 and 1994 aggregated $79,000 and $63,000, respectively, and for the year ended March 31, 1995, the eleven-month period ended March 31, 1994, and the year ended April 30, 1993 aggregated $151,000, $1,653,000, and $5,276,000, respectively.

     Expenditures incurred during drydocking are capitalized and amortized on a straight-line basis over the period until the next anticipated drydocking. When significant drydocking expenditures recur prior to the expiry of this period, the remaining balance of the original drydocking is expensed in the month of the subsequent drydocking. Drydocking amortization for the six-month periods ended September 30, 1995 and 1994 aggregated $4,180,000 and $4,966,000, respectively, and for the year ended March 31, 1995, the eleven month period ended March 31, 1994, and the year ended April 30, 1993 aggregated $10,281,000, $11,831,000 and
$16,808,000, respectively.

     Vessels acquired pursuant to bareboat hire purchase agreements are capitalized as capital leases and are amortized over the estimated useful life of the acquired vessel.

     Effective April 1, 1995, the Company revised its estimates of the residual values of its vessels. The effect of this change in estimated residual values was to reduce depreciation expense for the six-month period ended September 30, 1995 by $4.8 million (or $0.22 per common share).

     Other assets

     Loan costs, including fees, commissions and legal expenses, are capitalized and amortized over the term of the relevant loan.

     Interest rate swap agreements

     The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense.

     Interest rate cap agreements

     Premiums paid for interest rate cap agreements are recorded at cost and amortized over the lives of the individual contracts.

     Forward contracts

     The Company enters into forward contracts as a hedge against changes in foreign exchange rates. Market value gains and losses are recognized and the resulting credit or debit offsets the effect of increases or decreases in foreign exchange gains or losses.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Cash flows

     Cash interest paid during the six-month periods ended September 30, 1995 and 1994 aggregated $31,895,000 and $32,421,000, respectively, and for the year ended March 31, 1995, the eleven-month period ended March 31, 1994, and for the year ended April 30, 1993 totalled $65,358,000, $49,456,000, and $50,893,000, respectively.

     The Company classifies all highly liquid investments with a maturity date of three months or less when purchased to be included in cash.

     Income taxes

     The legal jurisdictions of the countries in which the Company and its subsidiaries are incorporated do not impose income taxes upon shipping-related activities.

     Earnings (loss) per share

     Earnings (loss) per share is based upon the weighted average number of common shares outstanding during each period, after giving effect to the 1 for 2 reverse stock split (See Note 10 -- Capital Stock). Stock options have not been included in the computation of earnings (loss) per share since their effect thereon would not be material.

2.  BUSINESS OPERATIONS

     The Company is engaged in the ocean transportation of petroleum cargoes worldwide through the ownership and operation of a fleet of tankers. All of the Company's revenues are earned in international markets.

3.  CONTRACTUAL RELATIONSHIPS

     Prior to the acquisition of TSL (see Note 1--Basis of presentation), TSL and its affiliated companies rendered administrative, operating and ship management services to the Company in return for a monthly fee and commissions at rates considered usual and customary to the industry. Amounts payable to TSL and its affiliated companies related to these services at September 30, 1995 and 1994 amounted to $NIL and $1,825,000, respectively, and at March 31, 1995, March 31, 1994 amounted to $NIL and $1,604,000, respectively.

     Fees incurred, included in general and administrative expenses, for the six-month periods ended September 30, 1995 and 1994 aggregated $NIL and $4,386,000, respectively, and for the year ended March 31, 1995, the eleven-month period ended March 31, 1994, and the year ended April 30, 1993 aggregated $7,845,000, $8,074,000 and $9,174,000, respectively. Commissions incurred, included in general and administrative expenses, for the six-month periods ended September 30, 1995 and 1994 aggregated $NIL and $2,072,000, respectively, and the year ended March 31, 1995, the eleven-month period ended March 31, 1994, and the year ended April 30, 1993 aggregated $3,981,000, $3,956,000 and $4,109,000, respectively. Commissions incurred, related to vessel dispositions, for the six-month periods ended September 30, 1995 and 1994 aggregated $NIL and $43,500, respectively, and the year ended March 31, 1995, the eleven-month period ended March 31, 1994, and the year ended April 30, 1993 aggregated $295,000, $579,000 and $NIL, respectively.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

4.  DISCONTINUED OPERATIONS

     In October 1992, the Company adopted a plan to divest its 50% investment in Baltimar Overseas Limited ("Baltimar"), previously accounted for as a controlled subsidiary, in order to focus its resources on the tanker shipping industry. Baltimar operated a fleet of multipurpose dry cargo vessels through eighteen single purpose shipping companies. On April 30, 1993, the Company entered into an agreement to exchange its entire interest in Baltimar in return for the shares of nine of Baltimar's single purpose shipping companies. No gain or loss was recognized on this transaction. The vessels were sold in December 1993 for a total sales price of $37.3 million resulting in a net gain of $5.7 million.

     The amounts shown as discontinued operations in the accompanying consolidated statements of income and retained earnings for 1993 represent the results of operations prior to the plan of discontinuance.

     Revenues from discontinued operations for the eleven-month period ended March 31, 1994 and for the year ended April 30, 1993 amounted to $8,653,000, and $27,195,000, respectively.

5.  INVESTMENTS IN MARKETABLE SECURITIES

                                                                                            APPROXIMATE
                                                                GROSS          GROSS        MARKET AND
                                                              UNREALIZED     UNREALIZED      CARRYING
                                                   COST         GAINS          LOSSES         AMOUNT
                                                 --------     ----------     ----------     -----------
September 30, 1995
Available-For-Sale Securities................    $ 48,945       $  127        $    270       $  48,802
                                                 ========     ========        ========      ==========
September 30, 1994
Available-For-Sale Securities................    $ 68,986       $  322        $  1,322       $  67,986
                                                 ========     ========        ========      ==========
March 31, 1995
Available-For-Sale Securities................    $ 69,721       $  450        $    932       $  69,239
                                                 ========     ========        ========      ==========
March 31, 1994
Available-For-Sale Securities................    $ 69,745       $   20        $  1,133       $  68,632
                                                 ========     ========        ========      ==========

     The cost and approximate market value of available-for-sale debt securities by contractual maturity, as at September 30, 1995 and March 31, 1995 are shown as follows:

                                                   SEPTEMBER 30, 1995             MARCH 31, 1995
                                                ------------------------     ------------------------
                                                             APPROXIMATE                  APPROXIMATE
                                                             MARKET AND                   MARKET AND
                                                              CARRYING                     CARRYING
                                                  COST         AMOUNT          COST         AMOUNT
                                                --------     -----------     --------     -----------
Less than one year..........................    $ 34,167      $  34,052      $ 44,767      $  44,424
Due after one year through five years.......      12,820         12,792        24,954         24,815
Due after 5 years...........................       1,958          1,958
                                                --------     -----------     --------     -----------
                                                $ 48,945      $  48,802      $ 69,721      $  69,239
                                                ========     ==========      ========     ==========

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     The unrealized loss on marketable securities included as a separate component of stockholders' equity decreased by $339,000 for the six-month period ended September 30, 1995, and increased by $482,000 for the year ended March 31, 1995.

6.  ACCRUED LIABILITIES

                                                         SEPTEMBER 30,               MARCH 31,
                                                     ---------------------     ---------------------
                                                       1995         1994         1995         1994
                                                     --------     --------     --------     --------
Voyage and vessel................................    $  5,814     $ 10,091     $  5,776     $  7,683
Interest.........................................       4,841        5,321        5,415        6,332
Payroll and benefits.............................       1,887          944        1,863        1,016
Other............................................                                                 19
                                                     --------     --------     --------     --------
                                                     $ 12,542     $ 16,356     $ 13,054     $ 15,050
                                                     ========     ========     ========     ========

7.  LONG-TERM DEBT

                                                      SEPTEMBER 30,                 MARCH 31,
                                                 -----------------------     -----------------------
                                                   1995          1994          1995          1994
                                                 ---------     ---------     ---------     ---------
Revolving Credit Facility....................    $  88,000
First Preferred Ship Mortgage Notes (9 5/8%)
  U.S. dollar debt due through 2004..........      151,200     $ 175,000     $ 175,000     $ 175,000
Floating rate (LIBOR + 1% to 1 3/4%)
  U.S. dollar debt due through 2006..........      472,675       719,797       667,874       735,499
Floating rate (Japanese long-term prime +
  0.7% to 1.2%)
  Japanese Yen debt due through 2002.........                                                 35,112
                                                 ---------     ---------     ---------     ---------
                                                   711,875       894,797       842,874       945,611
Less current portion.........................       58,906        86,474        74,479        89,482
                                                 ---------     ---------     ---------     ---------
                                                 $ 652,969     $ 808,323     $ 768,395     $ 856,129
                                                 =========     =========     =========     =========

     In July 1994, the Company converted its remaining Japanese Yen long-term debt of Yen 3.45 billion to U.S. denominated long-term debt of $33.5 million.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     The 9 5/8% First Preferred Ship Mortgage Notes due July 15, 2003 (the "1993 Notes") are collateralized by first preferred mortgages on six of the Company's Aframax tankers, together with certain other related collateral, and are guaranteed by the subsidiaries of Teekay that own the six mortgaged vessels. The 1993 Notes are also subject to a sinking fund, which will retire $25,000,000 principal amount of the 1993 Notes, on each July 15, commencing July 15, 1997. The 1993 Notes are redeemable at the option of the Company, in whole or in part, on or after July 15, 1998 at the following redemption prices expressed as a percentage of principal.

                                  JULY 15                          REDEMPTION PRICE
            ----------------------------------------------------   ----------------
            1998................................................       104.813%
            1999................................................       102.406%
            2000................................................       100.000%

     In addition, the Company may, at any time prior to July 15, 1996, redeem up to $61.25 million of the 1993 Notes at 109.625% of their principal amount from the proceeds of a public equity offering.

     Upon a Change of Control each Note holder has the right, unless the Company elects to redeem the 1993 Notes, to require the Company to purchase the Notes at 101% of their principal amount plus accrued interest.

     In May 1995, the Company negotiated a revolving credit facility (the "Revolver") with three commercial banks providing for borrowings of up to $243 million in order to refinance certain of the existing debt obligations of the Company and to finance vessel acquisitions. The Revolver is collateralized initially by first priority mortgages granted on fourteen of the Company's Aframax tankers, together with certain other related collateral, and a guarantee from the Company for all amounts outstanding under the Revolver. The commitment amount will be reduced by $9.5 million semi-annually commencing six months after the initial drawdown date, together with a final balloon payment coincident with the final semi-annual reduction. Interest payments are based on LIBOR plus a margin ranging from 0.80% to 1.25% which is dependent on the financial leverage of the Company. Principal repayments under the Revolver are required when the Revolver borrowings exceed the commitment amount, which was $223 million as of September 30, 1995.

     In June, 1995, the Company made an initial drawdown under the Revolver in the amount of $223 million and simultaneously prepaid approximately $204 million in other floating rate debt.

     In July, 1995, using part of the proceeds from the initial public offering (see Note 10), the Company reduced the amount outstanding under the Revolver by $135 million.

     During the first quarter of fiscal 1996, the Company retired $23.8 million of the 1993 Notes, utilizing approximately $18.5 million of funds available under the Revolver.

     All other floating rate loans are collateralized by first preferred mortgages on the vessels to which the loans relate, together with certain other collateral, and guarantees from the parent Company. In certain instances the shares of the ship-owning subsidiary have been pledged as collateral or second and third preferred mortgages have been recorded against specific vessels.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Amongst other matters, the long-term debt agreements generally provide for such items as maintenance of various hull and fleet value to loan ratios, prepayment privileges (in some cases with penalties), restrictions on the payment of dividends and advances to shareholders by the individual subsidiaries (at September 30, 1995, approximately $65,000 of subsidiary retained earnings may not be distributed to Teekay without prior lender consent), and restrictions against the incurrence of additional debt and new investments by the individual subsidiaries without prior lender consent. Certain bank loans require retention deposits. Retention deposits as at September 30, 1995 were $2,717,000, (September 30, 1994--$3,838,000, March 31, 1995--$4,443,000, March 31,
1994--$3,098,000).

     As at September 30, 1995, the Company was committed to a series of interest rate swap agreements whereby $175 million of the Company's floating rate debt was swapped with fixed rate obligations having an average remaining term of 4.5 months. The swap agreements expire between October 1995 and April 1996. These arrangements effectively change the Company's interest rate exposure on $175 million of debt from a floating LIBOR rate to an average fixed rate of 5.68%. Payments and receipts under the swap agreements are being reflected as adjustments to interest expense since the agreements are designated as hedges in connection with long-term debt obligations. The Company is exposed to credit loss in the event of non-performance by the counter parties to the interest rate swap agreements; however, the Company does not anticipate non-performance by any of the counter parties.

     As at September 30, 1995, the Company was a party to interest rate cap contracts which effectively limit the interest rate exposure on $200 million of the Company's floating rate debt to a maximum of 8%. $100 million of the contracts became effective on February 24, 1995; the remaining $100 million of contracts became effective in October 1995. All of the contracts expire on April 1, 1997. The premiums paid by the Company have been recorded at cost and are being amortized over the lives of the individual contracts. Receipts, if any, under the interest rate cap contracts will be reflected as adjustments to interest expense since the agreements are designated as hedges in connection with long-term debt obligations.

     Scheduled long-term principal debt repayments reflect the new revolving credit facility repayment provisions.

     Long-term debt principal repayments required to be made in the fiscal years subsequent to September 30, 1995 are as follows:

            1996 (six months from October 1, 1995 to March 31,
              1996).................................................    $  29,268
            1997....................................................       59,276
            1998....................................................       60,476
            1999....................................................       84,276
            2000....................................................       84,276
            Thereafter..............................................      394,303
                                                                        ---------
                                                                        $ 711,875
                                                                        =========

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

8.  LEASES

     Charters-in

     On August 7, 1995, the Company took delivery of a bareboat hire purchased vessel which is accounted for as a capital lease.

                                                                 SEPTEMBER 30, 1995
                                                                 ------------------
            Floating rate (LIBOR + 1.25%)
              U.S. dollar capital lease due through 2008......        $ 43,909
            Less current portion of capital lease
              obligation......................................           2,709
                                                                      --------
                                                                      $ 41,200
                                                                      ========

     The Company's commitment with respect to the capital lease in the fiscal years subsequent to September 30, 1995 is as follows:

            1996 (six months from October 1, 1995 to March 31,
              1996).................................................    $   2,528
            1997....................................................        5,056
            1998....................................................        5,056
            1999....................................................        5,056
            2000....................................................        5,056
            Thereafter..............................................       37,082
                                                                        ---------
            Minimum lease payments..................................       59,834
            Less amount representing interest.......................      (15,925)
                                                                        ---------
            Net minimum lease payments..............................    $  43,909
                                                                        =========

     The Company holds a purchase option on this vessel which is exercisable, at the Company's discretion, on any monthly lease payment date at a price equal to the unpaid principal balance of the capital lease obligation outstanding as at the date the purchase option is exercised.

     Charters-out

     Time charters to third parties of the Company's vessels are accounted for as operating leases. The minimum future revenues to be received on time charters currently in place are as follows:

            1996 (six months from October 1, 1995 to March 31,
              1996)..................................................    $ 14,135
            1997.....................................................      12,367
            1998.....................................................         855
                                                                         --------
                                                                         $ 27,357
                                                                         ========

     The minimum future revenues should not be construed to reflect total charter hire revenues for any of the years.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash, restricted cash, and marketable securities--The carrying amounts approximate fair value.

     Long-term debt--The carrying amounts of floating rate debt approximate fair value.

     The fair values of the Company's other long-term debt are based on either quoted market prices or estimated using discounted cash flow analyses, based on rates currently available for debt with similar terms and remaining maturities.

     Interest rate swap agreements--The fair value of interest rate swaps, used for hedging purposes, is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the swap counter parties.

     The fair value of interest rate cap agreements is the estimated amount that the Company would receive from selling the contracts as at the reporting date.

     The fair value of foreign currency contracts used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the contract at the reporting date, taking into account current currency exchange rates.

     The estimated fair value of the Company's financial instruments is as follows:

                                                SEPTEMBER 30, 1995            MARCH 31, 1995               MARCH 31, 1994
                                             ------------------------    ------------------------     ------------------------
                                             CARRYING                    CARRYING                     CARRYING
                                              AMOUNT       FAIR VALUE     AMOUNT       FAIR VALUE      AMOUNT       FAIR VALUE
                                             ---------     ----------    ---------     ----------     ---------     ----------
Cash, restricted cash, and marketable
  securities..............................   $ 112,890     $ 112,890     $  93,373     $  93,373      $ 113,584     $ 113,584
Long-term debt............................     711,875       714,143       842,874       834,562        945,611       942,111
Interest rate swap agreements--net
  receivable position.....................                        90                       3,047                        1,679
Foreign currency contracts--net receivable
  (payable) position......................           2          (287 )          78           144          3,270         3,270
Interest rate cap agreements..............         856            59           975           820

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

10. CAPITAL STOCK

Authorized
 25,000,000  Preferred Stock with a par value of $1 per share
125,000,000  Common Stock with no par value

                                                  COMMON       THOUSANDS     PREFERRED     THOUSANDS
                                                   STOCK       OF SHARES       STOCK       OF SHARES
                                                 ---------     ---------     ---------     ---------
Issued and outstanding
Balance April 30, 1992 and 1993................  $  33,000       18,000        $   1           600
February 22, 1994 2-for-1 Common Stock Split...                  18,000
                                                  --------     --------       ------        ------
Balance March 31, 1994 and 1995................  $  33,000       36,000        $   1           600
May 15, 1995 1-for-2 Reverse Common Stock
  Split........................................                (18,000)
July 19, 1995 Initial Public Offering 6,900,000
  shares at $21.50 per share of Common Stock
  (net of share issue costs)...................    137,613        6,900
July 19, 1995 Exchange of Redeemable Preferred
  Stock for 2,790,698 shares of Common Stock...     60,000        2,791          (1)         (600)
                                                  --------     --------       ------        ------
Balance September 30, 1995.....................  $ 230,613       27,691        $   0             0
                                                  ========     ========       ======        ======

     On July 19, 1995, the Company completed its initial public offering of 6,900,000 shares of its Common Stock. The Company's Common Stock was initially offered at a price of $21.50 per share, resulting in aggregate net proceeds to the Company of approximately $137.6 million. $135 million of the net proceeds from the offering was used to reduce the amounts outstanding under the Company's revolving credit facility. In conjunction with the completion of the initial public offering, the Company exchanged all of its outstanding Redeemable Preferred Stock for 2,790,698 shares of Common Stock.

     The Company has reserved 2,148,571 shares of Common Stock for issuance upon exercise of options granted pursuant to the Company's 1995 Stock Option Plan, of which options to purchase up to 796,750 shares of Common Stock, at an exercise price of $21.50 per share, were granted concurrent with the consummation of the offering.

11. COMMITMENTS AND CONTINGENCIES

     As at September 30, 1995, the Company was committed to $175 million of interest rate swap agreements and $200 million of interest rate cap contracts (see Note 7).

     As at September 30, 1995, the Company was committed to foreign exchange contracts for the forward purchase of approximately Japanese Yen 1 billion and Singapore dollars 472,000 for U.S. dollars, at an average rate of Japanese Yen per 95.18 U.S. dollar and Singapore dollar 1.40 per U.S. dollar, respectively. Of these, contracts for Japanese Yen 850 million are attributable to a hedge in connection with the Company's 50% portion of a Japanese Yen-denominated long-term debt obligation held in Viking Consolidated Shipping Corp., a joint venture in which the Company has a 50% interest. Foreign exchange gains and losses, if any, arising from these contracts are reflected as adjustments to the Company's equity in the results of Viking Consolidated Shipping Corp. The remaining foreign exchange contracts are for the purpose of hedging accounts payable and accrued liabilities.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     The Company has guaranteed vessel loans of Viking Consolidated Shipping Corp. At September 30, 1995, the guaranteed portions of these loans amounted to $17.8 million.

     A lawsuit has been commenced against the representative of the estate of the Company's founder, the late Mr. Torben Karlshoej, by Mr. Karlshoej's first wife, claiming an interest in certain assets, including the Company, at one time directly or indirectly held by Mr. Karlshoej. The Company, based upon advice of its legal counsel, believes that the suit is without merit and does not anticipate that the outcome of the lawsuit will have a material adverse effect upon it or its assets.

12. OTHER INCOME

                                  SIX MONTHS ENDED                         ELEVEN MONTHS
                                    SEPTEMBER 30,          YEAR ENDED          ENDED          YEAR ENDED
                                ---------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                  1995         1994           1995             1994              1993
                                --------     --------      ----------      -------------      ----------
Gain on disposition of
  assets.....................   $  3,728     $  3,698       $ 18,245         $  12,347         $ 37,213
Loss on marketable
  securities.................                  (2,719)                          (1,553)
Loss on available-for-sale
  securities.................       (110)                     (4,303)
Minority interest............                                     19                                208
Equity in results of 50%
  owned company..............        704                      (2,089)              983              441
Miscellaneous--net...........         42                         (24)
                                --------     --------       --------          --------         --------
                                $  4,364     $    979       $ 11,848         $  11,777         $ 37,862
                                ========     ========       ========          ========         ========

13. CHANGE IN NON-CASH WORKING CAPITAL ITEMS RELATED TO CONTINUING OPERATIONS

                                  SIX MONTHS ENDED                         ELEVEN MONTHS
                                    SEPTEMBER 30,          YEAR ENDED          ENDED          YEAR ENDED
                                ---------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                  1995         1994           1995             1994              1993
                                --------     --------      ----------      -------------      ----------
Accounts receivable..........   $ (3,614)    $  5,835       $  3,585         $   4,492         $    316
Prepaid expenses and other
  assets.....................       (338)      (3,303)        (1,597)            6,054             (778)
Accounts payable.............       (938)       2,432           (310)               22            1,427
Accrued liabilities..........       (512)       1,337         (2,941)            1,398           (4,050)
                                --------     --------       --------          --------         --------
                                $ (5,402)    $  6,301       $ (1,263)        $  11,966         $ (3,085)
                                ========     ========       ========          ========         ========

14. THE 1993 NOTES GUARANTOR SUBSIDIARIES

     Six of the Company's subsidiaries, Diamond Spirit Inc., Sebarok Spirit Inc., VSSI Bulkers Inc., VSSI Deepsea Inc., VSSI Star Inc., and VSSI Ulsan Inc. (the "1993 Notes Guarantor Subsidiaries") have guaranteed the 9 5/8% First Preferred Ship Mortgage Notes due July 2003 issued by Teekay Shipping Corporation to a maximum of 95% of the fair value of their net assets. As of September 30, 1995 the fair value of the net assets of the 1993 Notes Guarantor Subsidiaries approximated $201 million.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES
                      (FORMERLY VIKING STAR SHIPPING INC.)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONT'D)

             (INFORMATION AS AT SEPTEMBER 30,1995 AND 1994 AND FOR
     THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Condensed financial information regarding the Company, the 1993 Notes Guarantor Subsidiaries and non-1993 Notes guarantor subsidiaries of the Company is set out on Schedule A of these financial statements.

15. COMPARATIVE FIGURES

     Certain of the comparative figures have been reclassified to conform with the presentation adopted in the current period.

16. SUBSEQUENT EVENTS

     Subsequent to September 30, 1995, the Company sold a vessel for $6.0 million resulting in a net gain of approximately $5.4 million.

     Subsequent to September 30, 1995, the Company entered into an additional $250 million in interest rate swap agreements with three commercial banks. These swap agreements have an average life of 3 years, expiring between October 1998 and December 1998, and effectively change the Company's interest rate exposure on $250 million of debt from a floating LIBOR rate to an average fixed rate of 5.85%.

     Subsequent to September 30, 1995, the Company acquired a 1987-built Aframax tanker, whereby the Company will time-charter the vessel for a period of one year and then purchase the vessel for $26.5 million.

     In December 1995, the Company commenced a preliminary offering of $225 million First Preferred Ship Mortgage Notes due 2008.

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES        SCHEDULE A
                      (FORMERLY VIKING STAR SHIPPING INC.)

              CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                    SIX MONTHS ENDED SEPTEMBER 30, 1995
                                                ---------------------------------------------------------------------------
                                                 TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                  CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                ---------    ------------    ------------    ------------    --------------
Net voyage revenues............................ $              $  14,592       $ 223,457       $(120,557)       $ 117,492
Operating expenses.............................       697         10,435         193,773        (121,641)          83,264
                                                ---------      ---------       ---------       ---------        ---------
 Income (loss) from vessel operations..........      (697)         4,157          29,684           1,084           34,228
Net interest income (expense)..................    (7,314)           (60)        (20,674)                         (28,048)
Equity in net loss (gain) income of
 subsidiaries..................................    16,879                                        (16,175)             704
Other income...................................     1,163            147           2,350                            3,660
                                                ---------      ---------       ---------       ---------        ---------
Income (loss) before foreign currency exchange
 loss (gain)...................................    10,031          4,244          11,360         (15,091)          10,544
Foreign currency exchange loss (gain)..........                                      513                              513
                                                ---------      ---------       ---------       ---------        ---------
Net income (loss)..............................    10,031          4,244          10,847         (15,091)          10,031
Retained earnings, beginning of the period.....   406,547         22,309          84,274        (106,583)         406,547
                                                ---------      ---------       ---------       ---------        ---------
                                                  416,578         26,553          95,121        (121,674)         416,578
Exchange of redeemable preferred stock.........   (60,000)                                                        (60,000)
Dividends paid.................................                   (7,200)        (35,200)         42,400
                                                ---------      ---------       ---------       ---------        ---------
Retained earnings, end of the period........... $ 356,578      $  19,353       $  59,921       $ (79,274)       $ 356,578
                                                =========      =========       =========       =========        =========

                                                                     SIX MONTHS ENDED SEPTEMBER 30, 1994
                                                 ---------------------------------------------------------------------------
                                                  TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                 SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                   CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                 ---------    ------------    ------------    ------------    --------------
Net voyage revenues............................  $              $  16,223       $ 225,819       $(121,786)       $ 120,256
Operating expenses.............................        801         12,442         203,494        (121,907)          94,830
                                                 ---------      ---------       ---------       ---------        ---------
 Income (loss) from vessel operations..........       (801)         3,781          22,325             121           25,426
Net interest income (expense)..................     (8,659)           285         (20,087)                         (28,461)
Equity in net loss (gain) income of
 subsidiaries..................................      7,443                                         (7,443)
Other income...................................                                       979                              979
                                                 ---------      ---------       ---------       ---------        ---------
Income (loss) before foreign currency exchange
 loss (gain)...................................     (2,017)         4,066           3,217          (7,322)          (2,056)
Foreign currency exchange loss (gain)..........                                       (39)                             (39)
                                                 ---------      ---------       ---------       ---------        ---------
Net income (loss)..............................     (2,017)         4,066           3,256          (7,322)          (2,017)
Retained earnings, beginning of the period.....    400,179         46,735          80,946        (127,681)         400,179
                                                 ---------      ---------       ---------       ---------        ---------
                                                   398,162         50,801          84,202        (135,003)         398,162
Exchange of redeemable preferred stock.........
Dividends paid.................................
                                                 ---------      ---------       ---------       ---------        ---------
Retained earnings, end of the period...........  $ 398,162      $  50,801       $  84,202       $(135,003)       $ 398,162
                                                 =========      =========       =========       =========        =========

                                                                           YEAR ENDED MARCH 31, 1995
                                                  ---------------------------------------------------------------------------
                                                   TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                  SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                    CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                  ---------    ------------    ------------    ------------    --------------
Net voyage revenues.............................. $              $  32,687       $ 448,437       $(246,115)       $ 235,009
Operating expenses...............................     1,999         24,410         403,975        (246,208)         184,176
                                                  ---------      ---------       ---------       ---------        ---------
 Income (loss) from vessel operations............    (1,999)         8,277          44,462              93           50,833
Net interest income (expense)....................   (16,963)           491         (41,945)                         (58,417)
Equity in net income (loss) of subsidiaries......    24,161                                        (26,250)          (2,089)
Other income.....................................        56              1          13,880                           13,937
                                                  ---------      ---------       ---------       ---------        ---------
Income before foreign currency exchange gain.....     5,255          8,769          16,397         (26,157)           4,264
Foreign currency exchange gain...................                                     (991)                            (991)
                                                  ---------      ---------       ---------       ---------        ---------
Net income from continuing operations............     5,255          8,769          17,388         (26,157)           5,255
Cumulative effect of change in accounting for
 marketable securities...........................     1,113                                                           1,113
                                                  ---------      ---------       ---------       ---------        ---------
Net income.......................................     6,368          8,769          17,388         (26,157)           6,368
Retained earnings, beginning of the period.......   400,179         46,735          80,946        (127,681)         400,179
                                                  ---------      ---------       ---------       ---------        ---------
                                                    406,547         55,504          98,334        (153,838)         406,547
Dividends paid...................................                  (25,266)        (21,989)         47,255
                                                  ---------      ---------       ---------       ---------        ---------
Retained earnings, end of the period............. $ 406,547      $  30,238       $  76,345       $(106,583)       $ 406,547
                                                  =========      =========       =========       =========        =========

------------

NOTE: THE 1993 NOTES GUARANTOR SUBSIDIARIES HAVE GUARANTEED THE 9 5/8% FIRST
      PREFERRED SHIP MORTGAGE NOTES DUE JULY 2003.
      (SEE NOTE 14)

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES        SCHEDULE A
                      (FORMERLY VIKING STAR SHIPPING INC.)

              CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                    ELEVEN MONTHS ENDED MARCH 31, 1994
                                                ---------------------------------------------------------------------------
                                                 TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                  CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                ---------    ------------    ------------    ------------    --------------
Net voyage revenues............................ $              $  30,932       $ 447,155       $(241,397)       $ 236,690
Operating expenses.............................       921         22,666         395,484        (241,509)         177,562
                                                ---------      ---------       ---------       ---------        ---------
 Income (loss) from vessel operations..........      (921)         8,266          51,671             112           59,128
Net interest income (expense)..................   (11,794)          (545)        (32,821)                         (45,160)
Equity in net income (loss) of subsidiaries....    42,873                                        (41,890)             983
Other income...................................                                   10,794                           10,794
                                                ---------      ---------       ---------       ---------        ---------
Income (loss) before foreign currency exchange
 loss..........................................    30,158          7,721          29,644         (41,778)          25,745
Foreign currency exchange loss.................                                    1,532                            1,532
                                                ---------      ---------       ---------       ---------        ---------
Net income (loss) from continuing operations...    30,158          7,721          28,112         (41,778)          24,213
Net income from discontinued operations........                                    5,945                            5,945
                                                ---------      ---------       ---------       ---------        ---------
Net income (loss)..............................    30,158          7,721          34,057         (41,778)          30,158
Retained earnings, beginning of the period.....   370,021         39,014          70,673        (109,687)         370,021
                                                ---------      ---------       ---------       ---------        ---------
                                                  400,179         46,735         104,730        (151,465)         400,179
Dividends paid.................................                                  (23,784)         23,784
Contribution arising on continuity of interest
 combination...................................
Net capital contribution (distribution)........
                                                ---------      ---------       ---------       ---------        ---------
Retained earnings, end of the period........... $ 400,179      $  46,735       $  80,946       $(127,681)       $ 400,179
                                                =========      =========       =========       =========        =========

                                                                          YEAR ENDED APRIL 30, 1993
                                                 ---------------------------------------------------------------------------

                                                  TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                 SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                   CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                 ---------    ------------    ------------    ------------    --------------
Net voyage revenues............................  $              $  33,956       $ 474,253       $(280,020)       $ 228,189
Operating expenses.............................        111         18,806         453,154        (280,797)         191,274
                                                 ---------      ---------       ---------       ---------        ---------
 Income (loss) from vessel operations..........       (111)        15,150          21,099             777           36,915
Net interest income (expense)..................      1,225         (4,678)        (42,765)                         (46,218)
Equity in net income (loss) of subsidiaries....    (48,582)                                        49,023              441
Other income...................................                                    37,214             207           37,421
                                                 ---------      ---------       ---------       ---------        ---------
Income (loss) before foreign currency exchange
 loss..........................................    (47,468)        10,472          15,548          50,007           28,559
Foreign currency exchange loss.................                                    77,917                           77,917
                                                 ---------      ---------       ---------       ---------        ---------
Net income (loss) from continuing operations...    (47,468)        10,472         (62,369)         50,007          (49,358)
Net income from discontinued operations........                                     1,890                            1,890
                                                 ---------      ---------       ---------       ---------        ---------
Net income (loss)..............................    (47,468)        10,472         (60,479)         50,007          (47,468)
Retained earnings, beginning of the period.....    409,989         28,542         126,452        (154,994)         409,989
                                                 ---------      ---------       ---------       ---------        ---------
                                                   362,521         39,014          65,973        (104,987)         362,521
Dividends paid.................................                                    (2,800)          2,800
Contribution arising on continuity of interest
 combination...................................      7,500                                                           7,500
Net capital contribution (distribution)........                                     7,500          (7,500)
                                                 ---------      ---------       ---------       ---------        ---------
Retained earnings, end of the period...........  $ 370,021      $  39,014       $  70,673       $(109,687)       $ 370,021
                                                 =========      =========       =========       =========        =========


------------

NOTE: THE 1993 NOTES GUARANTOR SUBSIDIARIES HAVE GUARANTEED THE 9 5/8% FIRST
      PREFERRED SHIP MORTGAGE NOTES DUE JULY 2003.
      (SEE NOTE 14)

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES        SCHEDULE A
                      (FORMERLY VIKING STAR SHIPPING INC.)

                            CONDENSED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                          AT SEPTEMBER 30, 1995
                                 -----------------------------------------------------------------------
                                                                                               TEEKAY
                                   TEEKAY       1993 NOTES                                    SHIPPING
                                  SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                    CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                 -----------    -----------    -----------    -----------    -----------
ASSETS
Cash..........................   $     131       $   6,607     $   53,727                    $   60,465
Restricted cash...............                                      3,623                         3,623
Other current assets..........          82           1,165         84,979            (90)        86,136
                                 ---------       ---------      ---------      ---------      ---------
 Total current assets.........         213           7,772        142,329            (90)       150,224
Vessels and equipment (net)...                     144,439      1,057,545                     1,201,984
Advances due from
 subsidiaries.................     509,850                                      (509,850)
Other assets (principally
 investments in
 subsidiaries)................     231,281                          4,665       (222,238)        13,708
                                 ---------       ---------      ---------      ---------      ---------
                                   741,344         152,211      1,204,539       (732,178)     1,365,916
                                 =========       =========      =========      =========      =========
LIABILITIES & STOCKHOLDERS'
 EQUITY
Current liabilities...........       3,096           1,099         80,597            (93)        84,699
Long-term debt................     151,200                        501,769                       652,969
Capital lease obligation......                                     41,200                        41,200
Due to parent.................                                    515,335       (515,335)
                                 ---------       ---------      ---------      ---------      ---------
 Total liabilities............     154,296           1,099      1,138,901       (515,428)       778,868
                                 ---------       ---------      ---------      ---------      ---------
Stockholders' Equity
Capital stock.................     230,613               6          5,723         (5,729)       230,613
Contributed capital...........                     131,753                      (131,753)
Retained earnings.............     356,578          19,353         59,921        (79,274)       356,578
Less net unrealized loss on
 marketable securities........         143                                                          143
                                 ---------       ---------      ---------      ---------      ---------
 Total stockholders' equity...     587,048         151,112         65,644       (216,756)       587,048
                                 ---------       ---------      ---------      ---------      ---------
                                 $ 741,344       $ 152,211     $1,204,545     $ (732,184)    $1,365,916
                                 =========       =========      =========      =========      =========

                                                       AT SEPTEMBER 30, 1994
                              -----------------------------------------------------------------------
                                                                                            TEEKAY
                                TEEKAY       1993 NOTES                                    SHIPPING
                               SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                 CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                              -----------    -----------    -----------    -----------    -----------
ASSETS
Cash..........................                $  22,421     $    6,459     $     (787)    $   28,093
Restricted cash...............                                   6,828                         6,828
Other current assets..........      110           1,471        103,651                       105,232
                              ---------       ---------      ---------      ---------      ---------
 Total current assets.........      110          23,892        116,938           (787)       140,153
Vessels and equipment (net)...                  166,781      1,029,280                     1,196,061
Advances due from
 subsidiaries.................  313,934                                      (313,934)
Other assets (principally
 investments in
 subsidiaries)................  297,009                          4,215       (281,384)        19,840
                              ---------       ---------      ---------      ---------      ---------
                                611,053         190,673      1,150,433       (596,105)     1,356,054
                              =========       =========      =========      =========      =========
LIABILITIES & STOCKHOLDERS'
 EQUITY
Current liabilities...........
Long-term debt................    4,890           1,326        111,139           (787)       116,568
Capital lease obligation......  175,000                        633,323                       808,323
Due to parent.................                                 315,847       (315,847)
                              ---------       ---------      ---------      ---------      ---------
 Total liabilities............  179,890           1,326      1,060,309       (316,634)       924,891
                              ---------       ---------      ---------      ---------      ---------
Stockholders' Equity
Capital stock.................   33,001              11          5,922         (5,933)        33,001
Contributed capital...........                  138,535                      (138,535)
Retained earnings.............  398,162          50,801         84,202       (135,003)       398,162
Less net unrealized loss on
 marketable securities........
                              ---------       ---------      ---------      ---------      ---------
 Total stockholders' equity...  431,163         189,347         90,124       (279,471)       431,163
                              ---------       ---------      ---------      ---------      ---------
                              $ 611,053      $  190,673     $1,150,433     $ (596,105)    $1,356,054
                              =========       =========      =========      =========      =========

                                                            AT MARCH 31, 1995
                                 -----------------------------------------------------------------------
                                                                                               TEEKAY
                                   TEEKAY       1993 NOTES                                    SHIPPING
                                  SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                    CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                 -----------    -----------    -----------    -----------    -----------
ASSETS
Cash..........................   $      97       $   6,856     $    9,547      $             $   16,500
Restricted cash...............                                      7,634                         7,634
Other current assets..........         180           1,287        118,685           (211)       119,941
                                 ---------       ---------      ---------      ---------      ---------
 Total current assets.........         277           8,143        135,866           (211)       144,075
Vessels and equipment (net)...                     162,812        985,226                     1,148,038
Advances due from
 subsidiaries.................     354,330                                      (354,330)             0
Other assets (principally
 investments in
 subsidiaries)................     264,302                          4,935       (254,876)        14,361
                                 ---------       ---------      ---------      ---------      ---------
                                 $ 618,909       $ 170,955     $1,126,027      $(609,417)    $1,306,474
                                 =========       =========      =========      =========      =========
LIABILITIES & STOCKHOLDERS'
 EQUITY
Current liabilities...........   $   4,843       $   2,214     $   92,142      $    (186)    $   99,013
Long-term debt................     175,000                        593,395                       768,395
Due to parent.................                                    358,223       (358,223)
                                 ---------       ---------      ---------      ---------      ---------
 Total liabilities............     179,843           2,214      1,043,760       (358,409)       867,408
                                 ---------       ---------      ---------      ---------      ---------
Stockholders' Equity
Capital stock.................      33,001              11          5,922         (5,933)        33,001
Contributed capital...........                     138,492                      (138,492)             0
Retained earnings.............     406,547          30,238         76,345       (106,583)       406,547
Less net unrealized loss on
 marketable securities........         482                                                          482
                                 ---------       ---------      ---------      ---------      ---------
 Total stockholders' equity...     439,066         168,741         82,267       (251,008)       439,066
                                 ---------       ---------      ---------      ---------      ---------
                                 $ 618,909       $ 170,955     $1,126,027      $(609,417)    $1,306,474
                                 =========       =========      =========      =========      =========

                                                         AT MARCH 31, 1994
                              -----------------------------------------------------------------------
                                                                                            TEEKAY
                                TEEKAY       1993 NOTES                                    SHIPPING
                               SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                 CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                              -----------    -----------    -----------    -----------    -----------
ASSETS
Cash..........................$               $  13,736     $   25,120      $    (242)    $   38,614
Restricted cash...............                                   6,338                         6,338
Other current assets..........       67             813        107,502           (143)       108,239
                              ---------       ---------      ---------      ---------      ---------
 Total current assets.........       67          14,549        138,960           (385)       153,191
Vessels and equipment (net)...                  171,756      1,060,998                     1,232,754
Advances due from
 subsidiaries.................  323,362                                      (323,362)
Other assets (principally
 investments in
 subsidiaries)................  288,914                          4,243       (273,955)        19,202
                              ---------       ---------      ---------      ---------      ---------
                              $ 612,343       $ 186,305     $1,204,201      $(597,702)    $1,405,147
                              =========       =========      =========      =========      =========
LIABILITIES & STOCKHOLDERS'
 EQUITY
Current liabilities...........$   4,163       $   1,086     $  110,837      $    (248)    $  115,838
Long-term debt................  175,000                        681,129                       856,129
Due to parent.................                                 325,367       (325,367)
                              ---------       ---------      ---------      ---------      ---------
 Total liabilities............  179,163           1,086      1,117,333       (325,615)       971,967
                              ---------       ---------      ---------      ---------      ---------
Stockholders' Equity
Capital stock.................   33,001              11          5,922         (5,933)        33,001
Contributed capital...........                  138,473                      (138,473)
Retained earnings.............  400,179          46,735         80,946       (127,681)       400,179
Less net unrealized loss on
 marketable securities........
                              ---------       ---------      ---------      ---------      ---------
 Total stockholders' equity...  433,180         185,219         86,868       (272,087)       433,180
                              ---------       ---------      ---------      ---------      ---------
                              $ 612,343       $ 186,305     $1,204,201      $(597,702)    $1,405,147
                              =========       =========      =========      =========      =========

------------

NOTE: THE 1993 NOTES GUARANTOR SUBSIDIARIES HAVE GUARANTEED THE 9 5/8% FIRST
      PREFERRED SHIP MORTGAGE NOTES DUE JULY 2003.
      (SEE NOTE 14)

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES        SCHEDULE A
                      (FORMERLY VIKING STAR SHIPPING INC.)

                       CONDENSED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                   SIX MONTHS ENDED SEPTEMBER 30, 1995
                                               ----------------------------------------------------------------------------
                                                 TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                 CORP.       SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                               ----------    ------------    ------------    ------------    --------------
Cash provided by (used for)
OPERATING ACTIVITIES
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from operating activities......  $  (8,625)     $   7,658       $  42,855       $                $  41,888
                                                ---------      ---------       ---------       ---------        ---------
FINANCING ACTIVITIES
Proceeds from long-term debt..................                                   223,000                          223,000
Repayments of long-term debt..................    (22,580)                      (330,201)                        (352,781)
Repayments of capital lease obligations.......                                      (640)                            (640)
Net proceeds from stock issuance..............    137,613                                                         137,613
Other.........................................   (155,520)        (7,200)        165,865                            3,145
Financing activities of discontinued
 operations...................................
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from financing activities......    (40,487)        (7,200)         58,024                           10,337
                                                ---------      ---------       ---------       ---------        ---------
INVESTING ACTIVITIES
Expenditures for vessels and equipment........                      (168)        (51,552)                         (51,720)
Proceeds from disposition of assets...........                                    22,794                           22,794
Other.........................................     49,146            431         (28,911)                          20,666
Investing activities of discontinued
 operations...................................
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from financing activities......     49,146            263         (57,669)                          (8,260)
                                                ---------      ---------       ---------       ---------        ---------
Increase (decrease) in cash...................         34            721          43,210                           43,965
Cash (deficiency), beginning of the period....         97          5,886          16,500                           16,500
                                                ---------      ---------       ---------       ---------        ---------
Cash (deficiency), end of the period..........  $     131      $   6,607       $  59,710       $                $  60,465
                                                =========      =========       =========       =========        =========

                                                                    SIX MONTHS ENDED SEPTEMBER 30, 1994
                                                ---------------------------------------------------------------------------

                                                 TEEKAY       1993 NOTES         NON-                            TEEKAY
                                                SHIPPING      GUARANTOR       GUARANTOR                      SHIPPING CORP.
                                                  CORP.      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    & SUBSIDIARIES
                                                ---------    ------------    ------------    ------------    --------------
Cash provided by (used for)
OPERATING ACTIVITIES
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from operating activities......  $  (8,961)    $    9,095      $   51,104      $                $   51,238
                                                ---------      ---------       ---------       ---------        ---------
FINANCING ACTIVITIES
Proceeds from long-term debt..................
Repayments of long-term debt..................                                   (50,680)                         (50,680)
Repayments of capital lease obligations.......
Net proceeds from stock issuance..............
Other.........................................      8,878                        (10,310)                          (1,432)
Financing activities of discontinued
 operations...................................
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from financing activities......      8,878              0         (60,990)                         (52,112)
                                                ---------      ---------       ---------       ---------        ---------
INVESTING ACTIVITIES
Expenditures for vessels and equipment........                      (472)        (10,922)                         (11,394)
Proceeds from disposition of assets...........                                     4,220                            4,220
Other.........................................       (462)            62          (2,073)                          (2,473)
Investing activities of discontinued
 operations...................................
                                                ---------      ---------       ---------       ---------        ---------
 Net cash flow from financing activities......       (462)          (410)         (8,775)                          (9,647)
                                                ---------      ---------       ---------       ---------        ---------
Increase (decrease) in cash...................       (545)         8,685         (18,661)                         (10,521)
Cash (deficiency), beginning of the period....       (242)        13,736          25,120                           38,614
                                                ---------      ---------       ---------       ---------        ---------
Cash (deficiency), end of the period..........  $    (787)     $  22,421       $   6,459       $                $  28,093
                                                =========      =========       =========       =========        =========

                                                                                   YEAR ENDED MARCH 31, 1995
                                                                ---------------------------------------------------------------
                                                                                   1993 NOTES
                                                                    TEEKAY         GUARANTOR      NON-GUARANTOR
                                                                SHIPPING CORP.    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS
                                                                --------------    ------------    -------------    ------------
Cash provided by (used for)
OPERATING ACTIVITIES
Net cash flows from continuing operations......................    $ (40,919)       $  20,403        $108,021       $
Net cash flows from discontinued operations....................
                                                                   ---------        ---------       ---------        ---------
 Net cash flows from operating activities......................      (40,919)          20,403         108,021
                                                                   ---------        ---------       ---------        ---------
FINANCING ACTIVITIES
Proceeds from long-term debt...................................
Repayments of long-term debts..................................                                      (102,603)
Payments on capital lease obligations..........................
Other..........................................................      (31,518)         (25,263)         53,920
Financing activities of discontinued operations................
                                                                   ---------        ---------       ---------        ---------
 Net cash flow from financing activities.......................      (31,518)         (25,263)        (48,683)
                                                                   ---------        ---------       ---------        ---------
INVESTING ACTIVITIES
Expenditures for vessels and equipment.........................                        (2,039)        (17,343)
Proceeds from disposition of assets............................                                        16,817
Other..........................................................       72,776               19         (74,385)
Investing activities of discontinued operations
                                                                   ---------        ---------       ---------        ---------
 Net cash flow from investing activities.......................       72,776           (2,020)        (74,911)
                                                                   ---------        ---------       ---------        ---------
Increase (decrease) in cash....................................          339           (6,880)        (15,573)
Cash (deficiency), beginning of the period.....................         (242)          13,736          25,120
                                                                   ---------        ---------       ---------        ---------
Cash, end of the period........................................    $      97        $   6,856       $   9,547        $
                                                                   =========        =========       =========        =========


                                                                     TEEKAY
                                                                 SHIPPING CORP.
                                                                 & SUBSIDIARIES
                                                                 --------------
Cash provided by (used for)
OPERATING ACTIVITIES
Net cash flows from continuing operations......................     $  87,505
Net cash flows from discontinued operations....................
                                                                    ---------
 Net cash flows from operating activities......................        87,505
                                                                    ---------
FINANCING ACTIVITIES
Proceeds from long-term debt...................................
Repayments of long-term debts..................................      (102,603)
Payments on capital lease obligations..........................
Other..........................................................        (2,861)
Financing activities of discontinued operations................
                                                                    ---------
 Net cash flow from financing activities.......................      (105,464)
                                                                    ---------
INVESTING ACTIVITIES
Expenditures for vessels and equipment.........................       (19,382)
Proceeds from disposition of assets............................        16,817
Other..........................................................        (1,590)
Investing activities of discontinued operations
                                                                    ---------
 Net cash flow from investing activities.......................        (4,155)
                                                                    ---------
Increase (decrease) in cash....................................       (22,114)
Cash (deficiency), beginning of the period.....................        38,614
                                                                    ---------
Cash, end of the period........................................     $  16,500
                                                                    =========

------------

NOTE: THE 1993 NOTES GUARANTOR SUBSIDIARIES HAVE GUARANTEED THE 9 5/8% FIRST
      PREFERRED SHIP MORTGAGE NOTES DUE JULY 2003.
      (SEE NOTE 14)

                  TEEKAY SHIPPING CORPORATION AND SUBSIDIARIES        SCHEDULE A
                      (FORMERLY VIKING STAR SHIPPING INC.)

                       CONDENSED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                             ELEVEN MONTHS ENDED MARCH 31, 1994
                                           -----------------------------------------------------------------------
                                                                                                         TEEKAY
                                             TEEKAY       1993 NOTES                                    SHIPPING
                                            SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                              CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                           -----------    -----------    -----------    -----------    -----------
Cash provided by (used for)
OPERATING ACTIVITIES
Net cash flows from continuing
 operations.............................   $  (8,310)      $  16,849     $ 108,848       $             $ 117,387
Net cash flows from discontinued
 operations.............................                                       347                           347
                                           ---------       ---------     ---------       ---------     ---------
 Net cash flow from operating
   activities...........................      (8,310)         16,849       109,195                       117,734
                                           ---------       ---------     ---------       ---------     ---------
FINANCING ACTIVITIES
Proceeds from long-term debt............     175,000                        45,000                       220,000
Repayments of long-term debt............                     (75,452)      (94,031)                     (169,483)
Payments on capital lease obligations...                     (47,129)      (82,182)                     (129,311)
Other...................................     (51,652)        (52,367)      102,207                        (1,812)
Financing activities of discontinued
 operations.............................                                   (20,077)                      (20,077)
                                           ---------       ---------     ---------       ---------     ---------
 Net cash flow from financing
   activities...........................     123,348        (174,948)      (49,083)                     (100,683)
                                           ---------       ---------     ---------       ---------     ---------
INVESTING ACTIVITIES
Expenditures for vessels and
 equipment..............................                      (1,882)      (77,147)                      (79,029)
Proceeds from disposition of assets.....                                    86,351                        86,351
Other...................................    (114,739)        138,473       (93,969)                      (70,235)
Investing activities of discontinued
 operations.............................                                    35,706                        35,706
                                           ---------       ---------     ---------       ---------     ---------
 Net cash flow from investing
   activities...........................    (114,739)        136,591       (49,059)                      (27,207)
                                           ---------       ---------     ---------       ---------     ---------
Increase (decrease) in cash.............         299         (21,508)       11,053                       (10,156)
Cash (deficiency), beginning of the
 period.................................        (541)         35,244        14,067                        48,770
                                           ---------       ---------     ---------       ---------     ---------
Cash (deficiency), end of the period....   $    (242)      $  13,736     $  25,120       $             $  38,614
                                           =========       =========     =========       =========     =========

                                                               YEAR ENDED APRIL 30, 1993
                                        -----------------------------------------------------------------------
                                                                                                      TEEKAY
                                          TEEKAY       1993 NOTES                                    SHIPPING
                                         SHIPPING       GUARANTOR     NON-GUARANTOR                   CORP. &
                                           CORP.       SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   SUBSIDIARIES
                                        -----------    -----------    -----------    -----------    -----------
Cash provided by (used for)
OPERATING ACTIVITIES
Net cash flows from continuing
 operations.............................$   3,668       $  19,149     $  61,909       $    (692)    $  84,034
Net cash flows from discontinued
 operations.............................                                  4,492                         4,492
                                        ---------       ---------     ---------       ---------     ---------
 Net cash flow from operating
   activities...........................    3,668          19,149        66,401            (692)       88,526
                                        ---------       ---------     ---------       ---------     ---------
FINANCING ACTIVITIES
Proceeds from long-term debt............                                147,782                       147,782
Repayments of long-term debt............                   (7,477)     (105,373)                     (112,850)
Payments on capital lease obligations...                                (52,966)                      (52,966)
Other...................................      546          11,424        (3,882)                        8,088
Financing activities of discontinued
 operations.............................                                (10,586)            692        (9,894)
                                        ---------       ---------     ---------       ---------     ---------
 Net cash flow from financing
   activities...........................      546           3,947       (25,025)            692       (19,840)
                                        ---------       ---------     ---------       ---------     ---------
INVESTING ACTIVITIES
Expenditures for vessels and
 equipment..............................                   (9,880)     (196,597)                     (206,477)
Proceeds from disposition of assets.....                                156,909                       156,909
Other...................................   (4,620)             (9)        2,545                        (2,084)
Investing activities of discontinued
 operations.............................                                  5,497                         5,497
                                        ---------       ---------     ---------       ---------     ---------
 Net cash flow from investing
   activities...........................   (4,620)         (9,889)      (31,646)                      (46,155)
                                        ---------       ---------     ---------       ---------     ---------
Increase (decrease) in cash.............     (406)         13,207         9,730                        22,531
Cash (deficiency), beginning of the
 period.................................     (135)         22,037         4,337                        26,239
                                        ---------       ---------     ---------       ---------     ---------
Cash (deficiency), end of the period....$    (541)      $  35,244     $  14,067       $             $  48,770
                                        =========       =========     =========       =========     =========

------------

NOTE: THE 1993 NOTES GUARANTOR SUBSIDIARIES HAVE GUARANTEED THE 9 5/8% FIRST
      PREFERRED SHIP MORTGAGE NOTES DUE JULY 2003.
      (SEE NOTE 14)

                                AUDITORS' REPORT

To the Board of Directors
ANDROS SPIRIT INC., EXUMA SPIRIT INC.,
NASSAU SPIRIT INC., SENANG SPIRIT INC.,
VSSI APPIAN INC., VSSI ATLANTIC INC.,
VSSI OCEANS INC. ("The Companies")

     We have audited the accompanying balance sheets of the Companies as of March 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the year ended March 31, 1995 and the eleven month period ended March 31, 1994 and the year ended April 30, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at March 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended March 31, 1995 and the eleven month period ended March 31, 1994 and the year ended April 30, 1993, in conformity with accounting principles generally accepted in the United States.

Nassau, Bahamas,                                                   ERNST & YOUNG
December 15, 1995                                          Chartered Accountants

                               ANDROS SPIRIT INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                            SIX-MONTHS ENDED                         ELEVEN MONTHS
                                             SEPTEMBER 30,           YEAR ENDED          ENDED          YEAR ENDED
                                         ----------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                           1995          1994           1995             1994              1993
                                         --------      --------      ----------      -------------      ----------
                                              (UNAUDITED)
REVENUES
Voyage revenues........................     3,981         3,608          7,613             8,922            3,856
OPERATING EXPENSES
Vessel operating expenses..............       811           769          1,499             1,419              533
Depreciation and amortization..........     1,458         1,543          3,084             2,851            1,287
General and administrative
  (note 3).............................       109            95            205               193               86
                                         --------      --------      ----------      -------------      ----------
                                            2,378         2,407          4,788             4,463            1,906
                                         --------      --------      ----------      -------------      ----------
Income from vessel operations..........     1,603         1,201          2,825             4,459            1,950
                                         --------      --------      ----------      -------------      ----------
Other items
Interest expense.......................    (1,165)         (995)        (2,176)           (2,050)            (615)
Interest income........................         3            10             32                12
                                         --------      --------      ----------      -------------      ----------
                                           (1,162)         (985)        (2,144)           (2,038)            (615)
                                         --------      --------      ----------      -------------      ----------
Income before foreign exchange loss....       441           216            681             2,421            1,335
Foreign exchange loss..................                      (2)            (3)                            (4,709)
                                         --------      --------      ----------      -------------      ----------
Net Income (loss)......................       441           214            678             2,421           (3,374)
Retained earnings (deficit), beginning
  of the period........................      (275)         (953)          (953)           (3,374)
                                         --------      --------      ----------      -------------      ----------
Retained earnings (deficit),
  end of the period....................       166          (739)          (275)             (953)          (3,374)
                                          =======       =======       ========        ==========         ========

    The accompanying notes are an integral part of the financial statements.

                               ANDROS SPIRIT INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                            ----------------------      ----------------------
                                                              1995          1994          1995          1994
                                                            --------      --------      --------      --------
                                                                 (UNAUDITED)
ASSETS
CURRENT
Cash equivalents.......................................          131           537           845           629
Accounts receivable....................................                         12            28
Prepaid expenses.......................................          171           176           142           102
                                                            --------      --------      --------      --------
      Total current assets.............................          302           725         1,015           731
                                                            --------      --------      --------      --------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$8,654, 1994--$5,654; March 31, 1995--$7,196,
  1994--$4,112)........................................       53,045        56,034        54,494        57,547
                                                            --------      --------      --------      --------
                                                              53,347        56,759        55,509        58,278
                                                             =======       =======       =======       =======
                                     LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable.......................................          108           101           111            63
Accrued liabilities (note 4)...........................           53            29            69            48
Current portion of long-term debt (note 5).............        3,509         3,510         3,509         3,509
                                                            --------      --------      --------      --------
      Total current liabilities........................        3,670         3,640         3,689         3,620
                                                            --------      --------      --------      --------
Long-term debt (note 5)................................       25,034        31,876        30,122        33,631
Due to parent--without interest or stated terms of
  repayment (note 10)..................................                     21,977        21,968        21,975
                                                            --------      --------      --------      --------
      Total liabilities................................       28,704        57,493        55,779        59,226
                                                            --------      --------      --------      --------
STOCKHOLDER'S EQUITY
Capital stock (note 8).................................            5             5             5             5
Contributed surplus (note 10)..........................       24,472
Retained earnings (deficit)............................          166          (739)         (275)         (953)
                                                            --------      --------      --------      --------
      Total stockholder's equity.......................       24,643          (734)         (270)         (948)
                                                            --------      --------      --------      --------
                                                              53,347        56,759        55,509        58,278
                                                             =======       =======       =======       =======

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                               ANDROS SPIRIT INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                   SIX-MONTHS ENDED                     ELEVEN MONTHS
                                                    SEPTEMBER 30,         YEAR ENDED        ENDED        YEAR ENDED
                                                ----------------------    MARCH 31,       MARCH 31,      APRIL 30,
                                                  1995         1994          1995           1994            1993
                                                ---------    ---------    ----------    -------------    ----------
                                                     (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss).............................        441          214          678           2,421         (3,374)
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization...............      1,458        1,543        3,084           2,851          1,287
  Foreign currency exchange loss..............                                                               4,636
Change in non-cash working capital items (note
  9)..........................................        (20)         (67)           1            (505)           514
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from operating activities.....      1,879        1,690        3,763           4,767          3,063
                                                ---------    ---------    ----------    -------------    ----------
FINANCING ACTIVITIES
Scheduled repayments of long-term debt........     (1,755)      (1,754)      (3,509)
Prepayment of long-term debt..................     (3,333)
Scheduled repayments of capital lease
  obligation..................................                                               (3,175)
Prepayments of capital lease obligation.......                                              (11,612)        (1,227)
Increase (decrease) in amount due to parent...    (21,968)           2           (7)         10,549          5,469
Capital contribution from parent (note 10)....     24,472                                                        5
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from financing activities.....     (2,584)      (1,752)      (3,516)         (4,238)         4,247
                                                ---------    ---------    ----------    -------------    ----------
INVESTING ACTIVITIES
Expenditures for vessels and equipment (net of
  capital lease financing of: April 30,
  1993--$48,518)..............................         (9)         (30)         (31)                        (7,186)
Increase (decrease) in other assets...........                                                    1            (25)
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from investing activities.....         (9)         (30)         (31)              1         (7,211)
                                                ---------    ---------    ----------    -------------    ----------
(Decrease) increase in cash equivalents.......       (714)         (92)         216             530             99
Cash equivalents, beginning of the period.....        845          629          629              99
                                                ---------    ---------    ----------    -------------    ----------
Cash equivalents, end of the period...........        131          537          845             629             99
                                                 ========     ========     ========      ==========       ========

    The accompanying notes are an integral part of the financial statements.

                               EXUMA SPIRIT INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                            SIX-MONTHS ENDED                         ELEVEN MONTHS
                                             SEPTEMBER 30,           YEAR ENDED          ENDED          YEAR ENDED
                                         ----------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                           1995          1994           1995             1994              1993
                                         --------      --------      ----------      -------------      ----------
                                         (UNAUDITED)
REVENUES
Voyage revenues.....................        4,010         3,642          7,676             8,933            6,094
OPERATING EXPENSES
Vessel operating expenses...........          819           769          1,563             1,433              844
Depreciation and amortization.......        1,455         1,541          3,082             2,850            2,055
General and administrative (note
  3)................................          110           114            223               200              132
                                           ------         -----         ------            ------           ------
                                            2,384         2,424          4,868             4,483            3,031
                                           ------         -----         ------            ------           ------
Income from vessel operations.......        1,626         1,218          2,808             4,450            3,063
                                           ------         -----         ------            ------           ------
Other items
Interest expense....................       (1,158)         (990)        (2,165)           (2,016)          (1,269)
Interest income.....................            4             9             29                14                2
                                           ------         -----         ------            ------           ------
                                           (1,154)         (981)        (2,136)           (2,002)          (1,267)
                                           ------         -----         ------            ------           ------
Income before foreign exchange
  loss..............................          472           237            672             2,448            1,796
Foreign exchange loss...............                         (2)            (2)               (1)          (4,682)
                                           ------         -----         ------            ------           ------
Net Income (loss)...................          472           235            670             2,447           (2,886)
Retained earnings (deficit),
  beginning of the period...........          231          (439)          (439)           (2,886)
                                           ------         -----         ------            ------           ------
Retained earnings (deficit), end of
  the period........................          703          (204)           231              (439)          (2,886)
                                           ======         =====         ======            ======           ======

    The accompanying notes are an integral part of the financial statements.

                               EXUMA SPIRIT INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                           AT SEPTEMBER 30,                AT MARCH 31,
                                                       ------------------------      ------------------------
                                                         1995           1994           1995           1994
                                                       ---------      ---------      ---------      ---------
                                                             (UNAUDITED)
ASSETS
CURRENT
Cash equivalents..................................           153            532            755            596
Accounts receivable...............................                                          15
Prepaid expenses..................................           183            182            176            111
                                                       ---------      ---------      ---------      ---------
      Total current assets........................           336            714            946            707
                                                       ---------      ---------      ---------      ---------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September
  30, 1995--$9,415, 1994--$6,418; March 31,
  1995--$7,960, 1994--$4,877).....................        52,245         55,217         53,679         56,731
                                                       ---------      ---------      ---------      ---------
                                                          52,581         55,931         54,625         57,438
                                                        ========       ========       ========       ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable..................................            67            110            147             50
Accrued liabilities (note 4)......................            38             35             56             52
Current portion of long-term debt (note 5)........         3,582          3,582          3,582          3,582
                                                       ---------      ---------      ---------      ---------
      Total current liabilities...................         3,687          3,727          3,785          3,684
                                                       ---------      ---------      ---------      ---------
Long-term debt (note 5)...........................        24,729         31,644         29,853         33,436
Due to parent--without interest or stated terms of
  repayment (note 10).............................                       20,759         20,751         20,752
                                                       ---------      ---------      ---------      ---------
      Total liabilities...........................        28,416         56,130         54,389         57,872
                                                       ---------      ---------      ---------      ---------
STOCKHOLDER'S EQUITY
Capital stock (note 8)............................             5              5              5              5
Contributed surplus (note 10).....................        23,457
Retained earnings (deficit).......................           703           (204)           231           (439)
                                                       ---------      ---------      ---------      ---------
      Total stockholder's equity..................        24,165           (199)           236           (434)
                                                       ---------      ---------      ---------      ---------
                                                          52,581         55,931         54,625         57,438
                                                        ========       ========       ========       ========

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                               EXUMA SPIRIT INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                   SIX-MONTHS ENDED                     ELEVEN MONTHS
                                                    SEPTEMBER 30,         YEAR ENDED        ENDED        YEAR ENDED
                                                ----------------------    MARCH 31,       MARCH 31,      APRIL 30,
                                                  1995         1994          1995           1994            1993
                                                ---------    ---------    ----------    -------------    ----------
                                                (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss).............................        472          235          670           2,447         (2,886)
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization...............      1,455        1,541        3,082           2,850          2,055
  Foreign currency exchange loss..............                                                               4,583
Change in non-cash working capital items (note
  9)..........................................        (90)         (28)          21            (591)           581
                                                  -------       ------       ------         -------         ------
  Net cash flow from operating activities.....      1,837        1,748        3,773           4,706          4,333
                                                  -------       ------       ------         -------         ------
FINANCING ACTIVITIES
Scheduled repayments of long-term debt........     (1,791)      (1,791)      (3,583)
Prepayments of long-term debt.................     (3,333)
Scheduled repayments of capital lease
  obligation..................................                                               (3,187)          (674)
Prepayments of capital lease obligation.......                                              (10,859)        (1,339)
Increase (decrease) in amount due to parent...    (20,751)           7           (1)          9,926         (1,270)
Capital contribution from parent (note 10)....     23,457
                                                  -------       ------       ------         -------         ------
  Net cash flow from financing activities.....     (2,418)      (1,784)      (3,584)         (4,120)        (3,283)
                                                  -------       ------       ------         -------         ------
INVESTING ACTIVITIES
Expenditures for vessels and equipment (net of
  capital lease financing of: April 30,
  1993--$48,493)..............................        (21)         (28)         (30)                        (1,013)
Increase in other assets......................                                                                 (27)
                                                  -------       ------       ------         -------         ------
  Net cash flow from investing activities.....        (21)         (28)         (30)                        (1,040)
                                                  -------       ------       ------         -------         ------
(Decrease) increase in cash equivalents.......       (602)         (64)         159             586             10
Cash equivalents, beginning of the period.....        755          596          596              10
                                                  -------       ------       ------         -------         ------
Cash equivalents, end of the period...........        153          532          755             596             10
                                                  =======       ======       ======         =======         ======

    The accompanying notes are an integral part of the financial statements.

                               NASSAU SPIRIT INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                            SIX-MONTHS ENDED                         ELEVEN MONTHS
                                             SEPTEMBER 30,           YEAR ENDED          ENDED          YEAR ENDED
                                         ----------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                           1995          1994           1995             1994              1993
                                         --------      --------      ----------      -------------      ----------
                                              (UNAUDITED)
REVENUES
Voyage revenues.....................        4,054         3,790          7,827             8,259            8,265
OPERATING EXPENSES
Vessel operating expenses...........          889           763          1,522             1,472            1,171
Depreciation and amortization.......        1,418         1,505          3,011             2,786            2,760
General and administrative (note
  3)................................          111           111            220               200              178
                                           ------        ------         ------            ------           ------
                                            2,418         2,379          4,753             4,458            4,109
                                           ------        ------         ------            ------           ------
Income from vessel operations.......        1,636         1,411          3,074             3,801            4,156
                                           ------        ------         ------            ------           ------
Other items
Interest expense....................       (1,144)         (989)        (2,161)           (1,963)          (2,038)
Interest income.....................            2             6             13                14               10
                                           ------        ------         ------            ------           ------
                                           (1,142)         (983)        (2,148)           (1,949)          (2,028)
                                           ------        ------         ------            ------           ------
Income before foreign exchange
  loss..............................          494           428            926             1,852            2,128
Foreign exchange loss...............           (2)           (3)            (3)                            (5,400)
                                           ------        ------         ------            ------           ------
Net income (loss)...................          492           425            923             1,852           (3,272)
Retained earnings (deficit),
  beginning of the period...........         (497)       (1,420)        (1,420)           (3,272)
                                           ------        ------         ------            ------           ------
Retained earnings (deficit), end of
  the period........................           (5)         (995)          (497)           (1,420)          (3,272)
                                           ======        ======         ======            ======           ======

    The accompanying notes are an integral part of the financial statements.

                               NASSAU SPIRIT INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                            ----------------------      ----------------------
                                                              1995          1994          1995          1994
                                                            --------      --------      --------      --------
                                                                 (UNAUDITED)
ASSETS
CURRENT
Cash equivalents.......................................           80           102           252            71
Accounts receivable....................................                                                      1
Prepaid expenses.......................................          194           187           186           105
                                                            --------      --------      --------      --------
      Total current assets.............................          274           289           438           177
                                                            --------      --------      --------      --------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$9,949, 1994--$7,025; March 31, 1995--$8,531,
  1994--$5,520)........................................       50,281        53,186        51,684        54,691
                                                            --------      --------      --------      --------
                                                              50,555        53,475        52,122        54,868
                                                             =======       =======       =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable.......................................           56            89            51            99
Accrued liabilities (note 4)...........................           47            28            56            10
Current portion of long-term debt (note 5).............        3,355         3,355         3,355         3,355
                                                            --------      --------      --------      --------
      Total current liabilities........................        3,458         3,472         3,462         3,464
                                                            --------      --------      --------      --------
Long-term debt (note 5)................................       24,731        31,725        29,895        33,556
Due to parent--without interest or stated terms of
  repayment (note 10)..................................                     19,268        19,257        19,263
                                                            --------      --------      --------      --------
      Total liabilities................................       28,189        54,465        52,614        56,283
                                                            --------      --------      --------      --------
STOCKHOLDER'S EQUITY
Capital stock (note 8).................................            5             5             5             5
Contributed surplus (note 10)..........................       22,366
Retained earnings (deficit)............................           (5)         (995)         (497)       (1,420)
                                                            --------      --------      --------      --------
      Total stockholder's equity.......................       22,366          (990)         (492)       (1,415)
                                                            --------      --------      --------      --------
                                                              50,555        53,475        52,122        54,868
                                                             =======       =======       =======       =======

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                               NASSAU SPIRIT INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                   SIX-MONTHS ENDED                     ELEVEN MONTHS
                                                    SEPTEMBER 30,         YEAR ENDED        ENDED        YEAR ENDED
                                                ----------------------    MARCH 31,       MARCH, 31      APRIL 30,
                                                  1995         1994          1995           1994            1993
                                                ---------    ---------    ----------    -------------    ----------
                                                (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss).............................        492          425          923           1,852         (3,272)
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization...............      1,418        1,505        3,011           2,786          2,760
  Foreign currency exchange loss..............                                                               5,322
Change in non-cash working capital items (note
  9)..........................................        (12)         (73)         (82)            136           (176)
                                                  -------       ------       ------         -------         ------
  Net cash flow from operating activities.....      1,898        1,857        3,852           4,774          4,634
                                                  -------       ------       ------         -------         ------
FINANCING ACTIVITIES
Scheduled repayments of long-term debt........     (1,831)      (1,831)      (3,661)
Prepayments of long-term debt.................     (3,333)
Scheduled repayments of capital lease
  obligation..................................                                               (3,201)        (1,325)
Prepayments of capital lease obligation.......                                              (10,230)        (1,339)
Increase (decrease) in amount due to parent...    (19,257)           5           (6)          8,698         (6,115)
Capital contribution from parent (note 10)....     22,366                                                        5
                                                  -------       ------       ------         -------         ------
  Net cash flow from financing activities.....     (2,055)      (1,826)      (3,667)         (4,733)        (8,774)
                                                  -------       ------       ------         -------         ------
INVESTING ACTIVITIES
Expenditures for vessels and equipment
  (net of capital lease financing of:
  April 30, 1993--$47,684)....................        (15)                       (4)                         4,196
Increase in other assets......................                                                                 (26)
                                                  -------       ------       ------         -------         ------
  Net cash flow from investing activities.....        (15)                       (4)                         4,170
                                                  -------       ------       ------         -------         ------
(Decrease) increase in cash equivalents.......       (172)          31          181              41             30
Cash equivalents, beginning of the period.....        252           71           71              30
                                                  -------       ------       ------         -------         ------
Cash equivalents, end of the period...........         80          102          252              71             30
                                                  =======       ======       ======         =======         ======

    The accompanying notes are an integral part of the financial statements.

                               SENANG SPIRIT INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                         SIX-MONTHS ENDED                         ELEVEN MONTHS
                                                          SEPTEMBER 30,           YEAR ENDED          ENDED
                                                      ----------------------      MARCH 31,         MARCH, 31
                                                        1995          1994           1995             1994
                                                      --------      --------      ----------      -------------
                                                      (UNAUDITED)
REVENUES
Voyage revenues..................................        4,178         3,678          7,678             2,166
OPERATING EXPENSES
Vessel operating expenses........................          793           693          1,484               344
Depreciation and amortization....................        1,635         1,714          3,429               865
General and administrative (note 3)..............          112           118            233                56
                                                        ------        ------         ------             -----
                                                         2,540         2,525          5,146             1,265
                                                        ------        ------         ------             -----
Income from vessel operations....................        1,638         1,153          2,532               901
                                                        ------        ------         ------             -----
Other items
Interest expense.................................       (1,365)       (1,093)        (2,393)             (499)
Interest income..................................           11             1              6
                                                        ------        ------         ------             -----
                                                        (1,354)       (1,092)        (2,387)             (499)
                                                        ------        ------         ------             -----
Income before foreign exchange loss..............          284            61            145               402
Foreign exchange loss............................                         (3)            (2)
                                                        ------        ------         ------             -----
Net Income.......................................          284            58            143               402
Retained earnings, beginning of the period.......          545           402            402
                                                        ------        ------         ------             -----
Retained earnings, end of the period.............          829           460            545               402
                                                        ======        ======         ======             =====

    The accompanying notes are an integral part of the financial statements.

                               SENANG SPIRIT INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                            ----------------------      ----------------------
                                                              1995          1994          1995          1994
                                                            --------      --------      --------      --------
                                                                 (UNAUDITED)
                                                     ASSETS
CURRENT
Cash equivalents.......................................          479             9           217            44
Accounts receivable....................................                                        2
Prepaid expenses.......................................          191           216           175           135
                                                              ------        ------        ------         -----
      Total current assets.............................          670           225           394           179
                                                              ------        ------        ------         -----
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$5,920, 1994--$2,570; March 31, 1995--$4,286,
  1994--$856)..........................................       62,661        66,004        64,291        67,603
                                                              ------        ------        ------         -----
                                                              63,331        66,229        64,685        67,782
                                                              ======        ======        ======         =====
                                     LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable.......................................          137            72            82            28
Accrued liabilities (note 4)...........................           61            58            91           128
Current portion of long-term debt (note 5).............        3,333         3,333         3,333         3,333
                                                              ------        ------        ------         -----
      Total current liabilities........................        3,531         3,463         3,506         3,489
                                                              ------        ------        ------         -----
Long-term debt (note 5)................................       30,833        34,166        32,499        35,833
Due to parent--without interest or stated terms of
  repayment (note 10)..................................                     28,135        28,130        28,053
                                                              ------        ------        ------         -----
      Total liabilities................................       34,364        65,764        64,135        67,375
                                                              ------        ------        ------         -----
STOCKHOLDER'S EQUITY
Capital stock (note 8).................................            5             5             5             5
Contributed surplus (note 10)..........................       28,133
Retained earnings......................................          829           460           545           402
                                                              ------        ------        ------         -----
      Total stockholder's equity.......................       28,967           465           550           407
                                                              ------        ------        ------         -----
                                                              63,331        66,229        64,685        67,782
                                                              ======        ======        ======         =====

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                               SENANG SPIRIT INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                        SIX-MONTHS ENDED                          ELEVEN MONTHS
                                                         SEPTEMBER 30,            YEAR ENDED          ENDED
                                                    ------------------------      MARCH 31,         MARCH 31,
                                                      1995           1994            1995             1994
                                                    ---------      ---------      ----------      -------------
                                                          (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income.....................................           284             58            143               402
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization................         1,635          1,714          3,429               865
Change in non-cash working capital items (note
  9)...........................................            11           (107)           (25 )              21
                                                    ---------      ---------      ----------      -------------
  Net cash flow from operating activities......         1,930          1,665          3,547             1,288
                                                    ---------      ---------      ----------      -------------
FINANCING ACTIVITIES
Scheduled repayments of long-term debt.........        (1,666)        (1,667)        (3,334 )
Scheduled repayments of capital lease
  obligation...................................                                                          (981)
Prepayments of capital lease obligation........                                                       (10,500)
Increase (decrease) in amount due to parent....       (28,130)            82             77            16,013
Capital contribution from parent (note 10).....        28,133
                                                    ---------      ---------      ----------      -------------
  Net cash flow from financing activities......        (1,663)        (1,585)        (3,257 )           4,532
                                                    ---------      ---------      ----------      -------------
INVESTING ACTIVITIES
Expenditures for vessels and equipment
  (net of capital lease financing of:
  March 31, 1994--$50,647).....................            (5)          (115)          (117 )          (5,776)
                                                    ---------      ---------      ----------      -------------
  Net cash flow from investing activities......            (5)          (115)          (117 )          (5,776)
                                                    ---------      ---------      ----------      -------------
(Decrease) increase in cash equivalents........           262            (35)           173                44
Cash equivalents, beginning of the period......           217             44             44
                                                    ---------      ---------      ----------      -------------
Cash equivalents, end of the period............           479              9            217                44
                                                     ========       ========       ========        ==========

    The accompanying notes are an integral part of the financial statements.

                                VSSI APPIAN INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                            SIX-MONTHS ENDED                         ELEVEN MONTHS
                                             SEPTEMBER 30,           YEAR ENDED          ENDED          YEAR ENDED
                                         ----------------------      MARCH 31,         MARCH 31,        APRIL 30,
                                           1995          1994           1995             1994              1993
                                         --------      --------      ----------      -------------      ----------
                                              (UNAUDITED)
REVENUES
Voyage revenues.....................        4,677         4,346          8,967             8,704            9,057
OPERATING EXPENSES
Vessel operating expenses...........          827           880          1,633             1,410            1,414
Depreciation and amortization.......        1,322         1,408          2,819             2,619            2,802
General and administrative (note
  3)................................          115           121            234               200              207
                                         --------      --------      ----------      -------------      ----------
                                            2,264         2,409          4,686             4,229            4,423
                                         --------      --------      ----------      -------------      ----------
Income from vessel operations.......        2,413         1,937          4,281             4,475            4,634
                                         --------      --------      ----------      -------------      ----------
Other items
Interest expense....................       (1,398)       (1,206)        (2,595)           (2,071)          (2,665)
Interest income.....................           20             7             21                11
                                         --------      --------      ----------      -------------      ----------
                                           (1,378)       (1,199)        (2,574)           (2,060)          (2,665)
                                         --------      --------      ----------      -------------      ----------
Income before foreign exchange
  loss..............................        1,035           738          1,707             2,415            1,969
Foreign exchange loss...............                         (3)            (3)           (1,715)          (7,634)
                                         --------      --------      ----------      -------------      ----------
Net Income (loss)...................        1,035           735          1,704               700           (5,665)
Retained earnings (deficit),
  beginning of the period...........         (971)       (2,675)        (2,675)           (3,375)           2,290
                                         --------      --------      ----------      -------------      ----------
Retained earnings (deficit), end of
  the period........................           64        (1,940)          (971)           (2,675)          (3,375)
                                          =======       =======       ========        ==========         ========

    The accompanying notes are an integral part of the financial statements.

                                VSSI APPIAN INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                            ----------------------      ----------------------
                                                              1995          1994          1995          1994
                                                            --------      --------      --------      --------
                                                                 (UNAUDITED)
ASSETS
CURRENT
Cash equivalents.......................................          811           372           571           303
Accounts receivable....................................                         12            12           156
Prepaid expenses.......................................          150           216           218           132
                                                            --------      --------      --------      --------
      Total current assets.............................          961           600           801           591
                                                            --------      --------      --------      --------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$9,910, 1994--$7,204; March 31, 1995--$8,601,
  1994--$5,741)........................................       45,927        48,594        47,234        49,961
                                                            --------      --------      --------      --------
Other assets...........................................          173           200           186           213
                                                            --------      --------      --------      --------
                                                              47,061        49,394        48,221        50,765
                                                             =======       =======       =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable.......................................           69           122           122           101
Accrued liabilities (note 4)...........................           43            56            48            44
Current portion of long-term debt (note 5).............        4,292         4,292         4,292         4,292
                                                            --------      --------      --------      --------
      Total current liabilities........................        4,404         4,470         4,462         4,437
                                                            --------      --------      --------      --------
Long-term debt (note 5)................................       30,468        34,761        32,615        36,907
Due to parent--without interest or stated terms of
  repayment (note 10)..................................                     12,102        12,114        12,095
                                                            --------      --------      --------      --------
      Total liabilities................................       34,872        51,333        49,191        53,439
                                                            --------      --------      --------      --------
STOCKHOLDER'S EQUITY
Capital stock (note 8).................................            1             1             1             1
Contributed surplus (note 10)..........................       12,124
Retained earnings (deficit)............................           64        (1,940)         (971)       (2,675)
                                                            --------      --------      --------      --------
      Total stockholder's equity.......................       12,189        (1,939)         (970)       (2,674)
                                                            --------      --------      --------      --------
                                                              47,061        49,394        48,221        50,765
                                                             =======       =======       =======       =======

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                                VSSI APPIAN INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                   SIX-MONTHS ENDED                     ELEVEN MONTHS
                                                    SEPTEMBER 30,         YEAR ENDED        ENDED        YEAR ENDED
                                                ----------------------    MARCH 31,       MARCH 31,      APRIL 30,
                                                  1995         1994          1995           1994            1993
                                                ---------    ---------    ----------    -------------    ----------
                                                     (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss).............................      1,035          735        1,704             700         (5,665)
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization...............      1,322        1,408        2,819           2,619          2,802
  Foreign currency exchange loss..............                                                1,715          7,536
Change in non-cash working capital items (note
  9)..........................................         22           93           83            (565)          (239)
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from operating activities.....      2,379        2,236        4,606           4,469          4,434
                                                ---------    ---------    ----------    -------------    ----------
FINANCING ACTIVITIES
Scheduled repayments of long-term debt........     (2,147)      (2,146)      (4,292)         (3,219)        (1,479)
Prepayments of long-term debt.................                                               (1,798)        (1,219)
Increase (decrease) in amount due to parent...    (12,114)           7           19             961         (1,459)
Capital contribution from parent (note 10)....     12,124
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from financing activities.....     (2,137)      (2,139)      (4,273)         (4,056)        (4,157)
                                                ---------    ---------    ----------    -------------    ----------
INVESTING ACTIVITIES
Expenditures for vessels and equipment........         (2)         (27)         (65)             14           (110)
Increase in other assets......................                      (1)                        (232)           (59)
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from investing activities.....         (2)         (28)         (65)           (218)          (169)
                                                ---------    ---------    ----------    -------------    ----------
Increase in cash equivalents..................        240           69          268             195            108
Cash equivalents, beginning of the period.....        571          303          303             108
                                                ---------    ---------    ----------    -------------    ----------
Cash equivalents, end of the period...........        811          372          571             303            108
                                                 ========     ========     ========      ==========       ========

    The accompanying notes are an integral part of the financial statements.

                               VSSI ATLANTIC INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                         SIX-MONTHS ENDED                         ELEVEN MONTHS
                                                          SEPTEMBER 30,           YEAR ENDED          ENDED
                                                      ----------------------      MARCH 31,       MARCH 31,
                                                        1995          1994           1995             1994
                                                      --------      --------      ----------      -------------
                                                           (UNAUDITED)
REVENUES
Voyage revenues....................................      4,262         3,740          7,832             2,019
OPERATING EXPENSES
Vessel operating expenses..........................        773           830          1,545               235
Depreciation and amortization......................      1,645         1,724          3,447               573
General and administrative (note 3)................        224           265            460                75
                                                      --------      --------      ----------      -------------
                                                         2,642         2,819          5,452               883
                                                      --------      --------      ----------      -------------
Income from vessel operations......................      1,620           921          2,380             1,136
                                                      --------      --------      ----------      -------------
Other items
Interest expense...................................     (1,367)       (1,085)        (2,390)             (328)
Interest income....................................         14            32             43                11
                                                      --------      --------      ----------      -------------
                                                        (1,353)       (1,053)        (2,347)             (317)
                                                      --------      --------      ----------      -------------
Income (loss) before foreign exchange loss.........        267          (132)            33               819
Foreign exchange loss..............................                       (2)            (2)
                                                      --------      --------      ----------      -------------
Net Income (loss)..................................        267          (134)            31               819
Retained earnings, beginning of the period.........        850           819            819
                                                      --------      --------      ----------      -------------
Retained earnings, end of the period...............      1,117           685            850               819
                                                       =======       =======       ========        ==========

    The accompanying notes are an integral part of the financial statements.

                               VSSI ATLANTIC INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               AT SEPTEMBER 30,              AT MARCH 31,
                                                            ----------------------      ----------------------
                                                              1995          1994          1995          1994
                                                            --------      --------      --------      --------
                                                                 (UNAUDITED)
ASSETS
CURRENT
Cash equivalents.......................................          562           268           434         3,561
Accounts receivable....................................           13                          10
Prepaid expenses.......................................          155           186           167           179
                                                            --------      --------      --------      --------
      Total current assets.............................          730           454           611         3,740
                                                            --------      --------      --------      --------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$5,665, 1994--$2,297; March 31, 1995--$4,020,
  1994--$572)..........................................       63,317        66,642        64,926        68,065
                                                            --------      --------      --------      --------
                                                              64,047        67,096        65,537        71,805
                                                             =======       =======       =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable.......................................          113           115            97            43
Accrued liabilities (note 4)...........................           33            37            79            48
Current portion of long-term debt (note 5).............        3,475         3,475         3,475         3,475
                                                            --------      --------      --------      --------
      Total current liabilities........................        3,621         3,627         3,651         3,566
                                                            --------      --------      --------      --------
Long-term debt (note 5)................................       30,697        34,172        32,434        35,909
Due to parent--without interest or stated terms of
  repayment (note 10)..................................                     28,611        28,601        31,510
                                                            --------      --------      --------      --------
      Total liabilities................................       34,318        66,410        64,686        70,985
                                                            --------      --------      --------      --------
STOCKHOLDER'S EQUITY
Capital stock (note 8).................................            1             1             1             1
Contributed surplus (note 10)..........................       28,611
Retained earnings......................................        1,117           685           850           819
                                                            --------      --------      --------      --------
      Total stockholder's equity.......................       29,729           686           851           820
                                                            --------      --------      --------      --------
                                                              64,047        67,096        65,537        71,805
                                                             =======       =======       =======       =======
Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                               VSSI ATLANTIC INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                   SIX-MONTHS ENDED                     ELEVEN MONTHS
                                                    SEPTEMBER 30,         YEAR ENDED        ENDED        YEAR ENDED
                                                ----------------------    MARCH 31,       MARCH 31,      APRIL 30,
                                                  1995         1994          1995           1994            1993
                                                ---------    ---------    ----------    -------------    ----------
                                                     (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss).............................        267         (134)          31             819
Add (deduct) charges to operations not
  requiring a payment of cash:
  Depreciation and amortization...............      1,645        1,724        3,447             573
Change in non-cash working capital items
  (note 9)....................................        (21)          54           87             (88)
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from operating activities.....      1,891        1,644        3,565           1,304
                                                ---------    ---------    ----------    -------------    ----------
FINANCING ACTIVITIES
Proceeds from long-term debt..................                                               45,000
Scheduled repayments of long-term debt........     (1,737)      (1,737)      (3,475 )          (616)
Prepayments of long-term debt.................                                               (5,000)
Increase (decrease) in amount due to parent...    (28,601)      (2,899)      (2,909 )        19,346         12,164
Capital contribution from parent (note 10)....     28,611                                         1
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from financing activities.....     (1,727)      (4,636)      (6,384 )        58,731         12,164
                                                ---------    ---------    ----------    -------------    ----------
INVESTING ACTIVITIES
Expenditures for vessels and equipment........        (36)        (301)        (308 )       (56,474)       (12,164 )
                                                ---------    ---------    ----------    -------------    ----------
  Net cash flow from investing activities.....        (36)        (301)        (308 )       (56,474)       (12,164 )
                                                ---------    ---------    ----------    -------------    ----------
(Decrease) increase in cash equivalents.......        128       (3,293)      (3,127 )         3,561
Cash equivalents, beginning of the period.....        434        3,561        3,561
                                                ---------    ---------    ----------    -------------    ----------
Cash equivalents, end of the period...........        562          268          434           3,561
                                                 ========     ========     ========      ==========       ========

    The accompanying notes are an integral part of the financial statements.

                                VSSI OCEANS INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                        SIX-MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                              1995
                                                                                        ----------------
                                                                                          (UNAUDITED)
REVENUES
Voyage revenues....................................................................            1,265
OPERATING EXPENSES
Vessel operating expenses..........................................................              202
Depreciation and amortization......................................................              385
General and administrative (note 3)................................................               51
                                                                                             -------
                                                                                                 638
                                                                                             -------
Income from vessel operations......................................................              627
                                                                                             -------
Other items
Interest expense...................................................................             (462)
Interest income....................................................................                1
                                                                                             -------
                                                                                                (461)
                                                                                             -------
Net income.........................................................................              166
Retained earnings, beginning of the period.........................................
                                                                                             -------
Retained earnings, end of the period...............................................              166
                                                                                             =======

     The accompanying notes are an integral part of the financial statements.

                                VSSI OCEANS INC.

                                 BALANCE SHEETS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                       AT SEPTEMBER 30,
                                                                    ----------------------      AT MARCH 31,
                                                                      1995          1994            1995
                                                                    --------      --------      ------------
                                                                         (UNAUDITED)
ASSETS
CURRENT
Cash equivalents...............................................           74            23               2
Accounts receivable............................................
Prepaid expenses...............................................          183
                                                                      ------        ------          ------
      Total current assets.....................................          257            23               2
                                                                      ------        ------          ------
Vessel and equipment (note 5)
At cost, less accumulated depreciation (September 30,
  1995--$399)..................................................       49,813
Advances on vessel.............................................                      2,545           2,642
                                                                      ------        ------          ------
                                                                      50,070         2,568           2,644
                                                                      ======        ======          ======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT
Accounts payable...............................................          178                             4
Accrued liabilities (note 4)...................................          179             5
Current portion of capital lease obligation (note 6)...........        2,709
                                                                      ------        ------          ------
      Total current liabilities................................        3,066             5               4
                                                                      ------        ------          ------
Capital lease obligation (note 6)..............................       41,200
Due to parent--without interest or stated terms of repayment
  (note 10)....................................................                      2,562           2,639
                                                                      ------        ------          ------
      Total liabilities........................................       44,266         2,567           2,643
                                                                      ------        ------          ------
STOCKHOLDER'S EQUITY
Capital stock (note 8).........................................            1             1               1
Contributed surplus (note 10)..................................        5,637
Retained earnings..............................................          166
                                                                      ------        ------          ------
      Total stockholder's equity...............................        5,804             1               1
                                                                      ------        ------          ------
                                                                      50,070         2,568           2,644
                                                                      ======        ======          ======

Contingencies (note 11)

    The accompanying notes are an integral part of the financial statements.

                                VSSI OCEANS INC.

                            STATEMENTS OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                        SIX-MONTHS ENDED
                                                                         SEPTEMBER 30,           YEAR ENDED
                                                                     ----------------------      MARCH 31,
                                                                       1995          1994           1995
                                                                     --------      --------      ----------
                                                                     (UNAUDITED)
Cash provided by (used for)
OPERATING ACTIVITIES
Net Income (loss)...............................................          166
Add (deduct) charges to operations not requiring a payment of cash:
  Depreciation and amortization.................................          385
Change in non-cash working capital items (note 9)...............          170             5              4
                                                                     --------      --------      ----------
  Net cash flow from operating activities.......................          721             5              4
                                                                     --------      --------      ----------
FINANCING ACTIVITIES
Scheduled repayments of capital lease obligation................         (641)
Increase (decrease) in amount due to parent.....................       (2,639)        2,562          2,639
Capital contribution from parent (note 10)......................        5,637             1              1
                                                                     --------      --------      ----------
  Net cash flow from financing activities.......................        2,357         2,563          2,640
                                                                     --------      --------      ----------
INVESTING ACTIVITIES
Expenditures for vessels acquired under capital lease (net of
  capital lease financing of: September 30, 1995--$44,550)......       (3,006)       (2,545)        (2,642)
                                                                     --------      --------      ----------
  Net cash flow from investing activities.......................       (3,006)       (2,545)        (2,642)
                                                                     --------      --------      ----------
Increase in cash equivalents....................................           72            23              2
Cash equivalents, beginning of the period.......................            2
                                                                     --------      --------      ----------
Cash equivalents, end of the period.............................           74            23              2
                                                                      =======       =======      =========

    The accompanying notes are an integral part of the financial statements.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                       NOTES TO THE FINANCIAL STATEMENTS

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation

     In the opinion of management, the unaudited interim financial statements contain all adjustments (consisting only of normal recurring accruals), necessary to present fairly, in all material respects, the Companies' financial position as at September 30, 1995 and 1994 and their related results of operations and cash flows for the six-month periods ended September 30, 1995 and 1994. The results of operations for the six-month period ended September 30, 1995 are not necessarily indicative of those for a full fiscal year.

     Reporting currency

     The Companies' financial statements are stated in U.S. dollars because the Companies operate in international shipping markets which utilize the U.S. dollar as the functional currency.

     Change in fiscal year end

     The Companies changed their fiscal year ends, from April 30 to March 31, effective March 31, 1994 and accordingly, the results of operations and cash flows presented for fiscal 1994 are for the eleven months ended March 31, 1994.

     Operating revenues and expenses

     Voyage revenues and expenses are recognized on the percentage of completion method of accounting. Estimated losses on voyages are provided for in full at the time such losses become evident. The balance sheets reflect the deferred portion of revenues and expenses applicable to subsequent periods.

     Vessel expenses comprise all expenses relating to the operation of vessels, including crewing, repairs and maintenance, insurance, stores and lubes, and miscellaneous expenses including communications.

     Vessels and equipment

     All pre-delivery costs incurred during the construction of new buildings, including interest costs, and supervision and technical costs are capitalized. The acquisition cost and all costs incurred to restore used vessel purchases to the standard required to properly service the Companies' customers are capitalized. Depreciation is calculated on a straight-line basis over a vessel's useful life, estimated by the Companies to be twenty years from the date a vessel is initially placed in service.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Interest costs capitalized to vessels and equipment totalled approximately the following:

                                      SIX MONTHS ENDED                      ELEVEN MONTHS
                                        SEPTEMBER 30,        YEAR ENDED         ENDED         YEAR ENDED
                                     -------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                      1995        1994          1995            1994             1993
                                        $           $            $                $               $
                                     -------     -------     ----------     -------------     ----------
Andros Spirit Inc................                                                                   403
Exuma Spirit Inc.................                                                                   317
Nassau Spirit Inc................                                                                   181
Senang Spirit Inc................                                                  584              537
VSSI Appian Inc..................
VSSI Atlantic Inc................                                                  887
VSSI Oceans Inc..................         79          63           151

     Expenditures incurred during drydocking are capitalized and amortized on a straight-line basis over the period until the next anticipated drydocking. When significant drydocking expenditures recur prior to the expiry of this period, the remaining balance of the original drydocking is expensed in the month of the subsequent drydocking.

     Vessels acquired pursuant to bareboat hire purchase agreements are capitalized as capital leases and are amortized over the estimated useful life of the acquired vessel.

     Effective April 1, 1995, the Companies revised their estimates of the residual values of their vessels. The effect of this change in estimated residual values was to reduce depreciation expense for the six-month period ended September 30, 1995 for each of the Companies by approximately $85,000 (except for VSSI Oceans Inc.--$25,000).

     Other assets

     Loan costs, including fees, commissions and legal expenses, are capitalized and amortized over the term of the relevant loan.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     Cash flows

     Cash interest paid totalled approximately as follows:

                                      SIX MONTHS ENDED                      ELEVEN MONTHS
                                        SEPTEMBER 30,        YEAR ENDED         ENDED         YEAR ENDED
                                     -------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                      1995        1994          1995            1994             1993
                                        $           $            $                $               $
                                     -------     -------     ----------     -------------     ----------
Andros Spirit Inc. ..............      1,192       1,000         2,156           2,046              999
Exuma Spirit Inc. ...............      1,185         995         2,144           2,324            1,252
Nassau Spirit Inc. ..............      1,139         989         2,161           1,963            2,219
Senang Spirit Inc. ..............      1,392       1,176         2,448             974
VSSI Appian Inc. ................      1,401       1,196         2,589           2,062            2,642
VSSI Atlantic Inc. ..............      1,394       1,074         2,351             313
VSSI Oceans Inc. ................        350                       151

     The Companies consider all highly liquid investments with a maturity date of three months or less when purchased to be included in cash equivalents.

     Income taxes

     The legal jurisdictions of the countries in which the Companies are incorporated do not impose income taxes upon shipping-related activities.

2.  BUSINESS OPERATIONS

     The Companies are engaged in the ocean transportation of petroleum cargoes worldwide through the ownership and operation of a fleet of tankers. All of the Companies' vessels operate in international markets.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

3.  CONTRACTUAL RELATIONSHIPS

     The Companies have entered into agreements with Teekay Shipping Limited ("TSL") an affiliated company, whereby TSL and its affiliated companies render administrative, operating and ship management services in return for a monthly fee and commissions at rates considered usual and customary to the industry. All of the Companies' revenues are earned through long-term charter agreements with Palm Shipping Inc. ("Palm"), an affiliated company, which markets the vessels on the spot tanker market. Fees and commissions incurred, included in general and administrative expenses, are as follows:

                                      SIX MONTHS ENDED                      ELEVEN MONTHS
                                        SEPTEMBER 30,        YEAR ENDED         ENDED         YEAR ENDED
                                     -------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                      1995        1994          1995            1994             1993
                                        $           $            $                $               $
                                     -------     -------     ----------     -------------     ----------
Andros Spirit Inc................        102          85           187             178               77
Exuma Spirit Inc.................        102         105           204             178
Nassau Spirit Inc................        102         102           204             178              169
Senang Spirit Inc................        102         102           204              51
VSSI Appian Inc..................        102         102           204             178              185
VSSI Atlantic Inc................        102         102           204              34
VSSI Oceans Inc..................         34

4.  ACCRUED LIABILITIES

                                                      SEPTEMBER 30,
                                                   --------------------      MARCH 31,      MARCH 31,
                                                    1995         1994          1995           1994
                                                      $            $             $              $
                                                   -------      -------      ---------      ---------
Vessel
Andros Spirit Inc.............................           9
Exuma Spirit Inc..............................           7
Nassau Spirit Inc.............................           9
Senang Spirit Inc.............................          17
VSSI Appian Inc...............................           8            1             1
VSSI Atlantic Inc.............................                                      1
VSSI Oceans Inc...............................                        5
Interest
Andros Spirit Inc.............................          22           24            49             29
Exuma Spirit Inc..............................          22           23            49             28
Nassau Spirit Inc.............................           5
Senang Spirit Inc.............................          27           26            54            109
VSSI Appian Inc...............................          28           28            31             18
VSSI Atlantic Inc.............................          27           26            54             15
VSSI Oceans Inc...............................         191

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

                                                      SEPTEMBER 30,
                                                   --------------------      MARCH 31,      MARCH 31,
                                                    1995         1994          1995           1994
                                                      $            $             $              $
                                                   -------      -------      ---------      ---------
Payroll and benefits
Andros Spirit Inc.............................          22            5            20             19
Exuma Spirit Inc..............................           9           12             7             24
Nassau Spirit Inc.............................          33           28            56             10
Senang Spirit Inc.............................          17           32            37             19
VSSI Appian Inc...............................           7           27            16             26
VSSI Atlantic Inc.............................           6           11            24             33
VSSI Oceans Inc...............................         (12)
Total accrued liabilities
Andros Spirit Inc.............................          53           29            69             48
Exuma Spirit Inc..............................          38           35            56             52
Nassau Spirit Inc.............................          47           28            56             10
Senang Spirit Inc.............................          61           58            91            128
VSSI Appian Inc...............................          43           56            48             44
VSSI Atlantic Inc.............................          33           37            79             48
VSSI Oceans Inc...............................         179            5

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

5.  LONG-TERM DEBT

                                                     SEPTEMBER 30,
                                                 ----------------------      MARCH 31,      MARCH 31,
                                                   1995          1994          1995           1994
                                                    $             $              $              $
                                                 --------      --------      ---------      ---------
Floating rate (LIBOR + 1 to 1.5%) U.S.
  dollar debt through 2006
  Andros Spirit Inc.........................       28,543        35,386        33,631         37,140
  Exuma Spirit Inc..........................       28,311        35,226        33,435         37,018
  Nassau Spirit Inc.........................       28,086        35,080        33,250         36,911
  Senang Spirit Inc.........................       34,166        37,499        35,832         39,166
  VSSI Appian Inc...........................       34,760        39,053        36,907         41,199
  VSSI Atlantic Inc.........................       34,172        37,647        35,909         39,384
Current portion of long-term debt incurred
  above:
  Andros Spirit Inc.........................        3,509         3,510         3,509          3,509
  Exuma Spirit Inc..........................        3,582         3,582         3,582          3,582
  Nassau Spirit Inc.........................        3,355         3,355         3,355          3,355
  Senang Spirit Inc.........................        3,333         3,333         3,333          3,333
  VSSI Appian Inc...........................        4,292         4,292         4,292          4,292
  VSSI Atlantic Inc.........................        3,475         3,475         3,475          3,475

     Each loan is collateralized by a first preferred mortgage on the vessel to which the loan relates together with assignments of earnings and insurance, as well as guarantees from the parent company, Teekay Shipping Corporation (formerly Viking Star Shipping Inc.) ("Teekay").

     Amongst other matters, the long-term debt agreements generally provided for such items as prepayment privileges (in some cases with penalties), and restrictions against the incurrence of additional debt and new investments by the individual subsidiaries without prior lender consent.

     Teekay intends to refinance each of the Companies' long-term debt and capital lease obligations with the net proceeds from the proposed offering of $225,000,000 First Preferred Ship Mortgage Notes (the "Notes"). The Notes will be subject to a sinking fund, which will retire $45 million principal amount of the Notes each year commencing 2004. As a result, there will be no required principal repayments on the Companies' existing long-term debt and capital lease obligation subsequent to the completion of the Note Offering.

6.  LEASES

     Charters-in

     During February and March 1994, Andros Spirit Inc., Exuma Spirit Inc., Nassau Spirit Inc. and Senang Spirit Inc. converted each of its remaining capital lease obligations into long-term indebtedness.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

     In August 1995, VSSI Oceans Inc. entered into a bareboat hire purchase agreement which is accounted for as a capital lease. The capital lease bears an interest rate of LIBOR + 1.25% and is due through 2008.

     Charters-out

     Time charters of the Companies' vessels to Palm are accounted for as operating leases. The minimum future revenues to be received on time charters currently in place are as follows:

                               ANDROS SPIRIT INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        3,881
1997............................................................................        7,742
1998............................................................................        7,742
1999............................................................................        7,742
2000............................................................................        7,763
                                                                                     --------
                                                                                       34,870
                                                                                     ========

                               EXUMA SPIRIT INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        3,911
1997............................................................................        7,800
1998............................................................................        7,800
1999............................................................................        7,800
2000............................................................................        7,821
                                                                                     --------
                                                                                       35,132
                                                                                     ========

                               NASSAU SPIRIT INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        3,956
1997............................................................................        7,891
1998............................................................................        7,891
1999............................................................................        7,891
2000............................................................................        7,913
                                                                                     --------
                                                                                       35,542
                                                                                     ========

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

                               SENANG SPIRIT INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        4,180
1997............................................................................        8,337
1998............................................................................        8,337
1999............................................................................        8,337
2000............................................................................        8,359
                                                                                     --------
                                                                                       37,550
                                                                                     ========

                                VSSI APPIAN INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        4,659
1997............................................................................        9,293
1998............................................................................        9,293
1999............................................................................        9,293
2000............................................................................        9,318
                                                                                     --------
                                                                                       41,856
                                                                                     ========

                               VSSI ATLANTIC INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        4,268
1997............................................................................        8,512
1998............................................................................        8,512
1999............................................................................        8,512
2000............................................................................        8,535
                                                                                     --------
                                                                                       38,339
                                                                                     ========

                                VSSI OCEANS INC.

                                                                                        $
                                                                                     --------
1996 (Six months from October 1, 1995 to March 31, 1996)........................        3,891
1997............................................................................        7,760
1998............................................................................        7,760
1999............................................................................        7,760
2000............................................................................        7,781
                                                                                     --------
                                                                                       34,952
                                                                                     ========

     The minimum future revenues should not be construed to reflect total voyage revenues for any of the periods.

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Cash equivalents and restricted cash--The carrying amounts represent fair value.

     Long-term debt--The carrying amounts of floating rate debt approximate fair value.

     The fair values of the Companies' long-term debt and other financial instruments approximate their carrying values at September 30, 1995, March 31, 1995, and March 31, 1994.

8.  CAPITAL STOCK

     Capital stock for each of the Companies is as follows:


    AUTHORIZED
      500  Common Stock with no par value--VSSI Appian Inc., VSSI
         Atlantic Inc., and VSSI Oceans Inc..........................
      5,000 Common Stock with a par value of $1 per share--Andros
         Spirit Inc., Exuma Spirit Inc., Nassau Spirit Inc., and Senang Spirit Inc.


                                                                        COMMON
                                                                        STOCK
                                                                          $           #
                                                                        ------      ------
    ISSUED AND OUTSTANDING
      VSSI Appian Inc., VSSI Atlantic Inc., and VSSI Oceans Inc....         1          500
      All other Companies..........................................         5        5,000

9.  CHANGE IN NON-CASH WORKING CAPITAL ITEMS

                                     SIX-MONTHS ENDED                       ELEVEN MONTHS
                                       SEPTEMBER 30,         YEAR ENDED         ENDED         YEAR ENDED
                                   ---------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                     1995         1994          1995            1994             1993
                                      $            $             $                $               $
                                   --------     --------     ----------     -------------     ----------
Accounts receivable
Andros Spirit Inc..............          28          (12)          (28)
Exuma Spirit Inc...............          15                        (15)
Nassau Spirit Inc..............                        1             1               (1)
Senang Spirit Inc..............           2                         (2)
VSSI Appian Inc................          12          144           144              (66)            (90)
VSSI Atlantic Inc..............          (3)                       (10)
VSSI Oceans Inc................

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

                                     SIX-MONTHS ENDED                       ELEVEN MONTHS
                                       SEPTEMBER 30,         YEAR ENDED         ENDED         YEAR ENDED
                                   ---------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                     1995         1994          1995            1994             1993
                                      $            $             $                $               $
                                   --------     --------     ----------     -------------     ----------
Prepaid expenses
Andros Spirit Inc..............         (29)         (74)          (40)              81            (183)
Exuma Spirit Inc...............          (7)         (71)          (65)              66            (177)
Nassau Spirit Inc..............          (8)         (82)          (81)              79            (180)
Senang Spirit Inc..............         (16)         (81)          (40)            (135)
VSSI Appian Inc................          68          (84)          (86)              22              (1)
VSSI Atlantic Inc..............          12           (7)           12             (179)
VSSI Oceans Inc................        (183)
Accounts payable
Andros Spirit Inc..............          (3)          38            48               27              36
Exuma Spirit Inc...............         (80)          60            97               (3)             52
Nassau Spirit Inc..............           5          (10)          (48)              82             (30)
Senang Spirit Inc..............          55           44            54               28
VSSI Appian Inc................         (53)          21            21              101            (103)
VSSI Atlantic Inc..............          16           72            54               43
VSSI Oceans Inc................         174                          4
Accrued liabilities
Andros Spirit Inc..............         (16)         (19)           21               11              37
Exuma Spirit Inc...............         (18)         (17)            4                9              43
Nassau Spirit Inc..............          (9)          18            46              (23)             33
Senang Spirit Inc..............         (30)         (70)          (37)             128
VSSI Appian Inc................          (5)          12             4               (1)            (22)
VSSI Atlantic Inc..............         (46)         (11)           31               48
VSSI Oceans Inc................         179            5
Deferred time charter revenue
Andros Spirit Inc..............                                                    (624)            624
Exuma Spirit Inc...............                                                    (663)            663
Nassau Spirit Inc..............                                                      (1)              1
Senang Spirit Inc..............
VSSI Appian Inc................                                                    (621)            (23)
VSSI Atlantic Inc..............
VSSI Oceans Inc................

 ANDROS SPIRIT INC., EXUMA SPIRIT INC., NASSAU SPIRIT INC., SENANG SPIRIT INC.,
    VSSI APPIAN INC., VSSI ATLANTIC INC., VSSI OCEANS INC. (THE "COMPANIES")

                 NOTES TO THE FINANCIAL STATEMENTS -- (CONT'D)

     (INFORMATION AS AT SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994, AND FOR
                THE SIX-MONTH PERIODS THEN ENDED, IS UNAUDITED)

           (ALL TABULAR AMOUNTS STATED IN THOUSANDS OF U.S. DOLLARS)

                                     SIX-MONTHS ENDED                       ELEVEN MONTHS
                                       SEPTEMBER 30,         YEAR ENDED         ENDED         YEAR ENDED
                                   ---------------------     MARCH 31,        MARCH 31,       APRIL 30,
                                     1995         1994          1995            1994             1993
                                      $            $             $                $               $
                                   --------     --------     ----------     -------------     ----------
Total change in non-cash
  working capital items
Andros Spirit Inc..............         (20)         (67)            1             (505)            514
Exuma Spirit Inc...............         (90)         (28)           21             (591)            581
Nassau Spirit Inc..............         (12)         (73)          (82)             136            (176)
Senang Spirit Inc..............          11         (107)          (25)              21
VSSI Appian Inc................          22           93            83             (565)           (239)
VSSI Atlantic Inc..............         (21)          54            87              (88)
VSSI Oceans Inc................         170            5             4

10. CONTRIBUTED SURPLUS

     During the period ended September 30, 1995, the Companies' parent, Teekay contributed approximately $144.8 million to the Companies by way of a capital contribution consisting of forgiveness of inter-company debt.

11. CONTINGENCIES

     Subsequent to September 30, 1995, all of the Companies will guarantee certain of the indebtedness of their parent company, Teekay, in conjunction with its proposed offering of $225 million First Preferred Ship Mortgage Notes due 2008.

                                                                       EXHIBIT A

                         DEFINITIONS OF SHIPPING TERMS

     The following is a set of definitions for shipping terms that are used throughout this Prospectus:

     "AFRAMAX TANKER" An oil tanker of 75,000 - 115,000 dwt. Certain external statistical compilations define an "Aframax Tanker" slightly differently, some going as high as 125,000 dwt and others as low as 70,000 dwt. External data used in this prospectus has been adjusted so that the definition of "Aframax Tanker" is consistent throughout.

     "ANNUAL SURVEY" An annual inspection of a vessel by a classification society surveyor to ensure that the vessel meets the standards of that society.

     "BALLAST" A vessel is in ballast when it is steaming without cargo, and is instead loaded down with sea water for stability. Given that oil production is concentrated in certain parts of the world, a vessel will generally spend a significant amount of time "ballasting" as it returns from discharge port to load port.

     "BAREBOAT CHARTER" The leasing of an empty ship for a specified period of time for a specific fee. In this arrangement, the shipowner virtually relinquishes all rights and responsibilities in respect of the vessel and the charterer becomes the de facto ("disponent") owner for this period. The charterer is generally responsible for all operating expenses including crewing and insurance

     "BUNKER"  Fuel oil used to operate a vessel's engines and generators.

     "CHARTER" The hiring of a vessel for either 1) a specified period of time or 2) a specific voyage or set of voyages.

     "CHARTERER"  The entity hiring the vessel from the shipowner.

     "CHARTER-PARTY" The contract between the owner and the charterer, stipulating in detail each party's responsibilities in the transaction.

     "CLASSIFICATION" In order for a vessel to obtain both insurance and employment with most oil majors, the vessel must belong to a classification society, an independent body run under the direction of various shipping professionals. In order to maintain classification, a vessel must meet the standards of that society and be inspected on a regular basis.

     "CRUDE CARRIER" A tanker vessel designed to carry crude oil or other dirty products.

     "DEMURRAGE" Compensation paid by the charterer to the ship owner when loading and discharging time exceed the stipulated time in the voyage charter-party. This rate of compensation is generally explicitly stated in the charter-party.

     "DOUBLE BOTTOM OR DOUBLE HULL" Hull construction technique by which a ship has an inner and outer bottom or hull separated by void space, usually several feet in width.

     "DWT" Deadweight ton. A unit of a vessel's capacity, for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kg. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

     "HEAVY PETROLEUM PRODUCTS" Certain products derived from crude oil that crude carriers are capable of carrying.

     "IDLE-TIME" or "WAITING DAYS" Period during which a vessel is able to be employed but is not earning revenue.

     "IMO" International Maritime Organization, a United Nations agency that issues international trade standards for shipping.

     "INTERMEDIATE SURVEY" The inspection of a vessel by a classification society surveyor which takes place approximately two and a half years before and after each Special Survey. This survey is more rigorous than the "Annual Survey" and is meant to ensure that the vessel meets the standards of the classification society.

     "LADEN"  A vessel is laden when it is carrying cargo.

     "LAY-UP" Mooring a ship at a protected anchorage, shutting down substantially all of its operating systems and taking measures to protect against corrosion and other deterioration. Generally, a ship enters lay-up for a period when its owner does not consider it profitable to continue trading that vessel for that period.

     "LIGHT PETROLEUM PRODUCTS" Products of crude oil that have passed through an extensive refining process. It is generally not possible for crude carriers to carry these products.

     "M/T"  Motor Tanker. A tanker propelled by diesel engines.

     "NEWBUILDING"  A new vessel under construction.

     "OFF-HIRE" Period during which a vessel is temporarily incapable of trading due to drydocking, maintenance, repair or breakdown.

     "OIL/BULK/ORE CARRIER" An ocean-going vessel designed to carry either oil or dry bulk cargoes.

     "OPA 90"  The United States Oil Pollution Act of 1990.

     "PANAMAX TANKER" A vessel of approximately 50,000 to 75,000 dwt, of maximum length and breadth and draught capable of passing through the Panama Canal.

     "PROTECTION AND INDEMNITY INSURANCE" Insurance obtained through a mutual association formed by ship owners to provide protection from large financial loss to one member by contribution towards that loss by all members.

     "SCRAP" At the end of its life, a vessel is sold to a shipbreaker who strips the ship and sells the steel. When charter rates are low, the scrap value of the vessel may exceed the present trading value of that vessel, especially if the vessel must incur significant costs to pass special surveys.

     "SMALL TANKER"  A tanker generally of less than 50,000 dwt.

     "SPECIAL SURVEY" The inspection of a vessel by a classification society surveyor which takes place every four to five years. A shipowner often must incur a great deal of repair expense in order to pass his fourth and fifth special survey and as a result may choose to simply scrap the vessel beforehand.

     "SPOT MARKET"  The market for chartering a vessel for single voyages.

     "STORAGE" The use of a vessel for the storage rather than the transportation of cargo. When spot market rates are low, a vessel can earn comparable net cash flow from storage.

     "SUEZMAX TANKER" A vessel of approximately 115,000 to 200,000dwt of maximum length and breadth and draught capable of passing through the Suez Canal.

     "TCE" or "TIME CHARTER EQUIVALENT" A measure of revenue performance based on a spot market rate, measured in $/ton, adjusted to equate to a time charter rate, measured in dollars per ship per day. TCE is calculated as gross revenue less the voyage specific expenses that the owner would not have incurred had the vessel been time-chartered, divided by the number of voyage days. Consistent with industry data, such as that produced by Clarkson, the TCE rates used in this Prospectus do not account for brokerage commissions or off-hire and idle time.

     "TANKER" Ship designed for the carriage of liquid cargoes in bulk, her cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined products, liquid chemicals, liquid gas and wine. Tankers load their cargo by gravity from the shore or by shore pumps and discharge using their own pumps.

     "TIME CHARTER" The hire of a ship for a specified period of time. The owner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage. The charterer pays for bunkering and all voyage related expenses including canal tolls and port charges.

     "TON-MILES" A measure of tanker demand. Tons carried by a vessel multiplied by the distance traveled.

     "ULCC" Ultra Large Crude Carrier. An ocean-going tanker vessel of more than 320,000 dwt, designed to carry crude oil cargoes.

     "VLCC" Very Large Crude Carrier. An ocean-going tanker vessel of between 200,000 and 320,000 dwt, designed to carry crude oil cargoes.

     "VOYAGE CHARTER" Contract of carriage in which the charterer pays for the use of a ship's cargo capacity for one, or sometimes more than one, voyage. Under this type of charter, the ship owner pays all the operating costs of the ship (including bunkers, canal and port charges, pilotage, towage and ship's agency) while payment for cargo handling charges are subject of agreement between the parties. Freight is generally paid per unit of cargo, such as a ton, based on an agreed quantity, or as a lump sum irrespective of the quantity loaded.

     Shipping terms supplied by Dictionary of Shipping Terms, published by Lloyds of London Press Limited (1985), and other sources.

                                [AFRAMAX FLEET]

                                    [PHOTOS]

                           [LEFT SIDE CAPACITY CHART]

                          [RIGHT SIDE CAPACITY CHART]

=========================================================================-
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

        ---------------------
          TABLE OF CONTENTS
        ---------------------

                                                    PAGE
                                                 -------
Available Information............................       2
Incorporation of Documents By Reference..........       3
Enforceability of Civil Liabilities Under the
  Federal Securities Laws........................       3
Prospectus Summary...............................       4
Risk Factors.....................................      14
Use of Proceeds..................................      19
Capitalization...................................      20
The Company......................................      21
Selected Consolidated Financial and Other Data...      23
Management's Discussion and Analysis of Results
  of Operations and Financial Condition..........      27
Business.........................................      34
Management.......................................      56
Ownership of Teekay..............................      58
Description of Certain Indebtedness..............      59
Certain Transactions With Related Parties........      60
Description of the Notes.........................      61
The Subsidiary Guarantees........................      93
The Mortgaged Vessels............................      94
Tax Considerations...............................      99
Underwriting.....................................     102
Legal Matters....................................     102
Experts..........................................     102
Index to Financial Statements....................     F-1
Definitions of Shipping Terms....................     A-1

                                  $225,000,000
                                 TEEKAY SHIPPING
                                   CORPORATION
                   8.32% FIRST PREFERRED SHIP MORTGAGE NOTES

                               DUE FEBRUARY 1, 2008

                                [TEEKAY LOGO]

                               GOLDMAN, SACHS & CO.

                               MORGAN STANLEY & CO.
                                   INCORPORATED

                                 SMITH BARNEY INC.
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